As filed with the Securities and Exchange Commission on March 5, 2021.

Registration No. 333-253257

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
 Form F-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MeaTech 3D Ltd.
(Exact Name of Registrant as Specified in its Charter)

Not Applicable
(Translation of Registrant’s Name into English)

State of Israel	2000	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer Identification No.)
incorporation or organization)	Classification Code Number)

MeaTech 3D Ltd.
18 Einstein St., P.O. Box 4061
Ness Ziona 7414001 Israel
+972 -77-541-2206

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Puglisi & Associates
850 Library Avenue, Suite 204
Newark, Delaware 19711
302-738-6680
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Brian K. Rosenzweig	Yaron Kaiser, Adv.	Gary Emmanuel, Esq.	Zvi Gabbay
Sarah C. Griffiths			Ron Shuhatovich
Covington & Burling LLP	Kaufman, Rabinovich, Kaiser, Raz & Co.	McDermott Will & Emery LLP	Barnea & Co.
620 Eighth Avenue	40 Tuval Street	340 Madison Avenue	58 HaRakevet St.
New York, NY 10018	Ramat Gan 5252247, Israel	New York, NY 10173	Tel Aviv 6777016, Israel
Tel: (212) 841-1000	Tel: +972 (3) 374-2282	Tel: (212) 547-5400	Tel: +972 (3) 640-0600

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933. ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(3)	Amount of Registration Fee(4)
Ordinary shares, no par value, as represented by American Depositary Shares	19,039,750	$1.51	$28,750,023	$3,137

(1)
All ordinary shares will be represented by American Depositary Shares, or ADSs, with each ADS representing 10 ordinary shares. ADSs issuable upon deposit of ordinary shares registered hereby will be registered under a separate registration statement on Form F-6.

(2)	Includes 2,483,450 additional ordinary shares represented by 248,345 ADSs that may be sold upon exercise of an option to purchase additional ADSs granted to the underwriters.
(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended.
(4)	Previously paid.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 5, 2021

PRELIMINARY PROSPECTUS

1,655,630 American Depositary Shares

MeaTech 3D Ltd.
Representing 16,556,300 Ordinary Shares

This is our initial public offering of American Depositary Shares, or ADSs. We are offering 1,655,630 ADSs. Each ADS represents 10 ordinary shares, no par value.

Our ordinary shares are listed on the Tel Aviv Stock Exchange Ltd., or the TASE, under the symbol “MEAT.” The last reported sale price of our ordinary shares on the TASE on March 2, 2021 was NIS 4.965, or $1.51, per share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00). Based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021, we have assumed an initial public offering price of $15.10 per ADS. The actual initial public offering price will be determined between us and the underwriters at the time of pricing, and may be at a discount to the current market price of our ordinary shares on the TASE. Therefore, the assumed initial public offering price used throughout this prospectus may not be indicative of the actual initial public offering price.

We have applied to list our ADSs on the Nasdaq Capital Market under the symbol “MITC.”

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and, as such, are eligible for reduced public company reporting requirements. See “Prospectus Summary—Implications of Being an Emerging Growth Company and a Foreign Private Issuer” for additional information.

Investing in the ADSs involves a high degree of risk. See “Risk Factors” beginning on page 16 of this prospectus for a discussion of information that should be considered in connection with an investment in our ADSs.

	Per ADS	Total
Initial public offering price	$	$
Underwriting discounts and commissions(1)	$	$
Proceeds to us (before expenses)	$	$

(1) See “Underwriting” for a description of the compensation payable to the underwriters.

None of the Securities and Exchange Commission, the Israel Securities Authority or any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We have granted the underwriters an option for a period of 30 days after the date of this prospectus to purchase up to 248,345 additional ADSs at the initial public offering price, less underwriting discounts and commissions.

The underwriters expect to deliver the ADSs to purchasers in the ADS offering on or about          , 2021 through the book-entry facilities of The Depository Trust Company.

Sole Book-Running Manager

H.C. Wainwright & Co.

Prospectus dated                    , 2021.

We have not, and the underwriters have not, authorized anyone to provide you with different or additional information from that contained in this prospectus, any amendment or supplement to this prospectus or in any free writing prospectus prepared by us or on our behalf. We take no responsibility for, and can provide no assurance as to the reliability of, any information that others may give. Neither the delivery of this prospectus nor the sale of the ADSs means that information contained in this prospectus is correct after the date of this prospectus.

Until and including          , 2021, 25 days after the date of this prospectus, all dealers that buy, sell or trade the ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer’s obligation to deliver a prospectus when acting as underwriters and with respect to unsold allotments or subscriptions.

For investors outside of the United States: Neither we nor the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

We are incorporated under Israeli law and under the rules of the U.S. Securities and Exchange Commission, or the SEC, we are currently eligible for treatment as a “foreign private issuer.” As a foreign private issuer, we will not be required to file periodic reports and financial statements with the SEC as frequently or as promptly as domestic registrants whose securities are registered under the Securities Exchange Act of 1934, as amended, or the Exchange Act. We will also be exempt from certain rules under the Exchange Act that impose certain disclosure obligations and procedural requirements for proxy solicitations under Section 14 of the Exchange Act. In addition, our officers, directors and principal shareholders will be exempt from the reporting and ‘‘short-swing’’ profit recovery provisions under Section 16 of the Exchange Act.

OUR HISTORY

We were incorporated in May 2018 in Israel as DocoMed Ltd., and in July 2019, changed our name to MeaTech Ltd., or MeaTech. On January 26, 2020, MeaTech completed a merger with Ophectra Real Estate and Investments Ltd., or Ophectra, a company incorporated in Israel whose shares were traded on the TASE, whereupon the name of Ophectra was changed to Meat-Tech 3D Ltd., and further changed to MeaTech 3D Ltd., or MeaTech 3D, in February 2021. Our shares are traded on the TASE under the symbol MEAT.

Upon completion of the merger in January 2020, all directors and officers of MeaTech became directors and officers of what is now called MeaTech 3D, in addition to some of the incumbent directors of Ophectra. For more information, see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Merger” herein. In September 2020, the name of MeaTech Ltd., now a fully-owned subsidiary of the TASE-listed parent company, was changed to Chicken Meat-Tech Ltd., and further changed to MeaTech MT Ltd. in February 2021. In February 2021, we completed a purchase of Peace of Meat BV, or Peace of Meat, a Belgian developer of cultured avian fat, which became a fully-owned indirect subsidiary of ours, through our fully-owned subsidiary MeaTech Europe BV.

For purposes of this Registration Statement on Form F-1, “Company”, “MeaTech”, “we” or “our” refers to MeaTech MT Ltd. (formerly MeaTech Ltd.) from its inception until the consummation of the January 2020 merger described herein, and MeaTech 3D Ltd. thereafter, unless otherwise required by the context.

INDUSTRY AND MARKET DATA

This prospectus includes statistical, market and industry data and forecasts which we obtained from publicly available information and independent industry publications and reports that we believe to be reliable sources. These publicly available industry publications and reports generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy or completeness of the information. Although we are responsible for all of the disclosures contained in this prospectus, including such statistical, market and industry data, we have not independently verified any of the data from third-party sources, nor have we ascertained the underlying economic assumptions relied upon therein. In addition, while we believe the market opportunity information included in this prospectus is generally reliable and is based on reasonable assumptions, such data involves risks and uncertainties, including those discussed under the heading “Risk Factors.”

PRESENTATION OF FINANCIAL INFORMATION

The term “NIS” refers to New Israeli Shekels, the lawful currency of the State of Israel, the terms “dollar” or “$” refer to U.S. dollars, the lawful currency of the United States, and the terms “Euro” or “€” refer to the Euro, the lawful currency of the euro area. Unless derived from our consolidated financial statements or otherwise indicated, U.S. dollar translations of NIS amounts presented in this prospectus are translated using the rate of NIS 3.299 to $1.00, based on the representative exchange rate reported by the Bank of Israel on March 2, 2021. We report under International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB. None of the financial statements were prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP.

On January 26, 2020, MeaTech 3D, (then called Ophectra), merged with MeaTech. In connection with the merger, MeaTech's shareholders transferred 100% of the MeaTech’s share capital to MeaTech 3D, and in return MeaTech 3D allotted such shareholders 60% of its issued and paid-up share capital. In addition, MeaTech's shareholders were allotted warrants exercisable for up to 8% of the share capital of MeaTech 3D at no exercise price, in accordance with the terms of exercise and subject to compliance with agreed development milestones. At the closing of the merger, MeaTech directors and officers were appointed to equivalent positions in MeaTech 3D.

Although MeaTech 3D is the legal acquirer of MeaTech’s shares as described above, because (i) the shareholders of MeaTech received the majority of the voting rights in MeaTech 3D and the ability to determine its financial and operational policy, (ii) the management of MeaTech continues to serve as the management of MeaTech 3D and (iii) at the time of completion of the merger, MeaTech 3D was a company without significant business operations, the merger is not considered a business acquisition as defined in IFRS 3. As a result, it was determined that MeaTech is the acquirer of the business for accounting purposes and the transaction was treated as a reverse acquisition that does not constitute a business combination.

Therefore, our consolidated financial statements and financial data included herein for all periods through and including December 31, 2019 were adjusted retroactively to reflect the financial statements of MeaTech (now called MeaTech MT Ltd.), other than the information concerning earnings per share, which is presented according to the equity information of MeaTech 3D (then called Ophectra and later Meat-Tech 3D Ltd., before taking the name MeaTech 3D Ltd. in February 2021), and our consolidated financial statements and financial data included herein from January 1, 2020 onward relate to MeaTech 3D. These financial statements bear the company name of Meat-Tech 3D Ltd., which was our legal name at the time of their approval by our board of directors.

Certain figures included in this prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

TRADEMARKS AND TRADENAMES

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names.

PROSPECTUS SUMMARY

This summary does not contain all of the information you should consider before investing in the ADSs. You should read this summary together with the more detailed information appearing in this prospectus, including “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business” and our consolidated financial statements and the related notes included at the end of this prospectus, before making an investment in the ADSs. All references to “MeaTech,” “we,” “us,” “our,” the “Company” and similar designations refer to MeaTech MT Ltd. (formerly MeaTech Ltd.) from its inception until the consummation of the January 2020 merger described in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Merger,” and MeaTech 3D Ltd. together with its consolidated subsidiaries thereafter, unless otherwise required by the context.

Our Company

We are a technology company focused on developing and out-licensing our proprietary three-dimensional printing technology, biotechnology processes and customizable manufacturing processes to food processing and food retail companies seeking to manufacture proteins without the need for animal slaughter. We are developing a novel, proprietary three-dimensional bioprinter to deposit layers of differentiated stem cells, scaffolding, and cell nutrients in a three-dimensional form of structured cultured meat. We believe the cultured meat production processes we are developing, which are designed to offer our eventual customers an alternative to industrial slaughter, have the potential to improve the quality of the environment, shorten global food supply chains, and reduce the likelihood of health hazards such as zoonotic diseases transferred from animals to humans (including viruses, such as virulent avian influenza and COVID-19, and drug-resistant bacterial pathogens, such as some strains of salmonella).

We are initially focused on developing cultured meat steak technology.  While cultured meat companies have made some progress developing unstructured alternative meat products, such as minced meat and sausage, to date the industry has struggled in developing high-margin, high-value structured and cultured meat products such as steak. Unlike minced meat, a cultured meat steak product has to grow in fibers and contain connective tissues and fat. To be adopted by diners, we believe cultured steaks will need to be meticulously engineered to look and smell like conventional meat, both before and after cooking, and to taste and feel like meat to the diner. This is the test on which we have set our sights – a three-dimensional, printed steak based on animal cells, rather than plant-based alternatives. We believe we are the first company to be developing both a proprietary bioprinter and the related processes for growing cultured meat to focus on what we believe is a high value sector of the alternative protein market. In the third quarter of 2020, we announced that we had achieved a significant milestone with the successful printing of a uniform, thin, slaughter-free meat tissue produced from stem cells.

We intend to license our proprietary production technology as well as provide associated products, such as cell lines, printheads, bioreactors and incubators, and services, such as technology implementation, training, and engineering support, both directly and through contractors, to food processing and food retail companies.  We intend to charge our customers a production license fee, based upon the amount of meat printed. We expect that each production facility will periodically require us to provide them with our proprietary materials, such as fresh sets of starter cells. We intend to charge a fee for such restocking, employing a cost-plus pricing model.  In addition, other materials used in the production process, such as cell-culture media and additives in our bio-inks may be sourced from third parties. Whether these materials are customized for the specifics of our production processes, ‘white-labelled’ generic materials, or proprietary materials that we have developed, we may charge a fee for restocking such materials with a cost-plus pricing model, however we have not yet reached the stage where it would be possible to estimate to what extent this would contribute to any future revenue stream. Finally, we intend to provide paid product implementation and guidance services to our customers looking to establish cultured meat manufacturing facilities. We expect that each facility licensing our technologies will need to deal with novel challenges and, as a result, will require our expertise to set up and implement the licensed technology and processes.

We are led by our Chief Executive Officer, Sharon Fima, who previously founded and served as Chief Technology Officer of Nano Dimension Ltd. (TASE/Nasdaq: NNDM), which developed a complete desktop three-dimensional printing system for multilayer printed circuit boards, working on proprietary conductive nano-silver inks along with novel insulating and substrate inks.  We have carefully selected personnel for the rest of our executive management team who possess substantial industry experience and share our core values, from fields as diverse as tissue engineering, industrial stem cell growth, and printer and print materials development.  We are further guided by world-renowned consultants, including Professor Tal Dvir, Ph.D., Professor Shlomo Magdassi, Ph.D. and Professor Peter Frankenberg, Ph.D. Professor Dvir is the Head of the Laboratory for Tissue Engineering and Regenerative Medicine in Tel Aviv University. He is affiliated with the Department of Biotechnology and the Department of Materials Science and Engineering. Prof. Dvir is the Director of Tel Aviv University’s Center for Nanoscience and Nanotechnology and the Founding Director of the University's Center for Regenerative Biotechnology. Professor Magdassi is a professor of chemistry at the Casali Center for Applied Chemistry, the Institute of Chemistry and the Center for Nanoscience and Nanotechnology at the Hebrew University of Jerusalem, Israel. He is the head of the Center for 3D and Functional Printing at the Hebrew University, where he holds the Enrique Berman Chair in Solar Energy. Prof. Frankenberg was the Minister of Research and Higher Education in the German state of Baden-Württemberg, whose articles have been published in over 100 scientific journals. Among his numerous public positions, he was a member of the Mannheim Deutsche Bank advisory board, Vice President of the Higher Education Committee of the State of Saxony, and Chairman, Professor and Rector of Mannheim University.

We have experienced net losses in every period since the inception of MeaTech. We anticipate that we will continue to incur significant losses for the foreseeable future as our operating expenses and capital expenditures increase substantially due to our continued investment in our research and development activities and as we hire additional employees over the coming years. Even if this offering is successful, we will require substantial additional funds to complete our research and development activities.

Our Competitive Strengths

We believe we will benefit from the following competitive strengths as we work to develop and out-license our three-dimensional bioprinting technology and tissue development processes:

•
We are developing technologies and processes with the potential to allow food processing and food retail companies to create products that are healthier for the consumer. We are dedicated to developing technologies and processes that are designed to create cuts of meat that require substantially less antibiotic and growth-hormone treatments than conventionally-farmed meat. The proprietary technologies and processes we are developing are designed to allow food companies to manufacture meat under laboratory conditions on an industrial scale. We believe the use of meat manufactured under laboratory conditions minimizes or eliminates a number of hygiene-related risks to the consumer, such as the risk of transmission of pathogens from animals to humans, as happened at the outset of the COVID-19 pandemic and numerous other human health crises.

•
Our technologies and processes have the potential to be sustainable. We are developing a meat production process that is designed to provide sustainability in an industry that is not otherwise expected to be able to meet the growing demand for protein caused by rising population numbers and global affluence, due to inefficiencies inherent in conventional meat farming. These include the large amount of land and water use needed for raising livestock, causing precious natural resources to be squandered.

•
Our mission is aligned with consumer sentiment and demand. We believe that our technologies and processes have the potential to capitalize on growing consumer preferences for real meat proteins that do not involve animal suffering or slaughter, and do not entail significant negative environmental consequences including, but not limited to, those that exacerbate climate change, such as the release of methane and effluent run-off.

•
We are focused on providing customers with industrial scale-up capability. Much of the work in the development of alternative proteins has been focused on developing individual proof-of-concept products which may not feasibly scale up to the industrial quantities needed for a profitable business.  We are designing our technology and processes with large-scale cultured meat production in mind to be measurable in tons of meat produced daily.

•
We have experienced and accomplished leadership with strong backgrounds in a variety of fields. The research and development of cultured meat products requires personnel with up-to-date professional knowledge and interdisciplinary expertise, as well as the ability to combine different areas of knowledge for the development of different products. Our CEO previously founded and was CTO of Nano Dimension Ltd. (TASE/Nasdaq: NNDM), which developed a complete desktop three-dimensional printing system for multilayer printed circuit boards. Previously, he held research and development leadership positions at XJET and HP Indigo Division. We have carefully selected personnel for the rest of our executive management team who possess substantial industry experience and share our core values, from diverse fields including bioprinting, tissue engineering, industrial stem cell growth, and bioprinter and print materials development. We believe this blend of talent and experience gives us the requisite insights and capabilities to execute our plan to develop technologies designed to meet demand in a scalable, profitable and sustainable way.

Our Strategy

To achieve our mission, we intend to:

Perfect the development of our cultured steak manufacturing technology and processes.  We intend to continue developing and refining our processes, procedures and equipment until we are in a position to initiate out-licensing of our technology.  We currently aim to print 100 grams of structured, edible, cultured meat, similar in taste, appearance, smell and texture to steak, consisting of cells bred in our laboratory and developed into fat, muscle and connective tissue using our three-dimensional printing technology, by the end of 2021.  Upon satisfaction of this milestone, we plan to tackle the technological challenges involved in scaling up the printing process to industrial-scale levels before seeking potential licensees.

Launch our B2B product solution for companies in the food industry.  We intend to license our production technology as well as provide associated products, such as cell lines, printheads, bioreactors and incubators, and services, such as technology implementation, training, and engineering support,  whether directly or through contractors, to food processing and food retail companies.  We intend to charge our customers a production license fee, based upon the amount of meat printed. We expect that each production facility will periodically require us to provide them with our proprietary materials, such as fresh sets of starter cells. We intend to charge a fee for such restocking, employing a cost-plus pricing model. In addition, other materials used in the production process, such as cell-culture media and additives in our bio-inks may be sourced from third parties. Whether these materials are customized for the specifics of our production processes, or ‘white-labelled’ generic materials, or proprietary materials that we have developed, we may charge a fee for restocking such materials with a cost-plus pricing model, however we have not yet reached the stage where it would be possible to estimate to what extent this would contribute to any future revenue stream. Finally, we intend to provide paid product implementation and guidance services to our customers looking to establish cultured meat manufacturing facilities. We expect that each facility licensing our technologies will need to deal with novel challenges and, as a result, will require the assistance of our expert knowledge in order to set up and implement the licensed technologies.

Develop additional alternative proteins, such as poultry, to meet growing industry demand. There are substantial technological challenges inherent in expanding our offering beyond cultured beef technologies to additional alternative proteins, such as cultured poultry or cultured fish.  However, we believe that our experience, know-how and intellectual property portfolio form an excellent basis from which to surmount such challenges. In February 2021, we completed the acquisition of Peace of Meat, with the aim of developing avian meat for the alternative meat industry, applying proprietary technology to mimic the cellular composition of conventional poultry.

Acquire synergistic and complementary technologies and assets.  We intend to optimize our processes and diversify our product range to expand the cultured meat technologies upon which marketable products can be based, through a combination of internal development, acquisitions and collaborations, with a view to complementing our own processes and diversifying our product range along the cultured meat production value chain in order to introduce cultured products to the global market as quickly as possible.

Recent Developments

Acquisition of Peace of Meat BV

On February 10, 2021, we consummated an agreement with all of the shareholders of Peace of Meat BV, a private limited liability company incorporated, organized and existing under the Laws of Belgium, or Peace of Meat, to acquire all of the outstanding share capital of Peace of Meat not yet owned by us for total consideration of up to €15.4 million ($17.2 million). The total consideration payable by us in the acquisition consists of €7.7 million ($8.6 million), comprised of €4.1 million ($4.6 million) in cash paid to Peace of Meat shareholders and in legal and finder’s fees, and 4,070,766 of our ordinary shares, with a fair value of €3.6 million ($4.0 million), paid on the closing date, or the Closing Consideration, and up to an additional €7.5 million ($8.3 million) payable in a combination of €3.9 million ($4.4 million) in cash and 4,070,766 of our ordinary shares in the amount of €3.6 million ($3.9 million) with a fair value of €2.4 million ($2.7 million), upon the achievement of four defined milestones related to Peace of Meat’s biomass and bioreactor size, density, capacity and production. The acquisition agreement specified that each milestone must be reached within a six-month period, over a total of two years, which can be extended by up to nine additional months under circumstances set forth in the acquisition agreement. The agreement also includes acceleration events, such as breach of the acquisition agreement by us; certain merger, consolidation or acquisition transactions involving us; our delisting; and the termination of employment of two or more of the founders of Peace of Meat during the milestone period under circumstances set forth in the acquisition agreement.

Peace of Meat was established in Belgium in 2019 and is developing cultured avian fat directly from animal cells without the need to grow or kill animals. We believe that its innovative technology has the potential to support an industrial process for the production of cultured avian fat. Peace of Meat has entered into a number of scientific and commercial collaborations, is in the process of positioning itself as a future B2B provider with the potential to cover the entire value chain and to accelerate research and production processes in the industry, and has conducted taste tests for hybrid products it has developed.

Change of Corporate Name

On February 21, 2021, we changed our name from Meat-Tech 3D Ltd. to MeaTech 3D Ltd. and our fully-owned subsidiary, Chicken Meat-Tech Ltd., changed its name to MeaTech MT Ltd.

COVID-19 Pandemic

The novel coronavirus disease, or COVID-19, pandemic has negatively impacted the global economy and disrupted financial markets. The global spread and unprecedented impact of COVID-19 continues to create significant volatility, uncertainty and economic disruption. Many countries around the world, including in Israel, have significant governmental measures being implemented to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business.  To date, the impact of the pandemic on our operations has been mainly limited to a temporary closure of our facility in 2020, in the context of a government-mandated general lockdown, which temporary delayed certain of our development activities. We have implemented remote working and workplace protocols for our employees in accordance with government requirements. The extent of the impact of the COVID-19 pandemic on our business and financial performance, including our ability to execute our near-term and long-term business strategies and initiatives in the expected time frame, will depend on future developments, including the duration and severity of the pandemic and the impacts of reopening, including possible additional waves, which are uncertain and cannot be predicted. At this point in time, we cannot reasonably estimate the full extent of the COVID-19 pandemic’s impact on our business, financial condition, results of operations and cash flow.

Summary of Risks Associated with our Business

Our business is subject to a number of risks of which you should be aware before a decision to invest in the ADSs. You should carefully consider all the information set forth in this prospectus and, in particular, should evaluate the specific factors set forth in the sections titled “Risk Factors” before deciding whether to invest in the ADSs. Among these important risks are, but not limited to, the following:

•	We have experienced net losses in every period since the inception of MeaTech and we expect to continue incurring significant losses for the foreseeable future and may never become profitable;

•	We have a limited operating history to date and our prospects will be dependent on our ability to meet a number of challenges;

•	Our business and market potential are unproven, and we have limited insight into trends that may emerge and affect our business;

•
We are wholly dependent on the success of our cultured meat manufacturing technologies, including our cultured steak technologies, and we have limited data on the performance of our technologies to date;

•	The research and development associated with technologies for cultured meat manufacturing, including three-dimensional meat production, is a lengthy and complex process;

•	Business or economic disruptions or global health concerns, including the novel coronavirus disease, or COVID-19, pandemic, may have an adverse impact on our business and results of operations;

•	We may not be able to compete successfully in our highly competitive market;

•	We may suffer reputational harm due to real or perceived quality or health issues with products manufactured by our licensees using our technology;

•
Consumer preferences for alternative proteins in general, and more specifically cultured meats, are difficult to predict and may change, and, if we are unable to respond quickly to new trends, our business may be adversely affected;

•	We have no manufacturing experience or resources and we expect we will incur significant costs to develop this expertise or need to rely on third parties for manufacturing;

•
We expect that a small number of customers will account for a significant portion of our revenues, and the loss of one or more of these customers could adversely affect our financial condition and results of operations;

•	We expect that products utilizing our technologies will be subject to regulations that could adversely affect our business and results of operations;

•	Regulatory authorities may impose new regulations on manufacturers of alternative proteins;

•
Any changes in, or changes in the interpretation of, applicable laws, regulations or policies of the U.S. Department of Agriculture, state regulators or similar foreign regulatory authorities that relate to the use of the word “meat” or other similar words in connection with cultured meat products could adversely affect our business, prospects, results of operations or financial condition;

•	If we are unable to obtain and maintain effective intellectual property rights for our technologies, we may not be able to compete effectively in our markets;

•	If there are significant shifts in the political, economic and military conditions in Israel, it could have an adverse impact on our operations; and

•	If we encounter delays or challenges, such as operational challenges inherent in managing a foreign business, we may not fully realize the anticipated benefits of the acquisition of Peace of Meat.

Corporate Information

We were incorporated in May 2018 in Israel as DocoMed Ltd., and in September 2019, changed our name to MeaTech Ltd., or MeaTech. In January 2020, MeaTech completed a merger, or the Merger, by way of an exchange of shares between MeaTech’s shareholders and Ophectra Real Estate and Investments Ltd., or Ophectra, a company incorporated in Israel on July 22, 1992 as a private company limited by shares in accordance with the Companies Ordinance, 1983 that became a public company on August 29, 1994 when its shares were listed for trade on the Tel Aviv Stock Exchange.  Under a merger agreement between MeaTech and Ophectra, Ophectra allotted to MeaTech’s shareholders 30,525,506 ordinary shares of Ophectra, in exchange for the transfer of their entire holdings in MeaTech, so that at the time the Merger was closed, MeaTech shareholders held approximately 60% of the issued and paid-up share capital of Ophectra. Upon completion of the Merger, MeaTech became a wholly-owned subsidiary of Ophectra, the name of Ophectra was changed to Meat-Tech 3D Ltd. (and later further changed to MeaTech 3D Ltd., or MeaTech 3D), and all directors and officers of MeaTech became directors and officers of MeaTech 3D, in addition to some of the incumbent directors of Ophectra.

Our principal executive office is located at 18 Einstein St., Ness Ziona 7414001 Israel and our phone number is +972-77-541-2206. We maintain a corporate website at www.meatech3d.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•
a requirement to present only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•
to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•
an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Emerging Growth Company Status.”

We may take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of this offering. We may choose to take advantage of some but not all of these exemptions.

In addition, under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies.

We are also considered a “foreign private issuer.” Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to United States, or U.S., domestic public companies, including:

•	the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations with respect to a security registered under the Exchange Act;

•	the requirement to comply with Regulation FD, which restricts selective disclosure of material information;

•
the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

•
the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K upon the occurrence of specified significant events.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances applies: (i) the majority of our executive officers or directors are U.S. citizens or residents; (ii) more than 50% of our assets are located in the United States; or (iii) our business is administered principally in the United States.

Both foreign private issuers and emerging growth companies are also exempt from certain more stringent executive compensation disclosure rules. Thus, even if we no longer qualify as an emerging growth company, but remain a foreign private issuer, we will continue to be exempt from the more stringent compensation disclosures required of companies that are neither an emerging growth company nor a foreign private issuer. As a result, we do not know if some investors will find the ADSs less attractive, which may result in a less active trading market for the ADSs or more volatility in the price of the ADSs.

THE OFFERING

ADSs we are offering	1,655,630 ADSs, representing 16,556,300 ordinary shares (or 1,903,975 ADSs, representing 19,039,750 ordinary shares, if the underwriters exercise their option to purchase additional ADSs in full).
Ordinary shares to be outstanding after this offering	101,854,406 ordinary shares, including ordinary shares represented by outstanding ADSs (or 104,337,851 ordinary shares if the underwriters exercise their option to purchase additional ADSs in full).
The ADSs
Each ADS represents 10 of our ordinary shares, no par value.
The depositary will hold ordinary shares underlying the ADSs. You will have rights as provided in the deposit agreement among us, the depositary and holders and beneficial owners of ADSs from time to time.
To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of this prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes this prospectus.

Option to purchase additional ADSs
We have granted the underwriters an option to purchase up to 248,345 additional ADSs from us for a period of 30 days after the date of this prospectus at the public offering price, less underwriting discounts and commissions.

Use of proceeds
We estimate that we will receive net proceeds from this offering of approximately $21.9 million, or approximately $25.4 million if the underwriters exercise their option to purchase additional ADSs in full, from the sale by us of ADSs in this offering, based on an assumed initial public offering price of $15.10 per ADS which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), after deducting underwriting discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds from this offering to advance our program to develop commercial technologies to manufacture alternative foods, including potential acquisitions of other companies whose technologies are complementary or synergistic to our own, and for general corporate purposes, including working capital requirements. See “Use of Proceeds” for more information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in the ADSs.
Depositary	The Bank of New York Mellon
Proposed Nasdaq Capital Market symbol	“MITC”
Tel Aviv Stock Exchange symbol	“MEAT”

The number of ordinary shares to be outstanding after this offering is based on 85,298,106 ordinary shares outstanding as of March 2, 2021. The number of ordinary shares referred to above to be outstanding after this offering and, unless otherwise indicated, the other information in this prospectus, excludes:

•	8,261,087 ordinary shares issuable upon exercise of options outstanding as of March 2, 2021 at a weighted average exercise price of $0.90 per share;

•	25,189,573 ordinary shares issuable upon exercise of investor warrants outstanding as of March 2, 2021 at a weighted average exercise price of $1.23 per share;

•
1,169,068 ordinary shares issuable upon the vesting of restricted share units, or RSUs, outstanding as of March 2, 2021, in return for which recipients are required to pay a weighted average of $0.09 per share;

•	6,359,480 ordinary shares issuable upon vesting of merger warrants that had been granted and remained outstanding as of March 2, 2021 with no exercise price;

•	5,445,764 ordinary shares issuable upon exercise of rights to investors that had been granted and remained outstanding as of March 2, 2021 at a weighted average exercise price of $0.23 per share; and

•
1,925,000 ordinary shares issuable upon exercise of warrants underlying rights to investors that had been granted and remained outstanding as of March 2, 2021 at a weighted average exercise price of $1.20 per share.

Unless otherwise indicated, all information contained in this prospectus assumes or gives effect to:

•
an assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00);

•	no exercise of the outstanding options described above;

•	no issuance of ordinary shares upon vesting of the RSUs described above;

•	no exercise of rights upon vesting of the share rights described above;

•	no exercise of the warrants to purchase ordinary shares described above; and

•	no exercise by the underwriters of their option to purchase up to 248,345 additional ADSs from us.

SUMMARY CONSOLIDATED FINANCIAL DATA

The tables below set forth the following summary consolidated financial data:

• Our summary consolidated statements of comprehensive loss for the eight-month period from the inception of MeaTech ended December 31, 2018 and the year ended December 31, 2019 and our summary consolidated statement of financial position as of December 31, 2019, which have been derived from our audited financial statements included elsewhere in this prospectus.

• Our summary consolidated statements of comprehensive loss for the six-month periods ended June 30, 2020 and 2019 and our summary condensed consolidated statement of financial position as of June 30, 2020, which have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

• Summary statement of comprehensive loss of Peace of Meat for the six-month period from its inception ended February 29, 2020, which has been derived from Peace of Meat’s audited financial statements included elsewhere in this prospectus.

• Summary statement of comprehensive loss of Peace of Meat for the six months ended August 31, 2020 and a summary consolidated statement of financial position of Peace of Meat as of August 31, 2020, which have been derived from Peace of Meat’s unaudited interim financial statements included elsewhere in this prospectus.

You should read the following summary consolidated financial data in conjunction with “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. These financial statements bear the company name of Meat-Tech 3D Ltd., which was our legal name at the time of their approval by our board of directors.

The unaudited consolidated interim financial statements were prepared on a basis consistent with the audited consolidated financial statements and include, in the opinion of each company’s management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of the financial information set forth in those statements. Historical results are not necessarily indicative of the results that may be expected in the future. Our financial statements, and those of Peace of Meat, have been prepared in accordance with IFRS, as issued by the IASB, which differ in certain significant respects from U.S. GAAP.

Although our functional currency is the NIS, we report our financial results in U.S. dollars. Peace of Meat reports its financial results in its functional currency of Euros.

Our summary consolidated financial statements are derived from the financial statements of MeaTech 3D. Although legally MeaTech 3D is the acquirer of all of the outstanding shares of MeaTech, pursuant to the Merger described elsewhere in this prospectus, the shareholders of MeaTech received the majority of the voting rights in MeaTech 3D and the ability to determine its financial and operational policy; the management of MeaTech continues to serve as the management of MeaTech 3D; and at the time of completing the Merger, MeaTech 3D (then Ophectra) was a company without significant business operations. The Merger therefore did not constitute a business acquisition as defined in IFRS 3, but it was determined that MeaTech is the acquirer of the business for accounting purposes. Therefore, the Merger was treated as a reverse acquisition that does not constitute a business combination. Accordingly, the consolidated financial statements and financial data included herein for all periods through and including December 31, 2019 were adjusted retroactively to reflect the financial statements of MeaTech (now called MeaTech MT Ltd.), other than information concerning earnings per share, which is presented according to the equity information of MeaTech 3D (then called Ophectra), and our consolidated financial statements and financial data included herein from January 1, 2020 onward relate to MeaTech 3D.

Summary Consolidated Financial Data of MeaTech 3D

	Six Months Ended June 30,		Year Ended December 31,	Eight-Month Period Ended December 31,
	2020	2019	2019	2018
Consolidated Statement of Income:	(USD, in thousands, except per share data)
Revenues	$-	$-	$-	$51
Operating expenses:
Research and development expenses	850	14	166	-
General and administrative expenses	2,006	38	256	53
Public listing expenses	10,164	-	-	-
Operating loss	13,020	52	422	2
Financing expense (income), net	(56)	-	1	-
Net loss	$12,964	$52	$423	$2
Net loss per ordinary share, basic and diluted(1)	$0.262	$0.003	$0.022	$0
Weighted average number of ordinary shares outstanding, basic and diluted	49,476,813	14,919,810	19,484,478	14,919,810

(1)
Net loss per share for periods prior to the closing date of the Merger were calculated by dividing the weighted average of MeaTech 3D’s ordinary shares that were outstanding during the corresponding periods, into the loss or earnings of MeaTech in the corresponding periods, multiplied by the exchange ratio according to which ordinary shares of MeaTech 3D were issued in return for ordinary shares of MeaTech. Subsequent to the Merger date, the weighted average of the ordinary shares used in calculating the net loss per share is that of MeaTech 3D.

	As of June 30, 2020
	Actual	Pro Forma(1)	Pro Forma As Adjusted (2)(3)
Consolidated Statements of Financial Position Data:	(USD, in thousands)
Cash and cash equivalents	$5,201	$13,026	$34,930
Total assets	7,064	24,741	46,645
Total liabilities	608	2,273	2,273
Total shareholders’ equity	$6,456	$22,468	$44,372

(1)
The pro forma consolidated statements of financial position data give effect to (i) private placements of our securities in August 2020 and December 2020, in which we received $5.6 million and $6.4 million, respectively, in immediate aggregate net proceeds and (ii) our acquisition of the outstanding securities of Peace of Meat in return for net cash consideration (i.e., closing cash consideration paid to Peace of Meat shareholders and in legal and finder’s fees, less the cash and cash equivalents owned by Peace of Meat) of €3.8 million ($4.3 million).

(2)
The pro forma as adjusted consolidated statements of financial position data give further effect to the issuance and sale of 1,655,630 ADSs by us in this offering at the assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

(3)
A $1.00 increase (decrease) in the assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $1.5 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 100,000 in the number of ADSs we are offering would increase (decrease) each of our pro forma as adjusted cash and cash equivalents, total shareholders’ equity and total capitalization by approximately $1.4 million, assuming no change in the assumed initial public offering price per ADS, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The pro forma as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price, the actual number of ADSs offered by us, and other terms of the offering determined at pricing.

Preliminary Cash Estimate

We estimate that we had cash and cash equivalents of approximately $13.6 million as of December 31, 2020. Our actual consolidated financial results as of and for the year ended December 31, 2020 are not yet available. Our financial closing procedures for the year ended December 31, 2020 are not yet complete and, as a result, our final results upon completion of those procedures may differ materially from our preliminary estimates. The preliminary consolidated financial data presented above as of December 31, 2020 is not a comprehensive statement of our financial position or operating results, reflects our preliminary and unaudited estimates based on information available as of the date of this prospectus, and is subject to change. As such changes may be material, you should not place undue reliance upon these preliminary estimates. Our preliminary cash estimate as of December 31, 2020 does not reflect cash flow in 2021, including the reduction of $5 million in cash that occurred as a result of our acquisition of Peace of Meat on February 10, 2021.

Summary Financial Data of Peace of Meat BV

	Six Months Ended August 31, 2020	Period Ended February 29, 2020
Statement of Loss:	(EUR in thousands, except per share data)
Operating expenses:
Research and development expenses	548	138
Selling, general and administrative expenses	174	163
Operating loss	722	301
Financing expense (income), net	138	215
Net loss	860	516

As of August 31, 2020
Statement of Financial Position Data:	(EUR in thousands)
Cash and cash equivalents	312
Total assets	550
Total liabilities	1,395
Total shareholders’ equity	(845)

Risk Factors

Investment in the ADSs involves a high degree of risk. You should carefully consider the risks described below and all other information contained in this prospectus, including our consolidated financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” before you decide to purchase the ADSs. If any of the following risks actually occur, our business, financial condition and results of operations could be materially and adversely impacted. In that event, the trading price of the ADSs would likely decline and you might lose all or part of your investment.

RISKS RELATED TO OUR FINANCIAL CONDITION AND LIQUIDITY REQUIREMENTS

We expect to continue incurring significant losses for the foreseeable future and may never become profitable.

We have experienced net losses in every period since the inception of MeaTech. We anticipate that we will continue to incur significant losses for the foreseeable future as our operating expenses and capital expenditures increase substantially due to our continued investment in our research and development activities and as we hire additional employees over the coming years. These activities may prove more expensive than we anticipate. We incur significant expenses in developing our technologies. Accordingly, we may not be able to achieve or sustain profitability, and we expect to incur significant losses for the foreseeable future.

Our predecessor entity, MeaTech Ltd., commenced cultured meat development operations in September 2019, and we continue to be in the early stages of development of our technologies. As a result, we have not generated any revenues since inception of our cultured meat operations, and we do not expect to generate any revenue from operations in the near term. We may not be able to develop the technology for manufacturing cultured meat at all, or meet the additional technological challenges to scaling such technology up to an industrial scale from our research and development efforts or successfully market and license our technologies, once approved. In addition, there is no certainty that there will be sufficient demand to justify the production and marketing of cultured meat products. The market for alternative proteins in general, and cultured meats specifically, may be small or may not develop.

If cultured meats produced using our industrial-scale cultured meat manufacturing processes do not gain wide market acceptance, we will not be able to achieve our anticipated growth, revenues or profitability and we may not be able to continue our business operations.

Even if this offering is successful, we will require substantial additional funds to complete our research and development activities and, if additional funds are not available on acceptable terms or at all, we may need to significantly scale back or cease our operations.

A significant portion of our research and development activities has been financed by the issuance of equity securities. We believe that we will continue to expend substantial resources for the foreseeable future as we work to develop our technologies. These expenditures are expected to include costs associated with research and development, and manufacturing and supply, as well as general operating expenses. In addition, other unanticipated costs may arise.

There is no certainty that we will be able to obtain funding for our research and development activities when we need it, on acceptable terms or at all. A lack of adequate funding may force us to reduce or cease all or part of our research and development activities and business operations. Our operating plan may change because of factors currently unknown to us, and we may need to seek additional funds sooner than planned, through public or private equity or debt financings or other sources, such as strategic collaborations. Such financing may result in dilution to shareholders, imposition of debt covenants and repayment obligations, or other restrictions that may adversely affect our business. In addition, we may seek additional capital due to favorable market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans.

Our future capital requirements depend on many factors, including:

•	Our progress with current research and development activities;

•	the number and characteristics of any products or manufacturing processes we develop or acquire;

•	the expenses associated with our marketing initiatives;

•	the timing, receipt and amount of milestone, royalty and other payments from future customers and collaborators, if any;

•	the scope, progress, results and costs of researching and developing future products or improvements to existing products or manufacturing processes;

•	any lawsuits related to our products or commenced against us;

•	the expenses needed to attract, hire and retain skilled personnel;

•	the costs associated with being a public company in both Israel and the United States; and

•	the costs involved in preparing, filing, prosecuting, maintaining, defending and enforcing intellectual property claims, including litigation costs and the outcome of such litigation.

If our estimates and predictions relating to any of these factors are incorrect, we may need to modify our operating plan. Additional funds may not be available to us when needed on acceptable terms, or at all. If adequate funds are not available to us on a timely basis, we may be required to delay, limit, reduce or terminate our manufacturing, research and development activities or other activities that may be necessary to generate revenue and achieve profitability.

Raising additional capital may cause dilution to our existing shareholders, restrict our operations or require us to relinquish rights to our technologies.

Until such time, if ever, as we can generate substantial product revenues, we expect to finance our cash needs through equity offerings, debt financings, government contracts, government and/or other third-party grants or other third-party funding, marketing and distribution arrangements and other collaborations, strategic alliances and licensing arrangements. We will require substantial funding to fund our anticipated commercialization efforts and fund our operating expenses and other activities. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a shareholder. Debt financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. If we are unable to obtain funding on a timely basis, we may be required to significantly curtail our research or development program, or a part thereof, which would adversely impact our potential revenues, results of operations and financial condition.

RISKS RELATED TO OUR BUSINESS AND STRATEGY

We have a limited operating history to date and our prospects will be dependent on our ability to meet a number of challenges.

Our business prospects are difficult to predict due to a lack of operational history, and our success will be dependent on our ability to meet a number of challenges. Because we have a limited operating history and we are in the early stages of development, you may not be able to evaluate our future prospects accurately. Our prospects will be primarily dependent on our ability to successfully develop industrial-scale cultured meat manufacturing technologies and processes, and market these to our customers. If we are not able to successfully meet these challenges, our prospects, business, financial condition and results of operations could be adversely impacted.

We are wholly dependent on the success of our cultured meat manufacturing technologies, including our cultured steak technologies, and we have limited data on the performance of our technologies to date.

We do not currently have any products or technologies approved for sale and we are still in the early stages of development. To date, we have limited data on the ability of our technologies to successfully manufacture cultured meat, towards which we have devoted substantial resources to date. We may not be successful in developing our technologies in a manner sufficient to support our expected scale-ups and future growth, or at all.  We expect that a substantial portion of our efforts and expenditures over the next few years will be devoted to the development of technologies designed to enable us to market industrial-scale cultured meat manufacturing processes.  We cannot guarantee that we will be successful in developing these technologies on the timeline we expect or at all. If we are able to successfully develop our cultured meat technologies, we cannot ensure that we will obtain regulatory approval or that, following approval, upon commercialization our technologies will achieve market acceptance.  Any such delay or failure would materially and adversely affect our financial condition, results of operations and prospects.

The research and development associated with technologies for cultured meat manufacturing, including three-dimensional meat production, is a lengthy and complex process.

We are focused on developing commercial technologies that companies can license to manufacture alternative foods without the need for animal butchery, based on rapid growing cycles. To develop our cultured meat steak technology, we are developing cellular agriculture technology, such as cell lines and approaches to working with plant-based cell-growth media in a scalable process. We are currently aiming to have printed 100 grams of edible, cultured meat tissue, consisting of cells bred in our laboratory and developed into a tissue using our three-dimensional printing technology, by the end of 2021, following which we would plan to scale up the printing process to provide us with industrial-scale capabilities. If we are unable to successfully develop our cultured meat manufacturing technologies, we may not be able to achieve our anticipated growth, revenues or profitability and we may not be able to continue our business operations.

We intend to engage in future acquisitions, joint ventures or collaborations, similar to our acquisition of Peace of Meat, which may increase our capital requirements, dilute our shareholders, cause us to incur debt or assume contingent liabilities, and subject us to other risks. We may not realize the benefits of these acquisitions, joint ventures or collaborations.

We may evaluate various acquisitions and collaborations, including licensing or acquiring complementary technologies, intellectual property rights, or businesses. Any potential acquisition, joint venture or collaboration, including our acquisition of Peace of Meat, will entail numerous potential risks, including:

•	increased operating expenses and cash requirements;

•	the assumption of additional indebtedness or contingent liabilities;

•	assimilation of operations, intellectual property and products of an acquired company, including difficulties associated with integrating new personnel;

•	the diversion of our management’s attention from our existing programs and initiatives in pursuing such a strategic merger or acquisition;

•	retention of key employees, the loss of key personnel, and uncertainties in our ability to maintain key business relationships;

•	risks and uncertainties associated with the other party to such a transaction, including the prospects of that party and their existing technologies; and

•
our inability to generate revenue from acquired technologies or products sufficient to meet our objectives in undertaking the acquisition or even to offset the associated acquisition and maintenance costs.

In addition, if we undertake acquisitions, we may utilize our cash, issue dilutive securities, assume or incur debt obligations, incur large one-time expenses and acquire intangible assets that could result in significant future amortization expense.

Moreover, we may not be able to locate suitable acquisition or collaboration opportunities and this inability could impair our ability to grow or obtain access to technologies that may be important to the development of our business.

We may not be able to successfully manage our planned growth.

We expect to continue to make investments in our cultured meat manufacturing technologies. We expect that our annual operating expenses will continue to increase as we invest in further research and development activities and, ultimately, sales and marketing efforts and customer service and support resources for future customers. Our failure to expand operational and financial systems in a timely or efficient manner could result in operating inefficiencies, which could increase our costs and expenses more than we had planned and prevent us from successfully executing our business plan. We may not be able to offset the costs of operation expansion by leveraging the economies of scale from our growth in negotiations with our suppliers and contract manufacturers. Additionally, if we increase our operating expenses in anticipation of the growth of our business and this growth does not meet our expectations, our financial results will be negatively impacted.

If our business grows, we will have to manage additional product design projects, materials procurement processes, and sales efforts and marketing for an increasing number of products, as well as expand the number and scope of our relationships with suppliers, distributors and end customers. If we fail to manage these additional responsibilities and relationships successfully, we may incur significant costs, which may negatively impact our operating results. Additionally, in our efforts to be first to market with new products with innovative functionality and features, we may devote significant research and development resources to products and product features for which a market does not develop quickly, or at all. If we are not able to predict market trends accurately, we may not benefit from such research and development activities, and our results of operations may suffer.

As our future development and commercialization plans and strategies develop, we expect to need additional managerial, operational, sales, marketing, financial and legal personnel. Our management may need to divert a disproportionate amount of its attention away from our day-to-day activities and devote a substantial amount of time to managing these growth activities. We may not be able to effectively manage the expansion of our operations, which may result in weaknesses in our infrastructure, operational mistakes, loss of business opportunities, failure to deliver and timely deliver our products to customers, loss of employees and reduced productivity among remaining employees. Our expected growth could require significant capital expenditures and may divert financial resources from other projects, such as the development of additional new products. If our management is unable to manage our growth effectively, our expenses may increase more than expected, our ability to generate and/or grow revenue could be reduced, and we may not be able to implement our business strategy.

If the market does not grow as we expect, our revenues may stagnate or decline.

The marketplace for alternative protein manufacturing plants, which we expect to be our primary market, is dominated by methods that do not involve three-dimensional printing technology. If the market does not broadly accept three-dimensional printing of cultured meats as an alternative for conventional meat harvesting, or if it adopts three-dimensional printing based on a technology other than our proprietary bio-ink technology, we may not be able to achieve a sustainable level of revenues, and our results of operations would be adversely affected as a result. Additionally, cultivated meat is significantly more expensive than conventional meat. If the price of cultivated meat remains high, this may limit the consumer demand for, and market acceptance of, products manufactured using our technologies, and we may never be able to compete successfully or generate sufficient revenue or sustained profitability.

Business or economic disruptions or global health concerns, including the novel coronavirus disease, or COVID-19, pandemic, may have an adverse impact on our business and results of operations.

The COVID-19 pandemic has negatively impacted the global economy, disrupted consumer spending and global supply chains, and created significant volatility and disruption of financial markets. Many countries around the world, including in Israel, have significant governmental measures being implemented to control the spread of the virus, including temporary closure of businesses, severe restrictions on travel and the movement of people, and other material limitations on the conduct of business. To date, the impact of the pandemic on our operations has been mainly limited to a temporary closure of our facility earlier in the year, in the context of a government-mandated general lockdown, which temporary delayed certain of our development activities. We have implemented remote working and workplace protocols for our employees in accordance with government requirements. The extent of the impact of the COVID-19 pandemic on our business and financial performance, including our ability to execute our near-term and long-term business strategies and initiatives in the expected time frame, will depend on future developments, including the duration and severity of the pandemic and the impacts of reopening, including possible additional waves, which are uncertain and cannot be predicted.

The COVID-19 pandemic has the potential to significantly impact our supply chain if the factories that manufacture our supplies or the operations of other service providers are disrupted, temporarily closed or experience worker shortages. We may also see disruptions or delays in shipments and increased prices of the supplies on which we rely for our operations.

As a result of the COVID-19 pandemic, including related governmental guidance or requirements, we may need to close our facilities, at least temporarily, or implement more restrictive policies to comply with social distancing rules and other requirements. As much of our research and development work requires on-site performance, such steps may negatively impact productivity and cause other disruptions to our business.

The full extent of the COVID-19 pandemic’s impact on our business and results of operations depends on future developments that are uncertain and unpredictable, including the duration and spread of the pandemic, its lasting impact on capital and financial markets, including any economic recession, and any new information that may emerge concerning the severity of the virus, its spread to other regions as well as the actions taken to contain it, among others. At this point in time, we cannot reasonably estimate the full extent of the COVID-19 pandemic’s impact on our business, financial condition, results of operations and cash flow.

RISKS RELATED TO OUR ACQUISITION OF PEACE OF MEAT

We may not fully realize the anticipated benefits of the acquisition or realize such benefits within the timing anticipated.

We acquired Peace of Meat because we believe that the acquisition will be beneficial to us and to our shareholders. However, we may not be able to achieve the anticipated long-term strategic benefits of the acquisition within the timing anticipated or at all. For example, the benefits from the acquisition will be partially offset by the significant costs incurred in completing the transaction. Any delays and challenges that may be encountered in the post-acquisition process of consolidation could have an adverse effect on our business and results of operations, and may affect the value of the ADSs and our ordinary shares after the completion of the acquisition.

We may have failed to discover undisclosed liabilities of Peace of Meat.

Our investigations and due diligence review of Peace of Meat may have failed to discover undisclosed liabilities of Peace of Meat. Such undisclosed liabilities may affect the results of operations of Peace of Meat, and as a result, could have an adverse effect our business and results of operations and may adversely affect the value of the ADSs and ordinary shares.

We may have operational challenges in managing Peace of Meat’s business and staff following the acquisition.

Acquisitions inherently have risks including misjudging key elements of an acquisition or failing to integrate it in an efficient and timely manner that would disrupt operations. In addition, as Peace of Meat is located in a different country, which also brings inherent management challenges. Our agreement to acquire Peace of Meat provides that Peace of Meat will continue to be managed independently within our business for approximately two years, adding to the operational complexity of the integration. We may further face operational challenges in managing Peace of Meat’s business following the acquisition, which could have an adverse effect on our business and results of our operations, and may affect the value of the ADSs and ordinary shares.

The unaudited pro forma condensed consolidated financial information included in this prospectus may not be representative of our results and financial condition after the acquisition of Peace of Meat.

The unaudited pro forma condensed consolidated financial information included in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position, cash flows or results of operations that we actually would have experienced had the acquisition of Peace of Meat been completed as of the dates indicated, nor is such information indicative of our future operating results or financial condition following the acquisition of Peace of Meat. Such unaudited pro forma condensed consolidated financial information, therefore, does not reflect future events that may occur after the acquisition of Peace of Meat. The unaudited pro forma condensed consolidated financial information is based on numerous variables, assumptions and estimates regarding the acquisition of Peace of Meat that we believe are reasonable under the circumstances, but we cannot assure you that the variables, assumptions and estimates will prove to be accurate over time. Moreover, other factors may affect our actual results and financial condition after the acquisition of Peace of Meat, which may cause our actual results and financial condition to differ materially from the results and financial condition contemplated in the unaudited pro forma condensed consolidated financial information.

If intangible assets that we recorded in connection with the Peace of Meat acquisition become impaired, we may have to take significant charges against earnings.

In connection with the accounting for the Peace of Meat acquisition, we have recorded intangible assets. Under IFRS, we must assess, at least annually and potentially more frequently, whether the value of indefinite-lived intangible assets has been impaired. Amortizing intangible assets will be assessed for impairment in the event of an impairment indicator. Any reduction or impairment of the value of intangible assets will result in a charge against earnings, which could materially adversely affect our results of operations and shareholders’ equity in future periods.

RISKS RELATED TO COMPETITION AND COMMERCIALIZATION OF OUR TECHNOLOGIES

We are an early-stage company with an unproven business model, which makes it difficult to evaluate our current business and future prospects.

We have no established basis to assure investors that our business strategies will be successful. We are dependent on unproven technologies and we have no basis to predict acceptance of our technologies by potential licensees and their customers. The market for cultured meat is new and as yet untested. As a result, the revenue and income potential of our business and our market are unproven. Further, because of our limited operating history and early stage of development, and because the market for cultured meat is relatively new and rapidly evolving, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends, which could harm our business.

 Before investing, you should consider an investment in the ADSs in light of the risks, uncertainties and difficulties frequently encountered by early-stage companies in new and rapidly evolving markets such as ours. We may not be able to successfully address any or all of these risks. Failure to adequately do so could cause our business, results of operations and financial condition to suffer.

We may not be able to compete successfully in our highly competitive market.

The alternative protein market is expected to be highly competitive, with numerous brands and products competing for limited retailer shelf space, foodservice and restaurant customers and consumers. For us to compete successfully, we expect that the cultured meats printed using our technologies will need to be competitive in taste, ingredients, texture, ease of integration into the consumer diet, nutritional claims, convenience, brand recognition and loyalty, product variety, product packaging and package design, shelf space, reputation, price, advertising and access to restaurant and foodservice customers.

Generally, the food industry is dominated by multinational corporations with substantially greater resources and operations than us. We cannot be certain that we will successfully compete with larger competitors that have greater financial, marketing, sales, manufacturing, distributing and technical resources than we do. Conventional food companies may acquire our competitors or launch their own competing products, and they may be able to use their resources and scale to respond to competitive pressures and changes in consumer preferences by introducing new products, reducing prices or increasing promotional activities, among other things. Competitive pressures or other factors could prevent us from acquiring market share or cause us to lose market share, which may require us to lower prices, or increase marketing and advertising expenditures, either of which would adversely affect our margins and could result in a decrease in our operating results and profitability. We cannot assure you that we will be able to maintain a competitive position or compete successfully against such sources of competition.

We may suffer reputational harm due to real or perceived quality or health issues with products manufactured by our licensees using our technology.

Any real or perceived quality or food safety concerns or failures to comply with applicable food regulations and requirements, whether or not ultimately based on fact and whether or not involving us, or even merely involving unrelated manufacturers, could cause negative publicity and reduced confidence in our company, or the industry as a whole, which could in turn harm our reputation and sales, and could adversely impact our business, financial condition and operating results. There can be no assurance that products manufactured by our licensees will always comply with regulatory standards. Although we expect that our licensees will strive to manufacture products free of pathogenic organisms, these may not be easily detected and cross-contamination can occur. We cannot assure you that this health risk will always be preempted by quality control processes.

We will have no control over the products manufactured by our licensees, especially once they are purchased by consumers, who may prepare these products in a manner that is inconsistent with directions or store them for excessive periods of time, which may adversely affect their quality and safety. If the products manufactured by our licensees are not perceived as safe or of high quality, then our business, results of operations and financial condition could be adversely affected.

The growing use of social and digital media increases the speed and extent that information or misinformation and opinions can be shared. Negative publicity about cultured meats produced using our technologies could seriously damage our reputation.

Failure to improve our technologies may adversely affect our ability to continue to grow.

In order to continue to grow, we expect we will need to continue to innovate by developing new technologies or improving existing ones, in ways that meet our standards for quality and will enable our eventual licensees to manufacture products that appeal to consumer preferences. Such innovation will depend on the technical capability of our staff in developing and testing product prototypes, including complying with applicable governmental regulations, and the success of our management and sales and marketing teams in introducing and marketing new technologies. Failure to develop and market new technologies may cause a negative impact on our business and results of operations.

Additionally, the development and introduction of new technologies requires substantial research, development and marketing expenditures, which we may be unable to recoup if the new technologies do not lead to products that gain widespread market acceptance. If we are unsuccessful in meeting our objectives with respect to new or improved technologies, our business could be harmed.

We may face difficulties if we expand our operations into new geographic regions, in which we have no prior operating experience.

We intend to license our technologies in numerous geographical markets. International operations involve a number of risks, including foreign regulatory compliance, tariffs, taxes and exchange controls, economic downturns, inflation, foreign currency fluctuations and political and social instability in the countries in which we will operate. Expansion may involve expanding into less developed countries, which may have less political, social or economic stability and less developed infrastructure and legal systems. It is costly to establish, develop and maintain international operations and develop and promote our brands in international markets. As we expand our business into other countries, we may encounter regulatory, legal, personnel, technological and other difficulties that increase our expenses and/or delay our ability to become profitable in such countries, which may have an adverse impact on our business and brand.

Consumer preferences for alternative proteins in general, and more specifically cultured meats, are difficult to predict and may change, and, if we are unable to respond quickly to new trends, our business may be adversely affected.

Our business is focused on the development and marketing of licensable cultured meat manufacturing technologies. Consumer demand for the cultured meats manufactured using these technologies could change based on a number of possible factors, including dietary habits and nutritional values, concerns regarding the health effects of ingredients and shifts in preference for various product attributes. If consumer demand for our products decreases, our business and financial condition would suffer. Consumer trends that we believe favor sales of products manufactured using our licensed technologies could change based on a number of possible factors, including a shift in preference from animal-based protein products, economic factors and social trends. A significant shift in consumer demand away from products manufactured using our technologies could reduce our sales or our market share and the prestige of our brand, which would harm our business and financial condition.

We have no manufacturing experience or resources and we expect we will incur significant costs to develop this expertise or need to rely on third parties for manufacturing.

We have no manufacturing experience. In order to develop and license our technologies, we will need to develop, contract for or otherwise arrange for the necessary manufacturing capabilities. We may experience difficulty in obtaining adequate and timely manufacturing capacity for our proprietary cultured meat printers and bio-inks. We do not own or lease facilities currently that could be used to manufacture any products that we might develop on an industrial scale, nor do we have the resources at this time to acquire or lease suitable facilities. If we are unable to build the necessary internal manufacturing capability or obtain this capability through third parties we will not be able to commercialize our technologies.  Even if we develop or obtain the necessary manufacturing capacity, if we fail to comply with regulations, to obtain the necessary licenses and knowhow or to obtain the requisite financing in order to comply with all applicable regulations and to own or lease the required facilities in order to manufacture products, we could be forced to cease operations, which would cause you to lose all of your investment.

Litigation or legal proceedings, government investigations or other regulatory enforcement actions could subject us to civil and criminal penalties or otherwise expose us to significant liabilities and have a negative impact on our reputation or business.

We operate in a constantly evolving legal and regulatory framework. Consequently, we are subject to heightened risk of legal claims, government investigations or other regulatory enforcement actions. Although we have implemented policies and procedures designed to ensure compliance with existing laws and regulations, we cannot assure you that our employees, temporary workers, contractors or agents will not violate our policies and procedures. Moreover, a failure to maintain effective control processes could lead to violations, unintentional or otherwise, of laws and regulations. Legal claims, government investigations or regulatory enforcement actions arising out of our failure or alleged failure to comply with applicable laws and regulations could subject us to civil and criminal penalties that could materially and adversely affect our product sales, reputation, financial condition and operating results. For example, in November 2020, the Israel Securities Authority initiated an administrative proceeding against us claiming negligent misstatement regarding certain immediate and periodic reports published by our predecessor (Ophectra) during the years 2017 and 2018, prior to the merger with MeaTech. These reports relate to Ophectra’s activities prior to establishment of the settlement fund in connection with the merger. This proceeding is of an administrative nature and carries a potential penalty in the form of a monetary fine which, under applicable Israeli law, could be as high as NIS 5 million.  While there can be no assurance as to the amount of the ultimate penalty, we have received the advice of our Israeli counsel stating such counsel’s assessment that the maximum fine likely to be imposed, if any, is $0.26 million (NIS 0.85 million).

RISKS RELATED TO OUR OPERATIONS

We expect that a small number of customers will account for a significant portion of our revenues, and the loss of one or more of these customers could adversely affect our financial condition and results of operations.

We do not expect to generate revenue in the short or medium term.  If we are able to generate revenue, we believe that we will do so through three primary streams: (i) licensing our proprietary intellectual property to customers for the purpose of setting up and operating cultured meat production factories; (ii) brokering the supply of materials needed in the manufacturing process; and (iii) providing consulting and implementation services to customers. Under this model, we initially expect to derive a significant portion of our revenues from a few customers. Our financial condition and results of operations could be adversely impacted if any one of these customers interrupt or curtail their activities, fail to pay for the services that have been performed, terminate their cultured meat operations, or if we are unable to enter into agreements with new customers on favorable terms. The loss of customers could adversely affect our financial condition and results of operations.

We may be exposed to the credit risks of our customers, and nonpayment by these customers and other parties could adversely affect our financial position, results of operations and cash flows.

We may be subject to risks of loss resulting from nonpayment by our customers. Any material nonpayment by these entities could adversely affect our financial position, results of operations and cash flows. If customers default on their obligations to us, our financial results and condition could be adversely affected. Some of these customers may be highly leveraged and subject to their own operating and regulatory risks.

If we are unable to attract and retain qualified employees, our ability to implement our business plan may be adversely affected.

The loss of the service of employees, such as Mr. Sharon Fima, our Chief Executive Officer and Chief Technological Officer, would likely delay our achievement of product development and other business objectives, as we may not be able to find suitable individuals to replace them on a timely basis, if at all. In addition, any such departure could be viewed in a negative light by investors and analysts, which may cause the price of our ordinary shares to decline. Although we have employment agreements with our key employees, these employees could terminate their employment with us at any time on relatively short notice. We do not carry key man life insurance on any of our executive officers.

Recruiting and retaining qualified scientific, manufacturing and sales and marketing personnel will also be critical to our success. We may not be able to attract and retain these personnel on acceptable terms given the competition among high technology and life sciences companies for similar personnel. We also experience competition from universities and research institutions in attracting and retaining scientific personnel. In addition, we rely on consultants and advisors, including scientific advisors, to assist us in formulating our research and development and commercialization strategy. Our consultants and advisors may be employed by employers other than us and may have commitments under consulting or advisory contracts with other entities that may limit their availability to us.

Under applicable employment laws, we may not be able to enforce covenants not to compete.

Our employment agreements generally include covenants not to compete. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under the laws of the jurisdictions in which our employees work. For example, Israeli courts have required employers seeking to enforce covenants not to compete to demonstrate that the competitive activities of a former employee will harm one of a limited number of material interests of the employer, such as the secrecy of a company’s confidential commercial information or the protection of its intellectual property. If we cannot demonstrate that such an interest will be harmed, we may be unable to prevent our competitors from benefiting from the expertise of our former employees or consultants and our competitiveness may be diminished.

We are exposed to a risk of substantial loss due to claims that may be filed against us in the future because our insurance policies may not fully cover the risk of loss to which we are exposed.

We are exposed to the risk of having claims seeking monetary damages being filed against us, for example with regard to securities-related claims. In the event that we are required to pay damages for any such claim, we may be forced to seek bankruptcy or to liquidate because our asset base and revenue base may be insufficient to satisfy the payment of damages and any insurance that we have obtained may not provide sufficient coverage against potential liabilities.

Our business and operations would suffer in the event of information technology system failures, including security breaches.

Despite the implementation of security measures, our internal computer systems and those of our contractors and consultants are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war and telecommunication and electrical failures. While we have not experienced any such system failure, accident or security breach to date, if such an event were to occur and cause interruptions in our operations, causing our business to suffer. To the extent that any disruption or security breach were to result in a loss of or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we could incur liability and the further development of our product could be delayed.

A cybersecurity incident, other technology disruptions or failure to comply with laws and regulations relating to privacy and the protection of data relating to individuals could negatively impact our business, our reputation and our relationships with customers.

We use computers in substantially all aspects of our business operations. We also use mobile devices, social networking and other online activities to connect with our employees, suppliers and co-manufacturers. Such uses give rise to cybersecurity risks, including security breaches, espionage, system disruption, theft and inadvertent release of information. Our business involves the storage and transmission of numerous classes of sensitive and/or confidential information and intellectual property, including suppliers’ information, private information about employees and financial and strategic information about us and our business partners. Further, as we pursue new initiatives that improve our operations and cost structure, potentially including acquisitions, we may also be expand and improve our information technologies, resulting in a larger technological presence and corresponding exposure to cybersecurity risk. If we fail to assess and identify cybersecurity risks associated with new initiatives or acquisitions, we may become increasingly vulnerable to such risks. Additionally, while we have implemented measures to prevent security breaches and cyber incidents, our preventative measures and incident response efforts may not be entirely effective. The theft, destruction, loss, misappropriation, or release of sensitive and/or confidential information or intellectual property, or interference with our information technology systems or the technology systems of third parties on which we rely, could result in business disruption, negative publicity, brand damage, violation of privacy laws, loss of customers, potential liability and competitive disadvantage all of which could have a material adverse effect on our business, financial condition or results of operations.

In addition, we are subject to laws, rules and regulations in the United States, the European Union and other jurisdictions relating to the collection, use and security of personal information and data. Such data privacy laws, regulations and other obligations may require us to change our business practices and may negatively impact our ability to expand our business and pursue business opportunities. We may incur significant expenses to comply with the laws, regulations and other obligations that apply to us. Additionally, the privacy- and data protection-related laws, rules and regulations applicable to us are subject to significant change. Several jurisdictions have passed new laws and regulations in this area, and other jurisdictions are considering imposing additional restrictions. Privacy- and data protection-related laws and regulations also may be interpreted and enforced inconsistently over time and from jurisdiction to jurisdiction. Any actual or perceived inability to comply with applicable privacy or data protection laws, regulations, or other obligations could result in significant cost and liability, litigation or governmental investigations, damage our reputation, and adversely affect our business.

Disruptions in the worldwide economy may adversely affect our business, results of operations and financial condition.

The global economy can be negatively impacted by a variety of factors such as the spread or fear of spread of contagious diseases (such as the COVID-19 pandemic), man-made or natural disasters, actual or threatened war, terrorist activity, political unrest, civil strife and other geopolitical uncertainty. Such adverse and uncertain economic conditions may impact consumer demand for alternative proteins in general, and clean meats specifically, which may in turn impact manufacturer and retailer demand for our technologies. In addition, our ability to manage normal commercial relationships with suppliers may suffer. Consumers may shift purchases to lower-priced or other perceived value offerings during economic downturns as a result of various factors, including job losses, inflation, higher taxes, reduced access to credit, change in government economic policy and international trade disputes. In particular, consumers may reduce the amount of cultured meat that they purchase in favor of conventional meat or other alternative proteins, which may have lower retail prices, which could indirectly affect our results of operations. Manufacturer and retailers may become more conservative in response to these conditions and seek to delay commencing cultured market manufacturing operations or reduce existing operations. Our results of operations will depend upon, among other things, the financial condition of our business customers and our ability to supply them with the means to manufacture products that appeal to consumers at the right price. Decreases in demand for the products manufactured by our customers would put downward pressure on margins and would negatively impact our financial results. Prolonged unfavorable economic conditions or uncertainty may result in end consumers making long-lasting changes to their discretionary spending behavior on a more permanent basis, which may likewise have an indirect adverse effect on our sales and profitability.

RISKS RELATED TO GOVERNMENT REGULATION

We expect that products utilizing our technologies will be subject to regulations that could adversely affect our business and results of operations.

The manufacture and marketing of food products is highly regulated. We, our suppliers and licensees, may be subject to a variety of laws and regulations. These laws and regulations apply to many aspects of our business, including the manufacture, composition and ingredients, packaging, labeling, distribution, advertising, sale, quality and safety of food products, as well as the health and safety of our employees and the protection of the environment.

We are focused on developing a novel, proprietary three-dimensional bioprinter to deposit layers of cells (including stem cells and differentiated stem cells), scaffolding, and cell nutrients in a three-dimensional form of structured cultured meat. The cultured meat, in turn, will be produced by our customers.  Peace of Meat intends to produce cultured avian fat that is anticipated to be used as an ingredient, inter alia, in the production of finished cultured poultry. Neither we nor Peace of Meat intend to manufacture, distribute and sell branded cultured-meat end products for consumer consumption.

Peace of Meat is a Business-To-Business, or B2B, ingredient producer and will be subject to regulation by the U.S. Food and Drug Administration, or FDA, to the extent its products are introduced to the United States for use by a manufacturer to produce cultured meat or other food in the United States, and analogous foreign regulatory bodies elsewhere. In the US, the FDA and the U.S. Department of Agriculture’s, or USDA's, Food Safety and Inspection Service, or FSIS share an ingredient approval process. FDA determines the safety of substances and prescribes safe conditions of use.  USDA-FSIS determines the efficacy and suitability of food ingredients in meat, poultry, and egg products. Thus, the USDA’s efficacy and suitability requirements will also apply to the extent the ingredients are destined for use in USDA-regulated meat and poultry products.

For the reasons discussed below, we ourselves do not expect to be directly regulated by the FDA for United States compliance purposes but will apply FDA’s food contact substance standards or analogous foreign regulations when developing our three-dimensional bioprinter. Specifically, we intend to license our production technology, as well as provide associated products and services to food processing and food retail companies through a B2B model. From a regulatory perspective, in the United States, we expect companies manufacturing finished cultured meat products to be subject to regulation by various government agencies, including the FDA U.S. Department of Agriculture, U.S. Federal Trade Commission, or FTC, Occupational Safety and Health Administration and the Environmental Protection Agency, as well as the requirements of various state and local agencies, such as the California Safe Drinking Water and Toxic Enforcement Act of 1986. We likewise expect these products to be regulated by equivalent agencies outside the United States by various international regulatory bodies.

As the manufacturer of technology used to produce cultured meat, and consistent with the Federal Food, Drug and Cosmetic Act, Federal Meat Inspection Act, and Poultry Products Inspection Act, we believe we will not directly be regulated by the FDA or USDA. Rather, we believe the regulatory obligation falls on our customers — cultured meat producers — to ensure that all food produced using our technology is wholesome and not adulterated. Consistent with food industry norms, we expect that our customers will therefore request assurances from us that our products are suitable for their intended use from an FDA regulatory perspective. Therefore, we plan to apply FDA food safety standards when developing our three-dimensional bioprinter as a means of assuring our customers that our bioprinter is safe for its intended use and will not result in the production of adulterated food. In particular, we plan to apply applicable food contact substance requirements, such as those of the FDA, when developing its three-dimensional bioprinter as a means of assuring customers using the Company's technology that our bioprinter is safe for its intended use and will not result in the production of adulterated food. If we are unable to provide regulatory compliance assurance to our customers, we expect that our ability to license our production technology would be adversely impacted.

The manufacturing of cultured meat is expected to be subject to extensive regulations internationally, with products subject to numerous food safety and other laws and regulations relating to the sourcing, manufacturing, composition and ingredients, storing, labeling, marketing, advertising and distribution of these products. In addition, enforcement of existing laws and regulations, changes in legal requirements and/or evolving interpretations of existing regulatory requirements may result in increased compliance costs and create other obligations, financial or otherwise, that could adversely affect our business, financial condition or operating results. In addition, we could be adversely affected by violations of the U.S. Foreign Corrupt Practices Act, or FCPA, and similar worldwide anti-bribery laws, which generally prohibit companies and their intermediaries from making improper payments to officials or other third parties for the purpose of obtaining or retaining business. While our policies mandate compliance with anti-bribery laws, our internal control policies and procedures may not protect us from reckless or criminal acts committed by our employees, contractors or agents. Violations of these laws, or allegations of such violations, could disrupt our business and adversely impact our results of operations, cash flows and financial condition.

Any changes in, or changes in the interpretation of, applicable laws, regulations or policies of the USDA, state regulators or similar foreign regulatory authorities that relate to the use of the word “meat” or other similar words in connection with cultured meat products could adversely affect our business, prospects, results of operations or financial condition.

The USDA, state regulators or similar foreign regulatory authorities, such as Health Canada or the Canadian Food Inspection Agency, or CFIA, or authorities of the European Union (EU) or the EU member states (e.g., European Food Safety Authority, or EFSA), could take action to impact our ability to use the term “meat” or similar words, such as “beef”, to describe the product our bioprinters will produce. In addition, a food may be deemed misbranded if its labeling is false or misleading in any particular way, and the USDA, CFIA, EFSA or other regulators could interpret the use of the term “meat” or any similar phrase(s) to describe our cultured meat products as false or misleading or likely to create an erroneous impression regarding their composition.

For example, in 2018, the State of Missouri passed a law that prohibits any person engaged in advertising, offering for sale, or sale of food products from representing products as meat that are not derived from harvested production of livestock or poultry. This law has been challenged in court as a violation of free speech by the Good Food Institute, the Animal Legal Defense Fund and American Civil Liberties Union, however additional states subsequently passed similar laws. Similar regulatory developments are taking place in foreign jurisdictions. For example, the Agriculture Committee of the European Parliament proposed in May 2019 to reserve the use of “meat” and meat-related terms and names for products that are manufactured from the edible parts of animals. If such measures are adopted, they may affect our customers’ ability to label and advertise cultured meat products as they see fit. Further, in 2018, the USDA received a petition from the cattle industry requesting that the USDA exclude products not derived from slaughtered animals from being labeled and marketed as “meat,” and exclude products not derived from cattle born, raised and harvested in the traditional manner from being labeled and marketed as “beef.” On June 9, 2020, the Harvard Law School Animal Law & Policy Clinic petitioned USDA to urge it to adopt a labeling approach for cell-based meat and poultry products that does not overly restrict speech, asserting that USDA should wait until it has a better understanding of the compositional and safety characteristics of finished cell-based meat products, and until USDA has the opportunity to review proposed labels, before establishing any speech restrictions. The USDA has not yet responded substantively to these petitions but has indicated that these petitions are being considered as petitions for policy changes under the USDA’s regulations. On July 31, 2020, the USDA announced that its FSIS, an agency within the USDA, will be developing new regulatory requirements with regard to the labeling of human food produced using animal cell culture technology, derived from cell lines of USDA-amenable species, otherwise referred to as cultured meat by many in the sector. The USDA has not yet asserted whether it will authorize the use of the term “meat” and similar terms for cultured meat.  Should regulatory authorities take action to enforce a definition of the term “meat” or similar terms limited to slaughtered animals, such that we are unable to use those terms with respect to our technologies, our customers could be subject to enforcement action, and therefore we, as a manufacturer focused on developing commercial technologies that food processing and food retail companies can license to manufacture alternative foods without the need for animal slaughter may be required to modify our business strategy, and our prospects and results of our operations or financial condition could be adversely affected.

Failure by our raw materials suppliers to comply with food safety, environmental or other laws and regulations, or with the specifications and requirements of our products, may disrupt our supply of products and adversely affect our business.

If our suppliers fail to comply with food safety, environmental or other laws and regulations, or face allegations of non-compliance, their operations may be disrupted. In the event of actual or even alleged non-compliance, we might be forced to find an alternative supplier and we may be subject to lawsuits related to such non-compliance by our suppliers. As a result, our supply of raw materials could be disrupted or our costs could increase, which would adversely affect our business, results of operations and financial condition. The failure of any supplier to produce products that conform to our standards could adversely affect our reputation in the marketplace and result in economic loss. Additionally, actions we may take to mitigate the impact of any disruption or potential disruption in our supply of raw materials, including increasing inventory in anticipation of a potential supply or production interruption, may adversely affect our business, results of operations and financial condition.

RISKS RELATED TO OUR INTELLECTUAL PROPERTY AND POTENTIAL LITIGATION

If we are unable to obtain and maintain effective patent rights for our products, we may not be able to compete effectively in our markets. If we are unable to protect the confidentiality of our trade secrets or know-how, such proprietary information may be used by others to compete against us.

Since September 2019, we have sought patent protection for certain of our products, systems, processes, designs and applications. Our success depends in large part on our ability to obtain, maintain, monitor and enforce patent and other intellectual property protection in the United States and in other countries with respect to our proprietary technology and new products.

We seek to protect our proprietary position and sustain our competitive advantage by filing patent applications in the United States and in other countries. Patent prosecution in the United States and the rest of the world is uncertain, expensive and time consuming, and we may not be able to file and prosecute all necessary or desirable patent applications at a reasonable cost or in a timely manner in all the necessary locations. It is also possible that we will fail to identify Patentable aspects of our research and development output before it is too late to obtain patent protection.

We have a growing portfolio of six provisional and non-provisional pending patent applications, with a robust pipeline. These are filed with the U.S. Patent and Trademark Office, or USPTO, the World Intellectual Property Organization, or WIPO, and when the time comes, in various patent offices around the world, such as Israel, China, Japan, Europe, Canada, and South Korea. Three of the pending patent applications were filed through the Paris Convention Treaty, or PCT. We cannot offer any assurances about which, if any of the pending patent applications will issue, the scope of protection of any such patent or whether any issued patents will be found invalid and/or unenforceable or will be threatened by third parties. Any successful opposition to these patents or any other patents owned by or licensed to us after patent issuance could deprive us of rights necessary for the successful commercialization of any new products that we may develop.

 Further, there is no assurance that all potentially relevant prior art relating to our patent applications has been found, which can invalidate a patent or prevent a patent from issuing from a pending patent application. Even if patents do successfully issue, and even if such patents cover our products, third parties may challenge their validity, enforceability, or scope, which may result in such patents being narrowed, found unenforceable or invalidated. Furthermore, even if they are unchallenged, our patent applications and any future patents may not adequately protect our intellectual property, provide exclusivity for our new products, or prevent others from designing around our claims. Any of these outcomes could impair our ability to prevent competition from third parties, which may have an adverse impact on our business.

If we cannot obtain and maintain effective patent rights for our products, we may not be able to compete effectively, and our business and results of operations would potentially be harmed.

If we are unable to maintain effective proprietary rights for our products, we may not be able to compete effectively in our markets.

In addition to the protection afforded by any patents currently owned and that may be granted, historically, we have relied on trade secret protection and confidentiality agreements to protect proprietary know-how that is not patentable or that we elect not to patent, processes and helpful devices (jigs) that are not easily known, knowable or easily ascertainable, and for which patent infringement is difficult to monitor and enforce and any other elements of our product development processes, that involve proprietary know-how, as well as information or technology that is not covered by patents. However, trade secrets can be difficult to protect. We seek to protect our proprietary technology and processes, in part, by entering into confidentiality agreements with our employees, consultants, scientific advisors, and contractors. We also seek to preserve the integrity and confidentiality of our data, trade secrets and intellectual property by maintaining physical security of our premises and physical and electronic security of our information technology systems, as well as implementing various standard operating procedures designed to maintain that integrity. Agreements or security measures may be breached, and we may not have adequate remedies for any breach. In addition, our trade secrets and intellectual property may otherwise become known or be independently discovered by competitors.

We cannot provide any assurances that our trade secrets and other confidential proprietary information will not be disclosed in violation of our confidentiality agreements or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. Also, misappropriation or unauthorized and unavoidable disclosure of our trade secrets and intellectual property could impair our competitive position and may have a material adverse effect on our business. Additionally, if the steps taken to maintain our trade secrets and intellectual property are deemed inadequate, we may have insufficient recourse against third parties for misappropriating any trade secret.

Intellectual property rights of third parties could adversely affect our ability to successfully commercialize our products, and we might be required to litigate or obtain licenses from third parties in order to develop or market our product candidates. Such litigation or licenses could be costly or not available on commercially reasonable terms.

At this stage, and in the future it is inherently difficult to conclusively assess our freedom to operate without infringing on third party rights. Our competitive position may be adversely affected if existing patents or patents resulting from Patent applications issued to third parties or other third party intellectual property rights are held to cover our products, systems and processes or elements thereof, or our manufacturing or uses relevant to our development plans. In such cases, we may be limited, or not be in a position to develop or commercialize products or our product candidates unless we successfully pursue litigation to nullify or invalidate the third party intellectual property right concerned, or enter into a license agreement with the intellectual property rights’ holder, if available on commercially reasonable terms. There may also be pending patent applications that should they result in issued patents, could be alleged to be infringed by our new products. If such an infringement claim should be brought and be successful, we may be required to pay substantial damages, royalties, be forced to abandon our new products or seek a license from any patent holders. No assurances can be given that a license will be available on commercially reasonable terms, if at all.

It is also possible that we have failed to identify relevant third party patents or applications. For example, U.S. patent applications filed before July 8, 2019 and certain U.S. patent applications filed after that date that will not be filed outside the United States remain confidential until patents issue. Patent applications in the United States and elsewhere are published 18 months after the earliest filing for which priority is claimed, with such earliest filing date being commonly referred to as the priority date. Therefore, patent applications covering our new products or platform technology could have been filed by others without our knowledge. Additionally, pending patent applications which have been published can, subject to certain limitations, be later amended in a manner that could cover our platform technologies, our new products or the use of our new products. Third party intellectual property right holders may also actively bring infringement claims against us. We cannot guarantee that we will be able to successfully settle or otherwise resolve such infringement claims. If we are unable to successfully settle future claims on terms acceptable to us, we may be required to engage in or continue costly, unpredictable and time-consuming litigation and may be prevented from or experience substantial delays in pursuing the development of and/or marketing our new products. If we fail in any such dispute, in addition to being forced to pay damages, we may be temporarily or permanently prohibited from commercializing our new products that are held to be infringing. We might, if possible, also be forced to redesign our new products so that we no longer infringe the third party intellectual property rights. Any of these events, even if we were ultimately to prevail, could require us to divert substantial financial and management resources that we would otherwise be able to devote to our business.

Third-party claims of intellectual property infringement may prevent or delay our development and commercialization efforts.

Our commercial success depends in part on our avoiding infringement of the patents and proprietary rights of third parties. Numerous U.S. and foreign issued patents and pending patent applications, which are owned by third parties, exist in the fields in which we are developing new products. As our industries expand and more patents are issued, the risk increases that our products may be subject to claims of infringement of the patent rights of third parties.

Third parties may assert that we are employing their proprietary technology without authorization. There may be third-party patents or patent applications with claims to materials, designs or methods of manufacture related to the use or manufacture of our products. There may be currently pending patent applications that may later result in issued patents that our products may infringe. In addition, third parties may obtain patents in the future and claim that use of our technologies infringes upon these patents.

If any third-party patents were held by a court of competent jurisdiction to cover aspects of our formulations, processes for designs, or methods of use, the holders of any such patents may be able to block our ability to develop and commercialize the applicable product candidate unless we obtain a license or until such patent expires or is finally determined to be invalid or unenforceable. In either case, such a license may not be available on commercially reasonable terms or at all.

Parties making claims against us may obtain injunctive or other equitable relief, which could effectively block our ability to further develop and commercialize one or more of our products. Defense of these claims, regardless of their merit, would involve substantial litigation expense and would be a substantial diversion of employee resources from our business. In the event of a successful claim of infringement against us, we may have to pay substantial damages, including treble damages and attorneys’ fees for willful infringement, pay royalties, redesign our infringing products or obtain one or more licenses from third parties, which may be impossible or require substantial time and monetary expenditure.

Patent policy and rule changes could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents.

Changes in either the patent laws or interpretation of the patent laws in the United States and other countries may diminish the value of any patents that may issue from our patent applications, or narrow the scope of our patent protection. The laws of foreign countries may not protect our rights to the same extent as the laws of the United States. Publications of discoveries in the scientific literature often lag behind the actual discoveries, and patent applications in the United States and other jurisdictions are typically not published until 18 months after filing, or in some cases not at all. We therefore cannot be certain that we were the first to file the invention claimed in our owned and licensed patent or pending applications, or that we or our licensor were the first to file for patent protection of such inventions. Assuming all other requirements for patentability are met, in the United States prior to March 15, 2013, the first to make the claimed invention without undue delay in filing, is entitled to the patent, while outside the United States, the first to file a patent application is entitled to the patent. After March 15, 2013, under the Leahy-Smith America Invents Act, or the Leahy-Smith Act, enacted on September 16, 2011, the United States has moved to a first to file system. The Leahy-Smith Act also includes a number of significant changes that affect the way patent applications will be prosecuted and may also affect patent litigation. In general, the Leahy-Smith Act and its implementation could increase the uncertainties and costs surrounding the prosecution of our patent applications and the enforcement or defense of any issued patents, all of which could have a material adverse effect on our business and financial condition.

We may be involved in lawsuits to protect or enforce our intellectual property, which could be expensive, time consuming, and unsuccessful.

Competitors may infringe our intellectual property. If we were to initiate legal proceedings against a third party to enforce a patent covering one of our new products, the defendant could counterclaim that the patent covering our product candidate is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness, or non-enablement. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent withheld relevant information from the USPTO, or made a misleading statement, during prosecution. Under the Leahy-Smith Act, the validity of U.S. patents may also be challenged in post-grant proceedings before the USPTO. The outcome following legal assertions of invalidity and unenforceability is unpredictable.

Derivation proceedings initiated by third parties or brought by us may be necessary to determine the priority of inventions and/or their scope with respect to our patent or patent applications or those of our licensors. An unfavorable outcome could require us to cease using the related technology or to attempt to license rights to it from the prevailing party. Our business could be harmed if the prevailing party does not offer us a license on commercially reasonable terms. Our defense of litigation or interference proceedings may fail and, even if successful, may result in substantial costs and distract our management and other employees. In addition, the uncertainties associated with litigation could have a material adverse effect on our ability to raise the funds necessary to continue our clinical trials, continue our research programs, license necessary technology from third parties, or enter into development partnerships that would help us bring our new products to market.

Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential information could be compromised by disclosure during this type of litigation. There could also be public announcements of the results of hearings, motions, or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a material adverse effect on the price of our Ordinary Shares.

We may, in the future, be subject to claims that our employees, consultants, or independent contractors have wrongfully or unavoidably used or disclosed confidential information of third parties or that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.

We continue to employ individuals who were previously employed at our competitors or potential competitors. We have established standard operating procedures to try and ensure that our employees, consultants, and independent contractors do not use the proprietary information or know-how of others in their work for us, but we may nevertheless be subject to claims that we or our employees, consultants, or independent contractors have inadvertently or otherwise used or disclosed intellectual property, including trade secrets or other proprietary information, of any of our employees’ former employers or other third parties. Litigation may result and be necessary to defend against these claims. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights or personnel, which could adversely impact our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may be subject to claims challenging the inventorship of our intellectual property.

We may be subject to claims that former employees, collaborators or other third parties have an interest in, or right to compensation, with respect to our current patent and patent applications, future patents or other intellectual property as an inventor or co-inventor. For example, we may have inventorship disputes arise from conflicting obligations of consultants or others who are involved in developing our products. Litigation may be necessary to defend against these and other claims challenging inventorship or claiming the right to compensation. If we fail in defending any such claims, in addition to paying monetary damages, we may lose valuable intellectual property rights, such as exclusive ownership of, or right to use, valuable intellectual property. Such an outcome could have a material adverse effect on our business. Even if we are successful in defending against such claims, litigation could result in substantial costs and be a distraction to management and other employees.

We may not be able to protect our intellectual property rights throughout the world.

Filing, prosecuting, and defending patents on products, as well as monitoring their infringement in all countries throughout the world would be prohibitively expensive, and our intellectual property rights in some countries can be less extensive than those in the United States. In addition, the laws of some foreign countries do not protect intellectual property rights to the same extent as federal and state laws in the United States.

Competitors may use our technologies in jurisdictions where we have not obtained patent protection to develop their own products and may also export otherwise infringing products to territories where we have patent protection, but enforcement is not as strong as that in the United States. These products may compete with our products. Future patents or other intellectual property rights may not be effective or sufficient to prevent them from competing.

Many companies have encountered significant problems in protecting and defending intellectual property rights in foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents, trade secrets, and other intellectual property protection, which could make it difficult for us to stop the marketing of competing products in violation of our proprietary rights generally. Proceedings to enforce our patent rights in foreign jurisdictions, whether or not successful, could result in substantial costs and divert our efforts and attention from other aspects of our business, could put our future patents at risk of being invalidated or interpreted narrowly and our patent applications at risk of not issuing and could provoke third parties to assert claims against us. We may not prevail in any lawsuits that we initiate and the damages or other remedies awarded, if any, may not be commercially meaningful. Accordingly, our efforts to monitor and enforce our intellectual property rights around the world may be inadequate to obtain a significant commercial advantage from the intellectual property that we develop or license.

RISKS RELATED TO OUR OPERATIONS IN ISRAEL

If there are significant shifts in the political, economic and military conditions in Israel, it could have an adverse impact on our operations.

Our corporate headquarters and research and development facilities are located in Israel. In addition, most of our employees, officers and directors are residents of Israel. Accordingly, political, economic and military conditions in Israel may directly affect our business. Since the establishment of the State of Israel in 1948, a number of armed conflicts have taken place between Israel and its neighboring countries. In recent years, these have included hostilities from Hezbollah in Lebanon and between Israel and Hamas in the Gaza Strip, which resulted in rockets being fired into Israel, causing casualties and disruption of economic activities. In addition, Israel faces threats from the civil war in Syria and from Iran. Our commercial insurance does not cover losses that may occur as a result of an event associated with the security situation in the Middle East. Although we expect that the Israeli government will cover the reinstatement value of direct damages that are caused by terrorist attacks or acts of war, we cannot assure you that such government coverage will be maintained, or if maintained, will be sufficient to compensate us fully for damages incurred. Several countries, principally in the Middle East, restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies, whether as a result of hostilities in the region or otherwise. Any such matters could adversely affect our operations and results of operations, and any losses or damages incurred by us as the result of such a conflict could have an adverse impact on our business.

Furthermore, our operations could be disrupted by the obligations of our personnel to perform military service. Some of our employees based in Israel may be called upon to perform military reserve duty and, in emergency circumstances, may be called to immediate and unlimited active duty. Our operations could be disrupted by the absence of a significant number of employees due to military service, which could adversely impact our business and results of operations.

Because a substantial portion of our revenues is expected to be generated in currencies other than our functional currency, we will be exposed to fluctuations in currency exchange rates, which could negatively affect our financial condition.

In the future, we expect that a substantial portion of our revenues will be generated in currencies other than our functional currency. Our functional currency, in which we currently maintain our financial records, is NIS, and our presentation currency, in which we report our financial results, is USD. The functional currency of Peace of Meat, in which it currently maintains its financial records, is Euros. As a result, our revenues for financial statement purposes might be negatively affected by fluctuations in the exchange rates of currencies in the countries in which our technologies may be licensed, and supplementary services provided and products sold.

Currency exchange controls may restrict our ability to utilize our cash flows.

We expect to receive proceeds from sales of any product we may develop, and also to pay a portion of our operational costs and expenses, in U.S. dollars, Euros and other foreign currencies. However, we may be subject to existing or future rules and regulations on currency conversion. In 1998, the Israeli currency control regulations were liberalized significantly, and there are currently no currency controls in place. Legislation remains in effect, however, pursuant to which such currency controls could be imposed in Israel by administrative action at any time. We cannot assure that such controls will not be reinstated, or if reinstated, that they would not have an adverse effect on our operations.

Enforcing a U.S. judgment against us and our executive officers and directors, or asserting U.S. securities law claims in Israel, may be difficult.

We are incorporated in Israel. Most of our executive officers and directors reside in Israel and most of our assets and the assets of these persons are located outside of the United States. Therefore, a judgment obtained against us or any of these persons in the United States, including one based on the civil liability provisions of the U.S. federal securities laws, may not be collectible in the United States and may not be enforced by an Israeli court. It may also be difficult to affect service of process on these persons in the United States or to assert U.S. securities laws claims in original actions instituted in Israel.

Even if an Israeli court agrees to hear such a claim, it may determine that Israeli, and not U.S., law is applicable to the claim. Under Israeli law, if U.S. law is found to be applicable to such a claim, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would be governed by Israeli law. There is little binding case law in Israel addressing these matters.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	the judgment was rendered by a court of competent jurisdiction under the rules of private international law prevailing in Israel;

•	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

There is little binding case law in Israel that addresses the matters described above. As a result of the difficulty associated with enforcing a judgment against us in Israel, you may not be able to collect any damages awarded by either a U.S. or foreign court. Please see the section entitled “Enforceability of Civil Liabilities” for additional information on your ability to enforce a civil claim against us and our executive officers or directors named in this prospectus.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli CPI plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

Your rights and responsibilities as our shareholder will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of U.S. corporations.

Since we are incorporated under Israeli law, the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. corporations. In particular, each of our shareholders has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations toward us and other shareholders and to refrain from abusing its power in, among other things, voting at shareholder meetings on certain matters, such as an amendment to our articles of association, an increase of our authorized share capital, a merger and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders vote or to appoint or prevent the appointment of an office holder has a duty to act in fairness toward us. Israeli law does not clearly define the substance of these duties, but these provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.

Provisions of Israeli corporate and tax law may deter acquisition transactions.

        Israeli corporate law regulates mergers, requires tender offers for acquisitions of shares above specified thresholds, requires special approvals for transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to such types of transactions. For example, a merger may not be consummated unless at least 50 days have passed from the date on which a merger proposal is filed by each merging company with the Israel Registrar of Companies and at least 30 days have passed from the date on which the shareholders of both merging companies have approved the merger. In addition, a majority of each class of securities of the target company must approve a merger. Moreover, a tender offer for all of a company's issued and outstanding shares can only be completed if the acquirer receives positive responses from the holders of at least 95% of the issued share capital. Completion of the tender offer also requires approval of a majority of the offerees that do not have a personal interest in the tender offer, unless, following consummation of the tender offer, the acquirer would hold at least 98% of the company's outstanding shares. Furthermore, the shareholders, including those who indicated their acceptance of the tender offer, may, at any time within six months following the completion of the tender offer, claim that the consideration for the acquisition of the shares does not reflect their fair market value, and petition an Israeli court to alter the consideration for the acquisition accordingly, unless the acquirer stipulated in its tender offer that a shareholder that accepts the offer may not seek such appraisal rights, and the acquirer or the company published all required information with respect to the tender offer prior to the tender offer's response date.

Furthermore, Israeli tax considerations may make potential transactions unappealing to us or to our shareholders whose country of residence does not have a tax treaty with Israel exempting such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of a number of conditions, including, in some cases, a holding period of two years from the date of the transaction during which sales and dispositions of shares of the participating companies are subject to certain restrictions. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred. These provisions could delay, prevent or impede an acquisition of us or our merger with another company, even if such an acquisition or merger would be beneficial to us or to our shareholders.

As a foreign private issuer whose ADSs are listed on the Nasdaq Capital Market, we intend to follow certain home country corporate governance practices instead of certain Nasdaq requirements, we are not subject to U.S. proxy rules and are exempt from certain Exchange Act reporting requirements. If we were to lose our foreign private issuer status, our costs to modify our practices and maintain compliance under U.S. securities laws and Nasdaq rules would be significantly higher.

We are a foreign private issuer and are not subject to the same requirements that are imposed upon U.S. domestic issuers by the SEC. While the ADSs are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the rules of Nasdaq. As permitted under the Israeli Companies Law 1999, or Companies Law, pursuant to our articles of association to be effective upon closing of this offering, the quorum for an ordinary meeting of shareholders shall be the presence of at least two shareholders present in person, by proxy or by a voting instrument, who hold at least 25% of the voting power of our shares (and in an adjourned meeting, with some exceptions, a minimum of one shareholder) instead of 33 1⁄3% of our issued share capital as required under the Nasdaq corporate governance rules. We may also adopt and approve material changes to equity incentive plans in accordance with the Companies Law, which does not impose a requirement of shareholder approval for such actions. In addition, we will follow Israeli corporate governance practice instead of the Nasdaq requirements to obtain shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company). Additionally, we intend to follow Israeli corporate governance practices instead of Nasdaq requirements with regard to, among other things, the composition of our board of directors and nominating committee, and director nomination procedures. For example, our board of directors currently comprises six directors, three of whom we have determined are independent, in compliance with our home-country requirements. Accordingly, our shareholders may be afforded less protection that what is provided under the Nasdaq corporate governance rules to investors in U.S. domestic issuers. See “Management — Corporate Governance Practices.”

Additionally, we will be exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Furthermore, although under regulations promulgated under the Companies Law, as an Israeli public company listed on the Nasdaq, we will be required to disclose the compensation of our five most highly compensated officers on an individual basis, this disclosure will not be as extensive as that required of U.S. domestic reporting companies. In addition, we will not be required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC, as frequently or as promptly as U.S. domestic reporting companies whose securities are registered under the Exchange Act. Moreover, we will not be required to comply with Regulation FD, which restricts the selective disclosure of material information. These exemptions and leniencies will reduce the frequency and scope of information and protections to which you may otherwise have been eligible in relation to a U.S. domestic issuer. These exemptions and leniencies will reduce the frequency and scope of information and protections available to you in comparison to those applicable to U.S. domestic reporting companies.

If we cease to qualify as a foreign private issuer, we would be required to comply fully with the reporting requirements of the Exchange Act applicable to U.S. domestic issuers. We would lose our foreign private issuer status if a majority of our shares are owned by U.S. residents and a majority of our directors or executive officers are U.S. citizens or residents or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We may also be required to modify certain of our policies to comply with accepted governance practices associated with U.S. domestic issuers and we would lose our ability to rely upon exemptions from certain corporate governance requirements on U.S. stock exchanges that are available to foreign private issuers. Such modifications and subsequent compliance would cause us to incur significant legal, accounting and other expenses that we would not incur as a foreign private issuer.

If we are a “passive foreign investment company” for U.S. federal income tax purposes, there may be adverse U.S. federal income tax consequences to U.S. investors.

Based on our income and assets, we believe that we should be treated as a PFIC for the preceding taxable year. However, the determination of our PFIC status is made annually based on the factual tests described below. Consequently, while we may be a PFIC in future years, we cannot estimate with certainty at this stage whether or not we are likely to be treated as a PFIC in the current taxable year or any future taxable years. Generally, if, for any taxable year, at least 75 percent of our gross income is “passive income” or at least 50 percent of our gross assets during the taxable year (based on the average of the fair market values of the assets determined at the end of each quarterly period) are assets that produce or are held for the production of passive income, we will be characterized as a PFIC for U.S. federal income tax purposes. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions, and gains from assets that produce passive income. However, rents and royalties received from unrelated parties in connection with the active conduct of a trade or business should not be considered passive income for purposes of the PFIC test. For example, if we were to be characterized as a PFIC for U.S. federal income tax purposes in any taxable year during which a U.S. Holder (as defined in “Taxation — Material United States federal income tax considerations”) holds ordinary shares or ADSs, such U.S. Holder could be subject to additional taxes and interest charges upon certain distributions by us and any gain recognized on a sale, exchange or other disposition of our shares, whether or not we continue to be characterized as a PFIC. Certain adverse consequences of PFIC status can be mitigated if a U.S. Holder makes a “mark to market” election or an election to treat us as a qualified electing fund, or QEF. Upon request, we expect to provide the information necessary for U.S. Holders to make “qualified electing fund elections” if we are classified as a PFIC. See “Taxation — Material United States federal income tax considerations — Passive foreign investment company considerations.”

Whether we are a PFIC for any taxable year will depend on the composition of our income and the composition and value of our assets from time to time. Each U.S. Holder is strongly urged to consult its tax advisor regarding these issues and any available elections to mitigate such tax consequences.

If we are a controlled foreign corporation, there could be adverse U.S. federal income tax consequences to certain U.S. Holders.

Each “Ten Percent Shareholder” (as defined below) in a non-U.S. corporation that is classified as a “controlled foreign corporation,” or a CFC, for U.S. federal income tax purposes generally is required to include in income for U.S. federal tax purposes such Ten Percent Shareholder’s pro rata share of the CFC’s “Subpart F income,” “tested income” and investment of earnings in U.S. property, even if the CFC has made no distributions to its shareholders. Subpart F income generally includes dividends, interest, rents, royalties, gains from the sale of securities and income from certain transactions with related parties. In addition, a Ten Percent Shareholder that realizes gain from the sale or exchange of shares in a CFC may be required to classify a portion of such gain as dividend income rather than capital gain. A non-U.S. corporation generally will be classified as a CFC for U.S. federal income tax purposes if Ten Percent Shareholders own, directly or indirectly, more than 50% of either the total combined voting power of all classes of stock of such corporation entitled to vote or of the total value of the stock of such corporation. A “Ten Percent Shareholder” is a United States person (as defined by the Internal Revenue Code of 1986, as amended, or the Code) who owns or is considered to own 10% or more of the value or total combined voting power of all classes of stock entitled to vote of such corporation.

The determination of CFC status is complex and includes complex attribution rules. A non-corporate Ten Percent Shareholder with respect to a CFC generally will not be allowed certain tax deductions or foreign tax credits generally available to a corporate Ten Percent Shareholder. Failure to comply with CFC reporting obligations may subject a Ten Percent Shareholder to significant monetary penalties. We cannot provide any assurances that we will furnish to any Ten Percent Shareholder information that may be necessary to comply with the reporting and tax paying obligations applicable under the CFC rules of the Code. U.S. Holders should consult their own tax advisors with respect to the potential adverse U.S. tax consequences of becoming a Ten Percent Shareholder in a CFC.

RISKS RELATED TO THE ADSS AND THE OFFERING

The ADSs have no prior trading history in the United States, and an active market may not develop, which may limit the ability of our investors to sell the ADSs in the United States.

There is no public market for the ADSs or our ordinary shares in the United States. An active trading market for the ADSs may never develop or may not be sustained if one develops. If an active market for the ADSs does not develop, it may be difficult for you to sell your ADSs, as the market value of your ADSs may decline.

You will experience immediate and substantial dilution in the net tangible book value of the ADSs you purchase in this offering.

The initial public offering price of the ADSs will substantially exceed the net tangible book value per share of our ordinary shares immediately after this offering. Therefore, if you purchase the ADSs in this offering, you would suffer, as of March 2, 2021, immediate dilution of $11.37 per ADS, or $11.10 if the underwriters exercise their option to purchase additional ADSs in full, in net tangible book value after giving effect to the sale of 1,655,630 ADSs in this offering at an assumed initial public offering price of $15.10, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00). In addition, if outstanding options to purchase our ordinary shares are exercised in the future, you will experience additional dilution. For example, if the (i) 8,261,087 ordinary shares issuable upon exercise of options at a weighted average exercise price of $0.90 per share, (ii) 25,189,573 ordinary shares issuable upon exercise of investor warrants at a weighted average exercise price of $1.23 per share, (iii) 1,169,068 ordinary shares issuable upon the vesting of RSUs in return for which recipients are required to pay a weighted average of $0.09 per share, (iv) 6,359,480 ordinary shares issuable upon vesting of merger warrants with no exercise price, (v) 5,445,764 ordinary shares issuable upon the exercise of rights granted to investors at a weighted average exercise price of $0.23 per share and (vi) 1,925,000 ordinary shares issuable upon exercise of warrants underlying rights granted to investors at a weighted average exercise price of $1.20 per share, each outstanding as of March 2, 2021, are all exercised and/or issued in full, you would suffer, as of March 2, 2021, immediate dilution of $9.22 per ADS in net tangible book value after giving effect to the sale of 1,655,630 ADSs in this offering at the assumed initial public offering price of $15.10, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00).

The ADS price may be volatile, and you may lose all or part of your investment.

The initial public offering price for the ADSs sold in this offering will be determined by negotiation between us and the representative of the underwriters. This price may not reflect the market price of the ADSs following this offering and the price of the ADSs may decline. In addition, the market price of the ADSs could be highly volatile and may fluctuate substantially as a result of many factors, including:

•	changes in the prices of our raw materials or the products manufactured in factories using our technologies;

•	the trading volume of the ADSs;

•	the effects of the COVID-19 pandemic;

•	general economic, market and political conditions, including negative effects on consumer confidence and spending levels that could indirectly affect our results of operations;

•	actual or anticipated fluctuations in our financial condition and operating results, including fluctuations in our quarterly and annual results;

•	announcements by us or our competitors of innovations, other significant business developments, changes in distributor relationships, acquisitions or expansion plans;

•	announcement by competitors or new market entrants of their entry into or exit from the alternative protein market;

•	overall conditions in our industry and the markets in which we intend to operate;

•	market conditions or trends in the packaged food sales industry that could indirectly affect our results of operations;

•	addition or loss of significant customers or other developments with respect to significant customers;

•	adverse developments concerning our manufacturers and suppliers;

•	changes in laws or regulations applicable to our products or business;

•	our ability to effectively manage our growth and market expectations with respect to our growth, including relative to our competitors;

•	changes in the estimation of the future size and growth rate of our markets;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital commitments;

•	additions or departures of key personnel;

•	competition from existing products or new products that may emerge;

•	issuance of new or updated research or reports about us or our industry, or positive or negative recommendations or withdrawal of research coverage by securities analysts;

•	variance in our financial performance from the expectations of market analysts;

•	our failure to meet or exceed the estimates and projections of the investment community or that we may otherwise provide to the public;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	disputes or other developments related to proprietary rights, including patents, and our ability to obtain intellectual property protection for our products;

•	litigation or regulatory matters;

•	announcement or expectation of additional financing efforts;

•	our cash position;

•	sales and short-selling of the ADSs;

•	our issuance of equity or debt;

•	changes in accounting practices;

•	ineffectiveness of our internal controls;

•	negative media or marketing campaigns undertaken by our competitors or lobbyists supporting the conventional meat industry;

•	the public’s response to publicity relating to the health aspects or nutritional value of products to be manufactured in factories using our technologies; and

•	other events or factors, many of which are beyond our control.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of the ADSs, regardless of our operating performance. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes, tariffs, international currency fluctuations, or the effects of disease outbreaks or pandemics (such as the COVID-19 pandemic), may negatively impact the market price of the ADSs. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation, we could incur substantial costs and our management’s attention and resources could be diverted.

Our shares will be listed for trading on more than one stock exchange, and this may result in price variations.

Our ordinary shares are currently traded on the TASE and following the offering, the ADSs, representing our ordinary shares, will be listed for trading on the Nasdaq Capital Market, or Nasdaq. This may result in price variations. The ADSs and ordinary shares will be traded on these markets in different currencies, U.S. dollars on Nasdaq and NIS on the TASE. These markets have different opening and closing times and close on different days. Different trading times and differences in exchange rates, among other factors, may result in our shares being traded at a price differential on these two markets. In addition, market influences in one market may influence the price at which our shares are traded on the other.

We have broad discretion as to the use of the net proceeds from our U.S. initial public offering and may not use such proceeds effectively.

We currently intend to use the net proceeds from this offering to develop commercial technologies to manufacture alternative foods, including potential acquisitions of other companies whose technologies are complementary or synergistic to our own, such as our purchase of Peace of Meat, as described herein in “Business”, and for general corporate purposes, including working capital requirements. For more information, see “Use of Proceeds.” However, our management will have broad discretion in the application of the net proceeds. Our shareholders may not agree with the manner in which our management chooses to allocate the net proceeds from this offering. The failure by our management to apply these funds effectively could have an adverse impact on our business, financial condition and results of operation. Pending their use, we may invest the net proceeds from this offering in a manner that does not produce income.

If equity research analysts do not publish research or reports about our business or if they issue inaccurate or unfavorable commentary or downgrade the ADSs, the price of the ADSs and trading volume could decline.

The trading market for the ADSs depends in part on the research and reports that industry or securities analysts publish about us or our business. If one or more of the analysts who cover us ceases coverage of our company or fails to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause the price of the ADSs or their trading volume to decline. Moreover, if any of the analysts who cover us downgrade the ADSs or issue an adverse or misleading opinion regarding us, our business model or our stock performance, or if our operating results fail to meet the expectations of the investor community, the price of the ADSs could decline.

The market price of the ADSs could be negatively affected by future sales of the ADSs.

Immediately after this offering, there will be 108,213,886 ordinary shares, including 6,359,480 ordinary shares underlying merger warrants with no exercise price issued to MeaTech shareholders in connection with the Merger, and vesting, inter alia, upon completion of all the conditions required for listing our securities on a stock exchange outside Israel (for further details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Merger”) and 1,655,630 ADSs representing 16,556,300 ordinary shares outstanding, or 110,697,331 if the underwriters exercise their option to purchase additional ADSs in full. Sales by us or our shareholders of a substantial number of our ordinary shares or ADSs in the public markets following this offering, or the perception that these sales might occur, could cause the market price of the ADSs to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities. Of our issued and outstanding shares, all of the ADSs sold in this offering will be freely transferable, except for any shares held by our “affiliates,” as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or Rule 144.

Following the closing of this offering, 15,514,664 of our outstanding ordinary shares, currently exercisable or exercisable within 60 days of the date of this registration statement will be beneficially owned by shareholders, including members of management and our board of directors, that have agreed with the underwriters that, subject to limited exceptions, for a period of 180 days after the date of this prospectus, they will not directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase or otherwise dispose of any ordinary shares, ADSs or any securities convertible into or exercisable or exchangeable for ordinary shares or ADSs, or in any manner transfer all or a portion of the economic consequences associated with the ownership of ordinary shares or ADSs, or cause a registration statement covering any ADSs to be filed, without the prior written consent of the underwriters, which may, in their sole discretion and at any time without notice, release all or any portion of the shares subject to the corresponding lock-up agreements. After the expiration of the lock-up period, these shares can be resold into the public markets in accordance with the requirements of Rule 144, subject to certain volume and manner of sale limitations.

Following the expiration of the lock-up restrictions described above, the number of ordinary shares and ADSs that are potentially available for sale in the open market will increase materially, which could make it harder for the value of our ordinary shares and ADSs to appreciate unless there is a corresponding increase in demand for our ordinary shares and ADSs. This increase in available shares could cause the value of your investment in the ADSs to decline.

In addition, a sale by the company of additional ordinary shares, ADSs or similar securities, or securities convertible or exchangeable into ordinary shares or ADSs, in order to raise capital might have a similar negative impact on the share price of our ordinary shares. A decline in the price of our ordinary shares or ADSs might impede our ability to raise capital through the issuance of additional ordinary shares, ADSs or other equity securities, and may cause you to lose part or all of your investment in our ordinary shares or ADSs.

We have never paid dividends on our share capital and we do not intend to pay dividends for the foreseeable future.

We have never declared or paid any dividends on our share capital and do not intend to pay any dividends in the foreseeable future. We anticipate that we will retain all of our future earnings for use in the development and growth of our business and for general corporate purposes. Accordingly, any gains from an investment in the ADSs will depend on price appreciation of the ADSs, which may never occur. In addition, Israeli law limits our ability to declare and pay dividends, and may subject our dividends to certain Israeli withholding taxes.

You may not receive the same distributions or dividends as those we make to the holders of our ordinary shares, and, in some limited circumstances, you may not receive dividends or other distributions on our ordinary shares and you may not receive any value for them, if it is illegal or impractical to make them available to you.

The depositary for the ADSs has agreed to pay to you the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities underlying the ADSs, after deducting its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent. However, the depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any holders of ADSs. For example, it would be unlawful to make a distribution to a holder of ADSs if it consists of securities that require registration under the Securities Act of 1933, as amended, or the Securities Act, but that are not properly registered or distributed under an applicable exemption from registration. In addition, conversion into U.S. dollars from foreign currency that was part of a dividend made in respect of deposited ordinary shares may require the approval or license of, or a filing with, any government or agency thereof, which may be unobtainable. In these cases, the depositary may determine not to distribute such property and hold it as “deposited securities” or may seek to affect a substitute dividend or distribution, including net cash proceeds from the sale of the dividends that the depositary deems an equitable and practicable substitute. We have no obligation to register under U.S. securities laws any ADSs, ordinary shares, rights or other securities received through such distributions. We also have no obligation to take any other action to permit the distribution of ADSs, ordinary shares, rights or anything else to holders of ADSs. In addition, the depositary may deduct from such dividends or distributions its fees and may withhold an amount on account of taxes or other governmental charges to the extent the depositary believes it is required to make such withholding. These restrictions may cause a material decline in the value of the ADSs.

The deposit agreement may be amended or terminated without your consent.

We and the depositary may amend or terminate the deposit agreement without your consent. Holders of the ADSs are entitled to a prior notice in the event of a materially prejudicial amendment or termination thereof or if the amendment adds or increases fees or charges. If you continue to hold your ADSs after an amendment to the deposit agreement, you agree to be bound by the deposit agreement as amended.

The deposit agreement may be terminated at any time upon prior written notice to holders of the ADSs. Upon the termination of the deposit agreement, our company will be discharged from all obligations under the deposit agreement except for its obligations to the depositary thereunder. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. After the termination date and before the depositary sells all of the securities, the depositary may refuse to accept a surrender of ADSs by a holder for the purpose of withdrawing deposited securities if it would interfere with the selling process. During this time, the depositary will not be required to register any transfer or ADSs or distribute any dividends or other distributions, give any notices or perform any other duties under the deposit agreement.

Holders or beneficial owners of the ADSs have limited recourse if we or the depositary fail to meet our respective obligations under the deposit agreement or if they wish us or the depositary to participate in legal proceedings.

The deposit agreement expressly limits our obligations and liability and those of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our or its control from performing our or its obligations under the deposit agreement;

•	are not liable if we exercise or it exercises discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of the ADSs to benefit from any distribution on deposited securities that is not made available to holders of the ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on behalf of the holders of the ADSs or any other person;

•	are not liable for the acts or omissions of any securities depositary, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

These provisions of the deposit agreement limit the ability of holders of the ADSs to obtain recourse if we or the depositary fail to meet our respective obligations under the deposit agreement or if they wish us or the depositary to participate in a legal proceeding.

ADS holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could augur less favorable results to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our ordinary shares provides that holders and beneficial owners of ADSs irrevocably waive the right to a trial by jury in any legal proceeding arising out of or relating to the deposit agreement or the ADSs, including claims under federal securities laws, against us or the depositary to the fullest extent permitted by applicable law. If this jury trial waiver provision is prohibited by applicable law, an action could nevertheless proceed under the terms of the deposit agreement with a jury trial. To our knowledge, the enforceability of a jury trial waiver under the federal securities laws has not been finally adjudicated by a federal court, and holders of the ADSs are not able to waive our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder. However, we believe that a jury trial waiver provision is generally enforceable under the laws of the State of New York, which govern the deposit agreement, by a court of the State of New York or a federal court, which have non-exclusive jurisdiction over matters arising under the deposit agreement, applying such law. In determining whether to enforce a jury trial waiver provision, New York courts and federal courts will consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party has knowingly waived any right to trial by jury. We believe that this is the case with respect to the deposit agreement and the ADSs. In addition, New York courts will not enforce a jury trial waiver provision in order to bar a viable setoff or counterclaim sounding in fraud or one that is based upon a creditor’s negligence in failing to liquidate collateral upon a guarantor’s demand, or in the case of an intentional tort claim (as opposed to a contract dispute), none of which we believe are applicable in the case of the deposit agreement or the ADSs. No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any provision of the federal securities laws. If you or any other holder or beneficial owner of ADSs brings a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of limiting and discouraging lawsuits against us and/or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may augur different results than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

As the jury trial waiver relates to claims arising out of or relating to the ADSs or the deposit agreement, we believe that the waiver would likely continue to apply to ADS holders or beneficial owners who withdraw the ordinary shares from the ADS facility with respect to claims arising before the cancellation of the ADSs and the withdrawal of the ordinary shares, and the waiver would likely not apply to ADS holders or beneficial owners who subsequently withdraw the ordinary shares represented by ADSs from the ADS facility with respect to claims arising after the withdrawal. However, to our knowledge, there has been no case law on the applicability of the jury trial waiver to ADS holders or beneficial owners who withdraw the ordinary shares represented by the ADSs from the ADS facility.

ADS holders do not have the same rights as our shareholders.

ADS holders do not have the same rights as our shareholders.  For example, ADS holders may not attend shareholders’ meetings or directly exercise the voting rights attaching to the ordinary shares underlying their ADSs.  ADS holders may vote only by instructing the depositary to vote on their behalf.  If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you.  Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote.  For instructions to be valid, they must reach the depositary by a date set by the depositary.   The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the deposited ordinary shares as instructed by ADS holders.  If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.  Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares.  However, you may not know about the meeting enough in advance to withdraw the ordinary shares.  We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your ordinary shares.  In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions.  This means that you may not be able to exercise voting rights and there may be nothing you can do if your ordinary shares are not voted as you requested.  In addition, ADS holders have no right to call a shareholders’ meeting.

You may be subject to limitations on transfer of your ADSs.

Your ADSs will be transferable on the books of the depositary. However, the depositary may close its transfer books at any time or from time to time when it deems expedient in connection with the performance of its duties. In addition, the depositary may refuse to deliver, transfer or register transfers of ADSs generally when our books or the books of the depositary are closed, or at any time if we or the depositary deem it advisable to do so because of any requirement of law or of any government or governmental body, under any provision of the deposit agreement, or for any other reason in accordance with the terms of the deposit agreement.

RISKS RELATED TO BEING A PUBLICLY-TRADED COMPANY

We will incur significant additional increased costs as a result of the listing of the ADSs for trading on the Nasdaq and thereby becoming a public company in the United States as well as in Israel, and our management will be required to devote substantial additional time to new compliance initiatives as well as to compliance with ongoing U.S. and Israeli reporting requirements.

Upon the successful completion of this offering and the listing of the ADSs on the Nasdaq, we will become a publicly traded company in the United States. As a public company in the United States, we will incur additional significant accounting, legal and other expenses that we did not incur before the offering. We also anticipate that we will incur costs associated with corporate governance requirements of the SEC and the Nasdaq, as well as requirements under Section 404 and other provisions of the Sarbanes-Oxley Act. We expect these rules and regulations to increase our legal and financial compliance costs, introduce new costs such as investor relations, stock exchange listing fees and shareholder reporting, and to make some activities more time consuming and costly. The implementation and testing of such processes and systems may require us to hire outside consultants and incur other significant costs. Any future changes in the laws and regulations affecting public companies in the United States, including Section 404 and other provisions of the Sarbanes-Oxley Act, and the rules and regulations adopted by the SEC and the Nasdaq, for so long as they apply to us, will result in increased costs to us as we respond to such changes. These laws, rules and regulations could make it more difficult or more costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors or as executive officers.

Failure to achieve and maintain effective internal controls in accordance with Section 404 of the Sarbanes-Oxley Act could have an adverse impact on our business, results of operation or financial condition. In addition, current and potential shareholders could lose confidence in our financial reporting, which could have an adverse impact on the price of the ADSs.

Effective internal controls are necessary for us to provide reliable financial reports and effectively prevent fraud. We will be required to document and test our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting. In addition, if we fail to maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404. If we cannot provide reliable financial reports or prevent fraud, our operating results could be harmed. Disclosing deficiencies or weaknesses in our internal controls, failing to remediate these deficiencies or weaknesses in a timely fashion or failing to achieve and maintain an effective internal control environment may cause investors to lose confidence in our reported financial information, which could have an adverse impact on the price of the ADSs and subject us to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal controls over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements, which could make the ADSs less attractive to investors.

For as long as we are deemed an emerging growth company, we are permitted to and intend to take advantage of specified reduced reporting and other regulatory requirements that are generally unavailable to other public companies, including:

•	an exemption from the auditor attestation requirement in the assessment of our internal controls over financial reporting required by Section 404 of the Sarbanes-Oxley Act; and

•
an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board, or the PCAOB, requiring mandatory audit firm rotation or a supplement to the auditor’s report in which the auditor would be required to provide additional information about our audit and our financial statements.

In addition, Section 107 of the JOBS Act provides that an emerging growth company can use the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Given that we currently report and expect to continue to report under IFRS as issued by the IASB, we have elected not to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

We will be an emerging growth company until the earliest of: (i) the last day of the fiscal year during which we had total annual gross revenues of $1.07 billion or more, (ii) the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt, (iii) the last day of the fiscal year following the fifth anniversary of this offering or (iv) the date on which we are deemed to be a large accelerated filer as defined in SEC rules.

We cannot predict if investors will find the ADSs less attractive because we may rely on these exemptions. If some investors find the ADSs less attractive as a result, there may be a less active trading market for the ADSs and the market price of the ADSs may be more volatile.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make expressed and implied forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our business, financial condition, results of operations, liquidity, plans and objectives. In some cases, you can identify forward-looking statements by terminology such as “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” “predict,” “potential,” or the negative of these terms or other similar expressions. Forward-looking statements are based on information we have when those statements are made or our management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Forward-looking statements contained in this prospectus include, but are not limited to:

•	our estimates regarding our expenses, future revenue, capital requirements and needs for additional financing;

•
our expectations regarding the success of our cultured meat manufacturing technologies we are developing, which will require significant additional work before we can potentially launch commercial sales;

•	our research and development activities associated with technologies for cultured meat manufacturing, including three-dimensional meat production, which involves a lengthy and complex process;

•	our expectations regarding the timing for the potential commercial launch of our cultured meat technologies;

•
our ability to successfully manage our planned growth, including with respect to our recent acquisition of Peace of Meat, and any future acquisitions, joint ventures, collaborations or similar transactions;

•	the potential business or economic disruptions caused by the COVID-19 pandemic;

•	the competitiveness of the market for our cultured meat technologies;

•
our ability to enforce our intellectual property rights and to operate our business without infringing, misappropriating, or otherwise violating the intellectual property rights and proprietary technology of third parties;

•	our ability to predict and timely respond to preferences for alternative proteins and cultured meats and new trends;

•	our ability to attract, hire and retain qualified employees and key personnel; and

•	other risks and uncertainties, including those listed in the section titled “Risk Factors.”

The preceding list is not intended to be an exhaustive list of any forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results to differ materially from the results expressed or implied by the forward-looking statements. In particular, you should consider the risks and uncertainties described under “Risk Factors” in this prospectus.

The forward-looking statements contained in this prospectus are based upon information available to our management as of the date of this prospectus and, while we believe such information forms a reasonable basis for such statements, such information may be limited or incomplete, and our statements should not be read to indicate that we have conducted an exhaustive inquiry into, or review of, all potentially available relevant information. The forward-looking statements contained in this prospectus are expressly qualified in their entirety by this cautionary statement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

USE OF PROCEEDS

We estimate that our net proceeds from this offering will be approximately $21.9 million, or approximately $25.4 million if the underwriters exercise in full their option to purchase additional ADSs, based on an assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

A $1.00 increase (decrease) in the assumed initial public offering price would increase (decrease) the net proceeds we receive from this offering by approximately $1.5 million, assuming that the number of ADSs offered, as set forth on the cover page of this prospectus, remains the same, and after deducting underwriting discounts and commissions and estimated offering expenses. Each increase (decrease) of 100,000 in the number of ADSs we are offering would increase (decrease) the net proceeds to us from this offering by approximately $1.4 million, assuming no change in the assumed initial public offering price per ADS.

We intend to use the net proceeds from this offering to advance our program to develop commercial technologies to manufacture alternative foods, including potential acquisitions of other companies whose technologies are complementary or synergistic to our own, such as our purchase of Peace of Meat, as described herein in “Business”, and for working capital and general corporate purposes.

Our expected use of net proceeds from this offering represents our current intentions based on our present plans and business condition, which could change in the future as our plans and business conditions evolve. As of the date of this prospectus, we cannot predict with certainty any or all of the particular uses for the net proceeds to be received upon the closing of this offering, or the amounts, if any, that we will actually spend on the uses set forth above. The amounts and timing of our actual use of the net proceeds may vary depending on numerous factors, including our ability to obtain additional financing and changes we may make to our development plan. As a result, our management will have broad discretion in the application of the net proceeds, which may include uses not set forth above, and investors will be relying on our judgment regarding the application of the net proceeds from this offering.

Pending our use of proceeds from this offering, we plan to invest the net proceeds from this offering in a variety of investment-grade instruments and/or to hold such proceeds as cash or interest-bearing deposits, in the currencies in which we expect to make payment.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares and we anticipate that, for the foreseeable future, we will retain any future earnings to support operations and to finance the growth and development of our business. Therefore, we do not expect to pay cash dividends for at least the next several years.

The distribution of dividends may also be limited by the Companies Law, which permits the distribution of dividends only out of retained earnings or earnings derived over the two most recent fiscal years, whichever is higher, provided that there is no reasonable concern that payment of a dividend will prevent a company from satisfying its existing and foreseeable obligations as they become due. As of June 30, 2020, we did not have distributable earnings pursuant to the Companies Law. Dividend distributions may be determined by our board of directors, as our articles of association do not provide that such distributions require shareholder approval.

CAPITALIZATION

The following table sets forth our total capitalization as of June 30, 2020, as follows:

•	on an actual basis;

•
on a pro forma basis to give effect to (i) private placements of our securities in August 2020 and December 2020, in which we received $5.6 million and $6.4 million, respectively, in immediate aggregate net proceeds and (ii) our acquisition of the outstanding securities of Peace of Meat, in return for net cash consideration (i.e., closing cash consideration less the cash and cash equivalents owned by Peace of Meat) of €3.8 million ($4.3 million) and closing equity consideration of 4,070,766 ordinary shares; and

•
on a pro forma as adjusted basis to give further effect to the issuance and sale of 1,655,630 ADSs in this offering at an assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), after deducting underwriting discounts and commissions and the estimated offering expenses payable by us.

You should read this information in conjunction with our consolidated financial statements and the related notes appearing elsewhere in this prospectus, as well as the sections of this prospectus titled “Selected Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of June 30, 2020
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(USD, in thousands, except share data)
Shareholders’ equity:
Ordinary shares, no par value: 1,000,000,000 shares authorized, 60,071,351 shares issued and outstanding (actual); 76,225,877 shares issued and outstanding (pro forma); 92,782,177 shares issued and outstanding (pro forma as adjusted)	$—	$—	$—
Share capital and premium	18,497	34,566	56,470
Capital reserves	1,348	1,348	1,348
Currency translation differences reserve	-	(57)	(57)
Accumulated deficit	(13,389)	(13,389)	(13,389)

Total shareholders’ capital equity	$6,456	$22,468	$44,372

(1) A $1.00 increase (decrease) in the assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), would increase (decrease) the pro forma as adjusted amount of each of cash and cash equivalents, total equity and total capitalization by approximately $1.5 million, assuming that the number of ADSs offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Each increase (decrease) of 100,000 in the number of ADSs we are offering would increase (decrease) each of our pro forma as adjusted total shareholders’ equity and total capitalization by approximately $1.4 million, assuming no change in the assumed initial public offering price per ADS, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

The outstanding share information in the table above as of June 30, 2020 excludes:

•	5,481,111 ordinary shares issuable upon exercise of options outstanding as of June 30, 2020 at a weighted average exercise price of $0.74 per share;

•	12,491,144 ordinary shares issuable upon exercise of investor warrants outstanding as of June 30, 2020 at a weighted average exercise price of $0.93 per share;

•	1,527,743 ordinary shares issuable upon the vesting of RSUs outstanding as of June 30, 2020, in return for which recipients are required to pay a weighted average of $0.09 per share; and

•	12,718,960 ordinary shares issuable upon vesting of merger warrants that had been granted and remained outstanding as of June 30, 2020 with no exercise price.

DILUTION

If you invest in the ADSs in this offering, your ownership interest will be immediately diluted to the extent of the difference between the initial public offering price per ADS and the pro forma net tangible book value per ADS after this offering. Dilution results from the fact that the attributed initial public offering price per ordinary share is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares. Our consolidated net tangible book value as of June 30, 2020 was $6.3 million, or $0.11 per ordinary share or $1.05 per ADS (using the ratio of 10 ordinary shares to one ADS).

Consolidated net tangible book value per ordinary share or ADS was calculated by:

•	subtracting our consolidated liabilities from our consolidated tangible assets; and

•	dividing the difference by the number of ordinary shares or ADSs outstanding, as applicable.

      After giving effect to (i) an aggregate 12,083,760 ordinary shares issued to certain investors in August, 2020 and December, 2020 in private placements, and (ii) our acquisition of the outstanding securities of Peace of Meat, in return for net cash consideration (i.e., closing cash consideration less the cash and cash equivalents owned by Peace of Meat) of €3.8 million ($4.3 million) and closing equity consideration of 4,070,766 ordinary shares, our consolidated pro forma net tangible book value as of June 30, 2020 was $12.7 million, or $0.17 per ordinary share or $1.67 per ADS (using the ratio of 10 ordinary shares to one ADS). The adjustments made to determine our consolidated pro forma net tangible book value were calculated based on an increase in consolidated tangible assets to reflect the net proceeds of such pro forma adjustments and an associated pro forma increase in ordinary shares outstanding.

After giving further effect to adjustments relating to this offering, our consolidated pro forma as adjusted net tangible book value on June 30, 2020, would have been approximately $34.6 million, equivalent to $0.37 per ordinary share or $3.73 per ADS. The adjustments made to determine our consolidated pro forma adjusted net tangible book value are as follows:

•	an increase in consolidated tangible assets to reflect the net proceeds of this offering received by us as described under “Use of Proceeds”; and

•
the issuance of the ADSs in this offering, based on an assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00).

The following table illustrates the immediate increase in our consolidated net tangible book value of $1.05 per ADS and the immediate dilution to new investors:

Assumed initial public offering price per ADS	$15.10
Consolidated net tangible book value per ADS as of June 30, 2020	$1.05
Increase in consolidated net tangible book value per ADS attributable to the pro forma adjustments described above	$0.62
Pro forma net tangible book value per ADS	$1.67
Increase in consolidated net tangible book value per ADS attributable to this offering	$2.06
Pro forma as adjusted net tangible book value per ADS after this offering	$3.73
Dilution per ADS to new investors	$11.37
Percentage of dilution per ADS to new investors	75%

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.10 per ADS which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), would increase (decrease) our pro forma as adjusted consolidated net tangible book value by $0.92 per ADS and would increase (decrease) the dilution to new investors in this offering by $0.84 per ADS, assuming that the number of ADSs offered remains the same and after deducting underwriting discounts and commissions and estimated offering expenses. Each increase of 100,000 in the number of ADSs we are offering would increase (decrease) our pro forma as adjusted consolidated net tangible book value by $0.11 per ADS and would decrease (increase) dilution to investors in this offering by $0.15 per ADS, assuming no change in the assumed initial public offering price per ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the underwriters’ option to purchase additional ADSs from us is exercised in full, and based on an assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), our pro forma as adjusted consolidated net tangible book value would be $4.00 per ADS and the dilution to new investors in this offering would be $11.10 per ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

If the (i) 8,261,087 ordinary shares issuable upon exercise of options at a weighted average exercise price of $0.90 per share, (ii) 25,189,573 ordinary shares issuable upon exercise of investor warrants at a weighted average exercise price of $1.23 per share, (iii) 1,169,068 ordinary shares issuable upon the vesting of RSUs in return for which recipients are required to pay a weighted average of $0.09 per share, (iv) 6,359,480 ordinary shares issuable upon vesting of merger warrants with no exercise price, (v) 5,445,764 ordinary shares issuable upon the exercise of rights granted to investors at a weighted average exercise price of $0.23 per share and (vi) 1,925,000 ordinary shares issuable upon exercise of warrants underlying rights granted to investors at a weighted average exercise price of $1.20 per share, each outstanding as of March 2, 2021, are all exercised and/or issued in full, and based on an assumed initial public offering price of $15.10 per ADS, which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), our pro forma as adjusted net tangible book value would be $5.88 per ADS and the dilution to new investors in this offering would be $9.22 per ADS, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

The table below summarizes, on a pro forma as adjusted basis giving effect to (i) an aggregate 12,083,760 ordinary shares issued to certain investors in August 2020 and December 2020 in private placements and (ii) our acquisition of the outstanding securities of Peace of Meat, in return for net cash consideration (i.e., closing cash consideration less the cash and cash equivalents owned by Peace of Meat) of €3.8 million ($4.3 million) and closing equity consideration of 4,070,766 ordinary shares, the differences for our existing shareholders and new investors in this offering, with respect to the number of ADSs purchased from us, the total consideration paid to us and the average per ADS price paid in this offering in the purchase of the ADSs from us, before deducting underwriting discounts and commissions and estimated offering expenses payable by us, and assuming all ordinary shares are represented by ADSs. The total number of ADSs does not include ADSs issuable upon the exercise of the option granted to the underwriters.

	ADSs purchased		Total consideration		Average price per ADS
	Number	%	Amount	%
Existing shareholders	7,622,588	82.2%	$39,855,779	61.5%	$5.23
New investors	1,655,630	17.8%	$25,000,013	38.5%	$15.10
Total	9,278,218	100.0%	$64,855,792	100.0%	$6.99

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.10 per ADS which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), would increase (decrease) the total consideration paid by new investors by $1.5 million and would increase (decrease) the percentage of total consideration paid by new investors by 1.5 percentage points, assuming that the number of ADSs offered remains the same. Each increase of 100,000 in the number of ADSs we are offering would increase (decrease) the total consideration paid by new investors by $1.4 million and would increase (decrease) the percentage of total consideration paid by new investors by 1.3 percentage points, assuming no change in the assumed initial public offering price per ADS.

If the underwriters exercise their option to purchase additional ADSs in full, the total consideration paid by new investors would be approximately $28,750,023.

The table below summarizes, on a pro forma as adjusted basis (i) giving effect to an aggregate 12,083,760 ordinary shares issued to certain investors in August 2020 and December 2020 in private placements, (ii) our acquisition of the outstanding securities of Peace of Meat, in return for net cash consideration (i.e., closing cash consideration less the cash and cash equivalents owned by Peace of Meat) of €3.8 million ($4.3 million) and closing equity consideration of 4,070,766 ordinary shares and (iii) assuming the exercise and/or issuance in full of (a) 8,261,087 ordinary shares issuable upon exercise of options at a weighted average exercise price of $0.90 per share, (b) 25,189,573 ordinary shares issuable upon exercise of investor warrants at a weighted average exercise price of $1.23 per share, (c) 1,169,068 ordinary shares issuable upon the vesting of RSUs in return for which recipients are required to pay a weighted average of $0.09 per share, (d) 6,359,480 ordinary shares issuable upon vesting of merger warrants with no exercise price, (e) 5,445,764 ordinary shares issuable upon the exercise of rights granted to investors at a weighted average exercise price of $0.23 per share and (f) 1,925,000 ordinary shares issuable upon exercise of warrants underlying rights granted to investors at a weighted average exercise price of $1.20 per share, each outstanding as of March 2, 2021, the differences for our existing shareholders and new investors in this offering, with respect to the number of ADSs purchased from us, the total consideration paid to us and the average per ADS price paid in this offering in the purchase of the ADSs from us, before deducting underwriting discounts and commissions and estimated offering expenses payable by us. The total number of ADSs does not include ADSs issuable upon the exercise of the option granted to the underwriters.

	ADSs purchased		Total consideration		Average price per share
	Number	%	Amount	%
Existing shareholders	12,457,585	88.3%	$88,205,755	77.9%	$7.08
New investors	1,655,630	11.7%	$25,000,013	22.1%	$15.10
Total	14,113,215	100.0%	$113,205,768	100.0%	$8.02

Each $1.00 increase (decrease) in the assumed initial public offering price of $15.10 per ADS which is based on the last reported sale price of our ordinary shares on the TASE on March 2, 2021 of $1.51 per ordinary share (based on the exchange rate reported by the Bank of Israel on that date, which was NIS 3.299 = $1.00), would increase (decrease) the total consideration paid by new investors by $1.5 million and would increase (decrease) the percentage of total consideration paid by new investors by 1.1 percentage points, assuming that the number of ADSs offered remains the same. Each increase of 100,000 in the number of ADSs we are offering would increase (decrease) the total consideration paid by new investors by $1.4 million and would increase (decrease) the percentage of total consideration paid by new investors by 0.9 percentage points, assuming no change in the assumed initial public offering price per ADS.

If the underwriters exercise their option to purchase additional ADSs in full, the total consideration paid by new investors would be approximately $28,750,023.

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this offering is subject to adjustment based on the actual initial public offering price of the ADSs and other terms of this offering determined at pricing.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth the following summary consolidated financial data:

• Our selected consolidated statements of comprehensive loss for the eight-month period from the inception of MeaTech ended December 31, 2018 and the year ended December 31, 2019 and our selected consolidated statement of financial position as of December 31, 2019, which have been derived from our audited consolidated financial statements included elsewhere in this prospectus.

• Our selected consolidated statements of comprehensive loss for the six-month periods ended June 30, 2020 and 2019 and our selected consolidated statement of financial position as of June 30, 2020, which have been derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

• Selected statement of comprehensive loss of Peace of Meat for the six-month period from its inception ended February 29, 2020, which has been derived from Peace of Meat’s audited financial statements included elsewhere in this prospectus.

• Selected statement of comprehensive loss of Peace of Meat for the six months ended August 31, 2020 and a selected consolidated statement of financial position of Peace of Meat as of August 31, 2020, which have been derived from Peace of Meat’s unaudited interim financial statements included elsewhere in this prospectus.

You should read the following selected consolidated financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes included elsewhere in this prospectus. These financial statements bear the company name of Meat-Tech 3D Ltd., which was our legal name at the time of their approval by our board of directors.

The unaudited interim financial statements were prepared on a basis consistent with the audited financial statements and include, in the opinion of each company’s respective management, all adjustments, consisting only of normal recurring adjustments considered necessary for a fair presentation of the financial information set forth in those statements. Historical results are not necessarily indicative of the results that may be expected in the future. Our financial statements, and those of Peace of Meat, have been prepared in accordance with IFRS, as issued by the IASB, which differ in certain significant respects from U.S. GAAP.

Although our functional currency is the NIS, we report our financial results in U.S. dollars. Peace of Meat reports its financial results in its functional currency of Euros.

Our summary consolidated financial statements are derived from the financial statements of MeaTech 3D. Although legally MeaTech 3D is the acquirer of all of the outstanding shares of MeaTech, pursuant to the Merger described elsewhere in this prospectus, the shareholders of MeaTech received the majority of the voting rights in MeaTech 3D and the ability to determine its financial and operational policy; the management of MeaTech continues to serve as the management of MeaTech 3D; and at the time of completing the Merger, MeaTech 3D (then Ophectra) was a company without significant business operations. The Merger therefore did not constitute a business acquisition as defined in IFRS 3, but it was determined that MeaTech is the acquirer of the business for accounting purposes. Therefore, the Merger was treated as a reverse acquisition that does not constitute a business combination. Accordingly, our consolidated financial statements and financial data included herein for all periods through and including December 31, 2019 were adjusted retroactively to reflect the financial statements of MeaTech (now called MeaTech MT Ltd.), other than the information concerning earnings per share, which is presented according to the equity information of MeaTech 3D (then called Ophectra), and  our consolidated financial statements and financial data included herein from January 1, 2020 onward relate to MeaTech 3D.

	Six Months Ended June 30,		Year Ended December 31,	Eight-Month Period Ended December 31,
	2020	2019	2019	2018
Consolidated Statement of Income:	(USD, in thousands, except per share data)
Revenues	-	-	-	51
Expenses:
Research and development expenses	850	14	166	-
General and administrative expenses	2,006	38	256	53
Public listing expenses	10,164	-	-	-
Operating loss	13,020	52	422	2
Financing expense (income), net	(56)	-	1	-
Loss for the period	12,964	52	423	2
Loss per ordinary share without par value	0.262	0.003	0.022	0
Weighted average number of ordinary shares outstanding, basic and diluted	49,476,813	14,919,810	19,484,478	14,919,810

Earnings or loss per share for periods prior to the closing date of the Merger were calculated by dividing the weighted average of MeaTech 3D’s ordinary shares that were outstanding during the corresponding periods, into the loss or earnings of MeaTech in the corresponding periods, multiplied by the exchange ratio according to which ordinary shares of MeaTech 3D were issued in return for ordinary shares of MeaTech. Subsequent to the Merger date, the weighted average of the ordinary shares used in calculating the earnings or loss per share is that of MeaTech 3D.

	As of June 30,		As of December 31,
	2020	2019	2019	2018
Consolidated Statements of Financial Position Data:		(USD, in thousands)
Cash and cash equivalents	$5,201	$5	$1,274	$31
Total assets	7,064	8	1,987	35
Total liabilities	608	49	496	37
Total shareholders’ equity	$6,456	$(41)	$1,491	$(2)

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information is based upon our historical financial statements after giving effect to the acquisition of Peace of Meat. The unaudited pro forma condensed consolidated statements of financial position as of June 30, 2020, combine the historical statement of our financial position, giving effect to the acquisition of Peace of Meat, as if it had been completed on June 30, 2020. Since the acquisition of Peace of Meat occurred subsequent to June 30, 2020, our historical statement of financial position does not yet include the effects of that acquisition and, therefore, certain pro forma adjustments are necessary to present the unaudited pro forma condensed consolidated statement of financial position.

The unaudited pro forma condensed consolidated statements of loss and comprehensive loss for the six months ended June 30, 2020 and the year ended December 31, 2019 give effect to the acquisition of Peace of Meat as if it had occurred on January 1, 2019.

Peace of Meat previously had a fiscal year end of February 28 (February 29 in leap years), which differed from our fiscal year end of December 31. Accordingly, for purposes of the unaudited pro forma condensed consolidated statement of loss and comprehensive loss for the year ended December 31, 2019, the historical Peace of Meat amounts combine Peace of Meat’s historical statement of income for the period ended February 29, 2020. Likewise, for purposes of the unaudited pro forma condensed consolidated statement of loss and comprehensive loss for the six months ended June 30, 2020, the historical Peace of Meat amounts combine Peace of Meat’s historical unaudited interim statement of income for the six months ended August 31, 2020.

The following unaudited pro forma condensed consolidated financial information and related notes present our historical financial information and that of Peace of Meat, adjusted to give pro forma effect to events that are (i) directly attributable to the acquisition, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of income, expected to have a continuing impact on the consolidated results. The unaudited pro forma condensed consolidated financial information should be read in conjunction with our separate audited consolidated financial statements, and our separate unaudited condensed interim consolidated financial statements and the related respective notes, included elsewhere in this prospectus.

The pro forma information presented is for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have been realized if the acquisition had been completed on the dates indicated, nor is it indicative of future operating results or financial position or intended to project future financial position or results of the consolidated company. The pro forma adjustments represent our management’s best estimates, and are based upon information currently available and certain assumptions that we believe are reasonable under the circumstances. Future results of the consolidated company may vary significantly from the results reflected because of various factors, including those discussed in “Risk Factors.” Please refer to the footnotes to the unaudited pro forma condensed consolidated financial information for more information on the basis of preparation.

Description of the Transaction

The aggregate consideration of the transaction wherein we acquired all of the outstanding shares of Peace of Meat, or the Transaction, is comprised of the following components:

-
Closing consideration, or the Closing Consideration, comprised of €4.1 million ($4.6 million) in cash (including the closing finder’s cash fee of €0.1 million ($0.1 million) and legal fees of $0.1 million); 4,070,766 ordinary shares at an aggregate value of €4.4 million valued at a fair value of €3.6 million ($4.0 million) after discount for lack of marketability, or DLOM, in our ordinary shares, stemming from recipient agreement not to re-sell these shares for a period of 12 months from the date we complete the acquisition;  and

-
Earnout consideration contingent on the achievement of technological milestones, comprised of up to €3.9 million ($4.4 million) in cash; a finder’s fee comprised of €0.1 million ($0.1 million) in cash; and rights to receive up to 4,070,766 ordinary shares with a fair value of €2.4 million ($2.7 million).

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF FINANCIAL POSITION
AS OF JUNE 30, 2020

				Pro Forma Adjustment
(thousands)	MeaTech 3D Ltd. Historical USD	Peace of Meat BV Historical EUR	Peace of Meat BV Historical USD(1)	Pro Forma Adjustments USD	Pro Forma Combined USD
Current assets
Cash and cash equivalents	$5,201	312	$372	$(4,628)	$945
Receivables	73	64	76	-	149
Other current assets	134	11	13	-	147

Total current assets	5,408	387	461	(4,628)	1,241

Non-current assets
Fixed assets, net	277	144	172	-	449
Restricted deposits	72	-	-	-	72
Other investments	1,164	-	-	-	1,164
Right-of-use assets	143	14	17	-	160
IP R&D Technology	-	-	-	9,568	9,568
Intangible assets	-	5	6	-	6

Total non-current assets	1,656	163	195	9,568	11,419

Total assets	7,064	550	656	4,940	12,660

Liabilities and shareholders’ equity
Current liabilities
Convertible debentures	-	1,182	1,411	-	1,411
Other payables	398	25	30	-	428
Trade payables	61	104	124	-	185
Lease liabilities	109	3	4	-	113
Derivative instruments	3	-	-	-	3
Grants received in advance	-	69	82	-	82
	5
Total current liabilities	571	1,383	1,651	-	2,222

Non-current liabilities
Long-term lease liabilities	37	12	14	-	51

Total non-current liabilities	37	12	14	-	51

Commitments
Share capital and premium on shares	18,497	5	6	3,982	22,485
Capital reserve	1,348	526	593	(593)	1,348
Currency translation differences reserve	-	-	(72)	15	(57)
Accumulated deficit	(13,389)	(1,376)	(1,536)	1,536	(13,389)

Total shareholders’ deficit/equity	6,456	(845)	(1,009)	4,940	10,387
Total liabilities and shareholders’ deficit/equity	$7,064	550	$656	$4,940	$12,660

(1)	See Note 3 – Foreign Currency Adjustments

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Financial Position

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS
FOR THE YEAR ENDED DECEMBER 31, 2019

				Pro Forma Adjustment
(thousands, except share and per share data)	MeaTech 3D Ltd. Historical USD	Peace of Meat BV Historical EUR	Peace of Meat BV Historical USD(1)	Pro Forma Adjustments USD	Pro Forma Combined USD

Research and development expenses	$166	138	$151	$-	$317
General and administrative expenses	256	163	181	-	437

Operating result	422	301	332	-	754

Financial income	(1)	-	-		(1)
Financial expenses	2	215	238	-	240

Financial result	1	215	238		239

Loss before taxes	423	516	570	-	993
Taxes on income	-	-	-		-

Net loss	423	516	570	-	993

Foreign currency translation adjustments	(22)	-	-	-	(22)

Net loss	$401	516	$570	$-	$971

Basic and diluted loss per share	$0.022				$0.042
Weighted average number of shares outstanding – basic and diluted	19,484,478			4,070,766	23,555,244

(1)	See Note 3 – Foreign Currency Adjustments

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Financial Position

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF LOSS
FOR SIX MONTHS ENDED JUNE 30, 2020

				Pro Forma Adjustment
(thousands, except share and per share data)	MeaTech 3D Ltd. Historical USD	Peace of Meat BV Historical EUR	Peace of Meat BV Historical USD(1)	Pro Forma Adjustments USD	Pro Forma Combined USD

Research and development expenses	$850	548	$616	$-	$1,466
General and administrative expenses	2,006	174	196	-	2,202
Public listing expenses	10,164		-	-	10,164

Operating result	13,020	722	812		13,832

Financial income	(56)	(1)	(-)	-	(56)
Financial expenses	-	139	155	-	155

Financial result	(56)	138	155	-	99

Loss before taxes	12,964	860	967	-	13,931
Taxes on income	-	-		-	-

Net loss	12,964	860	967	-	13,931
Attributable to:
Foreign currency translation adjustments	(51)	-	-	-	(51)
Net change in fair value of financial assets	334	-	-	-	334

Net loss	$13,247	860	$967	$-	$14,214

Basic and diluted loss per share	$0.262				$0.260
Weighted average number of shares outstanding – basic and diluted	49,476,813			4,070,766	53,547,579

(1)	See Note 3 – Foreign Currency Adjustments

See accompanying Notes to Unaudited Pro Forma Consolidated Statement of Financial Position

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1 Basis of preparation

The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Transaction and has been prepared for informational purposes only.

The historical consolidated financial statements of MeaTech 3D and the historical financial statements of Peace of Meat have been adjusted in the pro forma condensed combined financial information to give effect to pro forma events that are (1) directly attributable to the Transaction, (2) factually supportable and (3) with respect to the pro forma condensed combined statement of loss, expected to have a continuing impact on the combined results following the Transaction. The adjustments presented in the unaudited pro forma condensed combined financial information are based on currently available information and certain information that management of MeaTech 3D and Peace of Meat believe are reasonable under the circumstances. The unaudited condensed pro forma adjustments may be revised as additional information becomes available.

MeaTech 3D and Peace of Meat did not have any historical relationship prior to the Transaction other than an initial purchase of 66,667 Peace of Meat shares, reflecting 5.65% of the outstanding shares of Peace of Meat by MeaTech 3D shortly prior to the Transaction. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.

2 Accounting policy

MeaTech 3D determined that the transaction is an asset acquisition and not a business combination in accordance with IFRS 3 based on the concentration test, where substantially all of the fair value of gross assets acquired is concentrated in a single asset, which is in-process research and development technology.

MeaTech 3D’s management has made an accounting policy election that earnout payments contingent on the achievement of technological milestones will be recognized at the time of the achievement of each milestone on the basis of the shares and cash that are actually paid. Therefore, the Closing Consideration of €7.7 million represents the value of Peace of Meat as of the valuation date.

The Closing Consideration was allocated to net assets, and the remainder of the consideration to in-process research and development technology.

3 Foreign currency adjustments

The historical financial statements of Peace of Meat are presented in Euros. The historical financial information was translated from Euro to U.S. dollars using the following historical exchange rates:

U.S. Dollars per Euro
Average exchange rate for six months ended August 31, 2020	1.12
Period-end exchange rate as of August 31, 2020	1.19
Average exchange rate for six months ended February 29, 2020	1.1
Period-end exchange rate as of February 29, 2020	1.1

4 Adjustments to unaudited pro forma condensed combined financial information

The pro forma adjustments are based on preliminary estimates and assumptions that are subject to change. The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

-	A decrease of $4.6 million (€4.1 million) in cash, representing the cash portion of the purchase price;

-	An increase of $4.0 million (€3.6 million) to share capital, representing the portion of the purchase price related to the issuance of 4,070,766 ordinary shares of MeaTech 3D;

-	An adjustment whereby $9.6 million (€8.5 million) was recorded in in-process research and development technology intangible assets; and

An adjustment to the weighted-average number of shares outstanding (basic and diluted) to reflect the addition of 4,070,766 ordinary shares of MeaTech 3D to the weighted average of 49,476,813 ordinary shares outstanding in the six months ended June 30, 2020 for a total of 53,547,579 ordinary shares, and to the weighted average of 19,484,478 ordinary shares outstanding in the year ended December 31, 2019 for a total of 23,555,244 ordinary shares.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

 You should read the following discussion and analysis of our financial condition and results of operations together with our consolidated financial statements and the related notes included elsewhere in this prospectus. The following discussion is based on our financial information prepared in accordance with the International Financial Reporting Standards, or IFRS, as issued by the International Accounting Standards Board, or IASB, which may differ in material respects from generally accepted accounting principles in other jurisdictions, including U.S. generally accepted accounting principles, or GAAP.  Some of the information contained in this discussion and analysis, particularly with respect to our plans and strategy for our business and related financing, includes forward-looking statements that involve risks and uncertainties.  You should read “Risk Factors” above for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a technology company focused on developing and out-licensing our proprietary three-dimensional printing technology, biotechnology processes and customizable manufacturing processes to food processing and food retail companies seeking to manufacture proteins without the need for animal slaughter. We are developing a novel, proprietary three-dimensional bioprinter to deposit layers of differentiated stem cells, scaffolding, and cell nutrients in a three-dimensional form of structured cultured meat.  We are initially focused on developing cultured meat steak technology.  While cultured meat companies have made some progress developing unstructured alternative meat products, such as minced meat and sausage, to date the industry has struggled in developing high-margin, high-value structured and cultured meat products such as steak.

We intend to license our proprietary production technology as well as provide associated products, such as cell lines, printheads, bioreactors and incubators, and services, such as technology implementation, training, and engineering support, both directly and through contractors, to food processing and food retail companies.  We intend to charge our customers a production license fee, based upon the amount of meat printed. We expect that each production facility will periodically require us to provide them with our proprietary materials, such as fresh sets of starter cells. We intend to charge a fee for such restocking, employing a cost-plus pricing model.  In addition, other materials used in the production process, such as cell-culture media and additives in our bio-inks may be sourced from third parties. Whether these materials are customized for the specifics of our production processes, ‘white-labelled’ generic materials, or proprietary materials that we have developed, we may charge a fee for restocking such materials with a cost-plus pricing model, however we have not yet reached the stage where it would be possible to estimate to what extent this would contribute to any future revenue stream. Finally, we intend to provide paid product implementation and guidance services to our customers looking to establish cultured meat manufacturing facilities. We expect that each facility licensing our technologies will need to deal with novel challenges and, as a result, will require our expertise to set up and implement the licensed technology and processes.

We have experienced net losses in every period since the inception of MeaTech. We incurred net losses of $0.42 million and $0.002 million for the year ended December 31, 2019 and eight-month period from inception ended December 31, 2018, respectively, and $12.96 million and $0.05 million for the six months ended June 30, 2020 and 2019, respectively.  As of June 30, 2020, we had an accumulated deficit of $13.39 million. We anticipate that we will continue to incur significant losses for the foreseeable future as our operating expenses and capital expenditures increase substantially due to our continued investment in our research and development activities and as we hire additional employees over the coming years. Furthermore, upon closing of this offering, we expect to incur additional expenses associated with operating as a U.S. public company, including significant legal, accounting, investor relations and other expenses we did not incur as a TASE-listed company.

For further information regarding our business and operations, see “Business” below.

Merger

We were incorporated in May 2018 in Israel as DocoMed Ltd., and originally provided digital health services. In July 2019, we changed our name to MeaTech Ltd., or MeaTech, and commenced our cultured meat technology development operations. In January 2020, MeaTech completed a merger with Ophectra Real Estate and Investment Ltd., or Ophectra, a company incorporated in Israel whose shares were traded on the TASE, whereupon the name of Ophectra was changed to Meat-Tech 3D Ltd., and later further changed to MeaTech 3D Ltd., or MeaTech 3D.

According to the terms of the merger, MeaTech 3D acquired all outstanding shares of MeaTech from MeaTech’s shareholders, in return for the issuance of 30,525,506 ordinary shares with no par value to the shareholders of MeaTech. Following the issuance, these shares formed 60% of our outstanding capital, and MeaTech become MeaTech 3D’s wholly-owned subsidiary. In September 2020, MeaTech changed its name to Chicken Meat-Tech Ltd. and later further changed its name to MeaTech MT Ltd.

In connection with the merger, the Tel Aviv District Court for Economic Affairs approved an arrangement whereby all of Ophectra’s assets and liabilities, whether certain or contingent, at the time of the merger were irrevocably assigned to a trust account for the purpose of settling Ophectra’s pre-merger liabilities (except for Ophectra’s ownership of 14.74% of the outstanding shares of Therapin Ltd., or Therapin, a company incorporated in Israel, which we temporarily retained with the provision that should the trust account funds and assets not suffice to pay the aforesaid liabilities, we will be liable for a portion of them, up to the value of the Therapin asset). This includes all future liabilities arising from Ophectra’s activities prior to the merger (including tax liabilities, if any), and any commitments made by Ophectra prior to the merger. We also provided the trust account approximately NIS 1.3 million (approximately $0.4 million), which we include in our public listing expenses, for the purpose of settling any of Ophectra’s debts, and bear no additional liabilities to the settlement fund. Anyone who believed they had a claim to Ophectra’s assets were invited to lodge their claims to the trustees. The fund is expected to remain active until January 2022, after which we intend to ask the court to assign us the assets remaining in the trust account, if any.

In connection with the merger, MeaTech shareholders received non-tradable merger warrants to purchase 12,718,961 ordinary shares upon the achievement of pre-defined milestones, which would increase the holdings of MeaTech shareholders to 68% of our outstanding capital, as of the date of issuance. These warrants will expire if not exercised by January 2025. The merger warrants have no exercise price, but can be exercised into the equivalent number of our ordinary shares upon request, following the achievement of pre-defined milestones, such that 50% of the warrants vested in the third quarter of 2020, upon the development of a prototype to create a stem-cell layer using three-dimensional printing technology, while the remaining 50% will vest upon the creation of 100 grams of edible, cultured meat tissue, consisting of cells bred in our laboratory that are printed using our three-dimensional printing technology, or upon completion of all the conditions required for listing our securities on a stock exchange outside Israel.

Upon completion of the merger, all directors and officers of MeaTech became directors and officers of MeaTech 3D, in addition to some of the independent directors of Ophectra.

Although MeaTech 3D was the legal acquirer of MeaTech’s shares as described above, because (i) the shareholders of MeaTech received the majority of the voting rights in MeaTech 3D and the ability to determine its financial and operational policy, (ii) the management of MeaTech continues to serve as the management of MeaTech 3D and (iii) at the time of completion of the merger, MeaTech 3D was a company without significant business operations, the merger is not considered a business acquisition as defined in IFRS 3. As a result, it was determined that MeaTech is the acquirer of the business for accounting purposes and the transaction was treated as a reverse acquisition that does not constitute a business combination.

Therefore, the consolidated financial statements and financial data included herein for all periods through and including December 31, 2019 were adjusted retroactively to reflect the financial statements of MeaTech (now called MeaTech MT Ltd.), other than the information concerning earnings per share, which is presented according to the equity information of MeaTech 3D (then called Ophectra Real Estate and Investments Ltd.), and our consolidated financial statements and financial data included herein from January 1, 2020 onward relate to MeaTech 3D.

For details of the accounting treatment of the merger, see “- Public Listing Expenses” below.

We temporarily maintained ownership of 14.74% of the outstanding shares of Therapin Ltd., or Therapin, while considering a possible collaboration, however, in May 2020, we returned these holdings to Therapin, and agreed to convert our investment of NIS 7.25 million in Therapin into an interest-free loan, to be repaid by the latter at a rate of NIS 0.48 million per annum for ten years (NIS 4.8 million in total) plus NIS 2.45 million to be paid upon an exit event, including a public offering, or repayment of 14.74% of any distributable surplus or dividend distributed by Therapin, up to the amount of the outstanding balance, as detailed in our separation agreement with Therapin. As part of the agreement, Therapin gave us an option to convert the cash payment to equity of Therapin.

Peace of Meat Merger

On February 10, 2021, we consummated an agreement with all of the shareholders of Peace of Meat, a private limited liability company incorporated, organized and existing under the laws of Belgium, or Peace of Meat, to acquire all of the outstanding share capital of Peace of Meat not yet owned by us for total consideration of up to €15.4 million ($17.2 million). The total consideration payable by us in the acquisition consists of €7.7 million ($8.6 million), comprised of €4.1 million ($4.6 million) in cash and 4,070,766 of our ordinary shares, with a fair value of €3.6 million ($3.9 million), paid on the closing date, and up to an additional €7.5 million ($8.3 million) payable in a combination of €3.9 million ($4.4 million) in cash and 4,070,766 of our ordinary shares in the amount of €3.6 million ($3.9 million) with a fair value of €2.4 million ($2.7 million), upon the achievement of four defined milestones related to Peace of Meat’s biomass and bioreactor size, density, capacity and production. The acquisition agreement specified that each milestone must be reached within a six-month period, over a total of two years, which can be extended by up to nine additional months under circumstances set forth in the acquisition agreement. The agreement also includes acceleration events, such as breach of the acquisition agreement by us; certain merger, consolidation or acquisition transactions involving us; our delisting; and the termination of employment of two or more of the founders of Peace of Meat during the milestone period under circumstances set forth in the acquisition agreement.

Peace of Meat was established in Belgium in 2019 and is developing cultured avian fat directly from animal cells without the need to grow or kill animals. In 2020, Peace of Meat was awarded a subsidy of approximately $1.33 million from the Flemish government, and has received approximately $1 million in private investments. We believe that its innovative technology has the potential to support an industrial process for the production of cultured avian fat. Peace of Meat has entered into a number of scientific and commercial collaborations, is in the process of positioning itself as a future B2B provider with the potential to cover the entire value chain and to accelerate research and production processes in the industry, and has conducted taste tests for hybrid products it has developed.

Components of Operating Results

Revenues

To date, we have not generated any revenue since we commenced our cultured meat operations.  We do not expect to receive any revenue unless and until we complete development of and successfully commence out-licensing our technologies, or until we receive revenue from a collaboration or other partnership such as a co-development agreement, or the acquisition of a company that generates revenues.  There can be no assurance that we will be successful in developing or ultimately commercializing our technologies, in establishing revenue-generating collaborations or acquiring revenue-generating companies.

Research and Development Expenses

Research and development activities are our primary focus. We do not believe that it is possible at this time to accurately project total expenses required for us to reach the point at which we will be ready to out-license our technologies. Development timelines, the probability of success and development costs can differ materially from expectations. In addition, we cannot forecast whether and when collaboration arrangements will be entered into, if at all, and to what degree such arrangements would affect our development plans and capital requirements. We expect our research and development expenses to increase over the next several years as our development program progresses. We would also expect to incur increased research and development expenses if we were to identify and develop additional technologies.

Research and development expenses include the following:

•	employee-related expenses, such as salaries and share-based compensation;

•	expenses relating to outsourced and contracted services, such as external laboratories and consulting, research and advisory services;

•	supply and development costs;

•	expenses incurred in operating our laboratories and small-scale equipment; and

•	costs associated with regulatory compliance.

We recognize research and development expenses as we incur them.

General and Administrative Expenses

General and administrative expenses consist primarily of personnel costs, including share-based compensation related to directors and employees, facility costs, patent application and maintenance expenses, and external professional service costs, including legal, accounting, audit, finance, business development, investor relations and human resource services, and other consulting fees.

Public Listing Expenses

Based on the reverse acquisition method, the assets and liabilities of MeaTech (the acquirer for accounting purposes) were recognized in our financial statements at their book value at the date of closing of the merger. The acquisition consideration, in the amount of $11.4 million, was set based on the closing price of Ophectra's shares on the Tel Aviv Stock Exchange on the date of closing of the Merger, while any surplus proceeds of the acquisition over the fair value of Ophectra’s net assets (excluding its net assets that were transferred to a settlement fund as described in “- Merger” above) were recognized in profit or loss as public listing expenses in the amount of $10.2 million, that did not affect cash flow.

Finance Expenses, Net

Finance expenses, net, consisted primarily of a change in the fair value of price protection rights provided to investors in a private placement round from May, 2020, as part of the terms of their investment.  In July 2020, we announced that, in light of our compliance with share price trading conditions, the price protection mechanism under the investment agreement had expired.

Income Taxes

We have yet to generate taxable income in Israel. As of June 30, 2020, our operating tax loss carryforwards were approximately $0.6 million (NIS 2.1 million).

Our wholly-owned subsidiary, MeaTech MT Ltd. (formerly MeaTech Ltd.), had operating tax loss carryforwards of approximately $0.5 million (NIS 1.8 million) as of June 30, 2020.

Results of Operations

Our results of operations have varied in the past and can be expected to vary in the future due to numerous factors.  We believe that period-to-period comparisons of our operating results are not necessarily meaningful and should not be relied upon as indications of future performance.

Below is a summary of our results of operations for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,	Eight-Month Period Ended December 31,
	2020	2019	2019	2018
	USD thousands
Revenues	-	-	-	$51
Gross Profit	-	-	-	$51

Operating expenses:
Research and development expenses	$850	$14	$166	$-
General and administrative expenses	2,006	38	256	53
Public Listing expenses	10,164	-	-	-
Loss from operations	$13,020	$52	$422	$2
Finance income	(56)	-	1	-
Finance expense	-	-	-	-
Finance expense (income), net	(56)	-	1	-
Income tax	-	-	-	-
Net loss	$12,964	$52	$423	$2

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Research and development expenses

Research and development expenses increased by approximately $0.84 million, or 5,971%, to approximately $0.85 million for the six months ended June 30, 2020, compared to approximately $0.01 million for the six months ended June 30, 2019. This increase was mainly the result of scale-up development activities and share-based payment expenses.

General and administrative expenses

General and administrative expenses increased by approximately $1.97 million, or 5,179%, to approximately $2.01 million for the six months ended June 30, 2020, compared to approximately $0.04 million for the six months ended June 30, 2019. This increase was mainly the result of share-based payment expenses and professional services expenditures associated with being a publicly-traded company in Israel.

Financing expense (income), net

Financing expense (income), net increased by approximately $0.06 million to approximately $0.06 million for the six months ended June 30, 2020, compared to $0 for the six months ended June 30, 2019. The increase was mainly the result of a change in the fair value of anti-dilution protection provided to investors which we revalue at fair market value at the end of each reporting period.

Net loss

Net loss increased by approximately $12.9 million to approximately $13.0 million for the six months ended June 30, 2020, compared to $0.05 million for the six months ended June 30, 2019. The increase was mainly the result of public listing expenses recorded in connection with the Merger, that did not impact our cash flow.

Year Ended December 31, 2019 Compared to Eight-Month Period From Inception of MeaTech Ended December 31, 2018

Revenues

Prior to commencement of our cultured meat operations, MeaTech (then called DocoMed Ltd.)  recorded revenues of approximately $0.05 million in 2018, from the provision digital health services. These services terminated prior to the commencement of our cultured meat operations as of September 1, 2019, and we have not recorded any revenues subsequently.

Research and development expenses

Research and development expenses increased by approximately $0.17 million, to approximately $0.17 million for the year ended December 31, 2019, compared to $0 for the eight-month period from inception of MeaTech ended December 31, 2018. The increase resulted mainly from payroll expenses, materials and professional services expenditures related to our cultured meat research and development operations.

General and administrative expenses

General and administrative expenses increased by approximately $0.2 million, or 383%, to approximately $0.3 million for the year ended December 31, 2019, compared to approximately $0.05 million for the eight-month period from inception of MeaTech ended December 31, 2018. The increase resulted mainly from payroll expenses and professional services expenditures.

Net loss

Net loss increased by approximately $0.4 million to approximately $0.4 million for the year ended December 31, 2019, compared to $0.002 million for the eight-month period from inception of MeaTech ended December 31, 2018. The increase was mainly the result of increased operating expenses incurred as we commenced cultured meat technology development.

Contractual Obligations

The following table summarizes our significant contractual obligations as at June 30, 2020, excluding expected interest payments:

	Payment due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
	USD thousands
Operating Lease Obligations(1)	$146	$109	$37	$—	$—

(1)	We are subject to operating lease obligations in connection with the lease of the property on which we maintain our laboratory and offices.

Off-Balance Sheet Arrangements

We have not entered into any off-balance sheet arrangements that have had or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Critical Accounting Policies

We describe our significant accounting policies and estimates in Note 3 to our annual financial statements contained elsewhere in this prospectus. We believe that these accounting policies and estimates are critical in order to fully understand and evaluate our financial condition and results of operations.

We prepare our financial statements in accordance with IFRS as issued by the IASB.

In preparing these financial statements, management has made judgments, estimates and assumptions that affect the application of our accounting policies and the reported amounts recognized in the financial statements. On a periodic basis, we evaluate our estimates, including those related to share-based compensation and derivatives. We base our estimates on historical experience, authoritative pronouncements and various other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from these estimates.

 Recently-Issued Accounting Pronouncements

Certain recently-issued accounting pronouncements are discussed in Note 3, Summary of Significant Accounting Policies, to the consolidated financial statements included in elsewhere in this registration statement, regarding the impact of the IFRS standards as issued by the IASB that we will adopt in future periods in our consolidated financial statements.

Emerging Growth Company Status

We qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other burdens that are otherwise applicable generally to public companies. These provisions include:

•
a requirement to present only two years of audited financial statements in addition to any required interim financial statements and correspondingly reduced Management’s Discussion and Analysis of Financial Condition and Results of Operations disclosure;

•
to the extent that we no longer qualify as a foreign private issuer, (i) reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and (ii) exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation;

•	an exemption from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002; and

•
an exemption from compliance with the requirement that the Public Company Accounting Oversight Board has adopted regarding a supplement to the auditor’s report providing additional information about the audit and the financial statements.

We may take advantage of these exemptions for up to five years or until such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company upon the earliest to occur of: (i) the last day of the fiscal year in which we have total annual gross revenues of $1.07 billion or more; (ii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years; (iii) the date on which we are deemed to be a large accelerated filer under the rules of the SEC; or (iv) the last day of the fiscal year following the fifth anniversary of this offering. We may choose to take advantage of some but not all of these exemptions. Section 107 of the JOBS Act provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. This means that an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. Given that we currently report and expect to continue to report our financial results under IFRS as issued by the IASB, we will not be able to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required by the IASB.

Liquidity and Capital Resources

Since the commencement of our cultured meat operations, we have not generated any revenue and have incurred operating losses and negative cash flows from our operations. We have funded our operations primarily through the sale of equity securities. From the inception of MeaTech through June 30, 2020, we raised an aggregate of $5.29 million in three rounds of private placements of our securities, and $2.1 million in proceeds from option exercises. As of June 30, 2020, we had $5.2 million in cash and cash equivalents.

In August 2020 and December 2020, subsequent to the financial reporting date, we raised an additional $5.6 million and $6.4 million in immediate aggregate net proceeds in two rounds of private placements of securities.

The table below shows a summary of our cash flows for the periods indicated:

	Six Months Ended June 30,		Year Ended December 31,	Eight-Month Period Ended December 31,
	2020	2019	2019	2018
	USD thousands

Net cash provided by (used in) operating activities	$(1,481)	$(26)	$(173)	$34
Net cash used in investing activities	(198)	(1)	(253)	(3)
Net cash provided by financing activities	5,545	-	1,648	-
Net increase (decrease) in cash and cash equivalents	$3,866	$(27)	$1,222	$31

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Net cash used in operating activities

Net cash used in operating activities increased by $1.5 million, to approximately $1.5 million for the six months ended June 30, 2020 compared to approximately $0.03 million for the six months ended June 30, 2019. This increase was mainly the result of scale-up development activities and professional services expenditures associated with being a publicly-traded company in Israel.

Net cash used in investing activities

Net cash used in investing activities increased by $0.2 million, to approximately $0.2 million for the six months ended June 30, 2020 compared to $0.001 million for the six months ended June 30, 2019.  This increase was mainly due to the acquisition of fixed assets in the course of initiating our operations.

Net cash used in financing activities

Net cash provided by financing activities increased by $5.545 million, to approximately $5.5 million for the six months ended June 30, 2020 compared to $0 for the six months ended June 30, 2019.  This increase was mainly due to funds raised in an aggregate amount of $3.4 million in private placements of ordinary shares and warrants in the first half of 2020, and funds received in connection with the exercise of options.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Net cash provided by (used in) operating activities

Net cash used in operating activities increased by $0.2 million, to approximately $0.2 million for the year ended December 31, 2019 compared to approximately $0.03 million for the year ended December 31, 2018. This increase was mainly due to payroll expenses and professional services expenditures.

Net cash used in investing activities

Net cash used in investing activities increased by $0.3 million, to approximately $0.3 million for the year ended December 31, 2019 compared to $0.003 thousand for the year ended December 31, 2018.  This increase was mainly due to the acquisition of fixed assets and the provision of a loan by MeaTech to Ophectra, prior to the merger described above, which was later assigned to the settlement fund described above in lieu of repayment.

Net cash used in financing activities

Net cash provided by financing activities increased by $1.6 million, to approximately $1.6 million for the year ended December 31, 2019 compared to $0 for the year ended December 31, 2018. This increase was due to funds raised in a private placement of ordinary shares in 2019.

We have incurred losses and cash flow deficits from operations since the inception of MeaTech, resulting in an accumulated deficit at June 30, 2020 of approximately $13.4 million. We anticipate that we will continue to incur net losses for the foreseeable future. We believe that our existing cash and cash equivalents will be sufficient to fund our projected cash needs until March 2022, without giving effect to the proceeds from this offering. To meet future capital needs, we would need to raise additional capital through equity or debt financing or other strategic transactions. However, any such financing may not be on favorable terms or even available to us. Our failure to obtain sufficient funds on commercially acceptable terms when needed would have a material adverse effect on our business, results of operations and financial condition. Our forecast of the period of time through which our financial resources will be adequate to support our operations is a forward-looking statement that involves risks and uncertainties, and the actual amount of our expenses could vary materially and adversely as a result of a number of factors. We have based our estimates on assumptions that may prove to be wrong, and our expenses could prove to be significantly higher than we currently anticipate.

 Our future capital requirements will depend on many factors, including, but not limited to:

•	the progress and costs of our research and development activities;

•	the costs of development and expansion of our operational infrastructure;

•	the costs and timing of developing technologies sufficient to allow food production equipment manufacturers and food manufacturers to product products compliant with applicable regulations;

•	our ability, or that of our collaborators, to achieve development milestones and other events or developments under potential future licensing agreements;

•	the amount of revenues and contributions we receive under future licensing, collaboration, development and commercialization arrangements with respect to our technologies;

•	the costs of filing, prosecuting, enforcing and defending patent claims and other intellectual property rights;

•
the costs of contracting with third parties to provide sales and marketing capabilities for us or establishing such capabilities ourselves, once our technologies are developed and ready for commercialization;

•	the costs of acquiring or undertaking development and commercialization efforts for any future products or technology;

•	the magnitude of our general and administrative expenses; and

•	any additional costs that we may incur under future in- and out-licensing arrangements relating to our technologies and futures products.

Until we can generate significant recurring revenues, we expect to satisfy our future cash needs through capital raising or by out-licensing and/or co-developing applications of one or more of our product candidates. We cannot be certain that additional funding will be available to us on acceptable terms, if at all. If funds are not available on favorable terms, or at all, we may be required to delay, reduce the scope of or eliminate research or development efforts or plans for commercialization with respect to our technologies and make necessary change to our operations to reduce the level of our expenditures in line with available resources.

We are a development-stage technology company and it is not possible for us to predict with any degree of accuracy the outcome of our research and development efforts. As such, it is not possible for us to predict with any degree of accuracy any significant trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net loss, liquidity or capital resources, or that would cause financial information to not necessarily be indicative of future operating results or financial condition. However, to the extent possible, certain trends, uncertainties, demands, commitments and events are described herein.

Quantitative and Qualitative Disclosures About Market Risk

Liquidity Risk

Liquidity risk is the risk that we will encounter difficulty in meeting the obligations associated with our financial liabilities that are settled in cash. Cash flow forecasting is performed in our operating entities and aggregated at a consolidated level. We monitor forecasts of our liquidity requirements to ensure we have sufficient cash to meet operational needs. We may be reliant on our ability to raise additional investment capital from the issuance of both debt and equity securities to fund our business operating plans and future obligations.

Credit risk

Credit risk is the risk of financial loss to us if a debtor or counterparty to a financial instrument fails to meet its contractual obligations, and arises mainly from our receivables.

As part of an agreement with Therapin from May 2020, we agreed to convert an NIS 7.25 million investment in Therapin made by Ophectra and assumed by us at the Merger, into an interest-free loan, to be repaid by the latter at a rate of NIS 0.48 million per annum for ten years (NIS 4.8 million in total) plus NIS 2.45 million to be paid upon an exit event, including a public offering, or repayment of 14.74% of any distributable surplus or dividend distributed by Therapin, up to the amount of the outstanding balance, as detailed in our separation agreement with Therapin. As part of the agreement, Therapin gave us an option to convert the cash payment to equity of Therapin. Therapin has not provided any guarantees in connection with its repayment of our loan.

We restrict exposure to credit risk in the course of our operations by investing only in bank deposits.

Equity price risk

As we have not invested in securities riskier than short-term bank deposits, we do not believe that changes in equity prices pose a material risk to our holdings. However, decreases in the market price of our ordinary shares or ADSs could make it more difficult for us to raise additional funds in the future or require us to raise funds at terms unfavorable to us.

Inflation risk

We do not believe that inflation has had a material effect on our business, financial condition or results of operations in the reporting period. If our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs through hedging transactions. Our inability or failure to do so could harm our business, financial condition and results of operations.

Foreign Currency Exchange Risk

Currency fluctuations could affect us through increased or decreased costs, mainly for goods and services acquired outside of Israel. Currency fluctuations did not have a material effect on our results of operations during the six months ended June 30, 2020, year ended December 31, 2019 and the eight-month period from inception of MeaTech ended December 31, 2018.

BUSINESS

Overview

We are a technology company focused on developing and out-licensing our proprietary three-dimensional printing technology, biotechnology processes and customizable manufacturing processes to food processing and food retail companies seeking to manufacture proteins without the need for animal slaughter. We are developing a novel, proprietary three-dimensional bioprinter to deposit layers of differentiated stem cells, scaffolding, and cell nutrients in a three-dimensional form of structured cultured meat. We believe the cultured meat production processes we are developing, which are designed to offer our eventual customers an alternative to industrial slaughter, have the potential to improve the quality of the environment, shorten global food supply chains, and reduce the likelihood of health hazards such as zoonotic diseases transferred from animals to humans (including viruses, such as virulent avian influenza and COVID-19, and drug-resistant bacterial pathogens, such as some strains of salmonella).

We are initially focused on developing cultured meat steak technology.  While cultured meat companies have made some progress developing unstructured alternative meat products, such as minced meat and sausage, to date the industry has struggled in developing high-margin, high-value structured and cultured meat products such as steak. Unlike minced meat, a cultured meat steak product has to grow in fibers and contain connective tissues and fat. To be adopted by diners, we believe cultured steaks will need to be meticulously engineered to look and smell like conventional meat, both before and after cooking, and to taste and feel like meat to the diner. This is the test on which we have set our sights – a three-dimensional, printed steak based on animal cells, rather than plant-based alternatives. We believe we are the first company to be developing both a proprietary bioprinter and the related processes for growing cultured meat to focus on what we believe is a high value sector of the alternative protein market.

We intend to license our proprietary production technology as well as provide associated products, such as cell lines, printheads, bioreactors and incubators, and services, such as technology implementation, training, and engineering support, both directly and through contractors, to food processing and food retail companies.  We intend to charge our customers a production license fee, based upon the amount of meat printed. We expect that each production facility will periodically require us to provide them with our proprietary materials, such as fresh sets of starter cells. We intend to charge a fee for such restocking, employing a cost-plus pricing model.  In addition, other materials used in the production process, such as cell-culture media and additives in our bio-inks may be sourced from third parties. Whether these materials are customized for the specifics of our production processes, ‘white-labelled’ generic materials, or proprietary materials that we have developed, we may charge a fee for restocking such materials with a cost-plus pricing model, however we have not yet reached the stage where it would be possible to estimate to what extent this would contribute to any future revenue stream. Finally, we intend to provide paid product implementation and guidance services to our customers looking to establish cultured meat manufacturing facilities. We expect that each facility licensing our technologies will need to deal with novel challenges and, as a result, will require our expertise to set up and implement the licensed technology and processes.

We are led by our Chief Executive Officer, Sharon Fima, who previously founded and served as Chief Technology Officer of Nano Dimension Ltd. (TASE/Nasdaq: NNDM), which developed a complete desktop three-dimensional printing system for multilayer printed circuit boards, working on proprietary conductive nano-silver inks along with novel insulating and substrate inks.  We have carefully selected personnel for the rest of our executive management team who possess substantial industry experience and share our core values, from fields as diverse as tissue engineering, industrial stem cell growth, and printer and print materials development.  We are further guided by world-renowned consultants, including Professor Shlomo Magdassi, Ph.D. and Professor Tal Dvir, Ph.D. Professor Magdassi is a professor of chemistry at the Casali Center for Applied Chemistry, the Institute of Chemistry and the Center for Nanoscience and Nanotechnology at the Hebrew University of Jerusalem, Israel. He is the head of the Center for 3D and Functional Printing at the Hebrew University, where he holds the Enrique Berman Chair in Solar Energy. Professor Dvir is the Head of the Laboratory for Tissue Engineering and Regenerative Medicine in Tel Aviv University. He is affiliated with the Department of Biotechnology and the Department of Materials Science and Engineering. Prof. Dvir is the Director of Tel Aviv University’s Center for Nanoscience and Nanotechnology and the Founding Director of the University's Center for Regenerative Biotechnology.

Cultured Meat Industry and Market Opportunity

Protein is a necessary staple for healthy nutrition. The growth in recent years of both the human population and global wealth is driving a decades-long trend of accelerating demand for meat. The demand for protein products has consistently risen in recent decades, and is expected to continue to do so. The rising growth of demand for farm animals for the food industry has created significant environmental, health, financial and ethical challenges.

The global processed meat market was valued by Zion Market Research at approximately $714 billion in 2016 and is expected to more than double in value by 2022, reflecting an average compound annual growth rate, orCAGR, of around 14%. According to market research firm Allied Market Research, the global meat substitute market was estimated at $4.5 billion in 2018 and is expected to grow to $7.55 billion by 2025. Of this, the cultured meat category alone is expected to reach $214 million by 2025, with an annual growth rate of approximately 16%. With regard to the longer term, AT Kearney predicted in 2019 that by 2040, just 40% of demand for the global meat market will be provided by conventional meat, with 35% provided by cultured meat and an additional 25% by plant-based meat replacements.

The meat industry is showing strong interest in the alternative protein space, both in plant-based and cell-based proteins. There are several drivers underlying the strong engagement with alternative proteins. We believe consumers are looking for less harmful protein sources, with approaches such as flexitarianism already an established middle path between vegetarian diets and those heavy in animal proteins, such as the paleo diet. Many meat processors have experienced the worst of the COVID-19 pandemic outbreaks, and are seeking to minimize human involvement in the manufacturing process. To that end, retailers such as Costco and Walmart are increasingly opening their own meat processing facilities on which they can rely exclusively.

Limitations of Conventional Meat Production

In addition to questions about whether conventional meat production can adequately provide for the growing global population, conventional meat production raises serious environmental issues.  According to the United Nations, 8% of the world's freshwater is used for raising livestock for meat and leather. At least 18% of the greenhouse gases entering the atmosphere are from the livestock industry. Twenty-six percent of the planet's ice-free land is used for livestock grazing and 33% of croplands are used for animal feed.  With regard to treatment of animals in conventional meat production, approximately 72 billion animals were slaughtered in 2018 alone.

Another common consumer concern with industrial-scale animal-rearing is the reliance on intensive use of added growth hormones and antibiotics. Hormonal substances and antibiotics are used in livestock to manage animal growth and health, and to treat or prophylactically prevent diseases such as avian flu and swine flu. The hormones used in livestock include estradiol-17β, progesterone, testosterone, zeranol, trenbolone, and melengestrol acetate, and their effects on human health continue to be disputed by researchers.

Existing Alternative Proteins and their Limitations

Negative consumer sentiment towards the perceived ethical, health and environmental effects of the global meat industry help explain the strong focus that has developed on creating methods of protein production that are more sustainable, nutritious and conscious of animal welfare. Recent years have seen a combination of increasing consumer awareness and advanced technological development that has led to substantially increased demand for proteins that do not involve animal slaughter, beyond traditional plant-based proteins, such as soy, peas and chickpeas. Some of the alternative proteins being developed for human consumption for this purpose include:

Mycoproteins: Some of the most commercially successful novel alternative protein products are currently mycoproteins, derived from fungi. They are high in protein, high in fiber, low in saturated fat, and contain no cholesterol.  However, they have been associated with allergic and gastrointestinal reactions. They are fermented to become a dough, which can develop a texture similar to that of meat.

Jackfruit: Jackfruit is a tropical fruit, native to India, which is high in protein. Its texture is somewhat similar to shredded meat, although its taste is similar to other fruits, such as apples and mangoes, so while it is a good source of protein, it is not generally viewed as an alternative to meat for consumers used to animal proteins.

Insects: Insects are an environmentally-friendly source of protein, requiring significantly less land and water, and emitting significantly less greenhouse gases than large mammals raised for slaughter. In addition, they can be fed food unsuitable for livestock that would otherwise be wasted. While crickets are the most common source of edible insects, research is taking place on new insect species of value for food production, as well as methods to produce them economically at scale. Insects can be consumed in their natural state, however many cultures consider insect consumption to be taboo and many people are disgusted by the idea.  As a result, research is taking place into developing insect-based products in different forms not easily discernable as insect-based, including flour.

The Cultured Meat Solution

We believe cultured meat grown through cellular agriculture, which aims to produce cultured animal proteins without the need for large-scale slaughter, has the potential to satisfy consumer desire for meat while avoiding the negative impacts of conventional meat production.  Cellular agriculture is an efficient, closely-controlled indoor agricultural process, utilizing advanced technologies with conceptual similarities to hydroponics, but used for growing meat cells, rather than fruit. Cultured meat is grown in cell culture, rather than inside animals, applying tissue engineering practices for muscle production for the purpose of human consumption. In place of animal slaughter, stem cells are removed from an animal, such as from an umbilical cord following birth, and then cultivated in vitro to form muscle fibers. Also known as clean meat, in vitro meat, lab-grown meat, green meat, cell-based meat, and motherless meat, the term “cultured meat” has arguably gained the most traction in public discourse in describing slaughter-free real meat.

Cultured meat production is an advanced technology operating as part of the wider field of cellular agriculture (growing animal cells in bioreactors), which is an emerging solution to the growing demand for alternative proteins. We are aware of a few dozen companies and institutions actively working to develop technologies and other products to meet this demand, some of whom are focused on producing red meats, while others are focused on fish and crustaceans. Some of these companies are working on culturing various types of cells, such as chicken, pork, kangaroo and foie gras. We believe this push on scaling-up cellular agriculture has the potential to offer a solution to the scale and environmental challenges confronting conventional meat production. Other alternative protein competitors are already selling plant-based meat substitutes, but to our knowledge, these companies are not focused on the production of real meat products produced with animal cells.

We are engaged with experimentation to develop optimal and cost-effective cell culture media. In so doing, we are also exploring a range of types of and sources for growth factors suited to cell culture. These sources are expected to be sustainable and ethical, providing a route to enabling effective and cost-effective processes.

While many challenges remain, surveys are consistently showing consumer openness toward, and enthusiasm for, cultured meat. For example, a survey on perceptions of cultured meat among 3,030 consumers in the United States, India and China conducted by researchers from the University of Bath, the Good Food Institute and the Center for Long Term Priorities and published in 2019, showed overwhelming willingness to begin purchasing cultured meat regularly, albeit less so in the United States than in India and China.

Consumer Attitudes Toward Regular Purchase of Cultured Meat

	Unlikely to Purchase	Somewhat or Moderately Likely	Very or Extremely Likely
United States	23.6%	46.6%	29.8%
India	10.7%	37.7%	48.7%
China	6.7%	33.9%	59.3%

The top reasons for consumer demand for cultured meat, according to a survey from August 2018 performed by Mattson Co., were reduction of hormones and antibiotics in meat (39% of respondents), animal welfare concerns, together with a desire to reduce animal cruelty and slaughter (36%) and the beneficial impact expected on the environment (27%). Additional reasons included consumer health, food security and production hygiene.

We believe that cultured meat has several advantages over conventionally-harvested meat:

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Environmental: At least 18% of the greenhouse gases entering the atmosphere today are from the livestock industry. Research shows that the expected environmental footprint of cultured meat includes approximately 78% to 96% fewer greenhouse gas emissions, 99% less land use, 82% to 96% less water use, and 7% to 45% less energy use than conventionally-produced beef, lamb, pork and poultry. This suggests that the environmental consequences of switching from large-scale, factory farming to lab-grown cultured meat could have a long-term positive impact on the environment.

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Cost: While the precise economic value of harvested cells has yet to be determined, the potential to harvest large numbers of cells from a small number of live donor animals gives rise to the possibility of considerably higher returns than traditional agriculture, with production cycles potentially measured in months, rather than years. By comparison, raising a cow for slaughter generally takes an average of 18 months, over which period 15,400 liters of water and 7 kilograms of feed will be consumed for every kilogram of beef produced.

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Animal Suffering: More and more people are grappling with the ethical question of whether humanity should continue to slaughter animals for food. There is a growing trend of opposition to the way animals are raised for slaughter, often in small, confined spaces with unnatural feeding patterns. In many cases, such animals suffer terribly throughout their lives. This consideration is likely a factor in many consumers choosing to incorporate more flexitarian, vegetarian and vegan approaches to their diets in recent years.

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Controlled Growing Environment: Another potential benefit of cultured meat is that its growth environment is designed to be less susceptible to biological risk and disease, through standardized, tailored production methods consistent with good manufacturing practice, or GMP, controls to contribute to improved nutrition, health and wellbeing.

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Alternate Use of Natural Resources: Eight percent of the world’s freshwater supply and one third of croplands are currently used to provide for livestock. The development of cultured meat is expected to free up many of these natural resources, especially in developing economies where they are most needed.

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Food Waste: The conventional meat industry’s largest waste management problem relates to the disposal of partially-used carcasses, which are usually buried, incinerated, rendered or composted, with attendant problems such as land, water or air pollution. Cultured meat offers a potential solution for this problem, with only the desired cuts of meat being produced for consumption and only minimal waste product generated, with no leftover carcass.

Our Competitive Strengths

We believe we will benefit from the following competitive strengths as we work to develop and out-license our three-dimensional bioprinting technology and tissue development processes:

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We are developing technologies and processes with the potential to allow food processing and food retail companies to create products that are healthier for the consumer. We are dedicated to developing technologies and processes that are designed to create cuts of meat that require substantially less antibiotic and growth-hormone treatments than conventionally-farmed meat. The proprietary technologies and processes we are developing are designed to allow food companies to manufacture meat under laboratory conditions on an industrial scale. We believe the use of meat manufactured under laboratory conditions minimizes or eliminates a number of hygiene-related risks to the consumer, such as the risk of transmission of pathogens from animals to humans, as happened at the outset of the COVID-19 pandemic and numerous other human health crises.

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Our technologies and processes have the potential to be sustainable. We are developing a meat production process that is designed to provide sustainability in an industry that is not otherwise expected to be able to meet the growing demand for protein caused by rising population numbers and global affluence, due to inefficiencies inherent in conventional meat farming. These include the large amount of land and water use needed for raising livestock, causing precious natural resources to be squandered.

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Our mission is aligned with consumer sentiment and demand. We believe that our technologies and processes have the potential to capitalize on growing consumer preferences for real meat proteins that do not involve animal suffering or slaughter, and do not entail significant negative environmental consequences including, but not limited to, those that exacerbate climate change, such as the release of methane and effluent run-off.

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We are focused on providing customers with industrial scale-up capability. Much of the work in the development of alternative proteins has been focused on developing individual proof-of-concept products which may not feasibly scale up to the industrial quantities needed for a profitable business.  We are designing our technology and processes with large-scale cultured meat production in mind to be measurable in tons of meat produced daily.

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We have experienced and accomplished leadership with strong backgrounds in a variety of fields. The research and development of cultured meat products requires personnel with up-to-date professional knowledge and interdisciplinary expertise, as well as the ability to combine different areas of knowledge for the development of different products. Our CEO previously founded and was CTO of Nano Dimension Ltd. (TASE/Nasdaq: NNDM), which developed a complete desktop three-dimensional printing system for multilayer printed circuit boards. Previously, he held research and development leadership positions at XJET and HP Indigo Division. We have carefully selected personnel for the rest of our executive management team who possess substantial industry experience and share our core values, from diverse fields including bioprinting, tissue engineering, industrial stem cell growth, and bioprinter and print materials development. We believe this blend of talent and experience gives us the requisite insights and capabilities to execute our plan to develop technologies designed to meet demand in a scalable, profitable and sustainable way.

Our Strategy

To achieve our mission, we intend to:

Perfect the development of our cultured steak manufacturing technology and processes.  We intend to continue developing and refining our processes, procedures and equipment until we are in a position to initiate out-licensing of our technology.  We currently aim to print 100 grams of structured, edible, cultured meat, similar in taste, appearance, smell and texture to steak, consisting of cells bred in our laboratory and developed into fat, muscle and connective tissue using our three-dimensional printing technology, by the end of 2021.  Upon satisfaction of this milestone, we plan to tackle the technological challenges involved in scaling up the printing process to industrial-scale levels before seeking potential licensees.

Launch our B2B product solution for companies in the food industry.  We intend to license our production technology as well as provide associated products, such as cell lines, printheads, bioreactors and incubators, and services, such as technology implementation, training, and engineering support,  whether directly or through contractors, to food processing and food retail companies.  We intend to charge our customers a production license fee, based upon the amount of meat printed. We expect that each production facility will periodically require us to provide them with our proprietary materials, such as fresh sets of starter cells. We intend to charge a fee for such restocking, employing a cost-plus pricing model. In addition, other materials used in the production process, such as cell-culture media and additives in our bio-inks may be sourced from third parties. Whether these materials are customized for the specifics of our production processes, or ‘white-labelled’ generic materials, or proprietary materials that we have developed, we may charge a fee for restocking such materials with a cost-plus pricing model, however we have not yet reached the stage where it would be possible to estimate to what extent this would contribute to any future revenue stream. Finally, we intend to provide paid product implementation and guidance services to our customers looking to establish cultured meat manufacturing facilities. We expect that each facility licensing our technologies will need to deal with novel challenges and, as a result, will require the assistance of our expert knowledge in order to set up and implement the licensed technologies.

Develop additional alternative proteins, such as poultry, to meet growing industry demand. There are substantial technological challenges inherent in expanding our offering beyond cultured beef technologies to additional alternative proteins, such as cultured poultry or cultured fish.  However, we believe that our experience, know-how and intellectual property portfolio form an excellent basis from which to surmount such challenges. In February 2021, we completed the acquisition of Peace of Meat, with the aim of developing avian meat for the alternative meat industry, applying proprietary technology to mimic the cellular composition of conventional poultry.

Acquire synergistic and complementary technologies and assets.  We intend to optimize our processes and diversify our product range to expand the cultured meat technologies upon which marketable products can be based, through a combination of internal development, acquisitions and collaborations, with a view to complementing our own processes and diversifying our product range along the cultured meat production value chain in order to introduce cultured products to the global market as quickly as possible. See also “- Additional Technologies” below.

The MeaTech 3D Cultured Steak

Our initial focus is to develop the technology and processes that can allow our eventual customers to produce cultured meat steak at an industrial scale.  We are working to achieve this by creating an end-to-end technology that combines cellular agriculture with bioprinting to produce complex meat structures.  We are developing cellular agriculture technology, such as cell lines, and approaches to working with plant-based media to support the growth of cells such as fat and muscle cells, in a scalable process, and have demonstrated an ability to differentiate stem cells into fat and muscle cells. The media are composed of food-grade ingredients and we expect their growth factors to be similar to those produced naturally in the bodies of cattle, albeit free of fetal bovine serum, traditionally a significant component of cellular growth media that is harvested through the destruction of a calf fetus. We are engaged with experimentation to develop optimal and cost-effective cell culture media, and in 2020, announced the development of a lower cost cell-culturing growth medium. In so doing, we are also exploring a range of types of, and sources for, growth factors suited to cell culture. These sources are expected to be sustainable and ethical, providing a route to enabling effective and cost-effective processes. The processes we are developing are designed to allow cells of interest, following humane tissue extraction from the umbilical cord or biopsy, to be isolated, replicated, grown and maintained in vitro under controlled, laboratory conditions.

We are developing proprietary printing and tissue engineering technologies to enable the design and bioprinting of three-dimensional tissues. Our goal is for the meat produced using these technologies to have an authentic texture, flavor, appearance and aroma without being limited to the precise combinations of existing meat tissue (so the quantity of fat in the meat, for example, can be adjusted to amounts above or below those occurring in animals, to meet varied consumer preferences). We believe the novel processes we are developing have the potential to eventually be competitive with conventional manufacturing technologies for premium products, as large-scale production of meat tissues will create new lines of meat without any unnecessary animal use.

In the course of developing our technologies for out-licensing, we intend to develop a large-scale technology demonstration model. However, once we begin licensing our technology and processes, we plan to be only minimally involved in the production of cultured meat products (for example, by providing the initial cell sample for sale as an associated product), with our licensees to be responsible for the bulk of cultured meat preparation, printing, packaging and shipping.

We have set forth below an illustration of the process we are developing that we believe, upon completion, will allow food companies licensing our technology to develop and manufacture cultured steaks at industrial scale.

Harvesting Embryonic Cells

The first step in the cultured meat process we are developing, the harvesting of embryonic cells, is based on the isolation of inner cell mass from bovine blastocysts, cultured to emulate tissue and/or organs for food consumption. At the early stages of development, an egg is surrounded by the zona pellucida (transparent zone), or ZP. After the fertilized cattle egg has replicated into 32 cells, an internal cavity forms and the cluster is called a blastocyst. This early stage of the developing embryo lasts from about the ninth to twelfth day after fertilization, prior to implantation in the womb. It contains two types of cells, namely the trophectoderm, or TE, which is the outer layer that produces extra embryonic membranes; and the inner cell mass, or ICM, which is the pole of the blastocyst and has a thicker accumulation of cells, from which all embryonic tissues develop. The image below is of a blastocyst, showing inner cell mass surrounded by the ZP and TE, which supplies the embryo with nourishment and later forms the major part of the placenta.

Embryonic stem cells can be derived from the ICM of the blastocyst at the stage of embryogenesis, near the end of first week of development. We believe these extracted embryonic cells can be cultured in the laboratory and proliferate indefinitely, under the right conditions. ES cells growing in this undifferentiated state retain the potential to differentiate into cells of all three embryonic tissue layers.

Our method for establishing a tissue culture from the ICM of a bovine blastocyst includes the following steps:

•	obtaining a plurality of blastocysts, each blastocyst having a ZP, a TE, and an inner cell mass;

•	perforating each blastocyst;

•	isolating the inner cell mass from each blastocyst through the perforations;

•	seeding the inner call mass on a predetermined surface, called a substrate; and

•	culturing the inner cell mass to establish a bovine inner cell mass tissue culture.

Bioreactors

The next step in the process we are developing uses software-controlled bioreactors to foster cell growth.  The initial growth phase leverages exponential growth of stem cells to achieve sufficient cell volumes for food production. The second bioreactor stage is that of differentiation, where the stem cells differentiate into multiple cell types, such as muscle and fat. The final incubation phase commences post-printing, and allows the cells to settle and grow in place as printed.

We are in the process of developing cell-culturing processes and protocols for use in bioreactor systems. Such bioreactor systems will enable monitoring and control of growth parameters, as well as testing and development of efficient and economical cell-growth processes in industrial breeding containers. Separate from the bioreactor development process, we have commenced development of a cell-suspension growth process. This growth process is different from cell growth on laboratory plates. We expect that the newly-developed processes may allow cell growth on a scale needed for industrial-scale meat printing. In addition, our wholly-owned subsidiary, Peace of Meat, has successfully demonstrated its own cell-suspension growth process using chicken cells.

Our Bio-Inks

The next step of the process we are developing relies on our bio-inks, which are printable biological materials that are grown from stem cells in a growth medium, and differentiated into inks to form various types of tissue, such as muscle, fat and connective tissue, as well as scaffolding inks that may be non-biological in origin. In this step, our bio-inks are printed in thin layers in the desired combination, providing creative control over the steak design, in a process that maintains the ongoing viability of the bio-ink cells. As the printed layers are composed of viable cells, they are then able to join together in an incubator with the help of bonding agents, forming three-dimensional tissues.

We are in the process of optimizing the characteristics of our proprietary bio-inks, including composition, motility, viscosity, temperature, structural stability, density and jettability, or the ability to be dispersed by a printer, as well as the factors helping the cells to connect in three-dimensional tissues.

To date, we have produced and manufactured bio-inks designed to create fat and muscle cells and tissues.  We have also built and successfully tested a three-dimensional prototype digital bio-ink printer for printing cultured meat cells, as well as supporting systems, with a view to developing industrial bio-print heads for the purpose of large-scale printing.

Proprietary Bioprinting

Bioprinting is a process of fashioning a specific type or types of native or manipulated cells configured to form the edible tissue analog, by depositing scaffolding material mixed with cells and other bio-inks using an inkjet-style printer with drop-on-demand capabilities, where inks are dispensed only where needed.

The image below depicts a potential laboratory model that food companies licensing our technology and processes could use for the development and production of cultured meat steaks.

Once the tissue is bioprinted, the culture is transferred to an incubation bioreactor, where, in addition to providing nutrients and other chemical and biological agents, the systems provided may physically manipulate the tissues to increase differentiation (the process by which a cell changes from one type to another) and adjust the physical properties of the extracellular matrix, or ECM. The ECM is a three-dimensional network of very large molecules, such as collagen, that provide structural and biochemical support to surrounding cells. Collagen is the ECM of a scaffold that contains nutrients, adherents, and essential growth factors for the surrounding cells, supporting the development growth of complex muscle tissues in living animal bodies. Building muscle tissues in vitro requires the development of artificial scaffolds. Plants are an obvious candidate for artificial scaffolding, as plant fiber is similar in composition to collagen fiber.

To date, we have printed several cell types, which coalesced into fat and muscle tissue grown in our laboratory. To the best of our knowledge, this is the first commercial digital bio-ink printing of food performed by any commercial company using a bioprinter developed in-house that has brought about the coalescence of a living tissue made up of several different cells derived from a live cow. We observed that the digital printer arranged the cells in space as planned, with coalescence observed both between different cells and between cells and their environment, both of which are essential for tissue formation.  In the third quarter of 2020, we announced that we had achieved a significant milestone with the successful printing of a uniform, thin, slaughter-free meat tissue produced from stem cells.

Cultured Steak Scaffolding

Growing three-dimensional meat presents a unique challenge. Typically, animal cells must remain within 200 microns from a nutrient supply in order to survive. This is little more than the width of a human hair and is known as the diffusion limit. It is the reason cells grow along the surface of a petri dish, rather than forming vertical piles.

In the next step of the process we are developing, we intend to build a scaffold to support the growth of three-dimensional meat.  A “scaffold”, or “biocompatible scaffolding”, refers to an engineered platform having a predetermined three dimensional structure, which mimics the three-dimensional environment of the natural extracellular material, or ECM, provides short-term mechanical support of the tissue culture, and provides an increased surface area for cell adhesion, proliferation, migration, and differentiation, eventually leading to accelerated tissue formation. We are developing technology to allow for the formation of a composite scaffold.

To date, we have developed stem cell growth media, which we have used in experiments to grow high-density stem cells based solely on compounds produced in laboratory processes, rather than animal-sourced materials.  We sorted stem cells into fat and muscle cells, allowing the building of muscle fibers, following on from a successful trial of a sorting process of basic stem cells that we harvested from an umbilical cord. These cells were nourished with a nutritional compound that we developed as a growth medium to direct the stem cells to be sorted into fat cells, as needed for the fat tissue in the printed steaks we are developing.

Modularity

We are focused on developing a process that will allow our food technology customers to operate a high-throughput manufacturing process for high-quality, healthy meat. Our cellular agriculture and bioprinting processes are being designed to be modular, in that they can work using different sizes of factory.  We believe we could license our technology to customers with industrial plants close to urban areas seeking to provide ‘just in time’, logistically-efficient, local, and premium cellular agriculture. In addition, we believe a licensee of our technology could build a plant in a locality that does not have the resources needed for industrial animal husbandry, allowing places like the United Arab Emirates, Hong Kong or Singapore to potentially become more agriculturally independent, thus increasing food security. As costs continue to decrease, we believe licensees of our technology could also build production facilities in localities where there is high agricultural seasonality or desertification risk.

Clean Energy

We are developing processes intended to achieve high-volume manufacturing capabilities in line with the needs of today’s value-added food processors and other meat and food industry players. To this end, we are working on processes to scale up production, starting with stem cells. We expect high-volume stem cell production to feed into differentiation bioreactors that are dedicated to producing fat and muscle cells. These cells are the key input for our downstream productization stages.

The processes we are developing are advanced biotechnological processes, intended to produce meat in a clean environment with minimal environmental impact. We envision factories utilizing our technologies that exist in greater harmony with their environment than typical current factories, supporting sustainability, utilizing renewable energy sources, and recycling or treating their own waste.

Additional Technologies

We may incorporate novel bioreactor technologies that benefit cellular agriculture and the development of low-cost cell culture media not based on fetal bovine serum.

We also plan to add cell line types to expand the development of cultured meat to other types of animals, as well as achieving market penetration in the shortest timeframe possible, thus realizing the great potential in the market. While we are developing beef combined with three-dimensional digital printing technology, our acquisition Peace of Meat is developing cultured avian fat. We estimate that the first hybrid products based on Peace of Meat technology may enter the market as early as 2022. Beyond hybrid products, cultured fat is expected to be a component in other fat-based products (edible and otherwise), and an integrated component in MeaTech’s printing technology. We are working to create synergy and added value to the cultured meat market, while sustaining animal welfare and meeting the growing global demand for meat.

Hybrid Products – Path to Market Entry

Peace of Meat has developed a unique, proprietary, stem-cell-based technology to produce avian fats, such as those from chicken or geese, without harming any animals. We are leveraging Peace of Meat’s technologies, including through novel hybrid food products, to expedite market entry while we develop an industrial process for cultivating and producing real meat using three-dimensional bioprinting technology, without harming animals. The technologies’ first expected application is in hybrid food products, combining plant-based protein with cultured animal fat, designed to provide meat analogues with qualities of “meatiness” (taste and texture) closer to that of conventional meat products, to which end Peace of Meat has conducted a number of taste tests, demonstrating the potential that its cultured fat has to enhance the taste of plant-based protein products. We believe adding 10-25% of Peace of Meat cultured fat to a plant-based meat has the potential to enhance meatiness. Peace of Meat cultured fat is designed to be antibiotic free, which provides enhanced fatty acid profiles and personalized nutritional profiles.

Sales and Distribution

We do not yet have any sales, marketing or distribution infrastructure or capabilities. In the event that we complete development of our technologies and secure adequate funding, we intend to consider commercialization collaborations, where appropriate.

We have engaged in a consulting agreement with the Adom Group, or Adom, under which Adom serves as a consultant for the development of our operations in the cultured meat production industry, and will assist us in penetrating the markets in which Adom operates in Europe and South America. Under the agreement with Adom, we granted Adom first refusal rights for establishing a production plant using the technology that we are developing, in one target country, such as Israel, Poland, Argentina or Brazil. According to the terms of the agreement, should Adom induce a leading producer in the local meat industry in the target country to invest in us at least $1 million and engage with the producer to establish a production plant franchise based on our technologies, we will grant Adom and the franchisee first refusal rights for production in that target country, subject to the completion of certain fundraising milestones, by or in conjunction with Adom.

We believe our ideal prospective customers will be value-added food processors and retailers that wish to benefit from cultured meat manufacturing capabilities. We intend to provide our corporate customers with a solution to these needs in the form of highly-automated, cleaner, ‘just-in-time’ manufacturing of complex meat structures using a repeatable, consistent manufacturing process. Our goal is for our customers to be able to streamline their meat supply chain, introduce greater manufacturing flexibility, and locate their cultured meat production facilities closer to the point of retail or consumption.

We intend to provide our customers with assistance in constructing facilities to employ our proprietary technology and processes. We expect that we will need to collaborate with third parties to obtain and make available to our customers the expertise necessary to provide this assistance. In addition, we intend to procure the equipment our licensees need to deploy our proprietary technology and processes from third-party providers. Some equipment, such as piping, clean rooms, and packing and freezing equipment, are standard industry equipment and can be sourced on open markets. Other equipment such as bioreactors and our proprietary bioprinters, will need to be produced by contract manufacturers.

Intellectual Property

We have sought and continue to seek patent protection as well as other intellectual property rights for our products, processes and technologies in the United States and internationally. Our policy is to pursue, maintain, expand, protect and defend our patent rights and trade secrets, which we believe enable us to deliver long-term protection for the proprietary technologies, inventions and improvements that are commercially important to the development of our business.

We have a growing portfolio of six provisional and non-provisional patent applications with the USPTO and WIPO filed through the PCT. A provisional patent application is a preliminary application, and establishes a priority date for the patenting process of inventions disclosed therein.

Our existing patent portfolio can currently be divided into two main areas:

Mechanical: covering printer components and peripherals used in the fabrication of the tissue cultures with one provisional and one PCT applications filed:

The first is directed to print heads operable in a bioprinting systems for the fabrication of edible biostructures using drop-on-demand, the print heads specifically designed to accommodate bio fluids of suspended systems without causing demixing, while still delivering bio fluids with high accuracy and precision. The provisional application was filed on March 5, 2020. Research, development and engineering of the technology is continuing. A Go/No-go decision is expected to be made in the first quarter of 2021.

The second is a PCT application directed to systems and methods of physically manipulating a resilient container (bladder) of bioprinted tissue culture having non-random three dimensional cell structure over 4 dimensions, namely elongation, compression, torsion and shear, to modulate the tissue and achieve the desired texture for each meat type. The PCT Application was filed September 22, 2020. Research, development and engineering of the technology is continuing. Publication is expected in March, 2021.

Biological: covering initial materials used in the process and the methods for their use in the bioprinted tissues with two PCT applications and two provisional applications filed.

The first PCT application, a foundational patent application, directed to methods and compositions implementable in an inkjet bioprinting systems for the fabrication of edible muscle, cartilage and bone biostructures using drop-on-demand printing technology, having a predetermined three dimensional structure of more than 1.5 inch thick for a slab, which can be assembled from substantially two-dimensional patterns with cells, stem cells and ECM incorporated therein, whether in the presence of biocompatible scaffolding, anchor particles or not, with tissue growth and structure occurring in a controlled non-random two- and three dimensional pattern. The application was filed on July 8, 2020 under the PCT and was published on January 8, 2021.

The second PCT application is directed to methods for harvesting ICM from bovine blastocysts, the systems used to implement the methods with the disclosed compositions, are used to culture the harvested inner cell mass (ICM) for embryonic stem cells (ESC) for the formation of tissue cultured to emulate tissues and/or organs for (non-vegan) food consumption. The PCT application was filed on January 13, 2021, under the PCT, with publication due July 13, 2022.

The first pending provisional is directed to support for an adherent and/or semi-adherent cell growth culture, the product of, which can be used for bio-ink raw material, as well as the bio-ink itself, providing some rigidity to the printed bio-ink. The support being a three-dimensional (3D) network of wormlike micelles (3DNWM) manipulated to promote cell adherence, either as a stand-alone, or as a further stabilized 3D network, using an interpenetrating polymer network of, for example, telechelic polymers and/or oligomers and other bio-compatible polymers and/or oligomers. The provisional application was filed on June 8, 2020. A Go/No-go decision is expected to be made in the first quarter of 2021.

The second pending provisional is directed to methods and compositions for the xeno-free propagation of bESC on bovine umbilical stem cells (bUCSC), derived from a bovine umbilical cord. The provisional application was filed on January 13, 2021. Work on the technology continues and a Go/No-go decision is expected to be made in the third quarter of 2021.

In addition to patent applications, we maintain trade secrets covering know-how and proprietary information relating to our core technologies and make practicable efforts to protect our confidential trade secrets.  To this end, we require our employees engaged in the development of intellectual property to enter into confidentiality agreements prohibiting the disclosure of confidential information and further, require disclosure and assignment of any inventions and associated intellectual property rights that are important to our business. Additionally, we require all entering employees to represent they are not bringing in, or are using any third party’s Trade Secrets.We are also in the process of registering our name and logo as registered trademarks in the United States, and of securing ongoing rights to our domain name.

While our policy is to obtain patents by application, license or otherwise, to maintain trade secrets and to seek to operate without infringing on the intellectual property rights of third parties, technologies related to our business have been rapidly developing in recent years. Additionally, patent applications that we may file or license from third parties may not result in the issuance of patents, and our current or future issued patents may be challenged, invalidated or circumvented. Therefore, we cannot predict the extent of claims that may be allowed or enforced against our patents, nor be certain of the priority of inventions covered by pending third-party patent applications. If third parties prepare and file patent applications that also claim technology or therapeutics to which we have rights, we may have to engage in proceedings to determine priority of invention, which could result in substantial costs to us, even if the eventual outcome is favorable. Moreover, because of the extensive time required for clinical development and regulatory review of products we may develop, it is possible that the patent or patents on which we rely to protect such products could expire or be close to expiration by the commencement of commercialization, thereby reducing the value of such patent. Loss or invalidation of certain of our patents, or a finding of unenforceability or limited scope of certain of our intellectual property, could also have a material adverse effect on us. See “Risk Factors — Risks Related to our Intellectual Property and Potential Litigation.”

Competition

We expect that demand for our cultured meat manufacturing plants will be driven by consumer demand for alternative proteins and, more specifically, consumer acceptance of cultured meat as the alternative protein of choice.  We believe we will compete with other cultured meat manufacturers, alternative protein manufacturers, and the conventional meat industry as a whole.  We expect to directly compete with companies licensing know-how or otherwise enabling the establishment of cultured meat manufacturing plants. We are aware of certain companies that have announced plans to provide their cultured meat technology on a B2B basis, however we are not currently aware of a potential competitor focusing on complex, bioprinted high-value real meats, such as steak.

The following table shows the mapping of some companies that we know to operate in the field of conventional meat substitutes, distinguishing between vegetable meat substitutes and real cultured meat, as well as between 3D-printing and non-printing technologies, with only the former providing the high-resolution control needed for premium, structured products with specific shape and texture.

Companies such as Memphis Meats and Mosa Meat are focused on producing red meats, BluNalu, Inc. on fish and Shiok Meats on crustaceans. There are different companies working on culturing varying cell types, such as chicken, pork, kangaroo and foie gras. This push on scaling-up cellular agriculture can serve as a solution to the scale and environmental challenges confronting traditional meat production. Other alternative protein competitors such as Beyond Meat and Impossible Foods, Inc. are already selling plant-based meat substitutes, but to the best of our knowledge, these companies are not focused on the production of real meat products produced with animal cells.

Companies Developing Vegetable and Insect Protein Alternatives

There are numerous companies focused on developing meat substitutes. In order for a product to achieve commercial acceptance as an alternative to meat, it must have an appearance, taste, smell and nutritional values that are similar enough to the type of meat that it seeks to replace or with which it seeks to compete. These meat substitute companies generally employ proprietary formulae for manufacturing, based wholly on ingredients of plant origin. In addition, we are aware of several companies developing insect-protein production capabilities, employing among other insects, flies, larvae and grasshoppers.

Companies Developing Cultured Meat

The cellular agriculture meat sector is in early stages of development. The sector is currently primarily comprised of companies developing a full technology stack from developing cell lines to scaling up cellular cultivation, developing media, and researching the food technology aspects of the final product. Market dynamics have led to a large number of companies operating in this manner. We are aware of approximately thirty companies operating in the cell-based field, several of whom are developing cellular agriculture for ground-meat alternatives and appear to be progressing with their technological development. Some have indicated readiness to bring cell-based meat products to market during the period as early as late 2021 through 2023. We do not believe that any companies in this space have already developed the capability to produce industrial quantities at prices low enough to compete on a dollar-per-pound basis against conventionally-harvested meat.

A number of larger companies have begun engaging in this sector. For example, companies such as Merck & Co., Inc., Lonza Group AG and Nestlé S.A. are currently investing in capabilities to accommodate the market’s desire for change in the cell culture media market. Additionally, a number of bioreactor companies are rumored to be interested in the cellular agriculture market opportunity. Over time, we expect that larger players will continue to increase their exposure to cellular meat production either by selling to, or collaborating with, the many start-ups in the space.

Currently cellular agriculture companies are for the most part paving their own path, with a goal of producing meat cells suitable as a replacement for ground meat. The ground meat type of cellular product may also be suitable as an ingredient in a hybrid plant-based food product. The cell-types relevant to this effort are primarily muscle and fat cells. What exactly these cell-based companies will offer is likely to be affected by consumer expectations and underlying cost structures. We believe these companies may have to mix their cellular meat product with plant-based ingredients in the interests of cost or appearance.

Companies Developing Structured Cultured Meat Products

To our knowledge, there is currently no other company focused on the scaling up of three-dimensional bioprinting. However, there are companies attempting to produce steaks by means of other approaches, such as growing bovine cells including fat, muscle and connective tissue on a pre-prepared scaffold, in order to create a contiguous piece of meat, which has so far yielded steaks approximately the size and thickness of a credit card.

Government Regulation

Regulators around the world are in the process of developing a regulatory approval process for cultured meat. Cultured meat is not yet generally commercially available, but technologies like ours are anticipated to facilitate the imminent scaling up of cultured meat production. In general, cultured meat production is expected to be subject to extensive regulatory laws and regulations in the United States and in other jurisdictions such as Canada, Japan, the European Union and the United Kingdom. In the United States, existing food safety requirements are expected to apply, and additional details are being developed at the FDA and USDA pursuant to a Memorandum of Understanding, or MOU, published by the FDA and USDA on March 7, 2019 entitled “Formal Agreement to Regulate Cell-Cultured Food Products from Cell Lines of Livestock and Poultry.”

Under the MOU — which is expected to affect our customers producing cultured meat — the two agencies will operate under a joint regulatory framework wherein FDA will oversee cell collection, cell banks, and cell growth and differentiation. A transition from FDA to USDA oversight will then occur during the cell harvest stage, at which point the USDA will oversee the production and labeling of cultured meat. The USDA will be advancing new labeling requirements. To the best of our knowledge, the regulatory approval details under development are not expected to apply to our business directly, but they are instructive as to the regulatory requirements our cultured meat production customers are expected to face and their expectations of us, in the form of customer assurances, regarding our product.

 At this time, our business is limited to developing cultured meat production technology (i.e., bioprinters) that will be marketed to cultured meat producers, and that of Peace of Meat is limited to developing cultured meat ingredients (such as cultured avian fat). In the United States, and consistent with the Federal Food, Drug and Cosmetic Act, Federal Meat Inspection Act, and Poultry Products Inspection Act, food ingredient manufacturers (like Peace of Meat) must comply with the FDA’s food production requirements under the FDCA, as amended by the Food Safety Modernization Act, or the FSMA, to ensure that the food is safe, and the USDA's requirements that the ingredients, when used in USDA-regulated meat and poultry products, are effective and suitable for their intended use.

In addition, production equipment manufacturers must ensure that their products do not contribute to the production of adulterated food. The regulatory obligation falls on the food manufacturer to ensure that all food produced — including cultured meat — is wholesome and not adulterated. Therefore, when sourcing food processing equipment, such as the three-dimensional bioprinter we are developing, our customers will request assurances that the bioprinter is safe for its intended use and will not result in the production of adulterated food. We intend to monitor developments at the FDA and USDA in connection with the aforementioned FDA-USDA MOU to determine whether any specific requirements or recommendations are published with specific regard to cultured meat equipment manufacturers.

In the United States, we expect companies manufacturing cultured meat products to be subject to regulation by various government agencies, including the FDA, USDA, and the FTC. Equivalent foreign regulatory authorities include the Canadian Food Inspection Agency, the Japanese Food Safety Commission, the European Food Safety Authority and authorities of the EU member states, the State Food and Drug Administration of China and the Singapore Food Agency. These agencies, among other things, prescribe the requirements and establish the standards for food quality and safety, and regulate various food technologies, including alternative meat product composition, ingredients, manufacturing, labeling and other marketing and advertising to consumers.

We expect that federal, state and foreign regulators will have the authority to inspect our customers’ facilities to evaluate compliance with applicable food safety requirements. Federal, state, and foreign regulatory authorities also require that certain nutrition and product information appear on the product labels of our customers’ food products and, more generally, that such labels be truthful and non-misleading and that marketing and advertising be truthful, non-misleading and not deceptive to consumers.

In the United States, new labeling requirements are being developed for cultured meat. On July 31, 2020, the USDA Food Safety and Inspection Service, or USDA-FSIS, announced that it will be preparing new regulatory requirements with regard to the labeling of cultured meat products and will propose these new requirements through its administrative rulemaking process. No timeline has yet been provided for this rulemaking. As background, in February 2018, the U.S. Cattlemen’s Association petitioned USDA-FSIS to exclude products not derived from the tissue or flesh of animals that have been harvested in the traditional manner from being labeled and marketed as “meat,” and exclude products not derived from cattle born, raised and harvested in the traditional manner from being labeled and marketed as “beef.” On June 9, 2020, the Harvard Law School Animal Law & Policy Clinic petitioned USDA to urge it to adopt a labeling approach for cell-based meat and poultry products that does not overly restrict speech, asserting that USDA should wait until it has a better understanding of the compositional and safety characteristics of finished cell-based meat products, and until USDA has the opportunity to review proposed labels, before establishing any speech restrictions. The USDA has not yet responded substantively to these petitions but has indicated that these petitions are being considered as petitions for policy changes under the USDA’s regulations. The United States Congress has also considered federal legislation on this issue, most recently the Real MEAT (Marketing Edible Artificials Truthfully) Act introduced in October 2019, which could potentially affect requirements for our product labeling and marketing, such as having to identify products as “imitation” meat products in the U.S. We are closely monitoring developments on the labeling front as any changes in, or changes in the interpretation of, applicable laws, regulations or policies of the USDA, that relate to the use of the word “meat” or other similar words in connection with cultured meat products could adversely affect our business, prospects, results of operations or financial condition.

As the cell-based agriculture industry is young and its regulatory framework is emerging and evolving, legislation and regulation may evolve to raise barriers to our go-to-market strategies.

In addition to federal regulatory requirements in the United States, certain states impose their own manufacturing and labeling requirements. For example, states typically require facility registration with the relevant state food safety agency, and those facilities are subject to state inspections as well as federal inspections. Further, states can impose state-specific labeling requirements. For example, in 2018, the State of Missouri passed a law that prohibits any person engaged in advertising, offering for sale, or sale of food products from representing products as meat that are not derived from traditionally harvested production of livestock or poultry. This law has been challenged in court as a violation of free speech by the Good Food Institute, the Animal Legal Defense Fund and American Civil Liberties Union. Additional states subsequently passed similar laws. We intend to manufacture and label our products in material compliance with all relevant state requirements.

Similar regulatory developments are taking place in foreign jurisdictions. For example, the Agriculture Committee of the European Parliament proposed in May 2019 to reserve the use of “meat” and meat-related terms and names for products that are manufactured from the edible parts of animals. If such measures are adopted, they may affect our ability to label and advertise our products as we see fit.

We are subject to labor and employment laws, laws governing advertising, privacy laws, safety regulations and other laws, including consumer protection regulations that regulate retailers or govern the promotion and sale of merchandise. Our operations are subject to various laws and regulations relating to environmental protection and worker health and safety matters. We monitor changes in these laws and believe that we are in material compliance with applicable laws.

Environmental, Health and Safety Matters

We, our agents and our service providers, including our manufacturers, may be subject to various environmental, health and safety laws and regulations, including those governing air emissions, water and wastewater discharges, noise emissions, the use, management and disposal of hazardous, radioactive and biological materials and wastes and the cleanup of contaminated sites. We believe that our business, operations and facilities, including, to our knowledge, those of our agents and service providers, are being operated in compliance in all material respects with applicable environmental and health and safety laws and regulations. Based on information currently available to us, we do not expect environmental costs and contingencies to have a material adverse effect on us. However, significant expenditures could be required in the future if we, our agents or our service providers are required to comply with new or more stringent environmental or health and safety laws, regulations or requirements.

Except as stated above, we are not aware of any environmental risks related to our operations, and therefore, we do not believe that environmental regulations will have a significant effect on us. However, in the future, we may be required to meet environmental protection standards or regulations which could have a material impact on our activities, activities, profitability and ability to remain competitive.

Property and Infrastructure

Our office and laboratory are located at 18 Einstein St., Ness Ziona, Israel. The laboratory and office space total approximately 3,600 square feet. Our lease for this office and laboratory space expires in October 2021, however we have an option to extend it until October 2022. The annual rent (including parking fees) is approximately $0.1 million and is linked to the Israeli Consumer Price Index. We constructed our laboratory facilities in December 2019 to facilitate our development of stem-cell-based ink development processes.

Employees

As of June 30, 2020, we had 18 employees based at our office and laboratory in Ness Ziona, Israel.

Local labor laws govern the length of the workday and workweek, minimum wages for employees, procedures for hiring and dismissing employees, determination of severance pay, annual leave, sick days, advance notice of termination, Social Security payments or regional equivalents, and other conditions of employment and include equal opportunity and anti-discrimination laws. None of our employees is party to any collective bargaining agreements. We generally provide our employees with benefits and working conditions beyond the required minimums. We believe we have a good relationship with our employees, and have never experienced any employment-related work stoppages.

Legal Proceedings

From time to time, we may be party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in any legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations.

In November 2020, the Israeli Securities Authority, or ISA, initiated an administrative proceeding claiming negligent misstatement regarding certain immediate and periodic reports published by our predecessor (Ophectra) during the years 2017 and 2018, prior to the merger with MeaTech. These reports relate to Ophectra’s activities prior to establishment of the settlement fund in connection with the merger. In February 2021, the trustee of the settlement fund informed us that the ISA views us as a party to this proceeding, notwithstanding the settlement and establishment of the settlement fund. This proceeding is of an administrative nature and carries a potential penalty in the form of a monetary fine which, under applicable Israeli law, could be as high as NIS 5 million.  While there can be no assurance as to the amount of the ultimate penalty, we have received the advice of our Israeli counsel stating such counsel’s assessment that the maximum fine likely to be imposed, if any, is $0.26 million (NIS 0.85 million).  We do not believe this proceeding, nor any penalty we may be required to pay, will have a material effect on our business or activities.

In February 2021, a civil claim was lodged against the settlement fund, relating to Ophectra's activities prior to establishment of the settlement fund, in an amount of $0.75 million (NIS 2.5 million). We are not currently able to assess what the outcome of this claim would be, however, as described in "Management's Discussion and Analysis of Financial Condition and Results of Operations  - Merger" below, we do not bear any liability for such claims beyond the exercise value of the Therapin asset, which was the sole asset we retained from Ophectra in the merger.

Our History

We were incorporated in May 2018 in Israel as DocoMed Ltd., and in September 2019, changed our name to MeaTech Ltd., or MeaTech. In January 2020, MeaTech completed a merger by way of an exchange of shares between MeaTech’s shareholders and Ophectra Real Estate and Investments Ltd., or Ophectra, a company incorporated in Israel on July 22, 1992 as a private company limited by shares in accordance with the Companies Ordinance, 1983 that became a public company on August 29, 1994 when its shares were listed for trade on the Tel Aviv Stock Exchange. Under the merger agreement between MeaTech and Ophectra, Ophectra allotted to MeaTech’s shareholders 30,525,506 ordinary shares of Ophectra, in exchange for the transfer of their entire holdings in MeaTech, so that at the time the merger was closed, MeaTech’s shareholders held approximately 60% of the issued and paid-up share capital of Ophectra. Upon completion of the merger, MeaTech became a wholly-owned subsidiary of Ophectra, the name of Ophectra was changed to Meat-Tech 3D Ltd. and all directors and officers of MeaTech became directors and officers of Meat-Tech 3D Ltd., in addition to some of the independent directors of Ophectra. In February 2021, the name of Meat-Tech 3D Ltd. was further changed to MeaTech 3D Ltd. In September 2020, the name of MeaTech Ltd., now a fully-owned subsidiary of ours, was changed to Chicken Meat-Tech Ltd., and in February 2021, further changed to MeaTech MT Ltd. In February 2021, we completed a purchase of Peace of Meat BV, or Peace of Meat, a Belgian developer of cultured avian fat, which became a fully-owned indirect subsidiary of ours, through our fully-owned subsidiary MeaTech Europe BV.

MANAGEMENT

Executive Officers and Directors

The following table sets forth the name, age and position of each of our executive officers and directors as of March 2, 2021. Unless otherwise stated, the address of our executive officers and directors is MeaTech 3D Ltd. 18 Einstein St., P.O. Box 4061 Ness Ziona 7414001, Israel.

Name	Age	Position

Executive Officers:
Sharon Fima	45	Chief Executive Officer, Chief Technology Officer and Director
Omri Schanin	30	Deputy Chief Executive Officer and Chief Operating Officer
Guy Hefer	39	Chief Financial Officer
Dan Kozlovski	36	Vice President, Research and Development
Non-Employee Directors:
Steven H. Lavin	65	Chairman of the Board of Directors
Daniel Ayalon	65	Director
David Gerbi(1)(2)(3)	41	External Director
Eli Arad(1)(2)(3)	48	External Director
Shirly Cohen(1)(2)(3)	53	Director

(1)          Member of the Audit Committee

(2)          Member of the Compensation Committee

(3)          Independent director as defined under Nasdaq Marketplace Rule 5605(a)(2) and SEC Rule 10A-3(b)(1).

Executive Officers

Sharon Fima, Chief Executive Officer, Chief Technology Officer and Director

Sharon Fima has served as our Chief Executive Officer and Chief Technology Officer since September 2019, and a director since January 2020. He has over 20 years of experience as a printing-industry entrepreneur. From 2018 to 2019, he was the founder and CEO of Agama Extreme Ltd., and from 2014 to 2018, he was the founder and CTO of Nano Dimension Ltd. (TASE/Nasdaq: NNDM), which developed a complete desktop three-dimensional printing system for multilayer printed circuit boards, working on proprietary conductive nano-silver inks along with novel insulating and substrate inks. Prior to Nano Dimension, Mr. Fima was R&D Integration Manager at XJET Ltd. from 2010 to 2013, and an R&D team leader between 1997 and 2010 at HP Indigo Divison, a division of Hewlett Packard’s graphic solutions business.

Omri Schanin, Deputy Chief Executive Officer and Chief Operating Officer

Omri Schanin has served as our Chief Operating Officer since October 2020, after co-founding and joining us in September 2019. Between 2018 and 2019, he was founder and CEO of Docomed, a digital health company offering better treatment through continuous pain monitoring and data collection, and co-founder and CEO of Cannova, a developer of sublingual alginate strips to supply active ingredients of the cannabis plant through the tongue into the bloodstream, between 2018 and 2019. He was previously a Merage Fellow at the University of California, Irvine. Between 2013 and 2016, he attained the rank of Major (Res.) while serving as a deputy commander of a missile ship in Israeli Navy. Mr. Schanin holds B.Sc. degrees in Life Sciences and Biotechnology from the Hebrew University of Jerusalem, Israel, and Business Management and Political Science from the University of Haifa, and an MBA in Entrepreneurship and Innovation from the College of Management Academic Studies.

Guy Hefer, Chief Financial Officer

Guy Hefer has served as our Chief Financial Officer since October 2020. He has over ten years of experience in investment banking and corporate finance roles. Most recently he was the CFO of Prytek Holdings, a private holding group investing in technology companies globally. Prior to that, Mr. Hefer was an investment banker at Leumi Partners between 2018 and 2019 and GCA investment banking between 2017 and 2018 in Israel and at Barclays investment banking division between 2011 and 2016 in the UK and in Israel. Prior to that Guy worked at Grant Thornton Accounting firm in Israel between 2009 and 2011. Mr. Hefer holds a B.A. degree in Accounting and Economics from the Tel Aviv University, Israel.

Dan Kozlovski, Vice President of Research & Development

Dan Kozlovski has served as our Vice President of Research & Development since August 2020, after joining us in December 2019. He specializes in R&D and product development, with expertise in three-dimensional computer-aided design. Mr. Kozlovski has more than ten years of experience working in high-technology companies in the printing market. Previously, he served as Future Platform R&D Mechanical Engineer at HP Indigo Division from June 2018 to December 2019. Mr. Kozlovski has also worked as Mechanical Team Leader at Nano Dimension from August 2015 to June 2018. Mr. Kozlovski holds a B.Sc. degree in Mechanical Engineering from Ben Gurion University of the Negev and an Executive MBA in Technology, Innovation & Entrepreneurship Management from Tel Aviv University.

Non-Executive Directors

Steven H. Lavin, Chairman of the Board of Directors

Steven H. Lavin has served on our board of directors as Chairman since May 2020. He is president of Lavin & Gedville, P.C., a boutique law firm where he specializes in providing advice, negotiating and completing financing transactions, business acquisitions and dispositions, corporate structure and organizations. Mr. Lavin is a member of Germin8 Ventures, LLC, a venture capital firm investing in transformative food and agricultural technology and providing investment and strategic resources to companies addressing major demand trends and improving the global food system through disruptive technologies and solutions. Since 2004, Mr. Lavin has served on the board of managers, and since 2005 he has served as vice-chairman of OSI Group, LLC, a leading global provider of primary and value added further processed protein and other food products. Mr. Lavin is also a director of Bank Leumi USA, the U.S. subsidiary of one of Israel’s largest banks, as well as a number of OSI subsidiaries. Mr. Lavin holds a J.D. from Loyola University School of Law and a B.S. in Accountancy from the University of Illinois. He is a member of the Illinois Bar, the American Bar Association, the Illinois State Bar Association and the Chicago Bar Association.

Daniel Ayalon, Director

Daniel Ayalon has served as a director since May 2020. He served as Foreign Policy Advisor to Israeli Prime Minister Ariel Sharon and as Israel's Ambassador to the United States between 2002 and 2006. Mr. Ayalon is a member of the board of governors of Tel Aviv University, and the board of trustees of the Lantos Human Rights and Justice Foundation in Washington, DC. Mr. Ayalon was elected to Israel’s parliament, the Knesset, in 2009, and served as Deputy Minister of Foreign Affairs until 2013. He is chairman of Hod Ayalon Ltd., a firm that consults to governments and international corporations, and was a visiting professor of foreign policy studies at Yeshiva University. Mr. Ayalon holds a B.A. in Economics and Labor Studies from the Tel Aviv University, and an M.B.A. from Bowling Green State University.

David Gerbi, External Director

David Gerbi has served as an external director since August 2019. Mr. Gerbi is managing partner of accounting firm Gerbi & Co. and of consulting firm Do Finance Consulting, and serves as Chief Financial Officer of B.G.I. Investments (1961) (TASE:BGI). Mr. Gerbi holds a B.A. in Business Administration and Accounting from the Israeli College of Management Academic Studies and an M.B.A. in Finance from Tel Aviv University.

Eli Arad, External Director

Eli Arad has served as an external director since February 2018. Mr. Arad has been CEO of real-estate and life science investors Merchavia Holdings and Investments (TASE:MRHL) since 2010. Mr. Arad has served as a director of Cleveland Diagnostics, a clinical-stage biotechnology company developing technology to improve cancer diagnostics since 2016, as well as B.G.I. Investments (1961) (TASE:BGI), since 2016. He has had leadership roles in many biomedical startup companies, and has extensive experience in all areas of financial management. Mr. Arad is a certified practicing accountant who holds a B.A. in Accounting from Ramat Gan College and an M.B.A. from the Ruppin Academic Center.

Shirly Cohen, Director

Shirly Cohen has served as a director since January 2018. She is the Chief Financial Officer of Stopmarket Ltd., a position she has held since 2016. Ms. Cohen was also the Chief Financial Officer of Y Bair Holding Ltd. from 2003 to 2016. Ms. Cohen is a certified practicing accountant who holds a B.A. in Accounting from Ramat Gan College and an M.B.A. from the Ruppin Academic Center.

Compensation of Executive Officers and Directors

The aggregate compensation we paid to our executive officers and directors for the year ended December 31, 2020, was approximately $679,000. This amount includes approximately $106,000 paid, set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, but does not include share-based compensation expenses, or business travel, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in our industry. As of March 2, 2021, options to purchase 633,340 ordinary shares granted to our officers and directors were outstanding under our share option plan at a weighted average exercise price of $0.68 per share.

The table and summary below outlines the compensation granted to our Chief Executive Officer and Chief Technology Officer, the Chairman of our board of directors, our Deputy Chief Executive Officer and Chief Operating Officer, our Vice President of Research and Development and our former Chief Financial Officer, with respect to the year ended December 31, 2020. For purposes of the table and the summary below, “compensation” includes base salary, bonuses, equity-based compensation, retirement or termination payments, benefits and perquisites such as car, phone and social benefits and any undertaking to provide such compensation.

Name and Principal Position	Salary(1)	Bonus(2)	Equity-Based Compensation(3)	Other Compensation(4)	Total
	(USD in thousands)
Mr. Sharon Fima Director, Chief Executive Officer & Chief Technology Officer	$169	$20	$34	$37	$260
Mr. Steven H. Lavin Chairman of the Board of Directors	$120	-	$113	-	$233
Mr. Omri Schanin Deputy Chief Executive Officer and Chief Operating Officer	$146	-	-	$2	$148
Mr. Dan Kozlovski Vice President of Research & Development	$128	-	$14	$2	$144
Mr. Uri Ben-Or Former Chief Financial Officer(5)	$31	-	$17	-	$48

(1)
Salary includes the officer’s gross salary plus payment by us of social benefits on behalf of the officer. Such benefits may include payments, contributions and/or allocations for savings funds (e.g., Managers’ Life Insurance Policy), pension, severance, risk insurance (e.g., life, or work disability insurance), payments for social security and tax gross-up payments, vacation, medical insurance and benefits, convalescence or recreation pay and other benefits and perquisites consistent with our policies.

(2)	Represents annual bonuses granted to the officer based on formulas set forth in the respective resolutions of our Compensation Committee and Board of Directors with respect to 2020.

(3)
Represents the equity-based compensation expenses recorded in our consolidated financial statements for the year ended December 31, 2020, based on the securities’ fair value on the grant date, calculated in accordance with applicable accounting guidance for equity-based compensation. For a discussion of the assumptions used in reaching this valuation, see Note 5 to our consolidated interim financial statements included in this prospectus.

(4)	Represents benefits and perquisites such as car, phone and social benefits.

(5)	Mr. Ben-Or left the Company on October 21, 2020.

Employment and Consulting Agreements

Our employees are employed under the terms prescribed in their respective employment contracts. The employees are entitled to the social benefits prescribed by law and as otherwise provided in their agreements. These agreements each contain provisions standard for a company in our industry regarding non-competition, confidentiality of information and assignment of inventions. Under currently applicable labor laws, we may not be able to enforce covenants not to compete and therefore may be unable to prevent our competitors from benefiting from the expertise of some of our former employees. See “Risk Factors — Risks Relating to Our Business” for a further description of the enforceability of non-competition clauses. We also provide certain of our employees with a company car, which is leased from a leasing company.

Executive officers are also employed on the terms and conditions prescribed in employment agreements. These agreements provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. See “Certain Relationships and Related Party Transactions - Employment Agreements and Director Fees” and “Risk Factors — Risks Relating to Our Business.”

Corporate Governance Practices

As a foreign private issuer, we are permitted to follow certain Israeli corporate governance practices instead of the Nasdaq Capital Market corporate governance rules, or the Nasdaq Marketplace Rules, provided that we disclose which requirements we are not following and the equivalent Israeli requirements. Pursuant to the “foreign private issuer exemption”:

•
We are not required to have a nominating committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities. Our board of directors currently nominates director candidates, in compliance with the Companies Law.

•
We are not required to comply with specifications regarding the composition of our compensation committee under SEC and Nasdaq rules nor the requirement that it adopts a written charter addressing the committee’s purpose and responsibilities. Although we have adopted a formal written charter for our compensation committee, there is no requirement under the Companies Law to do so and the charters as adopted may not specify all of the items enumerated in the applicable Nasdaq Marketplace Rules.

•
We are not required to adopt a code of conduct applicable to all directors, officers and employees, and the Companies Law does not require us to do so. Although we have adopted a code of conduct, there is no requirement under the Companies Law to do so and the code as adopted may not specify all of the items enumerated in the applicable Nasdaq Marketplace Rules.

•
The quorum for a meeting of our shareholders will be at least two shareholders present in person, by proxy or by a voting instrument, who hold in the aggregate at least 25% of our issued share capital (and in an adjourned meeting, with some exceptions, any number of shareholders) instead of 33 1∕3% of our issued share capital as required under applicable Nasdaq Marketplace Rules.

•
We intend to seek shareholder approval for all corporate actions requiring such approval under the requirements of the Companies Law, including (i) in connection with equity-based compensation to officers and directors; and (ii) certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company), rather than seeking approval for corporate actions in accordance with the applicable Nasdaq Marketplace Rules.

•	As permitted by the Companies law, our Board is not comprised of a majority of independent directors as would be required in accordance with applicable Nasdaq Marketplace Rules.

•
As permitted by the Companies law, our Board has not adopted a policy of conducting regularly scheduled meetings at which only our independent directors are present in accordance with applicable Nasdaq Marketplace Rules.

•
As opposed to making periodic reports to shareholders and proxy solicitation materials available to shareholders in a manner specified by the SEC and Nasdaq Marketplace Rules, the generally accepted practice in Israel is not to distribute such reports to shareholders but to make such reports available through a public website. We intend to mail such reports to shareholders only upon request.

In all other respects, we intend to comply with the rules generally applicable to U.S. domestic companies listed on the Nasdaq Capital Market. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq Capital Market corporate governance rules. Following the closing of this offering, we will also comply with Israeli corporate governance requirements under the Companies Law applicable to public companies. Accordingly, our shareholders may not be afforded the same protections as provided under Nasdaq Marketplace Rules.

Board of Directors

Our board of directors consists of six directors, including two directors who are deemed external directors per the requirements of the Companies Law (see “— External directors”). These two directors, as well as one additional director, qualify as independent directors under the corporate governance standards of the Nasdaq Marketplace Rules and the independence requirements of Rule 10A-3 of the Exchange Act.

Under our articles of association, our board of directors must consist of no less than three and no more than 11 directors, including external directors. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.

In addition, our articles of association allow our board of directors to appoint new directors to fill vacancies which can occur for any reason or as additional directors, provided that the number of board members shall not exceed the maximum number of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of his tenure in accordance with our articles of association. Our board of directors may continue to operate for as long as the number of directors is no less than the minimum number of directors mentioned above.

Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms, or more, under the circumstances described below. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “— External directors” for a description of the procedure for the election and dismissal of external directors.

In addition, under the Companies Law, our board of directors must determine the minimum number of directors who are required to have financial and accounting expertise. Under applicable regulations, a director with financial and accounting expertise is a director who, by reason of his or her education, professional experience and skill, has a high level of proficiency in and understanding of business accounting matters and financial statements. See “— External directors — Qualifications of external directors.” He or she must be able to thoroughly comprehend the financial statements of the company and initiate discussion regarding the manner in which financial information is presented. In determining the number of directors required to have such expertise, the board of directors must consider, among other things, the type and size of the company and the scope and complexity of its operations. Our board of directors has determined that we require at least one director with the requisite financial and accounting expertise and that Eli Arad, Shirly Cohen and David Gerbi have such expertise.

Arrangements Concerning Election of Directors; Family Relationships

Our board of directors consist of six directors, each of whom will continue to serve pursuant to their appointment until the first annual general meeting of shareholders held after this offering.

There are no family relationships among any of our officers (including directors).

Alternate Directors

Our articles of association provide, as allowed by the Companies Law, that any director may, by written notice to us, appoint another person who is qualified to serve as a director to serve as an alternate director. An alternate director has the same rights and responsibilities as a director, except for the right to appoint an alternate director. The appointment of an alternate director does not negate the responsibilities of the appointing director, who will continue to bear responsibility for the actions of the alternate, giving consideration to the circumstances of the appointment. The Companies Law specifies certain qualifications for alternate directors, and provides that one director may not serve as an alternate on the board of directors for another director, nor as an alternate on a committee of which he or she is already a member. The Companies Law stipulates that an external director may not appoint an alternate director except under very limited circumstances. As of the date of this prospectus, no director has appointed any other person as an alternate director.

External Directors

As a public Israeli company, we are required by the Companies Law to have at least two external directors who meet certain independence criteria to ensure that they are unaffiliated with us and our controlling shareholder.

An external director must also have either financial and accounting expertise or professional qualifications, as defined in the regulations promulgated under the Companies Law, and at least one of the external directors is required to have financial and accounting expertise. An external director is entitled to reimbursement of expenses and compensation as provided in the regulations promulgated under the Companies Law, but is otherwise prohibited from receiving any other compensation from us, directly or indirectly, during his or her term and for two years thereafter.

Under the Companies Law, external directors must be elected at a shareholders’ meeting by a simple majority of the votes cast on the matter, provided that such majority includes a majority of the votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the election (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder), unless the votes cast by such shareholders against the election did not exceed 2% of our aggregate voting rights. External directors serve for up to three terms of three years each, and our audit committee and board of directors may nominate them for additional terms under certain circumstances. Even if an external director is not nominated by our board of directors for reelection for a second or third term, shareholders holding at least 1% of our voting rights have the right to nominate the external director for reelection. In such a case, the reelection can be approved by a majority of the votes cast by non-controlling shareholders and shareholders who do not have a personal interest in the election (excluding a personal interest that did not result from the shareholder’s relationship with the controlling shareholder) and the votes cast by such shareholders approving the election exceed 2% of our aggregate voting rights. A term of an external director may be terminated prior to expiration only by a shareholder vote, by the same threshold required for election, or by a court, but in each case only if the external director ceases to meet the statutory qualifications for election or if the external director violates his or her duty of loyalty to us. If at the time of election of an external director all of the members of the board of directors (excluding controlling shareholders or relatives of controlling shareholders) are of the same gender, the external director to be elected must be of the other gender.

Under the Companies Law, each committee of a company’s board of directors that is authorized to exercise powers of the board of directors is required to include at least one external director, and all external directors must be members of the company’s audit committee and compensation committee.

We currently have two external directors: Eli Arad, whose first term commenced on February 21, 2018 and whose second term is expected to commence on March 8, 2021, and David Gerbi, whose first term commenced on August 27, 2019. Our board of directors has determined that our external directors have accounting and financial expertise and/or possess the requisite professional qualifications as required under the Nasdaq Marketplace Rules.

Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, may, subject to certain conditions, ‘‘opt out’’ of the requirements to appoint external directors and related rules concerning the composition of the audit committee and compensation committee of the board of directors. Such a company will still be subject to the gender diversity rule under the Companies Law, which requires that if, at the time a director is to be elected or appointed, all members of the board of directors are of the same gender, the director to be appointed must be of the other gender. The conditions to the exemptions from the Companies Law requirements are that: (i) the company does not have a “controlling shareholder,” as such term is defined under the Companies Law, (ii) its shares are traded on certain U.S. stock exchanges, including Nasdaq, and (iii) it comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws, including the rules of the applicable exchange, that are applicable to U.S. domestic issuers. If a company elects to opt out, the former external directors would continue to serve, but as regular directors, for a transition period.

Committees of the Board of Directors

Our board of directors has established the following committees. Each committee operates in accordance with a written charter that sets forth the committee’s structure, operations, membership requirements, responsibilities and authority to engage advisors.

Audit Committee

Under the Companies Law, the Exchange Act and Nasdaq Marketplace Rules, we are required to establish an audit committee.

The responsibilities of an audit committee under the Companies Law include identifying and addressing flaws in the business management of the company, reviewing and approving related party transactions, establishing whistleblower procedures, overseeing the company’s internal audit system and the performance of its internal auditor, and assessing the scope of the work and recommending the fees of the company’s independent accounting firm. In addition, the audit committee is required to determine whether certain related party actions and transactions are “material” or “extraordinary” for the purpose of the requisite approval procedures under the Companies Law and to establish procedures for considering proposed transactions with a controlling shareholder.

In accordance with U.S. law and Nasdaq Marketplace Rules, our audit committee is also responsible for the appointment, compensation and oversight of the work of our independent auditors and for assisting our board of directors in monitoring our financial statements, the effectiveness of our internal controls and our compliance with legal and regulatory requirements.

Under the Companies Law, the audit committee must consist of at least three directors who meet certain independence criteria and must include all of the company’s external directors. The chairman of the audit committee is required to be an external director. Under the Nasdaq Marketplace Rules, we are required to maintain an audit committee consisting of at least three independent directors, all of whom are financially literate and one of whom has accounting or related financial management expertise. Each of the members of the audit committee is required to be “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act.

Our audit committee currently consists of Eli Arad, Shirly Cohen and David Gerbi. A majority of the members are external directors or independent directors as defined in the Companies Law. All of the members are also independent as defined in SEC rules and Nasdaq listing requirements. Our board of directors has determined that all members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq Marketplace Rules. Our board of directors has determined that Eli Arad and David Gerbi are audit committee financial experts as defined by the SEC rules and have the requisite financial experience as defined by the Nasdaq Marketplace Rules.

Compensation Committee

Under both the Companies Law and Nasdaq Marketplace Rules, we are required to establish a compensation committee.

The responsibilities of a compensation committee under the Companies Law include recommending to the board of directors, for ultimate shareholder approval by a special majority, a policy governing the compensation of directors and officers based on specified criteria, reviewing modifications to and implementing such compensation policy from time to time, and approving the actual compensation terms of directors and officers prior to approval by the board of directors.

The Companies Law stipulates that the compensation committee must consist of at least three directors who meet certain independence criteria and must include all of the company’s external directors, who are required to constitute a majority of its members. The chairman of the compensation committee must be an external director. The remaining members are required to meet certain independence criteria and be paid in accordance with the regulations governing the compensation of external directors.

Under Nasdaq Marketplace Rules, we are required to maintain a compensation committee consisting of at least two independent directors; each of the members of the compensation committee is required to be independent under Nasdaq Marketplace Rules relating to compensation committee members, which are different from the general test for independence of board and committee members.

Our compensation committee currently consists of Eli Arad, Shirly Cohen and David Gerbi. All members are external directors or independent directors as defined in the Companies Law, and independent as defined in SEC rules and regulations, and Nasdaq Marketplace Rules.

Internal Auditor

Under the Companies Law, the board of directors is required to appoint an internal auditor recommended by the audit committee. The role of the internal auditor is to examine, among other things, whether the company’s actions comply with applicable law and proper business procedures. The internal auditor may not be an interested party, a director or an officer of the company, or a relative of any of the foregoing, nor may the internal auditor be our independent accountant or a representative thereof. Our current internal auditor is Mr. Daniel Spira, CPA, who is Vice President of the Israel Institute of Internal Auditors.

Fiduciary Duties and Approval of Related Party Transactions

Fiduciary Duties of Directors and Officers

Israeli law imposes a duty of care and a duty of loyalty on all directors and officers of a company. The duty of care requires a director or officer to act with the level of care with which a reasonable director or officer in the same position would have acted under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, under the circumstances, to obtain information on the advisability of a given action brought for his approval or performed by virtue of his position and other important information pertaining to such action. The duty of loyalty requires the director or officer to act in good faith and for the benefit of the company.

Approval of Related Party Transactions

Under the Companies Law, a related party transaction may be approved only if it is for the benefit of the company. A transaction that is not an extraordinary transaction in which a director or officer has a personal interest requires the approval of the board of directors, unless the articles of association of the company provide otherwise. If the transaction is an extraordinary transaction, it must be approved by the audit committee and the board of directors, and, under certain circumstances, by the shareholders of the company. An “extraordinary transaction” is a transaction other than in the ordinary course of business, other than on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities.

Pursuant to the Companies Law, extraordinary transactions in which a controlling shareholder has a personal interest require the approval of the audit committee, or the compensation committee if the transaction is in connection with employment or service with the company, the board of directors and the shareholders of the company. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company.

The Companies Law generally prohibits any director who has a personal interest in an extraordinary transaction from being present for the discussion and voting pertaining to such transaction in the audit committee or board of directors. Nevertheless, a director who has a personal interest may be present at the meeting and vote on the matter if a majority of the directors or members of the audit committee have a personal interest in the approval of such transaction; in this case, however, the transaction also requires shareholder approval.

Director and Officer Compensation

Under the Companies Law, we are required to approve, at least once every three years, a compensation policy with respect to our directors and officers. Following the recommendation of our compensation committee, the compensation policy must be approved by our board of directors and a general meeting of our shareholders. The shareholder approval must be by a simple majority of all votes cast, provided that (i) such majority includes a simple majority of the votes cast by non-controlling shareholders having no personal interest in the matter or (ii) the total number of votes of shareholders mentioned in clause (i) above who voted against such transaction does not exceed 2% of the total voting rights in the company. In general, the terms of compensation of directors (other than cash compensation up to the maximum amount set forth in regulations governing the compensation of external directors), the chief executive officer and any employee or service provider who is considered a controlling shareholder must be approved separately by the compensation committee, the board of directors and the shareholders. The compensation terms of other officers who report directly to the chief executive officer require the approval of the compensation committee and the board of directors.

Directors’ Service Contracts

There are no arrangements or understandings between us and any of our directors providing for benefits upon termination of their employment or service as directors of our company or any of our subsidiaries.

Equity Incentive Plan

In June 2018, the board of directors of Ophectra adopted our Option and RSU Allocation Plan, as amended in 2019, or the share option plan, to issue options to purchase our ordinary shares and restricted stock units to our directors, officers, employees and consultants, and those of our affiliated companies (as such term is defined under share option plan), or the Grantees. The share option plan is administered by our Board or a committee that was designated by the Board for such purpose, or the Administrator.

Under the share option plan, we may grant options to purchase ordinary shares and/or RSUs, or options, under four tracks: (i) Approved 102 capital gains options through a trustee, which was approved by the Israeli Tax Authority in accordance with Section 102(a) of the Israeli Income Tax Ordinance (New Version), 1961, or ITO, and granted under the tax track set forth in Section 102(b)(2) of the ITO. The holding period under this tax track is 24 months from the date of issuance of options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO, or any applicable tax ruling or guidelines; (ii) Approved 102 earned income options through a trustee, granted under the tax track set forth is Section 102(b)(1) of the ITO. The holding period under this tax track is 12 months from the date of issuance of options to the trustee or such period as may be determined in any amendment of Section 102 of the ITO; (iii) Unapproved 102 options (the options will not be issued through a trustee and will not be subject to a holding period); and (iv) 3(i) options (the options will not be subject to a holding period). These options shall be subject to taxation pursuant to Section 3(i) of the ITO, or Section 3(i).

Options pursuant to the first three tax tracks (under Section 102 of the ITO) can be granted to our employees and directors and the grant of options under Section 3(i) can be granted to our consultants and controlling shareholders (a controlling shareholder is defined under the Section 102 of the ITO is a person who holds, directly or indirectly, alone or together with a “relative,” (i) the right to at least 10% of the company’s issued capital or 10% of the voting power; (ii) the right to hold at least 10% of the company’s issued capital or 10% of the voting power, or the right to purchase such rights; (iii) the right to receive at least 10% of the company’s profits; or (iv) the right to appoint a company’s director). Grantees who are not Israeli residents may be granted options that are subject to the applicable tax laws in their respective jurisdictions.

We determine, in our sole discretion, under which of the first three tax tracks above the options are granted and we notify the Grantee in a grant letter, as to the elected tax track. As mentioned above, consultants and controlling shareholders can only be granted Section 3(i) options.

The number of ordinary shares authorized to be issued under the share option plan will be proportionately adjusted for any increase or decrease in the number of ordinary shares issued as a result of a distribution of bonus shares, change in our capitalization (split, combination, reclassification of the shares or other capital change), or issuance of rights to purchase ordinary shares or payment of a dividend. We will not issue fractions of ordinary shares and the number of ordinary shares shall be rounded up to the closest number of ordinary shares.

In the event of a (i) merger or consolidation in which we (in this context, specifically MeaTech 3D Ltd.) are not the surviving entity or pursuant to which the other company becomes our parent company or that pursuant to which we are the surviving company but another entity holds 50% or more of our voting rights, (ii) an acquisition of all or substantially all of our ordinary shares, (iii) the sale of all or substantially all of our assets, or (iv) any other event with a similar impact, we may exchange all of our outstanding options granted under the share option plan that remain unexercised prior to any such transaction for options to purchase shares of the successor corporation (or those of an affiliated company) following the consummation of such transaction.

The exercise price of an option granted under the share option plan will be specified in the grant letter every Grantee received from us in which the Grantee notifies of the decision to grant him/her options under the share option plan, and will be denominated in our functional currency at the time of grant or the currency in which the Grantee is paid, at our discretion.

The Administrator may, in its absolute discretion, accelerate the time at which options granted under the share option plan or any portion of which will vest.

Unless otherwise determined by the Administrator, in the event that the Grantee’s employment was terminated, not for Cause (as defined in the share option plan), the Grantee may exercise that portion of the options that had vested as of the date of such termination until the end of the specified term in the grant letter or the share option plan. The portion of the options that had not vested at such date, will be forfeited and can be re-granted to other Grantees, in accordance with the terms of the share option plan.

At the discretion of our Board of Directors, we may allow Grantees to exercise their options on a cashless basis.

As of June 30, 2020, our Board of Directors had approved the issuance, under our incentive plans, of options and RSUs to purchase 7,008,854 ordinary shares at an average exercise price of $0.64 per share.

PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership of our ordinary shares as of March 2, 2021 and after this offering by:

•	each person or entity known by us to own beneficially 5% or more of our outstanding ordinary shares;

•	each of our directors and executive officers individually; and

•	all of our executive officers and directors as a group.

The beneficial ownership of our ordinary shares is determined in accordance with the rules of the SEC. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or to direct the voting of the security, or investment power, which includes the power to dispose of or to direct the disposition of the security. For purposes of the table below, we deem ordinary shares issuable pursuant to options that are currently exercisable or exercisable within 60 days of the date of this registration statement to be outstanding and to be beneficially owned by the person holding the options or warrants for the purposes of computing the percentage ownership of that person, but we do not treat them as outstanding for the purpose of computing the percentage ownership of any other person. The percentage of ordinary shares beneficially owned after the offering is based on ordinary shares to be outstanding immediately after the offering, which includes the ADSs being offered for sale in this offering. The percentage of ordinary shares beneficially owned prior to the offering is based on 85,298,106 ordinary shares outstanding as of March 2, 2021, and the percentage of ordinary shares beneficially owned after the offering also includes 16,556,300 ordinary shares underlying ADSs issued in the offering.

The percentages of ordinary shares beneficially owned after the offering assume that the underwriters will not exercise their over-allotment option to purchase additional ADSs in the offering. Except where otherwise indicated, we believe, based on information furnished to us by such owners, that the beneficial owners of the ordinary shares listed below have sole investment and voting power with respect to such shares.

None of our shareholders has different voting rights from other shareholders. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company. As of the date of this registration statement, there was one holder of record of our ordinary shares in the United States.

Each shareholder’s address is c/o MeaTech 3D Ltd., 18 Einstein St., Ness Ziona Israel 7403622.

	Shares Beneficially Owned Prior to Offering		Shares Beneficially Owned After Offering
Name of Beneficial Owner	Number	Percentage	Number	Percentage
5% or greater shareholders
Psagot Investment House Ltd. (1)	9,952,712	11.0%	9,952,712	9.3%
EL Capital Investments LLC(2)	7,074,132	7.7%	7,074,132	6.6%
Shimon Cohen	6,426,966	7.5%	6,426,966	6.3%
Directors and executive officers
Sharon Fima(3)	3,689,400	4.3%	3,689,400	3.6%
Guy Hefer	—	—	—	—
Omri Schanin(4)	3,522,733	4.1%	3,522,733	3.4%
Dan Kozlovski(5)	16,674	*	16,674	*
Steven H. Lavin(6)	8,596,696	9.3%	8,596,696	7.9%
Daniel Ayalon(7)	1,311,552	1.5%	1,311,552	1.3%
David Gerbi	—	—	—	—
Eli Arad	—	—	—	—
Shirly Cohen	—	—	—	—
All directors and executive officers as a group (8 persons)	17,137,055	18.0%	17,137,055	15.3%

*          Less than one percent (1%).

(1)
Consists of 5,095,712 ordinary shares held jointly with Pareto Optimum, LP, warrants to purchase 2,428,500 ordinary shares at an exercise price of NIS 5.00 (approximately $1.54) within 60 days of the date of this registration statement, and warrants to purchase 2,428,500 ordinary shares at an exercise price of NIS 6.00 (approximately $1.84) within 60 days of the date of this registration statement. The general partner in Pareto Optimum, LP, is Psagot Hedge Fund Management Ltd., which is owned by Psagot Compass Investments Ltd., a subsidiary of Psagot Investment House Ltd. Psagot Investment House Ltd. is indirectly fully owned by Apax Europe VII-A L.P., Apax Europe VII-B L.P. and Apax Europe VII-1 L.P., or the Apax Europe VII Funds, through Himalaya AP.PS Ltd. and various holding companies which are indirectly controlled, managed and/or advised by Apax Partners Europe Managers Ltd., or APEM. APEM is the investment manager of the Apax Europe VII Funds with respect to various investments, including Psagot Investment House Ltd. APEM is fully owned by Messrs. Martin Halusa and Nico Hansen, and as such, and as such, Messrs. Halusa and Hansen may be deemed to beneficially own the ordinary shares jointly beneficially owned by Psagot Investment House Ltd. and Pareto Optimum, LP. The shareholder’s business address is 14 Ehad Ha’am St., Tel Aviv Israel 6514211.

(2)
Consists of 1,043,846 ordinary shares and warrants to purchase 6,030,286 ordinary shares exercisable within 60 days of the date of this registration statement, with an exercise price of NIS 3.36 (approximately $1.03), expiring on the earlier of June 18, 2021 and a listing of our securities on a leading foreign stock exchange, once the holder has received an opportunity to exercise them. EL Capital Investments is controlled by Mr. Steven H. Lavin. The shareholder’s business address is 1849 Green Bay Road, Suite 440 Highland Park, Illinois 60035.

(3)
Consists of 3,004,684 ordinary shares, rights to receive 518,049 ordinary shares upon the fulfillment of certain conditions, including a listing of our securities on a foreign exchange, as is contemplated by this registration statement, and hence presumed to be exercisable within 60 days of the date of this registration statement, and options to purchase 166,667 ordinary shares exercisable within 60 days of the date of this registration statement, with an exercise price of NIS 2.32 (approximately $0.71). These options expire on May 17, 2024.

(4)
Consists of 3,004,684 ordinary shares and rights to receive 518,049 ordinary shares upon the fulfillment of certain conditions, including a listing of our securities on a foreign exchange, as is contemplated by this registration statement, and hence presumed to be exercisable within 60 days of the date of this registration statement.

(5)
Consists of options to purchase 83,334 ordinary shares exercisable within 60 days of the date of this registration statement, with an exercise price of NIS 1.90 (approximately $0.58). These options expire on August 5, 2024.

(6)
Consists of: (i) 1,221,224 ordinary shares; (ii) RSUs vesting into 93,918 ordinary shares at a conversion price of NIS 0.30 (approximately $0.09) within 60 days of the date of this registration statement; (iii) warrants to purchase 5,969,983 ordinary shares exercisable within 60 days of the date of this registration statement, with an exercise price of NIS 3.36 (approximately $1.03), expiring on the earlier of June 18, 2021 and a listing of our securities on a leading foreign stock exchange, once the holder has received an opportunity to exercise them; (iv) warrants to purchase 655,776 ordinary shares vesting upon the fulfillment of certain conditions, including a listing of our securities on a foreign stock exchange, as described above, and hence presumed to be exercisable within 60 days of the date of this registration statement, with an exercise price of NIS 2.49 (approximately $0.76), expiring on the earlier of May 18, 2024 and a listing of our securities on a leading foreign stock exchange, once the holder has received an opportunity to exercise them; and (v) warrants to purchase 655,776 ordinary shares vesting upon the fulfillment of certain conditions, including a listing of our securities on a foreign stock exchange, as described above, and hence presumed to be exercisable within 60 days of the date of this registration statement, with an exercise price of NIS 3.486 (approximately $1.07), expiring on the earlier of May 18, 2024 and a listing on a foreign exchange as described above, once the holder has received an opportunity to exercise them. The amounts are based on Mr. Lavin’s 99% ownership of the shares of EL Capital Investments, LLC, described in Footnote 2 above, and his 1/3 ownership of the shares of Silver Road Capital Ltd., which directly holds warrants to purchase 1,967,327 and 1,967,328 of our ordinary shares.

(7)
Consists of (i) warrants to purchase 655,776 ordinary shares vesting upon the fulfillment of certain conditions, including a listing of our securities on a foreign stock exchange, as described above, and hence presumed to be exercisable within 60 days of the date of this registration statement, with an exercise price of NIS 2.49 (approximately $0.76), expiring on the earlier of May 18, 2024 and a listing on a foreign exchange as described above, once the holder has received an opportunity to exercise them; and (ii) warrants to purchase 655,776 ordinary shares vesting upon the fulfillment of certain conditions, including a listing of our securities on a foreign stock exchange, as described above, and hence presumed to be exercisable within 60 days of the date of this registration statement, with and exercise price of NIS 3.486 (approximately $1.07), expiring on the earlier of May 18, 2024 and a listing on a foreign exchange as described above, once the holder has received an opportunity to exercise them. The amounts are based on Mr. Ayalon’s 1/3 ownership of the shares of Silver Road Capital Ltd., which directly holds warrants to purchase 1,967,327 and 1,967,328 of our ordinary shares.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following is a description of the material transactions we entered into with related parties since we were incorporated in 2018. We believe that we have executed all of our transactions with related parties on terms no less favorable to us than those we could have obtained from unaffiliated third parties.

Upon the consummation of this offering, we will have adopted a related party transaction policy that provides that our Board of Directors, acting through our Audit Committee, is responsible for the review, approval, or ratification of related party transactions between us and related persons. Under Israeli law, related party transactions are subject to special approval requirements, see “Management — Fiduciary duties and approval of specified related party transactions and compensation under Israeli law.”

Employment Agreements and Director Fees

We have entered into written employment agreements with each of our executive officers, which provide for notice periods of varying duration for termination of the agreement by us or by the relevant executive officer, during which time the executive officer will continue to receive base salary and benefits. These agreements also contain customary provisions regarding noncompetition, confidentiality of information and assignment of inventions. However, the enforceability of the noncompetition provisions may be limited under applicable law. See “Risk factors - Risks relating to our operations - Under applicable employment laws, we may not be able to enforce covenants not to compete” for a further description of the enforceability of non-competition clauses. For further information, see “Management - Employment and Consulting Agreements.”

The material employment terms for Mr. Fima, our Chief Executive Officer and Chief Technical Officer, are as follows: (1) an annual salary of NIS 420,000 (approximately $127,000) in return for 90% of a full-time position; (2) an annual bonus, subject to achievement of objectives set by the board of directors, of up to NIS 210,000 (approximately $64,000; and (3) all employee benefit plans, programs and arrangements, and all fringe benefits and perquisites that are made available to our senior executives. Separate from his holdings as a founding shareholder, we have issued Mr. Fima options to purchase 500,000 ordinary shares at an exercise price of NIS 2.32 (approximately $0.70) per share in connection with his employment, one-third of which will vest after one year and the rest in eight equal quarterly tranches.

On March 4, 2020, we entered into a Chairman Agreement, or the Chairman Agreement, with Steven H. Lavin, pursuant to which Mr. Lavin agreed to serve as the Chairman of the Board of Directors for a term of three years. Mr. Lavin is entitled to receive a monthly fee in the amount of $15,000 and was granted a one-time award of 1,127,057 RSUs. The Chairman Agreement may be terminated by us or Mr. Lavin party upon 90 days’ prior written notice, provided that if it is terminated by the company without cause, or by Mr. Lavin for good reason, then all RSUs shall automatically become fully exercisable.

In addition, we pay fees to certain of our non-executive directors in return for their service on our board of directors, in accordance with our compensation policy. For further information, see “Management – Director and Officer Compensation”.

Directors and Officers Insurance Policy and Indemnification and Exculpation Agreements

In accordance with our articles of association, we have obtained Directors and Officers insurance for our executive officers and directors, and provide indemnification, exculpation and exemption undertakings to each of our directors and officers to the fullest extent permitted by the Companies Law.

Private Issuances of Securities

In January 2020, following the closing of the merger between MeaTech and Ophectra, we issued former shareholders of MeaTech warrants to receive ordinary shares, including to the following related parties: (1) warrants to receive 1,036,098 ordinary shares each to Sharon Fima, our Chief Executive Officer and Chief Technical Officer, and Omri Schanin, our Chief Operating Officer; and (2) warrants to receive 1,291,158 ordinary shares to Liran Damati, then a substantial shareholder. The warrants have no exercise price and vest upon the achievement of certain milestones (for further details, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Merger”).

In May 2020, pursuant to approvals of our audit committee, board of directors and a general meeting of our shareholders: (1) we issued 1,043,846 ordinary shares and options to purchase 6,030,286 ordinary shares at an exercise price of NIS 3.36 (approximately $1.03) per share in return for a private investment of $750,000 by EL Capital Investments LLC, a company controlled by Mr. Steven Lavin, who was concurrently appointed to our board of directors as its chairman; and (2) we issued options to purchase 1,967,327 ordinary shares at an exercise price of NIS 2.49 (approximately $0.76) per share and options to purchase 1,967,328 ordinary shares at an exercise price of NIS 3.486 (approximately $1.07) to Silver Road Capital Ltd., in return for international investor relation consulting services. Two of our directors, Mr. Steven Lavin and Mr. Daniel Ayalon, each own 1/3 of the outstanding shares of Silver Road Capital.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital and provisions of our articles of association, which will be effective upon the closing of this offering, are summaries and do not purport to be complete.

General

Upon the closing of this offering, our authorized share capital will consist of 1,000,000,000 ordinary shares, no par value, of which 108,213,886 shares will be issued and outstanding (including those represented by ADSs and including 6,359,480 ordinary shares underlying merger warrants with no exercise price issued to MeaTech shareholders in connection with the Merger, and vesting, inter alia, upon completion of all the conditions required for listing our securities on a stock exchange outside Israel) assuming that the underwriters do not exercise their over-allotment option to purchase additional ADSs).

All of our outstanding ordinary shares are validly issued, fully paid and non-assessable. Our ordinary shares are not redeemable and do not have any preemptive rights.

Registration number and purposes of the company

Our registration number with the Israeli Registrar of Companies is 520041955. Our purpose as set forth in our articles of association is to engage in any lawful activity.

Voting rights and conversion

All ordinary shares will have identical voting and other rights in all respects.

Transfer of shares

Our fully-paid ordinary shares are issued in registered form and may be freely transferred under our articles of association, unless the transfer is restricted or prohibited by another instrument, applicable law or the rules of a stock exchange on which the shares are listed for trade. The ownership or voting of our ordinary shares by non-residents of Israel is not restricted in any way by our articles of association or the laws of the State of Israel, except for ownership by nationals of some countries that are, or have been, in a state of war with Israel.

Election of directors

Our ordinary shares do not have cumulative voting rights for the election of directors. As a result, the holders of a majority of the voting power represented at a shareholders meeting have the power to elect all of our directors, subject to the special approval requirements for external directors under the Companies Law described under “Management — External directors.”

Under our articles of association, our board of directors must consist of no less than three but no more than 11 directors, including external directors. Pursuant to our articles of association, other than the external directors, for whom special election requirements apply under the Companies Law, the vote required to appoint a director is a simple majority vote of holders of our voting shares participating and voting at the relevant meeting.

In addition, our articles of association allow our board of directors to appoint new directors to fill in vacancies which can occur for any reason or as additional directors, provided that the number of board members shall not exceed the maximum number of directors mentioned above. The appointment of a director by the board shall be in effect until the following annual general meeting of the shareholders or until the end of the director’s tenure in accordance with our articles of association.

Our external directors have a term of office of three years under Israeli law and may be elected for up to two additional three-year terms under the circumstances described above. External directors may be removed from office only under the limited circumstances set forth in the Companies Law. See “— External directors” for a description of the procedure for the election and dismissal of external directors.

Dividend and liquidation rights

We may declare a dividend to be paid to the holders of our ordinary shares in proportion to their respective shareholdings. Under the Companies Law, dividend distributions are determined by the board of directors and do not require the approval of the shareholders of a company unless the company’s articles of association provide otherwise. Our articles of association do not require shareholder approval of a dividend distribution and provide that dividend distributions may be determined by our board of directors.

Pursuant to the Companies Law, the distribution amount is limited to the greater of retained earnings or earnings generated over the previous two years, according to our then last reviewed or audited financial statements, provided that the date of the financial statements is not more than six months prior to the date of the distribution, or we may distribute dividends that do not meet such criteria only with court approval. In each case, we are only permitted to distribute a dividend if our board of directors and the court, if applicable, determines that there is no reasonable concern that payment of the dividend will prevent us from satisfying our existing and foreseeable obligations as they become due. As of June 30, 2020, we did not have distributable earnings pursuant to the Companies Law.

In the event of our liquidation, after satisfaction of liabilities to creditors, our assets will be distributed to the holders of our ordinary shares in proportion to their shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of shares with preferential rights that may be authorized in the future. For more information, see “Dividend Policy.”

Exchange controls

There are currently no Israeli currency control restrictions on remittances of dividends on our ordinary shares, proceeds from the sale of the shares or interest or other payments to non-residents of Israel.

Shareholder meetings

Under Israeli law, we are required to hold an annual general meeting of our shareholders once each calendar year that must be held no later than 15 months after the date of the previous annual general meeting. All general meetings other than the annual meeting of shareholders are referred to in our articles of association as special meetings. Our board of directors may call special meetings whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special meeting upon the written request of (i) any two of our directors or one-quarter of the members of our board of directors or (ii) one or more shareholders holding, in the aggregate, either (a) 5% or more of our outstanding issued shares and 1% or more of our outstanding voting power or (b) 5% or more of our outstanding voting power.

Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting may request that the board of directors include a matter in the agenda of a general meeting to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting.

Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of our shareholders:

•	amendments to our articles of association;

•	appointment or termination of our auditors;

•	appointment of external directors;

•	approval of certain related party transactions;

•	increases or reductions of our authorized share capital;

•	mergers; and

•
the exercise of our board of director’s powers by a general meeting, if our board of directors is unable to exercise its powers and the exercise of any of its powers is required for our proper management.

Under our articles of association, we are required to publish notice of any annual or special general meeting in two widely-published, Hebrew-language daily newspapers, and are not required to give notice of any annual general meeting or special general meeting to our registered shareholders, unless otherwise required by law. The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to our shareholders at least 21 days prior to the meeting and if the agenda of the meeting includes the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, or as otherwise required under applicable law, notice must be provided at least 35 days prior to the meeting. Under the Companies Law, shareholders are not permitted to take action by written consent in lieu of a meeting.

Voting rights

Quorum requirements

Pursuant to our articles of association, holders of our ordinary shares have one vote for each ordinary share held on all matters submitted to a vote before the shareholders at a general meeting. The quorum required for our general meetings of shareholders consists of at least two shareholders present in person, by proxy or written ballot who hold or represent between them at least 25% of the total outstanding voting rights. A meeting adjourned for lack of a quorum is generally adjourned to the next week at the same time and place or to a different time or date if so specified in the notice of the meeting. At the reconvened meeting, any number of shareholders present in person or by proxy shall constitute a lawful quorum, instead of 25% otherwise required by the Companies Law.

Vote requirements

Our articles of association provide that all resolutions of our shareholders require a simple majority vote, unless otherwise required by the Companies Law or by our articles of association. Pursuant to our articles of association, an amendment to our articles of association regarding any change to the board composition will require a simple majority. Under the Companies Law, each of (i) the approval of an extraordinary transaction with a controlling shareholder and (ii) the terms of employment or other engagement of the controlling shareholder of the company or such controlling shareholder’s relative (even if not extraordinary) requires the approval described above under “Management — Fiduciary duties and approval of related-party transactions — Approval of related-party transactions.” Certain transactions with respect to remuneration of our office holders and directors require further approvals described above under “Management — Fiduciary duties and approval of related-party transactions — Director and officer compensation.” Under our articles of association, any change to the rights and privileges of the holders of any class of our shares requires a simple majority of the class so affected (or such other percentage of the relevant class that may be set forth in the governing documents relevant to such class), in addition to the ordinary majority vote of all classes of shares voting together as a single class at a shareholder meeting. Another exception to the simple majority vote requirement is a resolution for the voluntary winding up, or an approval of a scheme of arrangement or reorganization, of the company pursuant to Section 350 of the Companies Law, which requires the approval of holders of 75% of the voting rights represented at the meeting, in person, by proxy or by voting deed and voting on the resolution.

Access to corporate records

Under the Companies Law, shareholders are entitled to access to minutes of our general meetings, our shareholders register and principal shareholders register, our articles of association, our financial statements and any document that we are required by law to file publicly with the Israel Securities Authority. In addition, shareholders may request any document related to an action or transaction requiring shareholder approval under the related-party transaction provisions of the Companies Law. We may deny this request if we believe it has not been made in good faith or if such denial is necessary to protect our interest or protect a trade secret or patent.

Modification of class rights

Under the Companies Law and our articles of association, the rights attached to any class of share, such as voting, liquidation and dividend rights, may be amended by adoption of a resolution by the holders of a majority of the shares of that class present at a separate class meeting, or otherwise in accordance with the rights attached to such class of shares, as set forth in our articles of association.

Shareholder duties

Under the Companies Law, a shareholder has a duty to act in good faith and customary manner toward the company and other shareholders and to refrain from abusing its power in the company. This duty applies, among other things, when voting at a meeting of shareholders on an amendment to the articles of association, an increase of the authorized share capital, a merger or certain related-party transactions.

In addition, certain shareholders have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder that knows that it possesses the power to determine the outcome of a shareholder vote and any shareholder who, under our articles of association, has the power to appoint or to prevent the appointment of a director or officer of the company or to exercise another power with respect to the company. The Companies Law does not define the substance of this duty of fairness. However, a shareholder’s breach of the duty of fairness is subject to laws regarding breaches of contracts and takes into account the status of such shareholder with respect to the company.

Acquisitions under Israeli law

Full tender offer

A person wishing to acquire shares of a publicly-traded company incorporated in Israel, and who would, as a result, hold over 90% of the target company’s issued and outstanding share capital is required by the Companies Law to make a tender offer to all of the company’s shareholders for the purchase of all of the issued and outstanding shares of the company. If the shareholders who do not accept the offer hold less than 5% of the issued and outstanding share capital of the company, and more than half of the shareholders who do not have a personal interest in the offer accept the offer, all of the shares that the acquirer offered to purchase will be transferred to the acquirer by operation of law. However, a tender offer will also be accepted if the shareholders who do not accept the offer hold less than 2% of the issued and outstanding share capital of the company or of the applicable class of shares.

Upon a successful completion of such a full tender offer, any shareholder that was an offeree in such tender offer, whether or not such shareholder accepted the tender offer, may, within six months from the date of acceptance of the tender offer, petition an Israeli court to determine whether the tender offer was for less than fair value and that the fair value should be paid as determined by the court. However, under certain conditions, the offeror may include in the terms of the tender offer that an offeree who accepted the offer will not be entitled to petition the Israeli court as described above.

If a tender offer is not accepted in accordance with the requirements set forth above, the acquirer may not acquire shares from shareholders who accepted the tender offer that will increase its holdings to more than 90% of the company’s issued and outstanding share capital or of the applicable class.

Special tender offer

The Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of 25% of the voting rights in the company, unless there is already a person holding 25% of the voting rights in the company. Similarly, the Companies Law provides that an acquisition of shares in a public company must be made by means of a tender offer if, as a result of the acquisition, the purchaser would become a holder of more than 45% of the voting rights in the company, unless there is already a person holding more than 45% of the voting rights in the company. These requirements do not apply if the acquisition (i) occurs in the context of a private placement by the company that received shareholder approval or (ii) was from a 25% or 45% shareholder, as the case may be. The tender offer must be extended to all shareholders, but the offeror is not required to purchase more than 5% of the company’s outstanding shares, regardless of how many shares are tendered by shareholders. The tender offer generally may be consummated only if (i) at least 5% of the voting rights in the company will be acquired by the offeror and (ii) the number of shares tendered in the offer exceeds the number of shares whose holders objected to the offer.

Merger

The Companies Law permits merger transactions if approved by each party’s board of directors and, unless certain requirements described under the Companies Law are met, by a majority vote of each party’s shares.

Special rules govern a merger with an acquiror that is already affiliated with the target. Unless a court rules otherwise, the merger must also be approved by at least 50% of the votes of the shares of the target that are held by the shareholders other than (i) the acquiror and (ii) any person (or group of persons acting in concert) who holds 25% or more of the voting rights of the acquiror, or the right to appoint 25% or more of the directors of the acquiror. If, however, the merger involves a merger with a company’s own controlling shareholder or if the controlling shareholder has a personal interest in the merger, then the merger is instead subject to the same special majority approval that governs all extraordinary transactions with controlling shareholders (as described under “Management — Fiduciary duties and approval of related-party transactions— Approval of related-party transactions”). If the transaction would have been approved by the shareholders of a merging company but for the exclusion of the votes of certain shareholders as provided above, a court may still approve the merger upon the request of holders of at least 25% of the voting rights of a company, if the court holds that the merger is fair and reasonable, taking into account the value to the parties to the merger and the consideration offered to the shareholders of the company.

Upon the request of a creditor of either party to the proposed merger, the court may delay or prevent the merger if it concludes that there exists a reasonable concern that, as a result of the merger, the surviving company will be unable to satisfy the obligations of the merging entities, and may further give instructions to secure the rights of creditors.

In addition, a merger may not be consummated unless at least 50 days have passed from the date on which a proposal for approval of the merger was filed by each party with the Israeli Registrar of Companies and at least 30 days have passed from the date on which the merger was approved by the shareholders of each party.

Anti-takeover measures under Israeli law

The Companies Law allows us to create and issue shares having rights different from those attached to our ordinary shares, including shares providing certain preferred rights with respect to voting, distributions or other matters and shares having preemptive rights. As of the date of this prospectus, no preferred shares are authorized under our articles of association. In the future, if we do authorize, create and issue a specific class of preferred shares, such class of shares, depending on the specific rights that may be attached to it, may have the ability to frustrate or prevent a takeover or otherwise prevent our shareholders from realizing a potential premium over the market value of their ordinary shares. The authorization and designation of a class of preferred shares will require an amendment to our articles of association, which requires the prior approval of the holders of a majority of the voting power attaching to our issued and outstanding shares at a general meeting. The convening of the meeting, the shareholders entitled to participate and the majority vote required to be obtained at such a meeting will be subject to the requirements set forth in the Companies Law as described above in “— Voting rights.”

Borrowing powers

Pursuant to the Companies Law and our articles of association, our board of directors may exercise all powers and take all actions that are not required under law or under our articles of association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

Changes in capital

Our articles of association enable us to increase or reduce our share capital. Any such changes are subject to the provisions of the Companies Law and must be approved by a resolution duly passed by our shareholders at a general meeting. In addition, transactions that have the effect of reducing capital, such as the declaration and payment of dividends in the absence of sufficient retained earnings or profits, require the approval of both our board of directors and an Israeli court.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver the ADSs. Each ADS will represent 10 ordinary shares (or a right to receive 10 ordinary shares) deposited with Bank Leumi, as custodian for the depositary in Israel. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s office at which the ADSs will be administered and its principal executive office are located at 240 Greenwich Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an ADR, which is a certificate evidencing a specific number of ADSs, registered in your name or (ii) by having uncertificated ADSs registered in your name or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution that is a direct or indirect participant in The Depository Trust Company, or DTC. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Israeli law governs shareholder rights. The depositary will be the holder of the ordinary shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary, ADS holders and all other persons indirectly or beneficially holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement and the form of ADR. For directions on how to obtain copies of those documents see “Where You Can Find Additional Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on the shares?

The depositary has agreed to pay or distribute to ADS holders the cash dividends or other distributions it or the custodian receives on ordinary shares or other deposited securities, upon payment or deduction of its fees and expenses. You will receive these distributions in proportion to the number of ordinary shares your ADSs represent.

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the ordinary shares into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes or other governmental charges that must be paid will be deducted. See “Taxation.” It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

Shares. The depositary may distribute additional ADSs representing any ordinary shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will sell ordinary shares which would require it to deliver a fraction of an ADS (or ADSs representing those ordinary shares) and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new shares. The depositary may sell a portion of the distributed ordinary shares (or ADSs representing those ordinary shares) sufficient to pay its fees and expenses in connection with that distribution.

Rights to purchase additional shares. If we offer holders of our securities any rights to subscribe for additional ordinary shares or any other rights, the depositary may (i) exercise those rights on behalf of ADS holders, (ii) distribute those rights to ADS holders or (iii) sell those rights and distribute the net proceeds to ADS holders, in each case after deduction or upon payment of its fees and expenses. To the extent the depositary does not do any of those things, it will allow the rights to lapse. In that case, you will receive no value for them. The depositary will exercise or distribute rights only if we ask it to and provide satisfactory assurances to the depositary that it is legal to do so. If the depositary will exercise rights, it will purchase the securities to which the rights relate and distribute those securities or, in the case of ordinary shares, new ADSs representing the new ordinary shares, to subscribing ADS holders, but only if ADS holders have paid the exercise price to the depositary. U.S. securities laws may restrict the ability of the depositary to distribute rights or ADSs or other securities issued on exercise of rights to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary will have a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution. U.S. securities laws may restrict the ability of the depositary to distribute securities to all or certain ADS holders, and the securities distributed may be subject to restrictions on transfer.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, ordinary shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our ordinary shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposits ordinary shares or evidence of rights to receive ordinary shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs for the purpose of withdrawal at the depositary’s office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the ordinary shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian regarding delivery of deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary how to vote the number of deposited ordinary shares their ADSs represent. If we request the depositary to solicit your voting instructions (and we are not required to do so), the depositary will notify you of a shareholders’ meeting and send or make voting materials available to you. Those materials will describe the matters to be voted on and explain how ADS holders may instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary. The depositary will try, as far as practical, subject to the laws of Israel and the provisions of our articles of association or similar documents, to vote or to have its agents vote the ordinary shares or other deposited securities as instructed by ADS holders. If we do not request the depositary to solicit your voting instructions, you can still send voting instructions, and, in that case, the depositary may try to vote as you instruct, but it is not required to do so.

Except by instructing the depositary as described above, you won’t be able to exercise voting rights unless you surrender your ADSs and withdraw the ordinary shares. However, you may not know about the meeting enough in advance to withdraw the ordinary shares. In any event, the depositary will not exercise any discretion in voting deposited securities and it will only vote or attempt to vote as instructed.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your ordinary shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses
Persons depositing or withdrawing ordinary shares or ADS holders must pay	For

$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)
Issuance of ADSs, including issuances resulting from a distribution of ordinary shares or rights or other property Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

$.05 (or less) per ADS	Any cash distribution to ADS holders

Persons depositing or withdrawing ordinary shares or ADS holders must pay	For

A fee equivalent to the fee that would be payable if securities distributed to you had been ordinary shares and the ordinary shares had been deposited for issuance of ADSs	Distribution of securities distributed to holders of deposited securities (including rights) that are distributed by the depositary to ADS holders

$.05 (or less) per ADS per calendar year	Depositary services

Registration or transfer fees	Transfer and registration of ordinary shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw ordinary shares

Expenses of the depositary	Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian has to pay on any ADSs or ordinary shares underlying ADSs, such as stock transfer taxes, stamp duty or withholding taxes	As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing ordinary shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may collect any of its fees by deduction from any cash distribution payable (or by selling a portion of securities or other property distributable) to ADS holders that are obligated to pay those fees. The depositary may generally refuse to provide fee-attracting services until its fees for those services are paid.

From time to time, the depositary may make payments to us to reimburse us for costs and expenses generally arising out of establishment and maintenance of the ADS program, waive fees and expenses for services provided to us by the depositary or share revenue from the fees collected from ADS holders. In performing its duties under the deposit agreement, the depositary may use brokers, dealers, foreign currency or other service providers that are owned by or affiliated with the depositary and that may earn or share fees, spreads or commissions.

 The depositary may convert currency itself or through any of its affiliates, or the custodian or we may convert currency and pay U.S. dollars to the depositary.  Where the depositary converts currency itself or through any of its affiliates, the depositary acts as principal for its own account and not as agent, advisor, broker or fiduciary on behalf of any other person and earns revenue, including, without limitation, transaction spreads, that it will retain for its own account.  The revenue is based on, among other things, the difference between the exchange rate assigned to the currency conversion made under the deposit agreement and the rate that the depositary or its affiliate receives when buying or selling foreign currency for its own account.  The depositary makes no representation that the exchange rate used or obtained by it or its affiliate in any currency conversion under the deposit agreement will be the most favorable rate that could be obtained at the time or that the method by which that rate will be determined will be the most favorable to ADS holders, subject to the depositary’s obligation to act without negligence or bad faith.  The methodology used to determine exchange rates used in currency conversions made by the depositary is available upon request.  Where the custodian converts currency, the custodian has no obligation to obtain the most favorable rate that could be obtained at the time or to ensure that the method by which that rate will be determined will be the most favorable to ADS holders, and the depositary makes no representation that the rate is the most favorable rate and will not be liable for any direct or indirect losses associated with the rate.  In certain instances, the depositary may receive dividends or other distributions from the us in U.S. dollars that represent the proceeds of a conversion of foreign currency or translation from foreign currency at a rate that was obtained or determined by us and, in such cases, the depositary will not engage in, or be responsible for, any foreign currency transactions and neither it nor we make any representation that the rate obtained or determined by us is the most favorable rate and neither it nor we will be liable for any direct or indirect losses associated with the rate.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Tender and Exchange Offers; Redemption, Replacement or Cancellation of Deposited Securities

The depositary will not tender deposited securities in any voluntary tender or exchange offer unless instructed to do by an ADS holder surrendering ADSs and subject to any conditions or procedures the depositary may establish.

If deposited securities are redeemed for cash in a transaction that is mandatory for the depositary as a holder of deposited securities, the depositary will call for surrender of a corresponding number of ADSs and distribute the net redemption money to the holders of called ADSs upon surrender of those ADSs.

If there is any change in the deposited securities such as a subdivision, combination or other reclassification, or any merger, consolidation, recapitalization or reorganization affecting the issuer of deposited securities in which the depositary receives new securities in exchange for or in lieu of the old deposited securities, the depositary will hold those replacement securities as deposited securities under the deposit agreement. However, if the depositary decides it would not be lawful and to hold the replacement securities because those securities could not be distributed to ADS holders or for any other reason, the depositary may instead sell the replacement securities and distribute the net proceeds upon surrender of the ADSs.

If there is a replacement of the deposited securities and the depositary will continue to hold the replacement securities, the depositary may distribute new ADSs representing the new deposited securities or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

If there are no deposited securities underlying ADSs, including if the deposited securities are cancelled, or if the deposited securities underlying ADSs have become apparently worthless, the depositary may call for surrender of those ADSs or cancel those ADSs upon notice to the ADS holders.

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will initiate termination of the deposit agreement if we instruct it to do so. The depositary may initiate termination of the deposit agreement if:

•	60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment;

•
we delist the ADSs from an exchange in the United States on which they were listed and do not list the ADSs on another exchange in the United States or make arrangements for trading of ADSs on the U.S. over-the-counter market;

•	we delist our shares from an exchange outside the United States on which they were listed and do not list the shares on another exchange outside the United States;

•	the depositary has reason to believe the ADSs have become, or will become, ineligible for registration on Form F-6 under the Securities Act of 1933;

•	we appear to be insolvent or enter insolvency proceedings;

•	all or substantially all the value of the deposited securities has been distributed either in cash or in the form of securities;

•	there are no deposited securities underlying the ADSs or the underlying deposited securities have become apparently worthless; or

•	there has been a replacement of deposited securities.

If the deposit agreement will terminate, the depositary will notify ADS holders at least 90 days before the termination date. At any time after the termination date, the depositary may sell the deposited securities. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement, unsegregated and without liability for interest, for the pro rata benefit of the ADS holders that have not surrendered their ADSs. Normally, the depositary will sell as soon as practicable after the termination date.

After the termination date and before the depositary sells, ADS holders can still surrender their ADSs and receive delivery of deposited securities, except that the depositary may refuse to accept a surrender for the purpose of withdrawing deposited securities if it would interfere with the selling process. The depositary may refuse to accept a surrender for the purpose of withdrawing sale proceeds until all the deposited securities have been sold. The depositary will continue to collect distributions on deposited securities, but, after the termination date, the depositary is not required to register any transfer of ADSs or distribute any dividends or other distributions on deposited securities to the ADSs holder (until they surrender their ADSs) or give any notices or perform any other duties under the deposit agreement except as described in this paragraph.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•
are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith, and the depositary will not be a fiduciary or have any fiduciary duty to holders of ADSs;

•
are not liable if we are or it is prevented or delayed by law or by events or circumstances beyond our or its ability to prevent or counteract with reasonable care or effort from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•
are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•
the depositary has no duty to make any determination or provide any information as to our tax status, or any liability for any tax consequences that may be incurred by ADS holders as a result of owning or holding ADSs or be liable for the inability or failure of an ADS holder to obtain the benefit of a foreign tax credit, reduced rate of withholding or refund of amounts withheld in respect of tax or any other tax benefit.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of ADSs, make a distribution on ADSs, or permit withdrawal of shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any ordinary shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive the Ordinary Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying ordinary shares at any time except:

•
when temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of ordinary shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our shares;

•	when you owe money to pay fees, taxes and similar charges; or

•	when it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of ordinary shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, or DRS, and Profile Modification System, or Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is feature of DRSs that allows a DTC participant, claiming to act on behalf of a registered holder of uncertificated ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not determine whether the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery as described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile system and in accordance with the deposit agreement will not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office all communications that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications or otherwise make those communications available to you if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Jury Trial Waiver

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement, including any claim under the U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. You will not, by agreeing to the terms of the deposit agreement, be deemed to have waived our or the depositary’s compliance with U.S. federal securities laws or the rules and regulations promulgated thereunder.

SHARES ELIGIBLE FOR FUTURE SALE

Prior to this offering our ordinary shares have been traded only on the TASE. In connection with this offering, we have applied to have the ADSs listed on the Nasdaq Capital Market under the symbol “MITC.”

Upon closing of this offering, we will have 108,213,886 outstanding ordinary shares (including those represented by ADSs and including 6,359,480 ordinary shares underlying merger warrants with no exercise price issued to MeaTech shareholders in connection with the Merger, and vesting, inter alia, upon completion of all the conditions required for listing our securities on a stock exchange outside Israel), assuming the underwriters do not exercise their option to purchase additional ADSs. All of the ADSs sold in this offering will be freely transferable without restriction or further registration under the Securities Act by persons other than by our affiliates. Under Rule 144, an “affiliate” of a company is a person that directly or indirectly controls, is controlled by or is under common control with that company. Affiliates may sell only the volume of shares described below and their sales are subject to additional restrictions described below.

Sales of substantial amounts of our ordinary shares in the public market would adversely affect prevailing market prices of our ordinary shares and ADSs. Our ordinary shares will be held by our existing shareholders. Because substantially all of these shares were sold outside the United States to persons residing outside the United States at the time, and are currently traded on the TASE, they will continue to be freely tradable on TASE without restriction or further registration, except for the restrictions described below, and except for the lock-up restrictions described under “Underwriting” below.

Lock-up agreements

We and our directors, executive officers and certain shareholders have agreed that, subject to certain exceptions, without the prior written consent of H.C. Wainwright & Co., we will not, during the period beginning on the date of this prospectus and ending 180 days thereafter:

•
offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any of our ordinary shares or ADSs, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any of our ordinary shares or ADSs held by such persons or acquired by such persons after the date of this prospectus, or that may be deemed to be beneficially owned by such persons; or

•
exercise or seek to exercise or effectuate in any manner any rights of any nature that such persons have or may have to require us to register under the Securities Act the undersigned’s sale, transfer or other disposition of any of our ordinary shares, ADSs or other securities held by such persons, or to otherwise participate as a selling security holder in any manner in any registration effected by us under the Securities Act.

Each of these agreements is subject to certain exceptions.

In addition, recipients of our ordinary shares and rights to receive ordinary shares in connection with the acquisition of Peace of Meat have agreed not to re-sell these shares for a period of 12 months from the date we completed the acquisition.

Rule 144

Shares held for six months

In general, under Rule 144 as currently in effect, and subject to the terms of any lock-up agreement, commencing 90 days after the date of this prospectus, a person, including an affiliate, who has beneficially owned our ordinary shares for six months or more, including the holding period of any prior owner other than one of our affiliates (i.e., commencing when the shares were acquired from us or from an affiliate of us as restricted securities), is entitled to sell our shares, subject to the availability of current public information about us (which information will be deemed to be available as long as we continue to file required reports with the SEC). In the case of an affiliate shareholder, the right to sell is also subject to the fulfillment of certain additional conditions, including manner of sale provisions, notice requirements, and a volume limitation that limits the number of shares that may be sold thereby, within any three-month period, to the greater of:

•	1% of the number of ordinary shares then outstanding; or

•	the average weekly trading volume of our ordinary shares on the Nasdaq Capital Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Rule 144 also provides that affiliates that sell our ordinary shares that are not restricted securities must nonetheless comply with the same restrictions applicable to restricted securities, other than the holding period requirement.

Shares held by non-affiliates for one year

Under Rule 144 as currently in effect, a person who is not considered to have been one of our affiliates at any time during the three months preceding a sale and who has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than one of our affiliates, is entitled to sell his, her or its shares under Rule 144 without complying with the provisions relating to the availability of current public information or with any other conditions under Rule 144.

Rule 701

In general, under Rule 701 as currently in effect, each of our employees, consultants or advisors who purchases our ordinary shares from us in connection with a compensatory stock plan or other written agreement executed prior to the closing of this offering is eligible to resell such ordinary shares in reliance on Rule 144, but without compliance with some of the restrictions, as described below.

Rule 701 will apply to the options granted under our incentive plans prior to the closing of this offering, along with the shares acquired upon exercise of these options, including exercises after the closing of this offering. Securities issued in reliance on Rule 701 are restricted securities and may be sold beginning 90 days after the closing of this offering in reliance on Rule 144 by:

•	persons other than affiliates, without restriction; and

•	affiliates, subject to the manner-of-sale, current public information and filing requirements of Rule 144, in each case, without compliance with the six-month holding period requirement of Rule 144.

Regulation S

Regulation S under the Securities Act provides generally that sales made in offshore transactions (as that term is defined in Regulation S) are not subject to the registration or prospectus delivery requirements of the Securities Act, provided that no directed selling efforts (as that term is defined in Regulation S) are made in the U.S., subject to certain other conditions. In general, this means that our common shares may be sold in some manner outside the U.S. without registration in the U.S. being required.

Form S-8 registration statements

Following the closing of this offering, we intend to file one or more registration statements on Form S-8 under the Securities Act to register, in the aggregate, a number of ordinary shares equal to          %  of our outstanding ordinary shares following this offering, issued or reserved for issuance under our incentive plans. The registration statement on Form S-8 will become effective automatically upon filing. Ordinary shares issued upon exercise of a share option or other award and registered pursuant to the Form S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately unless they are subject to the 180-day lock-up or, if subject to the lock-up, immediately after the 180-day lock-up period expires.

Section 15C of the Israeli Securities Law

Shares issued in a private placement are restricted for trade on TASE in accordance with Section 15C of the Israeli Securities Law, 1968, in the following manner: (i) holders of the shares may not offer the shares for sale on the TASE during a period of six months from the date of issuance; (ii) Subsequent to the aforementioned six-month period, during the course of six calendar quarters, holders may offer to sell a limited amount of such shares on the TASE, not exceeding the average daily trade volume of the company’s shares on the TASE during the eight-week period prior to the date of such offer, provided that the total amount of the shares sold during each calendar quarter does not exceed 1% of the issued and outstanding capital of the company.

TAXATION AND GOVERNMENT PROGRAMS

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our ordinary shares or ADSs. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.

Israeli tax considerations and government programs

The following is a summary of the current tax regime in the State of Israel, which applies to us and to persons who hold our ordinary shares or ADSs.

This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of this kind of investor include traders in securities or persons who do not hold our ordinary shares or ADSs as a capital asset. Some parts of this discussion are based on a new tax legislation which has not been subject to judicial or administrative interpretation. The discussion should not be construed as legal or professional tax advice and does not cover all possible tax considerations.

HOLDERS AND POTENTIAL INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES OR ADSs, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY FOREIGN, STATE OR LOCAL TAXES.

General corporate tax structure in Israel

Israeli resident companies are generally subject to corporate tax on both ordinary income and capital gains, currently at the rate of 23% of a company’s taxable income. Capital gains derived by an Israeli resident company are subject to tax at the prevailing corporate tax rate.

Taxation of our shareholders

Capital gains

Capital gains tax is imposed on the disposal of capital assets by an Israeli resident, and on the disposal of capital assets by a non-resident of Israel if those assets (i) are located in Israel, (ii) are shares or a right to shares in an Israeli resident corporation, (iii) represent, directly or indirectly, rights to assets located in Israel, or (iv) a right in a foreign resident corporation, which in its essence is the owner of a direct or indirect right to property located in Israel (with respect to the portion of the gain attributed to the property located in Israel). The ITO distinguishes between “Real Gain” and “Inflationary Surplus.” Real Gain is the excess of the total capital gain over Inflationary Surplus. The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s price that is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary Surplus is not subject to tax in Israel under certain conditions.

Real Gain accrued by individuals on the sale of our ordinary shares or ADSs will be taxed at the rate of up to 25%. However, if the individual shareholder is a “Substantial Shareholder” (i.e., a person who holds, directly or indirectly, alone or together with another, 10% or more of one of the Israeli resident company’s means of control) at the time of sale or at any time during the preceding 12-month period, such gain will be taxed at the rate of 30%. In addition, capital gains generated by an individual claiming deduction of financing expenses in respect of such gain will be taxed at the rate of up to 30%.

Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income in 2020, a tax rate of 23% for corporations and a marginal tax rate of up to 47% for individuals. In addition, a 3% excess tax is levied on individuals whose total taxable income in Israel in 2020 exceeds NIS 651,601 ($192,000).

Notwithstanding the foregoing, capital gain derived from the sale of our ordinary shares or ADSs by a shareholder who is a non-resident of Israel may be exempt from Israeli taxation, provided that all of the following conditions are met: (i) the ordinary shares or ADSs were purchased upon or after the listing of the securities on the stock exchange, (ii) the seller does not have a permanent establishment in Israel to which the derived capital gain is attributable, (iii) if the seller is a corporation, no more than 25% of its means of control are held, directly and indirectly, by shareholders who are Israeli residents, and (iv) if the seller is a corporation, there are no Israeli residents that are directly or indirectly entitled to 25% or more of the revenues or profits of the corporation. In addition, the sale of ordinary shares or ADSs may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, the U.S.-Israel Tax Treaty, or the Treaty, generally exempts U.S. residents from Israeli capital gains tax in connection with such sale, provided (i) the U.S. treaty resident did not own, directly or indirectly, 10% or more of the Israeli resident company’s voting power at any time within the 12-month period preceding such sale; (ii) the seller, if an individual, is present in Israel for less than 183 days during the taxable year; and (iii) the capital gain from the sale was not derived through a permanent establishment of the U.S. resident in Israel.

Upon the sale of securities, the purchaser, the Israeli stockbroker or the Israeli financial institution through which the shares are held is obligated, subject to the above exemptions, to withhold tax from the Real Gain at the rate of 25% or 23% in respect of an individual or corporation, respectively.

Upon the sale of securities traded on a stock exchange, a detailed return, including a computation of the tax due, must be filed and an advance payment must be made on January 31 and July 31 of every tax year, in respect of sales of securities made within the previous six months by Israeli residents for whom tax has not already been deducted. However, if all tax due was withheld at source according to applicable provisions of the ITO and the regulations promulgated thereunder, there is no need to file a return and no advance payment must be paid. Capital gains are also reportable on the annual income tax return.

Dividends

A shareholder who is an Israeli resident individual generally will be subject to income tax at a rate of 25% on dividends we pay. However, a 30% tax rate will apply if the dividend recipient is a Substantial Shareholder, as defined above, at the time of distribution or at any time during the preceding 12 month period. If the recipient of the dividend is an Israeli resident corporation, such dividend generally will not be included in the company's taxable income, provided that the source of the dividend is income that was derived or accrued within Israel.

Dividends distributed by an Israeli resident company to a non-resident of Israel (either individual or corporation) are generally subject to tax at the rate of 25% (30% if the dividend recipient is a Substantial Shareholder at the time of distribution or at any time during the preceding 12-month period). These rates may be reduced under the provisions of an applicable tax treaty. Under the Treaty, the following tax rates will apply in respect of dividends distributed by an Israeli resident company to a U.S. resident: (i) if, during that portion of the taxable year which precedes the payment of the dividend and during the whole of its prior taxable year (if any), the U.S. resident is a corporation that holds at least 10% of the outstanding voting shares of the Israeli corporation and not more than 25% of the gross income of the Israeli corporation for such prior taxable year (if any) consists of certain types of interest or dividends, the tax rate is 12.5%; (ii) if both the conditions mentioned in section (i) above are met and the dividend is paid from an Israeli resident company’s income that was entitled to a reduced tax rate applicable to a Benefited or Privileged Enterprise under the Encouragement Law the tax rate is 15%; and (iii) in all other cases, the tax rate is 25%. The reduced rates under the Treaty will not apply if the dividend income is attributable to a permanent establishment of the U.S. treaty resident in Israel. We are obligated to withhold tax upon the distribution of dividends.

Foreign exchange regulations

Non-residents of Israel who hold our ordinary shares or ADSs are able to receive any dividends, and any amounts payable upon the dissolution, liquidation and winding up of our affairs, in non-Israeli currency at the prevailing rate of exchange. However, Israeli income tax is generally required to have been paid or withheld on these amounts. In addition, the statutory framework for the potential imposition of currency exchange control has not been eliminated, and these controls may be restored at any time by administrative action.

Estate and gift tax

Israeli law presently does not impose estate or gift taxes.

Material United States federal income tax considerations

The following discussion describes material United States federal income tax considerations relating to the acquisition, ownership, and disposition of shares or ADSs by a U.S. Holder (as defined below) that acquires our shares or ADSs in this offering and holds them as a capital asset. This discussion is based on the tax laws of the United States, including the Code, Treasury regulations promulgated or proposed thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof. These tax laws are subject to change, possibly with retroactive effect, and subject to differing interpretations that could affect the tax consequences described herein. In addition, this section is based in part upon the representations of the depositary and the assumption that each obligation in the deposit agreement and any related agreements will be performed in accordance with its terms. This discussion does not address the tax consequences to a U.S. Holder under the laws of any state, local or foreign taxing jurisdiction.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our shares or ADSs that, for United States federal income tax purposes, is:

•	an individual who is a citizen or resident of the United States,

•	a domestic corporation (or other entity taxable as a corporation);

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•
a trust if (1) a court within the United States is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all substantial decisions of the trust or (2) a valid election under the Treasury regulations is in effect for the trust to be treated as a United States person.

A “Non-U.S. Holder” is a beneficial owner of our ordinary shares that is neither a U.S. Holder nor a partnership (or other entity treated as a partnership for United States federal income tax purposes).

This discussion does not address all aspects of United States federal income taxation that may be applicable to U.S. Holders in light of their particular circumstances or status (including, for example, banks and other financial institutions, insurance companies, broker and dealers in securities or currencies, traders that have elected to mark securities to market, regulated investment companies, real estate investment trusts, partnerships or other pass-through entities, corporations that accumulate earnings to avoid U.S. federal income tax, tax-exempt organizations, pension plans, persons that hold our shares as part of a straddle, hedge or other integrated investment, persons subject to alternative minimum tax or whose “functional currency” is not the U.S. dollar).

If a partnership (including any entity or arrangement treated as a partnership for United States federal income tax purposes) holds our shares or ADSs, the tax treatment of a person treated as a partner in the partnership for United States federal income tax purposes generally will depend on the status of the partner and the activities of the partnership. Partnerships (and other entities or arrangements so treated for United States federal income tax purposes) and their partners should consult their own tax advisors.

In general, and taking into account the earlier assumptions, for United States federal income and Israeli tax purposes, a holder that holds ADRs evidencing ADSs will be treated as the owner of the shares represented by those ADRs. Exchanges of shares for ADRs, and ADRs for shares, generally will not be subject to United States federal income or Israeli tax.

This discussion addresses only U.S. Holders and does not discuss any tax considerations other than United States federal income tax considerations. Prospective investors are urged to consult their own tax advisors regarding the United States federal, state, and local, and non-United States tax consequences of the purchase, ownership, and disposition of our shares or ADSs.

Dividends

We do not expect to make any distribution with respect to our shares or ADSs. However, if we make any such distribution, under the United States federal income tax laws, and subject to the passive foreign investment company, or PFIC, rules discussed below, the gross amount of any dividend we pay out of our current or accumulated earnings and profits (as determined for United States federal income tax purposes) will be includible in income for a U.S. Holder and subject to United States federal income taxation. Dividends paid to a noncorporate U.S. Holder that constitute qualified dividend income will be taxable at a preferential tax rate applicable to long-term capital gains of, currently, 20 percent, provided that the U.S. Holder holds the shares or ADSs for more than 60 days during the 121-day period beginning 60 days before the ex-dividend date and meets other holding period requirements. If we are treated as a PFIC, dividends paid to a U.S. Holder will not be treated as qualified dividend income. If we are not treated as a PFIC, dividends we pay with respect to the shares or ADSs generally will be qualified dividend income, provided that the holding period requirements are satisfied by the U.S. Holder.

A U.S. Holder must include any Israeli tax withheld from the dividend payment in the gross amount of the dividend even though the holder does not in fact receive it. The dividend is taxable to the holder when the holder, in the case of shares, or the Depositary, in the case of ADSs, receives the dividend, actually or constructively. Because we are not a United States corporation, the dividend will not be eligible for the dividends-received deduction generally allowed to United States corporations in respect of dividends received from other United States corporations. The amount of the dividend distribution includible in a U.S. Holder’s income will be the U.S. dollar value of the NIS payments made, determined at the spot NIS/U.S. dollar rate on the date the dividend distribution is includible in income, regardless of whether the payment is in fact converted into U.S. dollars. Generally, any gain or loss resulting from currency exchange fluctuations during the period from the date the dividend payment is included in income to the date the payment is converted into U.S. dollars will be treated as ordinary income or loss and will not be eligible for the special tax rate applicable to qualified dividend income. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes.

Dividends paid with respect to our ordinary shares or ADSs will be treated as foreign source income, which may be relevant in calculating the holder’s foreign tax credit limitation. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends that we distribute generally should constitute “passive category income,” or, in the case of certain U.S. Holders, “general category income.” A foreign tax credit for foreign taxes imposed on distributions may be denied if holders do not satisfy certain minimum holding period requirements. The rules relating to the determination of the foreign tax credit are complex, and you should consult your tax advisor to determine whether and to what extent you will be entitled to this credit.

To the extent a distribution with respect to our shares or ADSs exceeds our current or accumulated earnings and profits, as determined under United States federal income tax principles, the distribution will be treated, first, as a tax-free return of the U.S. Holder’s investment, up to the holder’s adjusted tax basis in its shares or ADSs, and, thereafter, as capital gain, which is subject to the tax treatment described below in “—Gain on Sale, Exchange or Other Taxable Disposition.”

Subject to certain limitations, the Israeli tax withheld in accordance with the Treaty and paid over to Israel will be creditable or deductible against a U.S. Holder’s United States federal income tax liability.

Subject to the discussion below under “Information reporting and backup withholding,” if you are a Non-U.S. Holder, you generally will not be subject to United States federal income (or withholding) tax on dividends received by you on your ordinary shares, unless you conduct a trade or business in the United States and such income is effectively connected with that trade or business (or, if required by an applicable income tax treaty, the dividends are attributable to a permanent establishment or fixed base that such holder maintains in the United States).

Gain on sale, exchange or other taxable disposition

Subject to the PFIC rules described below under “—Passive Foreign Investment Company Considerations,” a U.S. Holder that sells, exchanges or otherwise disposes of shares or ADSs in a taxable disposition generally will recognize capital gain or loss for United States federal income tax purposes equal to the difference between the U.S. Dollar value of the amount realized and the holder’s tax basis, determined in U.S. Dollars, in the shares or ADSs. Gain or loss recognized on such a sale, exchange or other disposition of shares or ADSs generally will be long-term capital gain if the U.S. Holder’s holding period in the shares or ADSs exceeds one year. Long-term capital gains of non-corporate U.S. Holders are generally taxed at preferential rates. The gain or loss generally will be income or loss from sources within the United States for foreign tax credit limitation purposes. A U.S. Holder’s ability to deduct capital losses is subject to limitations.

Subject to the discussion below under “Information reporting and backup withholding,” if you are a Non-U.S. Holder, you generally will not be subject to United States federal income or withholding tax on any gain realized on the sale or exchange of such ordinary shares unless:

•
such gain is effectively connected with your conduct of a trade or business in the United States (or, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment or fixed base that such holder maintains in the United States); or

•	you are an individual and have been present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other conditions are met.

For a cash basis taxpayer, units of foreign currency paid or received are translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. In that case, no foreign currency exchange gain or loss will result from currency fluctuations between the trade date and the settlement date of such a purchase or sale. An accrual basis taxpayer, however, may elect the same treatment required of cash basis taxpayers with respect to purchases and sales of our ordinary shares that are traded on an established securities market, provided the election is applied consistently from year to year. Such election may not be changed without the consent of the IRS. An accrual basis taxpayer who does not make such election may recognize exchange gain or loss based on currency fluctuations between the trade date and the settlement date. Any foreign currency gain or loss a U.S. Holder realizes will be U.S. source ordinary income or loss.

The determination of whether the ADSs or ordinary shares are traded on an established securities market is not entirely clear under current U.S. federal income tax law. Please consult your tax advisor regarding the proper treatment of foreign currency gains or losses with respect to a sale or other disposition of our ordinary shares.

Passive foreign investment company considerations

Based on our income and assets, we believe that we should be treated as a PFIC for the preceding taxable year. However, the determination of our PFIC status is made annually based on the factual tests described below. Consequently, while we may be treated as a PFIC in future years, we cannot estimate with certainty at this stage whether or not we are likely to be treated as a PFIC for the current or future taxable years. If we were classified as a PFIC in any taxable year, a U.S. Holder would be subject to special rules with respect to distributions on and sales, exchanges and other dispositions of the shares or ADSs. We will be treated as a PFIC for any taxable year in which at least 75 percent of our gross income is “passive income” or at least 50 percent of our gross assets during the taxable year, assuming we were not a controlled foreign corporation, or CFC, for the year being tested, based on the average of the fair market values of the assets determined at the end of each quarterly period, are assets that produce or are held for the production of passive income. Passive income for this purpose generally includes, among other things, dividends, interest, rents, royalties, gains from commodities and securities transactions, and gains from assets that produce passive income. However, rents and royalties received from unrelated parties in connection with the active conduct of a trade or business are not considered passive income for purposes of the PFIC test. In determining whether we are a PFIC, a pro rata portion of the income and assets of each corporation in which we own, directly or indirectly, at least a 25% interest (by value) is taken into account.

Excess distribution rules

If we were a PFIC with respect to a U.S. Holder, then unless the holder makes one of the elections described below, a special tax regime would apply to the U.S. Holder with respect to (a) any “excess distribution” (generally, aggregate distributions in any year that are greater than 125% of the average annual distribution received by the holder in the shorter of the three preceding years or the holder’s holding period for the shares or ADSs) and (b) any gain realized on the sale or other disposition of the shares or ADSs. Under this regime, any excess distribution and realized gain will be treated as ordinary income and will be subject to tax as if (a) the excess distribution or gain had been realized ratably over the U.S. Holder’s holding period, (b) the amount deemed realized in each year had been subject to tax in each year of that holding period at the highest marginal rate for such year (other than income allocated to the current period or any taxable period before we became a PFIC, which would be subject to tax at the U.S. Holder’s regular ordinary income rate for the current year and would not be subject to the interest charge discussed below), and (c) the interest charge generally applicable to underpayments of tax had been imposed on the taxes deemed to have been payable in those years. If we were determined to be a PFIC, this tax treatment for U.S. Holders would apply also to indirect distributions and gains deemed realized by U.S. Holders in respect of stock of any of our subsidiaries determined to be PFICs. In addition, dividend distributions would not qualify for the lower rates of taxation applicable to long-term capital gains discussed above under “Dividends”.

A U.S. Holder that holds the shares or ADSs at any time during a taxable year in which we are classified as a PFIC generally will continue to treat such shares or ADSs as shares or ADSs in a PFIC, even if we no longer satisfy the income and asset tests described above, unless the U.S. Holder elects to recognize gain, which will be taxed under the excess distribution rules as if such shares or ADSs had been sold on the last day of the last taxable year for which we were a PFIC.

Certain elections by a U.S. Holder would alleviate some of the adverse consequences of PFIC status and would result in an alternative treatment of the shares or ADSs, as described below. However, we do not currently intend to provide the information necessary for U.S. Holders to make “QEF elections,” as described below, and the availability of a “mark-to-market election” with respect to the shares or ADSs is a factual determination that will depend on the manner and quantity of trading of our shares or ADSs, as described below. A mark-to-market election cannot be made with respect to the stock of any of our subsidiaries.

QEF election

If we were a PFIC, the rules above would not apply to a U.S. Holder that makes an election to treat our shares or ADSs as stock of a “qualified electing fund” or QEF. A U.S. Holder that makes a QEF election is required to include in income its pro rata share of our ordinary earnings and net capital gain as ordinary income and long-term capital gain, respectively, subject to a separate election to defer payment of taxes, which deferral is subject to an interest charge. A U.S. Holder makes a QEF election generally by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return for the year beginning with which the QEF election is to be effective (taking into account any extensions). A QEF election can be revoked only with the consent of the IRS. In order for a U.S. Holder to make a valid QEF election, we must annually provide or make available to the holder certain information. While we intend to provide to U.S. Holders the information required to make a valid QEF election, we cannot provide any assurances that we will in fact provide such information.

Mark-to-market election

If we were a PFIC, the rules above also would not apply to a U.S. Holder that makes a “mark-to-market” election with respect to the shares or ADSs, but this election will be available with respect to the shares or ADSs only if they meet certain minimum trading requirements to be considered “marketable stock” for purposes of the PFIC rules. In addition, a mark-to-market election generally could not be made with respect to the stock of any of our subsidiaries unless that stock were itself marketable stock, and the election may therefore be of limited benefit to a U.S. Holder that wants to avoid the excess distribution rules described above. Shares or ADSs will be marketable stock if they are regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission or on a non-U.S. exchange or market that meets certain requirements under the Treasury regulations. Shares or ADSs generally will be considered regularly traded during any calendar year during which they are traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. Any trades that have as their principal purpose meeting this requirement will be disregarded.

A U.S. Holder that makes a valid mark-to-market election for the first tax year in which the holder holds (or is deemed to hold) our shares or ADSs and for which we are a PFIC will be required to include each year an amount equal to the excess, if any, of the fair market value of such shares or ADSs the holder owns as of the close of the taxable year over the holder’s adjusted tax basis in such shares or ADSs. The U.S. Holder will be entitled to a deduction for the excess, if any, of the holder’s adjusted tax basis in the shares or ADSs over the fair market value of such shares or ADSs as of the close of the taxable year, but only to the extent of any net mark-to-market gains with respect to such shares or ADSs included by the U.S. Holder under the election for prior taxable years. The U.S. Holder’s basis in such shares or ADSs will be adjusted to reflect the amounts included or deducted pursuant to the election. Amounts included in income pursuant to a mark-to-market election, as well as gain on the sale, exchange or other taxable disposition of such shares or ADSs, will be treated as ordinary income. The deductible portion of any mark-to-market loss, as well as loss on a sale, exchange or other disposition of our shares or ADSs to the extent that the amount of such loss does not exceed net mark-to-market gains previously included in income, will be treated as ordinary loss.

The mark-to-market election applies to the taxable year for which the election is made and all subsequent taxable years, unless the shares cease to be treated as marketable stock for purposes of the PFIC rules or the IRS consents to its revocation. The excess distribution rules described above generally will not apply to a U.S. Holder for tax years for which a mark-to-market election is in effect. However, if we were a PFIC for any year in which the U.S. Holder owns the shares or ADSs but before a mark-to-market election is made, the interest charge rules described above would apply to any mark-to-market gain recognized in the year the election is made.

PFIC reporting obligations

A U.S. Holder of PFIC shares must generally file an annual information return on IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund) containing such information as the U.S. Treasury Department may require. The failure to file IRS Form 8621 could result in the imposition of penalties and the extension of the statute of limitations with respect to U.S. federal income tax.

U.S. Holders are urged to consult their tax advisors as to our status as a PFIC, and the tax consequences to them if we were a PFIC, including the reporting requirements and the desirability of making, and the availability of, a QEF election or a mark-to-market election with respect to the shares or ADSs.

Medicare tax

Non-corporate U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally are subject to a 3.8% tax on all or a portion of their net investment income, which may include their gross dividend income and net gains from the disposition of shares or ADSs. A United States person that is an individual, estate or trust is encouraged to consult its tax advisors regarding the applicability of this Medicare tax to its income and gains in respect of any investment in our shares or ADSs.

Information reporting with respect to foreign financial assets

Individual U.S. Holders may be subject to certain reporting obligations on IRS Form 8938 (Statement of Specified Foreign Financial Asset) with respect to the shares or ADSs for any taxable year during which the U.S. Holder’s aggregate value of these and certain other “specified foreign financial assets” exceed a threshold amount that varies with the filing status of the individual. This reporting obligation also applies to domestic entities formed or availed of to hold, directly or indirectly, specified foreign financial assets, including the shares or ADSs. Significant penalties can apply if U.S. Holders are required to make this disclosure and fail to do so.

Information reporting and backup withholding

In general, information reporting, on IRS Form 1099, will apply to dividends in respect of shares or ADSs and the proceeds from the sale, exchange or redemption of shares of ADSs that are paid to a holder of shares or ADSs within the United States (and in certain cases, outside the United States), unless such holder is an exempt recipient such as a corporation. Backup withholding (currently at a 24% rate) may apply to such payments if a holder of shares or ADSs fails to provide a taxpayer identification number (generally on an IRS Form W-9) or certification of other exempt status or fails to report in full dividend and interest income.

Backup withholding is not an additional tax. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed the U.S. Holder’s income tax liability by filing a refund claim with the Internal Revenue Service.

UNDERWRITING

We have entered into an underwriting agreement with H.C. Wainwright & Co., LLC, or H.C. Wainwright, as representative of the several underwriters for the offering named below, with respect to the ADSs being offered. Subject to the terms and conditions of the underwriting agreement, each underwriter has severally agreed to purchase from us the number of ADSs set forth opposite its name below.

Underwriters	Number of ADSs
-
Total	-

The underwriting agreement provides that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters have agreed, severally and not jointly, to purchase all of the ADSs sold under the underwriting agreement if any of these ADSs are purchased, other than those ADSs covered by the option to purchase additional ADSs described below.  If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

The underwriters are offering the ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel and other conditions specified in the underwriting agreement.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Option to Purchase Additional ADSs.  We have granted to the underwriters an option to purchase up to 248,345 additional ADSs at the public offering price, less underwriting discounts and commissions.  This option is exercisable for a period of 30 days after the date of this prospectus.  To the extent that the underwriters exercise this option, the underwriters will purchase additional ADSs from us in approximately the same proportion as shown in the table above.

Discounts and Commissions.  The following table shows the public offering price, underwriting discounts and commissions and proceeds, before expenses to us.  These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional ADSs.

T o t a l
	Per ADS	Without Option To Purchase Additional ADSs	With Option To Purchase Additional ADSs
Initial Public offering price	$	$	$
Underwriting discounts and commissions
Proceeds, before expenses, to us

We have agreed to reimburse the expenses of the H.C. Wainwright in the non-accountable sum of $25,000, clearing expenses in the amount of $12,900, and the other actual expenses of H.C. Wainwright, including its legal fees, up to $125,000 in connection with this offering. We have also agreed to pay H.C. Wainwright a management fee equal to 1% of the aggregate gross proceeds in this offering, including any gross proceeds received upon any subsequent exercise of the option to purchase additional securities. We estimate that the total expenses of the offering payable by us, excluding underwriting discounts, commissions and expenses, will be approximately $930,000.

The underwriters propose to offer the ADSs to the public at the public offering price set forth on the cover of this prospectus.  The underwriters may offer the ADSs to securities dealers at the public offering price less a concession not in excess of $         per ADS.  If all of the ADSs are not sold at the public offering price, the underwriters may change the offering price and other selling terms.  Sales of ADSs made outside of the United States may be made by affiliates of certain of the underwriters.  Certain of the underwriters may sell ADSs through one or more of their affiliates as selling agents.

Tail. We have also agreed to pay Wainwright a tail fee equal to the compensation in the offering if any investor which Wainwright introduced us to during the term of Wainwright's engagement (other than pre-existing investors of ours) provides us with further capital in a public or private offering or capital raising transaction and such offering or transaction is consummated during the 12-month period following termination or expiration of that certain engagement letter, dated September 10, 2020, as amended, entered into between us and Wainwright.

Discretionary Accounts.  The underwriters do not intend to confirm sales of the ADSs to any accounts over which they have discretionary authority.

Market Information.  Prior to the completion of this offering, there has been no public market for ADSs.  The initial public offering price will be determined by negotiations between us and H.C. Wainwright.  In addition to prevailing market conditions, the factors to be considered in these negotiations will include:

•	our trading price on the TASE;

•	the history of, and prospects for, our company and the industry in which we compete;

•	our past and present financial information;

•	an assessment of our management; its past and present operations, and the prospects for, and timing of, our future revenue;

•	the present state of our development; and

•	the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to ours.

An active trading market for the ADSs may not develop.  It is also possible that after the offering the ADSs will not trade in the public market at or above the initial public offering price.

We have applied for the listing of the ADSs on the Nasdaq Capital Market under the symbol “MITC.” We make no representation that such application will be approved or that the ADSs will trade on such market either now or at any time in the future.

Stabilization.  In connection with this offering, the underwriters may engage in stabilizing transactions, overallotment transactions, syndicate covering transactions, penalty bids and purchases to cover positions created by short sales.

•
Stabilizing transactions permit bids to purchase ADSs so long as the stabilizing bids do not exceed a specified maximum, and are engaged in for the purpose of preventing or retarding a decline in the market price of the ADSs while the offering is in progress.

•
Overallotment transactions involve sales by the underwriters of ADSs in excess of the number of ADSs the underwriters are obligated to purchase.  This creates a syndicate short position which may be either a covered short position or a naked short position.  In a covered short position, the number of ADSs over-allotted by the underwriters is not greater than the number of ADSs that they may purchase pursuant to the option to purchase additional ADSs.  In a naked short position, the number of ADSs involved is greater than the number of ADSs that the underwriters have the option to purchase.  The underwriters may close out any short position by exercising their option to purchase additional ADSs and/or purchasing ADSs in the open market.

•
Syndicate covering transactions involve purchases of ADSs in the open market after the distribution has been completed in order to cover syndicate short positions.  In determining the source of ADSs to close out the short position, the underwriters will consider, among other things, the price of ADSs available for purchase in the open market as compared with the price at which they may purchase ADSs through exercise of the option to purchase additional ADSs. If the underwriters sell more ADSs than could be covered by exercise of the option to purchase additional ADSs and, therefore, have a naked short position, the position can be closed out only by buying ADSs in the open market.  A naked short position is more likely to be created if the underwriters are concerned that after pricing there could be downward pressure on the price of the ADSs in the open market that could adversely affect investors who purchase in the offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the ADSs originally sold by that syndicate member is purchased in stabilizing or syndicate covering transactions to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the ADSs or preventing or retarding a decline in the market price of the ADSs.  As a result, the price of the ADSs in the open market may be higher than it would otherwise be in the absence of these transactions.  Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the price of the ADSs.  These transactions may be effected on the Nasdaq Capital Market, in the over-the-counter market or otherwise and, if commenced, may be discontinued at any time.

Passive Market Making.  In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the ADSs on the Nasdaq Capital Market in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended, during a period before the commencement of offers or sales of ADSs and extending through the completion of the distribution.  A passive market maker must display its bid at a price not in excess of the highest independent bid of that security.  However, if all independent bids are lowered below the passive market maker’s bid, such bid must then be lowered when specified purchase limits are exceeded.

Lock-Up Agreements.  Prior to the completion of this offering, we and each of our officers, directors and certain holders of issued and outstanding shares of capital stock, as of the effective date of the registration statement of which this prospectus forms a part, equal to 5% or more of our share capital, will agree not to sell, contract to sell, encumber, grant any option for the sale or otherwise dispose of any Ordinary Shares or ADSs or for a period of 180 days following the date of this prospectus without the prior written consent of H.C. Wainwright, subject to certain exceptions.

Selling Restrictions

Canada.  The ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Switzerland.  The securities will not be offered, directly or indirectly, to the public in Switzerland and this prospectus does not constitute a public offering prospectus as that term is understood pursuant to article 652a or 1156 of the Swiss Federal Code of Obligations.

European Economic Area and the UK.  In relation to each Member State of the EEA and the UK, each a Relevant State, no ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State, except that offers of ADSs may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:

(A)	to any legal entity which is a qualified investor as defined under the Prospectus Regulation;

(B)	to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the underwriters; or

(C)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of ADSs shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation and each person who initially acquires any ADSs or to whom any offer is made will be deemed to have represented, acknowledged and agreed to and with us and each of the underwriters and that it is a “qualified investor” within the meaning of Article 2(e) of the Prospectus Regulation.

In the case of any ADSs being offered to a financial intermediary as that term is used in Prospectus Regulation, each such financial intermediary will be deemed to have represented, acknowledged and agreed that the ADSs acquired by it in the offer have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any ADSs to the public other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the underwriters have been obtained to each such proposed offer or resale.

For the purposes of this provision, the expression an “offer to the public” in relation to ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

United Kingdom.  In addition, in the UK, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Regulation) (i) who have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, the Order, and/or (ii) who are high net worth companies , unincorporated associations, etc. falling within Article 49(2)(a) to (d) of the Order and/or (iii) to whom it may otherwise be lawfully communicated, all such persons together being referred to as relevant persons, and in circumstances which have not resulted and will not result in an offer to the public of the ADSs in the UK within the meaning of the FSMA.

Any person in the UK that is not a relevant person should not act or rely on the information included in this document or use it as basis for taking any action.  In the UK, any investment or investment activity that this document relates to may be made or taken exclusively by relevant persons.

Israel.   In the State of Israel this prospectus shall not be regarded as an offer to the public to purchase ADSs under the Israeli Securities Law, 5728 – 1968, which requires a prospectus to be published and authorized by the Israel Securities Authority, if it complies with certain provisions of Section 15 of the Israeli Securities Law, 5728–1968, including, inter alia, if: (i) the offer is made, distributed or directed to not more than 35 investors, subject to certain conditions, or the Addressed Investors; or (ii) the offer is made, distributed or directed to certain qualified investors defined in the First Addendum of the Israeli Securities Law, 5728 – 1968, subject to certain conditions, collectively, the Qualified Investors.  The Qualified Investors shall not be taken into account in the count of the Addressed Investors and may be offered to purchase securities in addition to the 35 Addressed Investors.  We have not and will not take any action that would require it to publish a prospectus in accordance with and subject to the Israeli Securities Law, 5728 – 1968.  We have not and will not distribute this prospectus or make, distribute or direct an offer to subscribe for the ADSs to any person within the State of Israel, other than to Qualified Investors and up to 35 Addressed Investors.

Qualified Investors may have to submit written evidence that they meet the definitions set out in of the First Addendum to the Israeli Securities Law, 5728 – 1968.  In particular, we may request, as a condition to be offered ADSs, that Qualified Investors will each represent, warrant and certify to us and/or to anyone acting on our behalf: (i) that it is an investor falling within one of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968; (ii) which of the categories listed in the First Addendum to the Israeli Securities Law, 5728 – 1968 regarding Qualified Investors is applicable to it; (iii) that it will abide by all provisions set forth in the Israeli Securities Law, 5728 – 1968 and the regulations promulgated thereunder in connection with the offer to be issued ADSs; (iv) that the ADSs that it will be issued are, subject to exemptions available under the Israeli Securities Law, 5728 – 1968: (a) for its own account; (b) for investment purposes only; and (c) not issued with a view to resale within the State of Israel, other than in accordance with the provisions of the Israeli Securities Law, 5728 – 1968; and (v) that it is willing to provide further evidence of its Qualified Investor status. Addressed Investors may have to submit written evidence in respect of their identity and may have to sign and submit a declaration containing, inter alia, the Addressed Investor’s name, address and passport number or Israeli identification number.

We have not authorized and do not authorize the making of any offer of securities through any financial intermediary on our behalf, other than offers made by the underwriters and their respective affiliates, with a view to the final placement of the securities as contemplated in this document. Accordingly, no purchaser of the ADSs, other than the underwriters, is authorized to make any further offer of ADSs on our behalf or on behalf of the underwriters.

Other Relationships.  Certain of the underwriters and their affiliates may in the future provide, various investment banking, commercial banking and other financial services for us and our affiliates for which they have received, and may in the future receive, customary fees.

Electronic Offer, Sale and Distribution of ADSs.  A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters or selling group members, if any, participating in this offering and one or more of the underwriters participating in this offering may distribute prospectuses electronically H.C. Wainwright may agree to allocate a number of ADSs to underwriters and selling group members for sale to their online brokerage account holders.  Internet distributions will be allocated by the underwriters and selling group members that will make internet distributions on the same basis as other allocations.  Other than the prospectus in electronic format, the information on these websites is not part of this prospectus or the registration statement of which this prospectus forms a part, has not been approved or endorsed by us or any underwriter in its capacity as underwriter, and should not be relied upon by investors.

LEGAL MATTERS

The validity of our ordinary shares underlying the ADSs and other legal matters concerning this offering relating to Israeli law will be passed upon for us by Kaufman, Rabinovich, Kaiser, Raz & Co., Israel. The validity of the ADSs being offered by this prospectus and certain legal matters in connection with this offering relating to U.S. federal law will be passed upon for us by Covington & Burling LLP, New York, New York. Certain legal matters in connection with this offering relating to Israeli law will be passed upon for the underwriters by Barnea & Co., Israel. Certain legal matters concerning this offering relating to U.S. federal law will be passed upon for the underwriters by McDermott Will & Emery LLP, New York, New York.

EXPERTS

The consolidated financial statements of MeaTech 3D Ltd. as of December 31, 2019 and 2018 and for the year ended December 31, 2019 and the eight-month period ended December 31, 2018, and the financial statements of Peace of Meat BV as of February 29, 2020 and for the six-month period from inception ended February 29, 2020, have been included herein in reliance upon the report of Somekh Chaikin, a Member Firm of KPMG International, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. These financial statements bear the company name of Meat-Tech 3D Ltd., which was our legal name at the time of their approval by our board of directors.

The audit report for MeaTech 3D Ltd. covering the December 31, 2019 financial statements refers to a change in the presentation currency to the U.S. dollar, as well as an emphasis of matter paragraph that states that all periods presented within the financial statements were adjusted retroactively to reflect the effect of the reverse merger that occurred on January 26, 2020.

The business address of Somekh Chaikin is 8 Hartum St., Jerusalem Israel.

CHANGE IN ACCOUNTANTS

In 2020, we dismissed UHY Shtainmetz Aminoach & Co., CPA, or UHY, as our independent auditors and retained Somekh Chaikin, a Member Firm of KPMG International, or KMPG, as our independent registered public accounting firm. Our board of directors approved the decision to change independent auditors. We had no disagreements with UHY on any matter of accounting principles or practices, financial statements disclosure, or auditing scope of procedures during our two most recent fiscal years prior to our change in independent auditors, which, if not resolved to the satisfaction of UHY, would have caused them to make reference to the matter in their report.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the State of Israel. Service of process upon us and upon our directors and officers and the Israeli experts named in this prospectus, substantially all of whom reside outside the United States, may be difficult to obtain within the United States. Furthermore, because a substantial portion of our assets and many of our directors and officers are located outside the United States, any judgment obtained in the United States against us or these directors and officers may not be collectible within the United States.

We have irrevocably appointed Puglisi & Associates as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this offering or any purchase or sale of securities in connection with this offering. The address of our agent is 850 Library Avenue, Suite 204, Newark, Delaware 19711.

We have been informed by our legal counsel in Israel, Kaufman, Rabinovich & Co., that it may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on an alleged violation of U.S. securities laws if they determine that Israel is not the most appropriate forum to bring such a claim. In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim. There is little binding case law in Israel addressing these matters. If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process. Certain matters of procedure will be governed by Israeli law.

Subject to specified time limitations and legal procedures, under the rules of private international law currently prevailing in Israel, Israeli courts may enforce a final U.S. judgment in a civil matter, including judgments based upon the civil liability provisions of the U.S. securities laws and including a monetary or compensatory judgment in a non-civil matter, provided that:

•	the judgment is enforceable in the state in which it was given;

•	the judgment was rendered by a court of competent jurisdiction under the rules of private international law prevailing in Israel;

•	the laws of the state in which the judgment was given provide for the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard;

•	the judgment and the enforcement of the judgment are not contrary to the law, public policy, security or sovereignty of the State of Israel;

•	the judgment was not obtained by fraudulent means and does not conflict with any other valid judgment in the same matter between the same parties; and

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel. The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency. Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time. Judgment creditors must bear the risk of unfavorable exchange rate fluctuations.

EXPENSES RELATED TO THIS OFFERING

The following table sets forth the costs and expenses, other than underwriting discounts, commissions and expenses, payable by us in connection with this offering. All amounts listed below are estimates except the SEC registration fee, the Nasdaq Capital Market listing fee and the Financial Industry Regulatory Authority, Inc., or FINRA, filing fee.

Itemized expense	Amount
SEC registration fee	$3,137
FINRA filing fee	4,813
Nasdaq Capital Market listing fee	50,000
Printing and engraving expenses	30,000
Legal fees and expenses	650,000
Accounting fees and expenses	185,000
Miscellaneous	10,000
Total	$932,950

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed a registration statement on Form F-1 (including amendments and exhibits thereto) with the SEC under the Securities Act, relating to this offering of the ADSs. This prospectus, which forms a part of the registration statement, does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

The SEC maintains an Internet site that contains reports and other information regarding issuers, like us, that file electronically with the SEC. The address of that website is www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. As a result of this offering, we will become subject to the informational requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of these requirements by filing reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 120 days after the end of our fiscal year ended December 31, 2020, and each subsequent fiscal year, an annual report on Form 20-F containing financial statements which will be examined and reported on, with an opinion expressed, by an independent registered public accounting firm.

As a foreign private issuer, we are also exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. We are, however, still subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5. Since many of the disclosure obligations required of us as a foreign private issuer are different than those required of U.S. domestic reporting companies, our shareholders, potential shareholders and the investing public in general should not expect to receive information about us in the same amount, or at the same time, as information is received from, or provided by, other U.S. domestic reporting companies. We are only liable for violations of the rules and regulations of the SEC that apply to us as a foreign private issuer.

In addition, since our ordinary shares are traded on the TASE, we have filed Hebrew language periodic and immediate reports with, and furnish information to, the TASE and the Israel Securities Authority, or the ISA, as required under the Securities Law. Copies of our filings with the ISA can be retrieved electronically through the MAGNA distribution site of the ISA (www.magna.isa.gov.il) and the TASE website (maya.tase.co.il/en).

We maintain a corporate website at www.meatech3d.com. Information contained on, or that can be accessed through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Meat-Tech 3D Ltd.
Index to Consolidated Financial Statements

Meat-Tech 3D Ltd.

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors
Meat-Tech 3D Ltd.

Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated statements of financial position of Meat-Tech 3D Ltd. as of December 31, 2019 and 2018, the related consolidated statements of income and comprehensive loss, changes in capital (deficit), and cash flows for the year ended December 31, 2019, and the eight months ended December 31, 2018, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for the year ended December 31, 2019, and the eight months ended December 31, 2018, in conformity with International Financial Reporting Standards, as issued by the International Accounting Standards Board.

Change in Accounting Principle
As discussed in Note 2B to the consolidated financial statements, the Company has elected to change its presentation currency to the US dollar.

Retroactive effect of reverse merger
As discussed in Note 1A to the consolidated financial statements, all periods presented within the financial statements were adjusted retroactively to reflect the effect of the reverse merger that occurred on January 26, 2020.

Basis for Opinion
These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Somekh Chaikin
Somekh Chaikin

Certified Public Accountants (Isr.)
Member Firm of KPMG International

We have served as the Company’s auditor since 2020.

Tel Aviv, Israel
January 27, 2021

Meat-Tech 3D Ltd.

Consolidated Statements of Financial Position

		December 31	December 31
		2019	2018
	Note	USD thousands	USD thousands
Current assets

Cash and cash equivalents		1,274	31
Receivables for the issue of capital	8B(2)	222	-
Loans provided	4	87	-
Receivables	5	38	1
Total current assets		1,621	32

Non-current assets

Right-of-use asset	13	197	-
Restricted deposits	16A	42	-
Fixed assets, net	6	127	3

Total non-current assets		366	3

Total Assets		1,987	35

Current liabilities

Trade payables		69	1
Other payables	7	226	36
Current maturities of lease liabilities	13	109	-

Total current liabilities		404	37

Non-current liabilities

Long-term lease liabilities	13	92	-

Total non-current liabilities		92	-

Capital (deficit)	8

Share capital and premium on shares		1,880	-
Capital reserves		14	-
Currency translation differences reserve		22	-
Accumulated deficit		(425)	(2)

Total capital (deficit)		1,491	(2)
Total liabilities and capital		1,987	35

     The accompanying Notes are an integral part of the financial statements.

Meat-Tech 3D Ltd.

Consolidated Statements of Income and of Comprehensive Loss

		Year ended December 31,	Eight months ended December 31,
		2019	2018
	Note	USD thousands, except share data	USD thousands, except share data

Revenues		-	51
Gross Profit		-	51

Research and development expenses	9	166	-
General and administrative expenses	10	256	53
Operating loss		422	2

Financing income		1	-
Financing expenses		(2)	-
Financing expenses, net		(1)	-

Loss for the period		(423)	(2)

Other comprehensive income items that will not be transferred to profit or loss:
Foreign currency translation adjustments		22	-*

Total comprehensive loss for the period		(401)	(2)

Loss per ordinary share, no par value (USD)

Basic and diluted loss per share (USD)		(0.022)	(0)

Weighted-average number of shares outstanding - basic and diluted (shares)	15	19,484,478	14,919,810

*Less than USD 1,000

The accompanying notes are an integral part of these financial statements.

Meat-Tech 3D Ltd.

Consolidated Statements of Changes in Capital (Deficit)

	Share and capital premium	Transactions with related parties reserve	Currency translation differences reserve	Accumulated deficit	Total
	USD thousands

Year ended December 31
2019 (Audited)

Balance as at January 1, 2019	-	-	-	(2)	(2)

Issuance of shares and warrants, net	1,880	-	-	-	1,880
Other comprehensive income		-	22		22
Transaction with a related party	-	14	-	-	14
Loss for the period	-	-	-	(423)	(423)

Balance as at December 31, 2019	1,880	14	22	(425)	1,491

Eight months ended December 31, 2018 (Audited)

Balance as at May 1, 2018 (establishment of the Company)	-	-	-	-	-

Loss for the period	-	-	-	(2)	(2)

Balance as at December 31, 2018	-	-	-	(2)	(2)

The accompanying notes are an integral part of the financial statements.

Meat-Tech 3D Ltd.

Consolidated Statements of Cash Flows

	Year ended December 31,	Eight months ended December 31,
	2019	2018
	USD thousands	USD thousands
Cash flows - operating activities

Net loss for the period	(423)	(2)

Adjustments required to reconcile net loss to net cash from (used in) operating activities:

Depreciation and amortization	21	-
Transaction with a related party	14	-
	35	-

Changes in asset and liability items:

Increase in trade and other receivables	(36)	(1)
Increase in trade payables	66	1
Increase in other payables	185	36
	215	36
Net cash flows from (used in) operating activities	(173)	34

Cash flows - investing activities

Acquisition of fixed assets	(126)	(3)
Increase of restricted deposit	(41)	-
Loan provided	(86)	-
Net cash used in investment activities	(253)	(3)

Cash flows - finance activities

Proceeds from issuance of shares and warrants	1,670	-
Issuance costs	(8)	-
Repayment of liability for lease	(14)	-
Net cash from finance activities	1,648	-

Net increase in cash and cash equivalents	1,222	31

Effect of exchange differences on cash and cash equivalents	21	-
Cash and cash equivalents as at the beginning of the period:	31	-

Cash and cash equivalents at end of period	1,274	31

Non-cash activities
Purchase of fixed assets	1	-
Issue of shares and options against receivables	222	-

The accompanying notes are an integral part of the financial statements.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 1 – General

A.      These financial statements have been prepared in compliance with the rules and regulations of the Securities and Exchange Commission for inclusion in a registration statement to be filed in the United States.  Accordingly, and in order to provide relevant and consistent material information, all periods presented within the financial statements were adjusted retroactively to reflect the effect of the reverse merger that occurred on January 26, 2020, as detailed in Note 1B.

B.       Meat-Tech 3D Ltd. (formerly Ophectra Real Estate and Investments Ltd.) (the “Company”) was incorporated in Israel on July 22, 1992 as a private company limited by shares in accordance with the Companies Ordinance, 1983. On August 29, 1994, the Company became a public company whose shares are listed for trade on the Tel Aviv Stock Exchange. The Company’s official address is 18 Einstein Street, Nes Ziona, Israel.

The Company is an Israeli company engaged in the food-tech industry. The Company develops methods, advanced unique technologies and machinery for growing, cultivating, producing and printing clean meat, without raising and killing animals, using stem cell printing technology in a 3D printer.

The Company is developing two technologies: a bio-ink printing technology and a high-yield tissue growing technology. To date, Meat-Tech has filed patent applications in its field.

Execution of Merger with Chicken Meat-Tech Ltd. (formerly MeaTech Ltd.):

On January 26, 2020, the Company executed a merger with Chicken Meat-Tech Ltd. (then known as MeaTech Ltd., or “MeaTech"), by way of an exchange of shares between the Company and the shareholders of MeaTech (the "Transaction" or "Merger"). Under the merger agreement with MeaTech, the Company allotted to MeaTech shareholders 30,525,506 ordinary shares of the Company, in exchange for the transfer of their entire holdings in MeaTech, so that at the time the Transaction was closed, MeaTech shareholders held approximately 60% of the issued and paid-up share capital of the Company. Upon closing of the Transaction, the Company allotted share rights (not listed for trading) to MeaTech shareholders, exercisable into 12,718,961 Company shares ("Founders Rights"), subject to compliance with milestones, as set out below. The total share rights reflected, assuming full conversion, an additional 8% holding in the Company. The Founders Rights expire after a period of 60 months from the date of allotment. Vesting of the Founders Rights allotted to MeaTech shareholders is subject to satisfaction of the milestones as defined below:

1.

Immediately after completing the development of a prototype to create a layer of stem cells using 3D printing technology, 50% of the Founders Rights will vest and convert into an equal number of Company shares (for details of the completion of this milestone, see Note 18D below);

2.

Immediately after a taste test of clean meat tissue weighing at least 100 grams printed using the 3D printer to be developed by the Company, the remaining 50% of the Founders Rights will vest and convert into an equal number of Company shares.

Notwithstanding the foregoing, in the event that securities of the Company or MeaTech are listed for trading on a foreign stock exchange in the United States, United Kingdom, Australia, the Netherlands, Germany or China, all Founder Rights will vest immediately and convert into an equal number of the Company's shares.

Following the Merger, MeaTech became a wholly owned subsidiary of the Company. In September 2020, its name was changed to Chicken Meat-Tech Ltd.

Appointment of directors and termination of office of serving directors:

At the date of completion of the Merger, three Ophectra directors resigned from the Company’s board of directors, and three directors, including MeaTech’s Chief Executive Officer and Chief Technology Officer, Mr. Sharon Fima, were either appointed to the Company’s board or were requested to remain because of their business experience or financial expertise and to maintain sound corporate governance. In addition, Mr. Fima was appointed as CEO & CTO of the Company. Shortly after the Merger, following additional changes to director composition, the Company’s board of directors was composed of four directors appointed by the post-merger Company or requested to remain, and two external directors with financial expertise not involved in the business of either Ophectra or MeaTech.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 1 – General (cont.)

Settlement pursuant to section 350 of the Companies Law and section 322 of the Insolvency and Rehabilitation Law:

Under the merger agreement, the Company made a court-approved arrangement, pursuant to Section 350 of the Companies Law and Section 322 of the Insolvency and Rehabilitation Law, to hand over the Company's existing operations to a trustee to settle the Company's debts and liabilities, with the exception of the Company's investment in shares of Therapin Ltd. (“Therapin”), so that after the completion of the merger, the Company’s sole operations were those of MeaTech and its holdings in Therapin (for information about a subsequent separation agreement in which the Company ceased to hold shares of Therapin, see Note 18C below). The proposed settlement under the arrangement included the following key components:

1.
Repayment in full of the Company’s debts and liabilities, by transferring the asset balance of the Company’s previous operations to a trustee that will act to sell them, with recourse to the value of the Therapin asset, if so needed.

2.	With the approval of the settlement, all of the Company's assets were transferred to a settlement fund, other than the Company's shareholding in Therapin.
3.

The Company undertook to provide a total amount of up to approximately USD 376 thousand (NIS 1,300 thousand) for the settlement fund, which will serve as an additional source for repayment of the settlement fund's liabilities to the Company's creditors. As at the balance sheet date of these financial statements, a total amount of approximately USD 285 thousand (NIS 1,000 thousand) had been transferred. Subsequent to the reporting period, another approximately USD 82,000 (NIS 300,000) was transferred.

4.
The settlement fund assets (including the value of the aforementioned Therapin asset) will serve as the only source for repayment of liabilities to the Company's creditors, whose cause of action preceded the date of approval of the settlement.

Although legally the Company is the acquirer of all of the outstanding shares of MeaTech (now known as Chicken Meat-Tech, as described above), the shareholders of MeaTech received the majority of the voting rights in the Company and the ability to determine its financial and operational policy; the management of MeaTech continues to serve as the management of the Company; and at the time of completion of the Merger, Meat-Tech 3D (then Ophectra) was a  company without significant business operations, the Transaction did not constitute a business acquisition as defined in IFRS 3, it was determined that MeaTech is the acquirer for accounting purposes. Therefore, the Transaction was treated as a reverse acquisition that does not constitute a business combination.

Accordingly, all periods presented within the financial statements were adjusted retroactively to reflect the financial statements of MeaTech other than the earnings per share, which is presented according to the equity information of the Company as the acquiring company for legal purposes.

C.     Definitions:

 In these financial statements:

(1) The Company or legal acquirer - Meat-Tech 3D Ltd.

(2) The Group - the Company and its Subsidiary A

(3) The Subsidiary or Accounting Acquirer – Chicken Meat-Tech Ltd., formerly known as MeaTech Ltd.

(4) Related Party - as defined in IAS 24 (revised).

(5) USD - United States Dollar

Note 2 - Basis of Preparation of the Financial Statements

A.      Statement of Compliance with IFRS

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board.

The financial statements were authorized for issue by the Company’s Board of Directors on January 27, 2021.

B.      Functional Currency and Presentation Currency

The New Israeli Shekel (“NIS”) is the currency that represents the principal economic environment in which the Company operates and is thus its functional currency. However, for financial reporting purposes, these financial statements, which are prepared on the basis of the functional currency, were translated into a different presentation currency, the U.S. dollar, for all periods presented. The Company previously used NIS as the presentation currency and now presents financial results in U.S. dollars in preparation for raising capital and listing the Company’s securities for trading on a U.S. stock exchange, in order to make these results more accessible to U.S. investors.

Assets and liabilities are translated at the exchange rates at the balance sheet date; expenses and income are translated at the exchange rate at the time they are generated. Exchange rate differentials generated due to such translation are attributed to the capital reserve.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 2 - Basis of Preparation of the Financial Statements (cont.)

C.      Basis of Measurement

The financial statements have been prepared on the historical cost basis except for provisions.

For further information regarding the measurement of these liabilities, see Note 3 regarding significant accounting policies.

D.      Operating Cycle

The Company’s operating cycle is one year.

E.      Classification of Expenses Recognized in the Statement of Income

Classification of expenses recognized in the statement of income is based on the nature of the expense. In the opinion of the Company's management, such classification is appropriate for understanding the Company's business.

F.       Use of Estimates and Judgments

Use of estimates

The preparation of financial statements in conformity with IFRS requires the Company’s management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The preparation of accounting estimates used in the preparation of the Company’s financial statements requires that the Company’s management makes assumptions regarding circumstances and events that involve considerable uncertainty. The Company’s management prepares the estimates on the basis of past experience, various facts, external circumstances, and reasonable assumptions according to the pertinent circumstances of each estimate. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Determination of fair value
Preparation of the financial statements requires the Company to determine the fair value of certain assets and liabilities.

When determining the fair value of an asset or liability, the Company uses observable market data as much as possible. There are three levels of fair value measurements in the fair value hierarchy that are based on the data used in the measurement, as follows:

•          Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.
•          Level 2: inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly
•          Level 3: inputs that are not based on observable market data (unobservable inputs).

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 2 - Basis of Preparation of the Financial Statements (cont.)

G.      Initial Application of New Standards

IFRS 16 - Leases

As from January 1, 2019 (hereinafter: “the date of initial application”) the Company applies International Financial Reporting Standard 16, Leases (hereinafter: “IFRS 16” or “the standard”), which replaced International Accounting Standard 17, Leases (hereinafter: "IAS 17" or "the previous standard").

The main effect of the standard’s application is reflected in the elimination of the requirement for lessees to classify leases as operating (off-balance sheet) or finance leases and the presentation of a unified model for lessees to account for all leases similarly to the accounting treatment of finance leases in the previous standard.

In accordance with IFRS 16, for agreements in which the Company is the lessee, the Company recognizes a right-of-use asset and a lease liability at the inception of the lease contract for all the leases in which the Company has a right to control identified assets for a specified period of time, other than exceptions specified in the standard.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 3 - Significant Accounting Policies

The accounting policies set out below have been consistently applied for all periods presented in these financial statements.

A.        Financial Instruments:

(1)	Non-derivative financial assets

Initial recognition and measurement of financial assets

The Company initially recognizes trade receivables and debt instruments issued on the date that they are created. All other financial assets are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument. A financial asset is initially measured at fair value plus transaction costs that are directly attributable to the acquisition or issuance of the financial asset. A trade receivable without a significant financing component is initially measured at the transaction price. Receivables originating from contract assets are initially measured at the carrying amount of the contract assets on the date classification was changed from contract asset to receivables.

Derecognition of financial assets

Financial assets are derecognized when the contractual rights of the Company to the cash flows from the asset expire, or the Company transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset were transferred. When the Company retains substantially all of the risks and rewards of ownership of the financial asset, it continues to recognize the financial asset.

Classification of financial assets into categories and the accounting treatment of each category

Financial assets are classified at initial recognition to one of the following measurement categories: amortized cost; fair value through other comprehensive income – investments in debt instruments; fair value through other comprehensive income – investments in equity instruments; or fair value through profit or loss.

A financial asset is measured at amortized cost if it meets both of the following conditions and is not designated at fair value through profit or loss:

-	It is held within a business model whose objective is to hold assets so as to collect contractual cash flows; and

-	The contractual terms of the financial asset give rise to cash flows representing solely payments of principal and interest on the principal amount outstanding on specified dates.

(2)	Non-derivative financial liabilities

Non-derivative financial liabilities include finance lease liabilities, trade and other payables.

Initial recognition of financial liabilities
The Company initially recognizes financial liabilities on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Subsequent measurement of financial liabilities
Financial liabilities (other than financial liabilities at fair value through profit or loss) are recognized initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortized cost using the effective interest method.

Derecognition of financial liabilities
Financial liabilities are derecognized when the obligation of the Company, as specified in the agreement, expires or when it is discharged or cancelled.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 3 – Significant Accounting Policies (cont.)

A.        Financial Instruments (cont.)

 (3)      Share capital

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares and share options are recognized as a deduction from equity, net of any tax effects.

 (4)      Issuance of securities

The consideration received from the issuance of securities is attributed initially to financial liabilities that are measured each period at fair value through profit or loss, and then to financial liabilities that are measured only upon initial recognition at fair value. The remaining amount is the value of the equity component.

Direct issuance costs are attributed to the specific securities in respect of which they were incurred, whereas joint issuance costs are attributed to the securities on a proportionate basis according to the allocation of the consideration from the issuance of the securities .

B.        Impairment

Non-financial assets

Timing of impairment testing

The carrying amounts of the Company’s non-financial assets are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

Measurement of recoverable amount

The recoverable amount of an asset is the greater of its value in use and its fair value less costs of disposal. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects the assessments of market participants regarding the time value of money and the risks specific to the asset, for which the estimated future cash flows from the asset were not adjusted.

Recognition of impairment loss

An impairment loss is recognized if the carrying amount of an asset or cash-generating unit exceeds its estimated recoverable amount. Impairment losses are recognized in profit or loss.

C.        Financing income and expenses

Financing income derives from interest income on long-term loans provided by the Company.

Financing expenses comprise mainly bank fee expenses and leasing liabilities interest expenses, which are recognized in profit or loss.

Interest income or expense is recognized using the effective interest method.

D.        Income tax expense

Income tax comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss except to the extent that they relate to a business combination, or are recognized directly in equity or in other comprehensive income to the extent they relate to items recognized directly in equity or in other comprehensive income.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 3 – Significant Accounting Policies (cont.)

D.        Income tax expense (cont.)

Current tax

Current tax is the expected tax payable (or receivable) on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date. As at reporting date, the Company has no taxable income and accordingly no current tax expenses have been recognized.

Deferred tax

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. The measurement of deferred tax reflects the tax consequences that would follow the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities. Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date.

E.         Loss per share

The Company presents basic and diluted earnings or loss per share data for its ordinary shares. Basic earnings or loss per share is calculated by dividing the earnings or loss attributable to ordinary shareholders of the Company by the weighted-average number of ordinary shares outstanding during the year. Diluted earnings or loss per share is determined by adjusting the profit or loss attributable to ordinary shareholders of the Company and the weighted average-number of ordinary shares outstanding, for the effects of all dilutive potential ordinary shares, which comprise share options.

F.         Revenue

The Company did not have revenue in 2019. The Company's revenues from the consulting and management services it provided in 2018, prior to the commencement of clean meat operations, were recognized in profit or loss throughout the reporting period.

The Company recognizes revenue once the customer receives the promised service. The revenue is measured according to the amount of the consideration to which the Company expects to be entitled in exchange for the services promised to the customer.

G.        Research and development

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss when incurred.

Development activities involve a plan or design for the production of new or substantially improved products and processes. Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and the Company has the intention and sufficient resources to complete development and to use or sell the asset. As the Company’s development activities do not meet the standards for capitalization, research and development expenditure is recognized through profit or loss.

H.        Provisions

A provision is recognized if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 3 – Significant Accounting Policies (cont.)

I.          Fixed assets

(1)	Recognition and measurement

Fixed asset items are measured at cost less accumulated depreciation and accumulated impairment losses.

The cost of a fixed asset includes expenditures that are directly attributable to the acquisition of the asset.

(2)	Depreciation

Depreciation is a systematic allocation of the depreciable amount of an asset over its estimated useful life. The depreciable amount is the cost of the asset or other amount that replaces the cost, less its residual value.

An asset is depreciated from the date it is ready for use, namely, the date on which it reaches the location and condition required for it to operate in the manner intended by Management.

Depreciation is recognized in the statement of income on a straight-line basis over the estimated useful lives of each part of the fixed-asset item, since this most closely reflects the expected pattern of consumption of the future economic benefits embodied in the asset.

The estimated useful lives for the current and comparative periods are as follows:

●	Motor vehicles	7 years

●	Computers	3 years

●	Laboratory equipment	7 years

●	Leasehold improvements	2 years

Depreciation methods, useful lives and residual values are reviewed at the end of each reporting year and adjusted if appropriate.

J.         Transactions with related parties

Assets and liabilities included in a transaction with a related parties are measured at fair value on the date of the transaction. As the transaction is on the equity level, the Company includes the difference between the fair value and the consideration from the transaction in its equity.

K.         Leases

Determining whether an arrangement contains a lease

On the inception date of the lease, the Company determines whether the arrangement is a lease or contains a lease, while examining if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. In its assessment of whether an arrangement conveys the right to control the use of an identified asset, the Company assesses whether it has the following two rights throughout the lease term:

(a)          The right to obtain substantially all the economic benefits from use of the identified asset; and

(b)          The right to direct the identified asset’s use.

For lease contracts that contain non-lease components, such as services or maintenance, that are related to a lease component, the Company elected to account for the contract as a single lease component without separating the components.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 3 – Significant Accounting Policies (cont.)

Leased assets and lease liabilities

Contracts that award the Company control over the use of a leased asset for a period of time in exchange for consideration, are accounted for as leases. Upon initial recognition, the Company recognizes a liability at the present value of the balance of future lease payments (these payments do not include certain variable lease payments), and concurrently recognizes a right-of-use asset at the same amount of the lease liability, adjusted for any prepaid or accrued lease payments.

Since the interest rate implicit in the Company's leases is not readily determinable, the incremental borrowing rate of the lessee is used. Subsequent to initial recognition, the right-of-use asset is accounted for using the cost model and depreciated over the shorter of the lease term or useful life of the asset.

The lease term

The lease term is the non-cancellable period of the lease plus periods covered by an extension or termination option if it is reasonably certain that the lessee will or will not exercise the option, respectively.

Depreciation of right-of-use asset
After lease commencement, a right-of-use asset is measured on a cost basis less accumulated depreciation and accumulated impairment losses and is adjusted for re-measurements of the lease liability. Depreciation is calculated on a straight-line basis over the shorter of the useful life or contractual lease period. The Company’s lease of its office and laboratory space is depreciated over a period of two years.

L.        Employee benefits

(1)	Post-employment benefits

The Company has a post-employment benefit plan, financed by deposits with insurance companies or with funds managed by a trustee, and classified as a defined contribution plan, under which an entity pays fixed contributions into a separate entity and has no legal or constructive obligation to pay further amounts. Obligations for contributions to defined contribution pension plans are recognized as an expense in profit or loss in the periods during which related services are rendered by employees.

(2)	Short-term benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided or upon the actual absence of the employee when the benefit is not accumulated.

A liability is recognized for the amount expected to be paid under short-term cash bonus if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

The employee benefits are classified, for measurement purposes, as short-term benefits or as other long-term benefits depending on when the Company expects the benefits to be wholly settled.

M.	Share-based compensation
Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The fair value of each option award is estimated on the grant date using the binomial option pricing model. The option pricing model requires the input of highly subjective assumptions, including the expected term of the option, the expected volatility of the price of the Company’s ordinary shares and the expected dividend yield of ordinary shares. The assumptions used to determine the fair value of the option awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment. The Company recognizes compensation costs for awards conditioned only on continued service that have a graded vesting schedule using the accelerated method based on the multiple-option award approach. Forfeitures are accounted for as they occur.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 4 – Long-Term Loans

As of December 31, 2019, MeaTech had provided a loan to Ophectra (later Meat-Tech 3D), with which MeaTech had entered into a share exchange agreement, as described in Note 1A, for a total amount of USD 87 thousand (NIS 300 thousand). Pursuant to the loan agreement between the companies, the loan was to bear annual interest of 5% and would be repaid in a lump sum on the date on which the share exchange was completed or within 6 months, if the transaction had not yet closed. As the interest rate on the loan is fixed, changes in the market interest rate will not affect the Company. On January 15, 2020, subsequent to the date of the financial statements, MeaTech provided Ophectra an additional loan in the amount of USD 43 thousand (NIS 150 thousand). At the closing of the merger, this amount was included in the total amount of approximately USD 0.4 million (NIS 1.3 million) which MeaTech provided to a trust account for the purpose of settling any pre-merger debts of Ophectra.

Note 5 - Receivables

	December 31,
	2019	2018
	USD thousand	USD thousand

Institutions	36	1
Prepaid expenses	2	-

	38	1

As at December 31, 2019, all receivables are linked to the NIS.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 6 – Fixed Assets

	Computers	Leasehold improvements	Laboratory equipment	Motor vehicles	Total
	USD thousands
Cost
Balance as at May 1, 2018	-	-	-	-	-
Additions during the year	2	-	-	1	3
Dispositions in the year	-	-	-	-	-

Balance as at December 31, 2018	2	-	-	1	3

Accumulated depreciation
Balance as at May 1, 2018	-	-	-	-	-
Depreciation during the year	-	-	-	-	-*
Dispositions in the year	-	-	-	-	-

Balance as at December 31, 2018	-	-	-	-	-

Amortized balance as at December 31, 2018	2	-	-	1	3

Balance as at January 1, 2019	2	-	-	1	3
Additions during the year	27	11	89	-	127
Dispositions in the year	-	-	-	-	-

Balance as at December 31, 2019	29	11	89	1	130

Accumulated depreciation
Balance as at January 1, 2019	-	-	-	-	-
Depreciation during the year	2	-	1	-	3
Dispositions in the year	-	-	-	-	-

Balance as at December 31, 2019	2	-	1	-	3

Amortized balance as at December 31, 2019	27	11	88	1	127

* Less than USD 1,000.

The fixed assets item as at December 31, 2019 includes advances in the amount of USD 31 thousand (NIS 109 thousand) that were paid on account of fixed assets (2018: USD 0 thousand).

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 7 – Other Payables

	December 31,
	2019	2018
	USD thousands	USD thousands

Accrued expenses	68	6
Employee benefits	131	9
Related parties	21	21
Others	6	-

	226	36

Note 8 – Capital and Reserves

A.	Share capital of Meat-Tech 3D prior to the reverse acquisition (in shares, no par value)

	December 31,
	2019	2018
Number of shares outstanding	19,870,337	15,447,023

B.	Share capital and share premium of MeaTech (later known as Chicken Meat-Tech) prior to the reverse acquisition. (in shares, no par value)

	Ordinary shares
	2019	2018

Issued and paid-in share capital as at the beginning of the period	500	500
Issued not for cash during the period (See Footnote 1)	18,316	-
Issued for cash during the period (See Footnote 2)	19,681	-

Issued and paid-in share capital as at December 31	38,497	500

Authorized share capital	100,000,000	1,500

1.	In March and June 2019, MeaTech allotted, free of charge, 5,851 and 12,465 ordinary shares, respectively, to its founders.

2.
In September and October 2019, MeaTech allotted 19,681 shares to 24 separate investors at a price of USD 95.94 (NIS 345.45) per share, in exchange for a total investment of approximately USD 1,888 thousand (NIS 6,650 thousand). In addition, the investors were granted 9,839 warrants exercisable for shares for 12 months from their date of issue at an exercise price of USD 353 (NIS 1,242) each.

Under the terms of the warrants, in the event that MeaTech would engage in an agreement to be merged into or acquired by another company, perform a public offering of its shares, sell off most of its assets or a controlling interest in it, or allocate shares that would constitute a majority of all of its shares, the warrant holders would have 48 hours to exercise the warrants, after which unexercised warrants would expire. In view of the fact that the warrants could be exercised for shares at the holder’s discretion, where the number of shares to be issued in exchange and their exercise price are fixed, the warrants were classified as capital, together with the premium paid on the shares issued. Following the execution of the merger agreement, as described in Note 1B, all the aforementioned warrants vested and later expired unexercised. The issue costs in the amount of USD 8 thousand (NIS 29 thousand) were recognized as a deduction from equity.

As at December 31, 2019, MeaTech had received USD 1,666 thousand (NIS 5,882 thousand) of the investment, and the balance in the amount of USD 222 thousand (NIS 768 thousand) was subsequently received in full.

C.
In 2019, MeaTech received legal services from a related party, free of charge. The financial value of these services were recognized in profit or loss against transactions with related parties reserve.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 9 – Research and Development Expenses

	Year ended December 31,	Eight months ended December 31,
	2019	2018
	USD thousands	USD thousands

Salaries, wages and related expenses(1)	117	-
Materials	20	-
Professional services	13	-
Registration, drafting and filing of patents	10	-
Others	6	-

	166	-

(1)	Including expenses in respect of related parties - see Note 12B.

Note 10 – General and Administrative Expenses

	Year ended December 31	Eight months ended December 31
	2019	2018
	USD thousand	USD thousand

Salaries, wages and related expenses(1)	107	31
Legal and professional services(1)	112	8
PR and advertisement	5	6
Office expenses(1)	10	7
Depreciation and amortization	20	-
Others	2	1

	256	53

(1)	Including expenses in respect of related parties - see Note 12B.

Note 11 – Income Tax

A.	Details regarding the tax environment of the Company

(1)	Corporate tax rate

The tax rates applicable to the Company for the years presented are as follows:
2018 – 23%
2019 – 23%

B.	Tax Assessments

The Company has not yet received any final tax assessments, including assessments that have become final due to the statute of limitations.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 11 – Income Tax (cont.)

C.
Unrecognized transfer losses and deferred taxes

As at December 31, 2019, the Company has business losses carried forward in the amount of USD 350 thousand (NIS 1,209 thousand). Under current tax legislation in Israel, tax losses do not expire. Deferred tax assets have not been recognized in respect of these items, nor in respect of timing differences for research and development expenses carried forward in the amount of USD 114 thousand (NIS 393 thousand), since the Company has not yet established the probability that future taxable profit will be available against which the Company can utilize the benefits.

Note 12 – Related Party Transactions

A.	Balances with related parties

	December 31,	December 31,
	2019	2018
	USD thousands	USD thousands

Related companies receivables	87	-
Trade and other payables	52	27

B.	Expense amounts with respect to related parties

	Year ended December 31,	Eight months ended December 31,
	2019	2018
	USD thousands	USD thousands

General and administrative expenses
Salaries, wages and related expenses (B1, B2, B4)	89	31
Legal and professional services (B5)	58	-
Rent and office maintenance (B3)	-	7

Research & Development expenses
Salaries, wages and related (B2)	15	-

1.
On July 1, 2018, MeaTech entered into an employment contract with a related party, under which he provided MeaTech with full-time CEO services for a monthly consideration of USD 4 thousand, plus generally accepted social benefits for executives. The executive departed MeaTech as of February 28, 2019.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 12 – Related Party Transactions  (cont.)

B.	Expense amounts with respect to related parties (cont.)

2.
On September 1, 2019, MeaTech entered into an employment contract with Mr. Sharon Fima, under which Mr. Fima serves as the Chief Executive Officer and Chief Technology Officer, initially of MeaTech, and as of the Merger, of the Company.

Under the terms of his employment, Mr. Fima is entitled to a gross monthly salary of USD 10,000, plus generally accepted social benefit contributions for senior executives and a company car with value in use of up to USD 1.8 thousand per month (plus a related tax gross-up), or reimbursement of travel expenses in the amount of USD 1.5 thousand per month, as Mr. Fima chooses.

Mr. Fima is also eligible for reimbursement of expenses as part of his duties, as well as a variable annual bonus of up to 50% of his annual salary, for achieving evaluable, quantitative milestones, determined in accordance with the Company's compensation policy. Under the terms of the contract, both the Company and Mr. Fima may terminate the contract by giving 180 days' prior notice. The aggregate cost to the Company of Mr. Fima's service in the year ended December 31, 2019 amounted to USD 61 thousand.

3.
Between October 15, 2018 and December 31, 2018, MeaTech leased offices from a company owned by a related party, for a monthly rental of USD 3 thousand. The rental agreement terminated on December 31, 2018.

4.
Commencing September 1, 2019, MeaTech received management and investor relations services from two related parties in exchange for a monthly salary of USD 2.8 thousand each, plus generally accepted social benefits, the expense for which amounted to USD 33 thousand in the year ended December 31, 2019.

5.
As of September 2019, MeaTech received legal advice and business development services from another two related parties in exchange for a monthly fee of USD 4 thousand plus VAT (each). In addition, MeaTech received legal services from one of these related parties with respect to the merger transaction described in Note 16A, in exchange for an amount of USD 22 thousand.

MeaTech also recognized legal expenses in respect of services provided, free of charge, by a related party, at a value of USD 14 thousand, as described in Note 8B.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 13 – Leases

1.
Under an office leasing agreement dated November 1, 2019 MeaTech (as of the Merger, the Company) leases office space and parking spaces, for a monthly fee of USD 9 thousand (NIS 27 thousand), including management fees, for a period of two years, with a an option to extend the term of the lease for a further year. The Company initially recognized a long-term lease liability and a right-of-use asset in the amount of USD 198 thousand (NIS 743 thousand), based on an assumption that the extension option was not reasonably expected to be exercised. The incremental interest rate used for estimating the liability is 2.25%.

2.	Right-of-Use Asset

Offices
USD thousands
Balance as at January 1, 2019	-
Additions during the year	214
Amortization during the year	(17)
Balance as at December 31, 2019	197

3.	Maturity analysis of for the Company’s lease liability

December 31,
2019
USD thousands

Up to one year	109
2 years	92
Total	201

4.	Amounts recognized in the statement of income

Year ended December 31,
2019
USD thousands

Amortization of ROU asset	17
Interest expenses on lease liability	1

Total amounts paid for leasing of the offices in the year ended December 31, 2019, was USD 14 thousand.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 14 - Employee Benefits

Employee benefits include post-employment benefits and short-term benefits.

As regards benefits to key management employees, see Note 12B.

The Company has a defined contribution plan in respect of its liability to pay the savings component of provident funds and in relation to employee severance pay, which is subject to Section 14 of the Israeli Severance Pay Law – 1963, according to which the Company pays fixed contributions to pension funds and/or insurance companies that release the Company from any additional severance-related liability. Expenses recognized in respect of such defined contribution plans amounted to USD 10 thousand for the year ended December 31, 2019.

Note 15 – Loss per Share

Basic and diluted loss per share

The calculation of basic loss per share were calculated by dividing the weighted average of the ordinary shares of MeaTech (now known as Chicken Meat-Tech Ltd.) that were outstanding during the corresponding periods, into the loss or earnings in the corresponding periods, multiplied by the exchange ratio according to which ordinary shares of Meat-Tech 3D were issued in return for ordinary shares of MeaTech, calculated as follows:

Weighted average number of ordinary shares

	Year ended December 31, 2019	Eight months ended December 31, 2018

Weighted average of the number of ordinary shares of MeaTech	24,573	18,816
Exchange ratio established in the acquisition agreement	792.9	792.9
Weighted average of the number of ordinary shares used to calculate basic earnings per share	19,484,478	14,919,810

At December 31, 2019, 9,839 options (in 2018: 0 options) were excluded from the diluted weighted average number of ordinary shares calculation, as their effect would have been anti-dilutive.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

 Note 16 – Agreements, Guarantees and Liens

A.
To secure its undertakings in connection with its lease agreement as described in Note 13, MeaTech provided a bank guarantee in the amount of USD 25 thousand (NIS 85 thousand). MeaTech also restricted a deposit of USD 17 thousand (NIS 60 thousand) in favor of a bank to secure its liabilities with respect to credit cards. The guarantee and deposit were assigned to Meat-Tech 3D upon the Merger.

B.
In October and November 2019, MeaTech engaged in consulting agreements with two development consultants, which were assigned to Meat-Tech 3D upon the Merger. In return for the consultation services, the Company pays each consultant a monthly retainer of USD 3 thousand. Subsequent to the closing of the merger transaction detailed in Note 1B, and subsequent to the reporting date, the Company allotted the consultants warrants to purchase an aggregate amount of 200,000 shares.

Note 17 – Financial Instruments

The Company has exposure to the following risks from its use of financial instruments: credit, liquidity and market risks.

A.
Framework for risk management

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework.

The Company’s risk management policy was formulated to identify and analyze the risks that the Company faces, to set appropriate limits for the risks and controls, and to monitor the risks and their compliance with the limits. The risk policy and risk management methods are reviewed regularly to reflect changes in market conditions and in the Company’s operations. The Company acts to develop an effective control environment in which all employees understand their roles and commitment.

B.
Credit risk
Credit risk is the risk of financial loss to the Company if a debtor or counterparty to a financial instrument fails to meet its contractual obligations, and arises mainly from the Company’s receivables.

The Company restricts exposure to credit risk by investing only in bank deposits.

C.
Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

This does not take into account the potential effect of extreme circumstances that cannot reasonably be predicted.

D.
Market risk

Market risk is the risk that changes in market prices, such as foreign currency exchange rates, the CPI, interest rates and the prices of equity instruments, will influence the Company’s results or the value of its holdings in financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

E.
Fair value

The carrying amounts of financial assets and liabilities, including cash and cash equivalents, other receivables, trade payables and other payables are the same or proximate to their fair value.

Meat-Tech 3D Ltd.

NOTES TO THE FINANCIAL STATEMENTS AS AT DECEMBER 31, 2019

Note 18 – Subsequent Events

A.
On January 26, 2020, MeaTech Ltd. completed a reverse merger into Ophectra Real Estate and Investments Ltd., which was renamed Meat-Tech 3D Ltd., upon which MeaTech became a wholly-owned subsidiary of Meat-Tech 3D and later changed its name to Chicken Meat-Tech Ltd. For further details, see Note 1B above.

B.	Capital Raising

1.
On May 7, 2020, the Company announced the closing of a capital raising round with Mr. Steve H. Lavin, through EL Capital Investments, LLC (a company controlled by Mr. Lavin) together with MD Premium Issuances Ltd., in a total amount of USD 1 million in Meat-Tech 3D at an ordinary share price of NIS 2.49. In return, the investors received an aggregate amount of 1,391,794 ordinary shares and warrants to purchase 8,040,382 ordinary shares, at an exercise price of NIS 3.36 per warrant, for a period of 4 years, with an acceleration mechanism in the event that the Company’s securities are listed on a leading foreign stock exchange.

2.
On May 7, 2020, the Company’s board of directors approved a capital raising of approximately USD 2.4 million (NIS 8.35 million), by way of private placement to a number of offerees, under which the Company allotted the offerees a total of 4,398,570 ordinary shares at a price per share of NIS 1.90, as well as 4,398,570 non-tradable warrants, exercisable for a total of 4,398,570 ordinary shares, at an exercise price of NIS 3.03.

3.
In August 2020, the Company announced the closing of a capital raising round in which a number of investors invested a gross total of approximately USD 5.8 million (NIS 20 million), in return for 5,292,160 ordinary shares of the Company, warrants exercisable into 7,409,021 ordinary shares, 1,374,998 share rights, and 1,925,000 option rights.

C.
On May 26, 2020, following the approval of the Company's board of directors, the Company engaged in a separation agreement with Therapin, in which the Company had held 14.74% of the issued and paid-up share capital. Pursuant to the separation agreement, immediately upon the signing of the agreement, the investment agreement under which the Company invested in Therapin, in return for allotment of shares and options of Therapin, an amount of USD 2.1 million (NIS 7.25 million) was canceled, and replaced with a debt arrangement. As a result of the separation agreement, the Company is no longer a shareholder in Therapin, but rather a debtholder.

D.
On August 17, 2020, the Company announced that it had successfully completed a significant milestone – printing a uniform, thin, slaughter-free meat tissue produced from stem cells. Following the achievement of this milestone, rights exercisable into ordinary shares of the Company vested and were exercised with no exercise price into 6,359,480 ordinary shares of the Company, which are 50% of all rights granted to the former shareholders of MeaTech as described in Note 1B above.

E.
In October 2020, the Company announced that it had made an initial investment in Peace of Meat BV (POM), a leading developer of cultured fat products, in the amount of EUR 1 million (approximately USD 1.2 million) in return for approximately 5.65% of the outstanding equity of POM, post-allocation, as part of its planned full acquisition of POM, subject to the completion of a final agreement. On December 8, 2020, the Company announced that it had entered into an agreement with all of the shareholders of POM, to acquire all of the outstanding share capital of POM not yet owned by the Company for total consideration of up to €15 million. The total consideration payable by the Company in the acquisition consists of €7.5 million, comprised of €3,923,745 in cash and 4,001,700 of our ordinary shares, equivalent to €3,576,255, payable on the closing date, and up to an additional €7.5 million payable in a combination of €3,923,745 in cash and 4,001,700 of the Company’s ordinary shares equivalent to €3,576,255, upon the achievement of four defined milestones related to Peace of Meat’s biomass and bioreactor size, density, capacity and production. The closing of the agreement is subject to customary closing conditions.

F.
In December 2020, the Company issued to certain investors 6,791,600 ordinary shares, warrants exercisable into 3,395,800 ordinary shares at an exercise price of NIS 5.00 per share and warrants exercisable into 3,395,800 ordinary shares at an exercise price of NIS 6.00 per share, for aggregate gross proceeds of $7.3 million.

G.
In March 2020, the World Health Organization declared the coronavirus (COVID-19) outbreak a global pandemic. To date, the impact of the pandemic on the Company’s operations has been mainly limited to a temporary facility closure in the context of a government-mandated general lockdown, which temporary delayed certain development activities. Based on the information in its possession, the Company estimates that as of the date of approval of the financial statements, the Covid-19 pandemic is not expected to affect the Company's operations. However, the Company is unable to assess with certainty the extent of future impact, in part due to the uncertainty regarding the duration of the Covid-19 pandemic, its force and its effects on the markets in which the Company operates and additional measures that the government may adopt.

Meat-Tech 3D Ltd.

Condensed Consolidated Interim Statements of Financial Position (Unaudited)

		As at June 30,		December 31,
		2020	2019	2019
		USD thousands	USD thousands	USD thousands
	Note
Assets

Current assets:
Cash and cash equivalents		5,201	5	1,274
Loan to others		-	-	87
Receivables for the issue of capital		-	-	222
Other investment	4c	134	-	-
Receivables		73	-	38
		5,408	5	1,621
Non-current assets:
Fixed assets, net		277	3	127
Right of use asset		143	-	197
Restricted deposit		72	-	42
Other investment	4c	1,164	-	-
		1,656	3	366

Total assets		7,064	8	1,987

Liabilities and equity

Current liabilities:
Current maturities of lease liabilities		109	-	109
Other payables		398	49	226
Trade payables		61	-	69
Derivative instrument	4a1	3	-	-
		571	49	404
Non-current liabilities:

Long-term lease liabilities		37	-	92
		37	-	92
Shareholders' Equity
Share capital and premium		18,497	-	1,880
Capital reserves		1,348	13	36
Accumulated deficit		(13,389)	(54)	(425)
Total Shareholders’ capital equity (deficit)		6,456	(41)	1,491

Total liabilities and Shareholders’ equity		7,064	8	1,987

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Meat-Tech 3D Ltd.

Condensed Consolidated Interim Statements of Comprehensive Income (Unaudited)

		Six		Year
		months ended		ended
		June 30,		December 31,
		2020	2019	2019
		USD thousands, except share data	USD thousands, except share data	USD thousands, except share data
	Note

Expenses

Research and development Expenses		850	14	166
General and Administrative Expenses		2,006	38	256
Public Listing Expenses	1A	10,164	-	-
Total expenses		13,020	52	422

Operating loss		13,020	52	422

Financing expenses (income), net		(56)	-	1

Loss for the Period		12,964	52	423

Other comprehensive loss (income) Items that will not be transferred to profit or loss:
Net change in fair value of financial assets		334	-	-
Foreign currency translation adjustments		(51)	1	(22)

Total other comprehensive loss for the period		13,247	53	401

Loss per ordinary share (in USD) without par value:

Basic and diluted loss per share (in USD)		0.262	0.003	0.022

Weighted average number of shares outstanding – basic and diluted		49,476,813	14,919,810	19,484,478

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Meat-Tech 3D Ltd.

Condensed Consolidated Interim Statements of Changes in Equity (Unaudited)

	Six months ended June 30, 2020
	Share capital and premium	Fair value of financial assets reserve	Transactions with related parties reserve	Currency translation differences reserve	Share-based payments reserve	Accumulated Deficit	Total
	USD thousands

Balance as at January 1, 2020	1,880	-	14	22	-	(425)	1,491

Reverse acquisition - see Note 1.	11,439	-	-	-	-	-	11,439
Issuance of shares and warrants, net	3,059	-	-	-	-	-	3,059
Share-based payments	-	-	-	-	1,595	-	1,595
Exercise of options	2,119	-	-	-	-	-	2,119
Other comprehensive income (loss)	-	(334)	-	51	-	-	(283)
Loss for the Period	-	-	-	-	-	(12,964)	(12,964)
Balance as at June 30, 2020	18,497	(334)	14	73	1,595	(13,389)	6,456

	Six months ended June 30, 2019
	Share capital and premium on shares	Transactions with related parties reserve	Currency translation differences reserve	Accumulated Deficit	Total
	USD thousands
Balance as at January 1, 2019	-	-	-	(2)	(2)
Transaction with a related party	-	14	-	-	14
Other comprehensive loss	-		(1)	-	(1)
Loss for the Period	-	-	-	(52)	(52)
Balance as at June 30, 2019	-	14	(1)	(54)	(41)

	Year ended December 31, 2019
	Share capital and premium on shares	Transactions with related parties reserve	Currency translation differences reserve	Accumulated deficit	Total
	USD thousands

Balance as at January 1, 2019	-	-	-	(2)	(2)

Issuance of shares and warrants	1,880	-	-	-	1,880
Other comprehensive income	-	-	22	-	22
Transaction with a related party		14	-	-	14
Loss for the year	-	-	-	(423)	(423)
Balance as at December 31, 2019	1,880	14	22	(425)	1,491

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Meat-Tech 3D Ltd.

Condensed Consolidated Interim Statements of Cash Flows (Unaudited)

	Six		Year
	months ended		Ended
	June 30,		December 31,
	2020	2019	2019
	USD thousands	USD thousands	USD thousands
Cash flows - operating activities
Net Loss for the period	(12,964)	(52)	(423)

Adjustments:
Depreciation and amortization	73	1	21
Transaction with a related party	-	14	14
Revaluation of liability with respect to a derivative	(73)	-	-
Expenses for share-based payments	1,592	-	-
Expenses for public listing	10,164	-	-
Changes in asset and liability items:
Decrease (increase) in other receivables	(34)	1	(36)
Increase (decrease) in trade payables	(7)	-	66
Increase (decrease) in other payables	(232)	10	185
Net cash used in operating activities	(1,481)	(26)	(173)

Cash flows - investment activities
Acquisition of fixed assets	(168)	(1)	(126)
Increase of restricted deposit	(30)	-	(41)
Loan provided	-	-	(86)

Net cash used in investing activities	(198)	(1)	(253)

Cash flows - financing activities
Proceeds from issuance of shares and warrants	3,300	-	1,670
Issuance costs	(242)	-	(8)
Proceeds on account of capital issuance	115	-	-
Repayment of liability for lease	(55)	-	(14)
Decrease in other investment	12	-	-
Proceeds with regard to derivative	74	-	-
Proceeds from exercise of share options	2,118	-	-
Proceeds on account of capital issuance	223	-	-

Net cash from financing activities	5,545	-	1,648

Increase in cash and cash equivalents	3,866	(27)	1,222
Effect of exchange differences on cash and cash equivalents	61	1	21
Cash and cash equivalents at the beginning of the period:	1,274	31	31

Cash balance and cash equivalents at end of period	5,201	5	1,274

Non-cash activities

Purchase of fixed assets	-	-	1
Issue of shares and options against receivables	-	-	222

The accompanying notes are an integral part of these condensed consolidated interim financial statements.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

Note 1 - General

A.	Reporting entity

Meat-Tech 3D Ltd. (formerly Ophectra Real Estate and Investments Ltd.) (the “Company”) was incorporated in Israel on July 22, 1992 as a private company limited by shares in accordance with the Companies Ordinance, 1983. On August 29, 1994, the Company became a public company whose shares are listed for trade on the Tel Aviv Stock Exchange. The Company’s official address is 18 Einstein Street, Nes Ziona, Israel.

The Company is an Israeli company engaged in the food-tech industry. The Company develops methods, advanced unique technologies and machinery for growing, cultivating, producing and printing clean meat, without raising and killing animals, using stem cell printing technology in a 3D printer.

The Company is developing two technologies: a bio-ink printing technology and a high-yield tissue growing technology. To date, Meat-Tech has filed  patent applications in its field.

Execution of Merger with Chicken MeaTech Ltd. (formerly MeaTech Ltd.):

On January 26, 2020, the Company executed a merger with Chicken Meat-Tech Ltd. (then known as MeaTech Ltd., or “MeaTech"), by way of an exchange of shares between the Company and the shareholders of MeaTech (the "Transaction" or "Merger"). Under the merger agreement with MeaTech, the Company allotted to MeaTech shareholders 30,525,506 ordinary shares of the Company, in exchange for the transfer of their entire holdings in MeaTech, so that at the time the Transaction was closed, MeaTech shareholders held approximately 60% of the issued and paid-up share capital of the Company.

Upon closing of the Transaction, the Company allotted share rights (not listed for trading) to MeaTech shareholders, exercisable into 12,718,961 Company shares ("Founders Rights"), subject to compliance with milestones, as set out below. The total share rights reflected, assuming full conversion, an additional 8% holding in the Company. The Founders Rights expire after a period of 60 months from the date of allotment.

Vesting of the Founders Rights allotted to MeaTech shareholders is subject to satisfaction of the milestones as defined below:

1.
Immediately after completing the development of a prototype to create a layer of stem cells using 3D printing technology, 50% of the Founders Rights will vest and convert into an equal number of Company shares (for details of the fulfilment of this milestone subsequent to the balance sheet date, see Note 7 below);

2.
Immediately after a taste test of clean meat tissue weighing at least 100 grams printed using the 3D printer to be developed by the Company, the remaining 50% of the Founders Rights will vest and convert into an equal number of Company shares.

Notwithstanding the foregoing, in the event that securities of the Company or MeaTech are listed for trading on a foreign stock exchange in the United States, United Kingdom, Australia, the Netherlands, Germany or China, all Founder Rights will vest immediately and convert into an equal number of the Company's shares.

Following the Merger, MeaTech became a wholly owned subsidiary of the Company. In September 2020, its name was changed to Chicken Meat-Tech Ltd.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

Note 1 – General (cont.)

A.	Reporting entity (cont.):

Appointment of directors and termination of office of serving directors

At the date of completion of the Merger, three Ophectra directors resigned from the Company’s board of directors, and three directors, including MeaTech’s Chief Executive Officer and Chief Technology Officer, Mr. Sharon Fima, were either appointed to the Company’s board or were requested to remain because of their business experience or financial expertise and to maintain sound corporate governance. In addition, Mr. Fima was appointed as CEO & CTO of the Company. Shortly after the Merger, following additional changes to director composition, the Company’s board of directors was composed of four directors appointed by the post-merger Company or requested to remain, and two external directors with financial expertise not involved in the business of either Ophectra or the Company.

Settlement pursuant to section 350 of the Companies Law and section 322 of the Insolvency and Rehabilitation Law:

Under the merger agreement, the Company made a court-approved arrangement, pursuant to Section 350 of the Companies Law and Section 322 of the Insolvency and Rehabilitation Law, to hand over the Company's existing operations to a trustee to settle the Company's debts and liabilities, with the exception of the Company's investment in shares of Therapin Ltd. (“Therapin”), so that after the completion of the merger, the Company’s sole operations were those of MeaTech and its holdings in Therapin.

The proposed settlement under the arrangement included the following key components:

1.
Repayment in full of the Company’s debts and liabilities, by transferring the asset balance of the Company’s previous operations to a trustee that will act to sell them, with recourse to the value of the Therapin asset, if so needed.

2.	With the approval of the settlement, all of the Company's assets were transferred to a settlement fund, other than the Company's shareholding in Therapin.

3.
The Company undertook to provide a total amount of up to approximately USD 376 thousand (NIS 1,300 thousand) for the settlement fund, which will serve as an additional source for repayment of the settlement fund's liabilities to the Company's creditors. As at the balance sheet date of these financial statements, a total amount of approximately USD 285 thousand (NIS 1,000 thousand) had been transferred. Subsequent to the reporting period, another approximately USD 82,000 (NIS 300,000) was transferred.

4.
The settlement fund assets (including the value of the aforementioned Therapin asset) will serve as the only source for repayment of liabilities to the Company's creditors, whose cause of action preceded the date of approval of the settlement.

These consolidated financial statements are made up of the financial statements of the Company and Meat-Tech. Although legally the Company is the acquirer of all of the outstanding shares of MeaTech, as described above, the shareholders of MeaTech received the majority of the voting rights in the Company and the ability to determine its financial and operational policy;  the management of MeaTech continues to serve as the management of the Company; and at the time of completion of the Merger, Meat-Tech 3D (then Ophectra) was a shell company without significant business operations, the Transaction did not constitute a business acquisition as defined in IFRS 3, it was determined that MeaTech is the acquirer of the business for accounting purposes. Therefore, the Transaction was treated as a reverse acquisition that does not constitute a business combination. Accordingly, the financial statements of the Company reflect the financial statements of MeaTech until the Transaction and the Group thereafter, and hence the comparative information presented in these reports is that of MeaTech, other than the comparative information concerning earnings per share, which is presented according to the equity information of the Company as the acquiring company for legal purposes.

Based on the reverse acquisition method, the assets and liabilities of MeaTech (the accounting acquirer in the merger) were recognized in the financial statements at their book value at the date of closing of the merger. The acquisition consideration, in the amount of USD 11,439 thousand, was set based on the closing price of the Company's shares on the Tel Aviv Stock Exchange on the date of closing of the merger, while  any surplus proceeds of the acquisition over the fair value of the Company’s net assets (excluding its net assets that were transferred to a settlement fund as stated above) were recognized in profit or loss as public listing expenses in the amount of USD 10,164 thousand, that did not affect cashflow.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 1 – General (cont.)

B.	Definitions

In these financial statements –
(1)	The Company or Legal Acquirer - Meat-Tech 3D Ltd.
(2)	The Group - the Company and its Subsidiary
(3)	The Subsidiary or Accounting Acquirer – MeaTech
(4)	Related party - as defined in IAS 24 (Revised).
(6)	USD - United States Dollar

NOTE 2 - Basis of preparation of the Financial Statements

A.	Statement of compliance with IFRS

These condensed consolidated interim financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, and do not include all of the information required for full annual financial statements.

The condensed consolidated interim financial statements were approved by the Company’s Board of Directors on October 21, 2020.

The accounting policy applied in the preparation of these Consolidated Interim Financial Statements are consistent with those applied in the preparation of the audited financial statements, other than as set out in Note 3 below.

B.        Use of estimates and judgments

The preparation of these financial statements in conformity with IFRS requires management to exercise judgment when making assessments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The judgments made by management in applying the Group’s accounting policies and the principal assumptions used in the estimation of uncertainty were the same as those that applied to the audited financial statements.

C.        Functional currency and presentation currency

The New Israeli Shekel ("NIS") is the currency that represents the primary economic environment in which the Group operates, and is thus its functional currency. However, for financial reporting purposes, these consolidated interim financial statements, which are prepared on the basis of the functional currency, were translated into a different presentation currency, the U.S. dollar. The Company previously used NIS as the presentation currency now presents financial results in U.S. dollars in preparation for raising capital and listing the Company’s shares for trading on a U.S. stock exchange, in order to make these results more accessible to U.S. investors.

Assets and liabilities were translated at the exchange rate of the end of the period; expenses and income were translated at the exchange rate at the time they were generated. Exchange rate differentials generated due to such translation are attributed to the capital reserve.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 3 - Significant Accounting Policies

Initial application of new standards, amendments to standards and interpretations:

Amendment to IFRS 3, Business Combinations -

This amendment clarifies when a transaction to acquire an operation is the acquisition of a "business" and when it is the acquisition of a group of assets that according to the standard is not considered the acquisition of a "business". For the purpose of this examination, the amendment added an optional concentration test so that if substantially all of the fair value of the acquired assets is attributable to a group of similar identifiable assets or to a single identifiable asset, this will not be the acquisition of a business. In addition, the minimum requirements for definition as a business have been clarified, and examples illustrating the aforesaid examination were added, such as, for example, the requirement that the acquired processes be substantive so that in order for it to be a business, the operation shall include at least one input element and one substantive process, which together significantly contribute to the ability to create outputs. Furthermore, the amendment narrows the reference to the outputs element required in order to meet the definition of a business and added examples illustrating the aforesaid examination.

The amendment is effective for transactions to acquire an asset or business for which the acquisition date on or after January 1, 2020.

New Standards not yet adopted

Amendment to IAS 1, Presentation of Financial Statements Classification of liabilities as current or non-current -

This amendment replaces certain requirements for classifying liabilities as current or non-current. For example, according to the amendment, a liability will be classified as non-current when the entity has the right to defer settlement for at least 12 months after the reporting period, and it "has substance" and is in existence at the end of the reporting period, replacing the requirement that there be an "unconditional" right.  According to the amendment, a right is in existence at the reporting date only if the entity complies with conditions for deferring settlement at that date. Furthermore, the amendment clarifies that the conversion option of a liability will affect its classification as current or non-current, other than when the conversion option is recognized as equity.

The amendment is effective for reporting periods beginning on or after January 1, 2022 with earlier application being permitted. The amendment is applicable retrospectively, including an amendment to comparative data.

The Group has not yet commenced examining the effects of applying the amendment on the financial statements.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 3 – Significant Accounting Policies (Cont.)

Reverse Acquisition

Below are the principles that were applied in the accounting treatment of the acquisition of the Company by the Subsidiary, as a reverse acquisition:

A.	The assets and liabilities of the Accounting Acquirer and acquiree were recognized in the consolidated financial statements at their carrying value shortly prior to the Transaction.

B.
Retained earnings and other capital items of the consolidated entity following the Merger Transaction are those of the Accounting Acquirer, which is the legal subsidiary (shortly before the business combination). The legal capital structure, i.e., the type and number of shares, remains that of the Company (the legal parent company).

C.
The accounting acquiree was a shell company at the date of the Transaction. As a result of the Transaction, no originating or goodwill differences were generated and the difference between the consideration and the fair value of the net assets of the accounting acquirer was recorded as non-recurring public listing expenses.

D.
Earnings or loss per share up to the closing date of the Transaction were calculated by dividing the loss or earnings of the Accounting Acquirer into periods corresponding to the weighted average of the Company's ordinary shares that were outstanding during the corresponding periods, multiplied by the exchange ratio in the shares allotment agreement. From the Transaction date onwards, the weighted average of the ordinary shares taken into account in calculating the earnings or loss per share is that of the Company.

E.
Comparative information presented in the consolidated financial statements for the periods prior to the Transaction date is that of the accounting acquirer, other than share capital and earnings per share calculation.

NOTE 4 – Material Events in the reporting period

A.	Capital Raising

1.	On May 7, 2020, the Company announced the closing of a fundraising round as set out below:

Steve H. Lavin, through El Capital Investments, LLC (a company controlled by Mr. Lavin) invested together with MD Premium Issuances Ltd. ("MD Premium") (hereinafter together - "the Investors"), a total amount of USD 1 million in the Company at an ordinary share price of NIS 2.49 (hereinafter - "the Investment" and "the Share Price", respectively), where of the total investment, El Capital Investments, LLC invested an amount of USD 750 thousand, and MD Premium invested an amount of USD 250 thousand. In return, they received an aggregate amount of 1,391,794 ordinary shares and warrants to purchase 8,040,382 ordinary shares of the Company, at an exercise price of NIS 3.36 per warrant, for a period of 4 years, with an acceleration mechanism (obligation to exercise, or, if not exercised, expiration of the warrants) in the event that the Company’s securities are listed on a leading foreign stock exchange (such as Nasdaq or London Stock Exchange).

In addition, a ratchet investors protection mechanism was established, whereby at the end of three years from date of investment, if the sale value of the total allotments to the Investors (assuming that the Investors have not sold Company securities at a price lower than the share price by the end of the these three years), is less than the total amount of the investment (assuming that the Investors decide to sell the foregoing rights at the end of the period), the Company will allot them additional shares. This mechanism will be nullified immediately upon the Company listing on a leading foreign stock exchange or alternatively, if the Company's shares are traded at a price 70% higher than the share price at investment date (i.e. NIS 4.23) for a period of 30 consecutive trading days with an average turnover of no less than USD 57 thousand (NIS 200 thousand) per day.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 4 – Material events in the reporting period (cont.)

A.	Capital Raising (cont.)

1.    (cont.)

When the liability in respect of this protection mechanism was recognized, the fair value of the mechanism was estimated at USD 75 thousand (NIS 262 thousand). At June 30, 2020, the fair value of the protection mechanism was estimated at approximately USD 3 thousand (NIS 10 thousand). The difference was recognized in profit or loss.

Subsequent to the balance sheet date, on July 20, 2020, the Company announced that, in light of the Company's compliance with the share price trading conditions over the last 30 days of trading, the dilution protection mechanism under the investment agreement is null and void.

2.
On May 7, 2020, the Company's board of directors approved a capital raising of approximately USD 2.4 million (NIS 8.35 million), by way of private placement to a number of offerees, all of which are accredited investors or institutional investors, under which the Company allotted the offerees a total of 4,398,570 ordinary shares of the Company without par value, as well as a 4,398,570 options (unregistered) exercisable for a total of 4,398,570 ordinary shares of the Company without par value, at additional exercise price of NIS 3.03, at a price of NIS 1.90 per unit that consists of one ordinary share and one option (unregistered).

In addition, a ratchet investors protection mechanism was set, whereby the Company undertook to the investors that in the event that within 24 months from completion of the capital raising, the Company will embark on another capital raising round in which it will allot shares at prices lower than NIS 1.90 per share, the Investors will be eligible for full protection. The protection will be granted according to the number of shares that the Investor will hold in practice on allotment date at the adjusted price, and the Company will allot additional shares pro rata to each investor. This mechanism will be null and void at the earliest of the Company’s listing on the Nasdaq or at the end of 24 months. According to the agreement, the mechanism will operate only in the event that shares are issued at a price lower than NIS 1.90 per share, while an issue of convertible debt and/or options and/or other rights (other than ordinary shares) will not activate the protection mechanism. Therefore, in accordance with the conditions under which the mechanism is null and void, and the possibility that the Company has the option of raising capital and/or debt without activating the mechanism, the fair value of this mechanism is not material.

3.
In August 2020, the Company announced the closing of an investment round in which a number of investors, including institutional investors and Israeli and foreign private investment bodies, led by Rami Levy, entered into an agreement for an investment of a gross total of approximately USD 5.8 million (NIS 20 million). Part of the investment, a total of approximately USD 4.6 million (NIS 16 million), was invested immediately against the allotment of 5,292,160 ordinary shares with no par value of the Company, and unlisted warrants exercisable into 7,409,021 ordinary shares of the Company at an exercise price of NIS 3.95 per share. Some investors were also issued unlisted rights that are required to be exercised or forfeited in the event that the Company lists its securities on a leading foreign stock exchange, into 1,374,998 ordinary shares of the Company with no par value at a price of NIS 3.00 each (in total USD 1.2 million, or NIS 4 million), as well as unlisted rights to receive 1,925,000 unlisted warrants that can be exercised in return for NIS 3.95 per share.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 4 – Material events in the reporting period (cont.)

A.	Capital Raising (cont.)

3.  (cont.)

As part of the investment, the Company granted the investors a ratchet dilution protection mechanism, under which if during a period of 24 months or until the date of listing of the Company on the Nasdaq, whichever is earlier, the Company will raise capital at a share price less than NIS 3.00 per share, the Company will allot the investors additional shares of the Company, as if the original investment had been made at the adjusted price, provided that the protection is granted only with respect to the shares that each offeree will hold when the protection is exercised.

The Company also engaged in a consulting agreement with Adom Group (“Adom”), under which Adom serves as a consultant for the development of the Company's operations in clean meat production industry, and will assist it in penetrating the markets in which Adom operates in Europe and South America. In return for its services, the Company granted Adom options, in place of a cash payment, equivalent to 2.08 million options at an exercise price of NIS 3.95 per share, for a period of three years, and with a vesting period of six quarters.

Under the agreement with the Adom Group, the Company granted the Group first refusal rights for establishing a production plant using the technology that the Company will develop in the future, in one of the target countries including Israel, Poland, Argentina and Brazil, according to which if Adom finds a leading local producer in the meat industry in a target country, that will invest in the Company a minimum of USD 1 million and will engage with the company to establish a production plant, the Company will grant Adom first refusal rights for production in such country together with the said franchisee. It is hereby clarified that Adom’s foregoing right is conditional upon Adom investing a cumulative amount of NIS 10 million in the Company, directly or through investors on its behalf (of which NIS 8 million has already been invested under the aforementioned investment agreement). Notwithstanding the foregoing, the Company reserves the right to notify Adom, at any time, of cancellation of the foregoing first refusal right, in exchange for a payment to Adom of approximately USD 0.7 million (NIS 2.5 million).

The Adom Group started providing consulting services in July 2020.

Subsequent to the balance sheet date, on July 9, 2020, the Tel Aviv Stock Exchange Ltd. approved the Rami Levy transaction described above, and on July 14, 2020, a general meeting approved the private placement to a group of investors. On August 4, 2020, the Company announced the completion of the private placement of its securities. Under this private placement, the Company allotted 5,292,160 ordinary shares; warrants exercisable into 7,409,021 shares; 1,374,998 share rights; and 1,925,000 rights to options.

B.	Share capital and share premium

During the period, the Group recognized the following amounts in share capital and premium:

Six months ended
June 30, 2020
(Unaudited)
USD thousands
Reverse Acquisition	11,439
Capital raising *	3,059
Exercise of options into shares during the period	2,119
16,617

*  The issue expenses amounted to USD 241 thousand presented as deducted from the equity.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 4 – Material events in the reporting period (cont.)

B.   Share capital and share premium (cont.)

Share capital

Six months ended June 30, 2020

In shares without par value

Issued and authorized share capital as at January 1, 2020	19,870,337
Ordinary shares from the Merger Transaction	30,525,506
Issued during the period	5,790,364
Exercise of options during the period	3,713,069
Issued and paid-up share capital as at June 30, 2020	59,899,276

C.	Separation Agreement from Therapin

On May 26, 2020, following the approval of the Company's board of directors, the Company engaged in a separation agreement with Therapin, in which the Company held 14.74% of the issued and paid-up share capital. Pursuant to the separation agreement, immediately upon the signing of the agreement, the investment agreement under which the Company invested in Therapin, in return for allotment of shares and options of Therapin, an amount of USD 2.1 million (NIS 7.25 million) (the “Payment Amount”) was canceled, and replaced with a debt arrangement as follows:

1.
At the time of signing, Therapin committed to pay the Company an amount of USD 11,000 (NIS 40,000) per month, thereafter as of August 1, 2020 over a period of 119 months (the “Payment Period”), for an aggregate total amount of USD 1.4 million (NIS 4.8 million). During the two years from the date of the separation agreement, 50% of the payments from Therapin will be transferred to a restricted deposit and form an additional source for repayment of the settlement fund, if there are any additional creditors. The Company does not know of any additional creditors. After two years, the contents of the restricted deposit will be released to the Company, subject to court approval.

2.
The rest of the Payment Amount will be paid to the Company if during the Payment Period, Therapin or a subsidiary of Therapin complete an exit event, including listing on a stock exchange following a merger or IPO, and the Company will be given the option to receive shares in such merged company/issue, or payment of the balance in cash (to the extent that payment is cash-based).

3.
During the Payment Period, if Therapin has not completed one of the transactions as set out in Section 2, then in the event that Therapin generates a distributable surplus, Therapin will pay the Company an amount equivalent to 14.74% of the surplus balance as repayment on account of the outstanding balance (but in any case no more than the outstanding balance).

4.
In the event that, during or subsequent to the end of the Payment Period, Therapin distributes a dividend to its shareholders, and on that date there is a remaining outstanding balance, Therapin will pay the Company an amount equivalent to 14.74% of the dividend distributed to shareholders as repayment on account of the outstanding balance (but in any case no more than the outstanding balance).

5.	As a result of the separation agreement, the Company is no longer a shareholder in Therapin, but rather a debtholder.

The engagement in the separation agreement was decided in light of the Company’s change in direction to focus on the development of a clean meat product using three-dimensional printing technology.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 4 – Material events in the reporting period (cont.)

C.   Separation Agreement from Therapin (cont.)

In the valuation determined by the Company’s board of directors in consultation with an external consultant, at the date of the separation agreement the fair value of the investment in Therapin was estimated at approximately USD 1.3 million (NIS 4.5 million). The fair value was assessed by capitalization of future cash flows (proceeds) at interest rates that reflect the level of risk (based on the average term of the debt) of these proceeds and were classified as Level 3 in the fair value hierarchy.

The revaluation was accounted for in other comprehensive income in the amount of USD 334 thousand (NIS 1,200 thousand). As of the separation date, when the investment in Therapin became debt rather than equity, fair value changes will be made through profit or loss.

The fair value was measured using discounting rates that reflect the risks in the projected repayments. The estimated capitalization interest was based on Therapin's financial statements, cash balances and liabilities, repayment dates, and analysis of the market in which Therapin operates. The expected additional payment event is 5 years, interest rate for capitalization of the debt is 6%-18.4%, depending on the average term of the debt.

Developments in the Therapin investment:	As at June 30, 2020
USD thousands
As at January 1, 2020	-
Investment in shares	1,642
Revaluation of investment	(334)
Balance as at May 26, 2020	1,308
Decrease in investment (proceeds)	(10)
As at June 30, 2020	1,298

D.	Effects of Covid-19 Coronavirus Pandemic

In March 2020, the World Health Organization declared the coronavirus (COVID-19) outbreak a global pandemic. To date, the impact of the pandemic on the Company’s operations has been mainly limited to a temporary facility closure in the context of a government-mandated general lockdown, which temporary delayed certain development activities. Based on the information in its possession, the Company estimates that as of the date of approval of the financial statements, the Covid-19 pandemic is not expected to affect the Company's operations. However, the Company is unable to assess with certainty the extent of future impact, in part due to the uncertainty regarding the duration of the Covid-19 pandemic, its force and its effects on the markets in which the Company operates and additional measures that the government may adopt.

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 5 – Share-based payments:

Presented hereunder are details of new grants made during the period. All granted options and restricted stock units (RSU) that were granted are non-tradable and are disposed by way of listing of shares for trading:

Date of grant and entitled employees	Instrument terms	No. of instruments (thousands)	Vesting Conditions	Contractual life of options (years)
RSUs awarded to consultants and the chairman of the Company's board on May 7, 2020	The RSUs are exercisable for a payment of NIS 0.3 per share	1,503	36 monthly tranches	3 years

RSUs awarded to an employee on May 7, 2020	The RSUs are exercisable without exercise price	100	1/3 after one year and the balance in 8 quarterly tranches	4 years

Options awarded to consultants of the Company on May 7, 2020	Each option can be exercised for an ordinary share without par value of the Company	3,987	6 quarterly tranches	4 years

Options awarded to consultants of the Company on May 7, 2020	Each option can be exercised for an ordinary share without par value of the Company	80	Immediate	4 years

Options awarded to the CEO on May 7, 2020	Each option can be exercised for an ordinary share without par value of the Company	500	1/3 after one year and the balance in 8 quarterly tranches	4 years

Options awarded to employees of the Company on May 7, 2020	Each option can be exercised for an ordinary share without par value of the Company	1,550	1/3 after one year and the balance in 8 quarterly tranches	4 years

Total ordinary shares into which the above options and RSUs may be converted		7,720

The fair value at the date the options and RSUs were awarded was estimated using a binomial option pricing model.

The parameters used to measure the grant date fair value of share-based payment plans are as follows:

Options for shares plan
Grant date fair value	NIS 22,330 thousand

The parameters used to calculate fair value:
Share price (NIS at grant date)	2.617
Exercise price (NIS unlinked)	0.3-3.49
Expected volatility (weighted average)	95%
Expected useful life (weighted average)	3 or 4 years
Risk-free interest rate	0.1%-0.3%
Expected rate of dividends	0%

Meat-Tech 3D Ltd.

Notes to the Interim Condensed Consolidated Financial Statements

NOTE 5 – Share-based payments (cont.):

The expected volatility (standard deviation) was determined on the basis of share price volatility in similar companies. It is not possible to rely solely on the standard deviation of the Company’s shares, since the date of the merger is January 2020. The simplified method was used for estimating the expected useful life of the employee stock options. The estimated useful life of the options for consultants and officers is the full contractual life of the option. The risk-free interest rate was based on Israeli government bonds, with time to maturity equivalent to the expected useful life of the options.

The total expenditure over the six-months ended June 30, 2020, amounted to approximately USD 1.6 million (NIS 5.6 million).

On May 7, 2020, the Company's board of directors approved allotment of options (unregistered) to employees, directors and consultants (service providers), and allotment of RSUs to an employee of the Company, in accordance with the Company’s options and RSU plan. Thus, as part of the allotment to employees, the Company allotted 1,630,000 options (unregistered) exercisable for 1,630,000 ordinary shares of the Company to 12 employees and 4 service providers at additional exercise price of NIS 1.90 per option and 100,000 RSUs. The exercise period is up to 4 years from the date of allotment of the options (the date on which the options are actually allotted). Options that are not exercised by the expiration date will expire , will be null and void and will not grant their holders any rights.

On March 7, 2020, the Company’s board of directors approved the allotment of 500,000 options to Mr. Sharon Fima, who serves as a director of the Company, CEO and CTO of the Company in accordance with the terms of his office and employment. On May 7, 2020, this allotment was approved by the general meeting.

An allocation was also approved for the chairman of the Company’s board of directors for 1,127,000 RSUs vesting over a period of 3 years. Consultants of the Company were also awarded an aggregate of 376,000 RSUs, for a total of 1,503,000 RSUs.

In addition, the Company's service providers were awarded 3,987,000 options exercisable for ordinary shares with a vesting period of between one and a half to three years.

NOTE 6 – Related Parties

A.          Balances with related parties

	June 30,		December 31,
	2020	2019	2019
	USD thousands	USD thousands	USD thousands
Receivables:
Related companies	-	-	87

Payables:
Related companies	4	18	21
Directors and interested parties	41	-	31

1.	Independent Auditors’ Report

The Board of Directors

Peace of Meat BV:

We have audited the accompanying financial statements of Peace of Meat BV, which comprise the statement of financial position as of February 29, 2020, and the related statements of income, changes in  equity, and cash flows for the period from inception (September 1, 2019) to February 29, 2020, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Peace of Meat BV as of February 29, 2020, and its financial performance and its cash flows for the period from inception (September 1, 2019) to February 29, 2020 in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.

Somekh Chaikin
Certified Public Accountants (Isr.)
Member firm of KPMG International
Jerusalem, Israel

December 31, 2020

2.	Statement of Financial Position

	Notes	Balance as at February 29, 2020
		Euro
Assets
Cash and cash equivalents	6.9	448,611
Other receivables	6.8	30,092
Prepaid expenses		7,500
Total current assets		486,203
Total assets Tota assets		486,203

Liabilities
Current liabilities
Convertible debentures	6.12	865,096
Trade payables		4,444
Other payables		28,310
Total current liabilities		897,850
Total liabilities		897,850

Equity
Share capital	6.10	5,000
Reserves	6.13	99,623
Retained earnings		(516,270)
Equity attributable to the owners of the Company		(411,647)
Total equity		(411,647)
Total equity and liabilities		486,203

The accompanying notes are an integral part of these financial statements.

3.	Statement of Income

	Notes	For the period from September 1, 2019 ended February 29, 2020
		Euro
Research and development expenses	6.4	(137,583)
Selling, general and administrative expenses	6.5	(163,246)
Operating loss		(300,829)

Financing expenses	6.6	(215,441)
Financing expenses, net		(215,441)
Loss for the year		(516,270)

The accompanying notes are an integral part of these financial statements.

4.	Statement of Changes in Equity

	Notes	Attributable to the owners of the Company Euro
For the period from September 1, 2019 ended February 29, 2020		Share Capital	Retained Earnings	Other reserves	Total equity
Total Comprehensive income for the period
Loss for the period		-	(516 270)	-	(516,270)
Transactions with owners, recognized directly in equity
Issue of ordinary shares	6.10	5,000	-	-	5,000
Share-based payments	6.13	-	-	99,623	99,623
Balance as at February 29, 2020		5,000	(516,270)	99,623	(411,647)

The accompanying notes are an integral part of these financial statements.

5.	Statement of Cash Flows

	Notes	For the period from September 1, 2019 ended February 29, 2020
		Euro
Cash flows from operating activities

Loss for the year		(516,270)
Non-cash and operational adjustments
Change in fair value of convertible debentures	6.6	215,141
Share-based payment transactions		99,623
Working capital adjustments
Change in other receivables		(30,092)
Change in trade and other payables		32,754
Change in prepaid expenses		(7,500)
Net cash used in operating activities		(206,344)

	Notes	For the period from September 1, 2019 ended February 29, 2020
		Euro

Cash flows from financing activities
Proceeds from issuance of share capital	6.10	5,000
Proceeds from issuance of convertible debentures	6.13	649,955
Net cash from financing activities		654,955
Net increase in cash and cash equivalents		448,611
Cash and cash equivalents as at February 29, 2020		448,611

The accompanying notes are an integral part of these financial statements.

6.	Notes to the Financial Statements

6.1.	General

6.1.1.	Reporting Entity

Peace of Meat BV (the “Company”) is a Belgian resident company incorporated in Belgium. The address of the Company’s registered office is Olieweg 95, 2020 Antwerp, Belgium. The financial statements of the Company are those for the period from inception (September 1, 2019) to February 29, 2020.

The Company is principally engaged in scientific and commercial activities relating to the development, production and commercialization of cultured duck and chicken cells as a food ingredient.

On October 27, 2020, Meat-Tech 3D (“Meat-Tech”) made an initial investment in the Company in the amount of 1 million Euro in return for approximately 5.65% of the outstanding equity of the Company. On December 3, 2020, Meat-Tech and the shareholders of the Company entered into an agreement for the sale and purchase of the Company whereby Meat-Tech would become the owner of all of the Company’s equity upon shareholders approval of the agreement. The acquisition will be paid for by a combination of cash and ordinary shares, up to a maximum of 15 million Euro, part of which will be paid immediately and the rest, if and when the Company achieves certain agreed upon technological milestones over the course of approximately two years. The amount paid immediately amounted to a total of 7.5 million Euro (consisting of 3.9 million Euro in cash and 3.6 million Euro in shares of Meat-Tech). The number of Meat-Tech shares to be delivered to the sellers will be calculated based on the average trading price per Meat-Tech share on the Tel Aviv Stock Exchange for  the thirty (30)-day period immediately prior to December 3, 2020. As part of the agreement, Meat-Tech committed to provide the Company with 1 million Euro per quarter with a minimum commitment period through and including the quarter ending December 2022 as financial support to enable the Company to continue as a going concern.

6.1.2.	Material Events in the Reporting Period

During this period, the Company was founded with a share capital of 5,000 Euro and 1,000,000 ordinary shares. In addition, the Company entered into various convertible debentures, the characteristics of which are set forth elsewhere in these financial statements.

6.1.3.	Definitions

In these financial statements –

a)	The Company – Peace of Meat BV, with its registered office at Olieweg 95, 2020 Antwerp, Belgium.

b)	Related party – Within its meaning in IAS 24 (2009), “Related Party Disclosures”.

c)	Financial Statements – Financial Statements for the period from inception (September 1, 2019) ended February 29, 2020.

6.2.	Basis of preparation

6.2.1.	Statement of Compliance

The financial statements have been prepared in accordance with International Financial Reporting Standards (“IFRS”) as issues by the International Accounting Standards Board (“IASB”).

The financial statements were authorized for issue by the Company’s Board of Directors on December 31, 2020.

They have been prepared under the assumption that the Company operates on a going concern basis.

6.2.2.	Functional and Presentation Currency

These Financial Statements are presented in Euro, which is the Company’s functional currency, and have been rounded to the nearest Euro, except when otherwise indicated. The Euro is the currency that represents the principal economic environment in which the Company operates.

6.2.3.	Basis of Measurement

The financial statements have been prepared on a historical cost basis, except for the convertible debentures that have been measured at fair value.

6.2.4.	Use of Estimates

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

The preparation of accounting estimates used in the preparation of the Financial Statements requires that management of the Company makes assumptions regarding circumstances and events that involve considerable uncertainty.  Company management prepares the estimates on the basis of past experience, various facts, external circumstances, and reasonable assumptions according to the pertinent circumstances of each estimate. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

Information about assumptions made by the Company with respect to the future and other reasons for uncertainty with respect to estimates that have a significant risk of resulting in a material adjustment to carrying amounts of assets and liabilities in the next financial year are included in the following notes:

Estimate	Principal assumptions	Possible effects	Reference
Recognition of a deferred tax asset in respect of tax losses	The probability that in the future there will be taxable profits against which carried forward losses can be utilized	Recognition or reversal of deferred tax asset in profit or loss	For information on losses for which a deferred tax asset was not recognized, see Note 6.7 of the Financial Statements.
Measurement of financial liabilities related to convertible debentures	The probability of scenarios of conversion, early repayment and the maturity date of the convertible loan agreements	Measurement of a conversion feature related to convertible debentures under different scenarios	For information on the scenarios, see Note 6.12 of the Financial Statements.
Measurement of the compensation expense related to a call option	The assumptions underlying the option pricing model applied	Measurement of a call option as compensation expense	For information on the valuation of the share-based payment arrangements related to a call option, see Note 6.13 of the Financial Statements.

Determination of fair value

Preparation of the financial statements requires the Company to determine the fair value of certain assets and liabilities. Further information about the assumptions that were used to determine fair value is included in Note 6.14 of the Financial Statements.

When determining the fair value of an asset or liability, the Company uses observable market data as much as possible. There are three levels of fair value measurements in the fair value hierarchy that are based on the data used in the measurement, as follows:

•          Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•          Level 2: inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly

•          Level 3: inputs that are not based on observable market data (unobservable inputs).

6.3.	Summary of Significant Accounting Policies

6.3.1.	Foreign Currency Translation

Foreign currency transactions and balances

Transactions in foreign currencies are translated to the respective functional currencies of the Company at exchange rates at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies at the reporting date are translated to the functional currency at the exchange rate at that date. The foreign currency gain or loss on monetary items is the difference between amortized cost in the functional currency at the beginning of the year, adjusted for effective interest and payments during the year, and the amortized cost in foreign currency translated at the exchange rate at the end of the year.

Non-monetary assets and liabilities denominated in foreign currencies that are measured at fair value are retranslated to the functional currency at the exchange rate at the date that the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rate at the date of the transaction.

Foreign currency differences arising on translation are generally recognized in profit or loss.

6.3.2.	Financial Instruments

6.3.2.1. Financial liabilities

Initial recognition of financial liabilities

The Company initially recognizes debt securities issued on the date that they originated. All other financial liabilities are recognized initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

Subsequent measurement of financial liabilities

Financial liabilities (other than financial liabilities at fair value through profit or loss) are recognized initially at fair value less any directly attributable transaction costs. Subsequent to initial recognition, these financial liabilities are measured at amortized cost using the effective interest method. Financial liabilities are designated at fair value through profit or loss if the Company manages such liabilities and their performance is assessed based on their fair value in accordance with the Company's documented risk management strategy, providing that the designation is intended to prevent an accounting mismatch, or the liability is a combined instrument including an embedded derivative.

Transaction costs directly attributable to an expected issuance of an instrument that will be classified as a financial liability are recognized as an asset in the framework of deferred expenses in the statement of financial position. These transaction costs are deducted from the financial liability upon its initial recognition, or are amortized as financing expenses in the statement of income when the issuance is no longer expected to occur.

6.3.2.2. Share Capital

Ordinary shares

Ordinary shares are classified as equity. Incremental costs directly attributable to the issue of ordinary shares are recognized as a deduction from equity, net of any tax effects.

6.3.3.	Financing Income and Expenses

Financing expenses comprise interest expense on borrowings and changes in fair value of the financial liabilities and the effects recognized in profit or loss.

In the statements of cash flows, the changes in the fair value of the liabilities and the effects of the amortised cost are recorded as part of the adjustments to the operating activities.

6.3.4.	Taxes

Income tax comprises current and deferred tax. Current tax and deferred tax are recognized in profit or loss.

Current taxes

Current tax is the expected tax payable (or receivable) on the taxable income for the year, using tax rates enacted or substantively enacted at the reporting date. Current tax also includes taxes in respect of prior years and any tax arising from dividends.

Offset of current tax assets and liabilities

Current tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, there is intent to settle current tax liabilities and assets on a net basis or the tax assets and liabilities will be realized simultaneously.

Deferred taxes

Deferred tax is recognized in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes.

The measurement of deferred tax reflects the tax consequences that would follow the manner in which the Company expects, at the end of the reporting period, to recover or settle the carrying amount of its assets and liabilities.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. A deferred tax asset is recognized for unused tax losses, tax benefits and deductible temporary differences, to the extent that it is probable that future taxable profits will be available against which they can be utilized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent that it is no longer probable that the related tax benefit will be realized.

Deferred tax assets that were not recognized are reevaluated at each reporting date and recognized if it has become probable that future taxable profits will be available against which they can be utilized.

6.3.5.	Government Grants

Government grants are recognized initially at fair value when there is reasonable assurance that they will be received and the Company will comply with the conditions associated with the grant. Grants that compensate the Company for expenses incurred are presented as a deduction from the corresponding expense.

We refer to Note 6.8 of the Financial Statements for the other receivables. For the period from September 1, 2019 ended February 29, 2020, an amount of 28,372 Euro has been recognized in the statement of income.

6.3.6.	Research and Development

The Company is currently only involved in research activities.

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss when incurred.

6.3.7.	Employee Benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognized for the amount expected to be paid under short-term vacation pay or year-end bonus if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee and the obligation can be estimated reliably.

The employee benefits are classified, for measurement purposes, as short-term benefits.

6.3.8.	Share-Based Payments Arrangements

Share-based compensation expense related to share awards is recognized based on the fair value of the awards granted. The grant date fair value of share-based payment awards granted to the party working under a service contract is recognized as a share-based payments expense, with a corresponding increase in equity, over the period the party working under a service contract is expected to become unconditionally entitled to the awards.

The fair value of the awards granted requires the input of highly subjective assumptions, including the expected term of the option and the expected volatility of the price of the Company’s ordinary shares. The assumptions used to determine the fair value of the awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

6.3.9.	New Standards, Amendments to Standards and Interpretations not yet adopted

Standard / interpretation / amendment	The requirements of the publication	Effective date and transitional provisions	Expected effects
Amendment to IFRS 3, Business Combinations
The Amendment clarifies whether a transaction to acquire an operation is the acquisition of a "business" or an asset. For the purpose of this examination, the Amendment added an optional concentration test so that if substantially all of the fair value of the acquired assets is concentrated in a single identifiable asset or a group of similar identifiable assets, the acquisition will be of an asset. In addition, the minimum requirements for definition as a business have been clarified, such as for example the requirement that the acquired processes be substantive so that in order for it to be a business, the operation shall include at least one input element and one substantive process, which together significantly contribute to the ability to create outputs. Furthermore, the Amendment narrows the reference to the outputs element required in order to meet the definition of a business and added examples illustrating the aforesaid examination.

The Amendment is effective for transactions to acquire an asset or business for which the acquisition date is in annual periods beginning on or after January 1, 2020, with earlier application being permitted.

In the opinion of the Company, application of the Amendment may have a material effect on the accounting treatment of future acquisitions of operations.

6.4.	Research and Development Expenses

For the period from September 1, 2019 ended February 29, 2020
Euro
Management fees and expenses	56,182
Share-based payment	99,623
Other	10,150
Total research and development expenses	165,955
Less participation of the Flemish government in research and development expenses	28,372
Total research and development expenses	137,583

See Note 6.15 of the financial statements regarding management fees, expenses and professional fees and share-based payment paid to related parties.

6.5.	Selling, General and Administrative Expenses

For the period from September 1, 2019 ended February 29, 2020
Euro
Management fees and expenses	85,644
Travel cost	32,164
Professional fees	16,958
Corporate branding fees	12,549
Fairs, conferences and other marketing expenses	3,105
Salaries, wages and related expenses (see also Note 6.11 on employee benefits)	3,211
License fees	2,671
Office space fees	2,539
Other general and administrative expenses	4,405
Total selling, general and administrative expenses	163,246

See Note 6.15 of the financial statements  regarding management fees, expenses and professional fees paid to related parties.

6.6.	Financing Expenses

Financing expenses can be broken down as follows:

For the period from September 1, 2019 ended February 29, 2020
Euro
Financial liabilities at fair value through profit or loss
Net change in fair value of convertible debetures measured at fair value through profit or loss	215,141
Other
Other financing expenses	300
Total financing expenses	215,441

6.7.	Income Tax

Current income tax

The enacted tax rate amounts to 25%. The Company does not have a taxable basis an therefore no amount as current income tax is recorded.

Deferred taxes

Tax losses carried forward do not expire under Belgian tax law. Deferred tax assets on these items have only been recognized when it is probable that taxable profit will be available in the foreseeable future (1-2 years). Based on the projected results of the Company, the Company does not expect to realize any taxable basis. Therefore, no deferred tax assets have been recorded.

Unrecognized deferred tax assets

Deferred tax assets have not been recognized in respect of the following items:

As at February 29, 2020
Euro

Tax asset not recognized	55,484
Total	55,484

6.8.	Other Receivables

The other receivables include the following:

As at February 29, 2020
Euro
Other receivables
Grants receivable	28,372
VAT recoverable	1,720
Total other receivables	30,092

A government grant has been approved by the Flemish Government in favor of different parties, one of which is the Company. Under the government grant, the maximum amount to which the Company will be entitled amounts to 1,172,468 Euro. The government grant covers 60% of the total eligible costs related to an interdisciplinary cooperative research project on cultured meat (“Project”) under the Grant Agreement. The period of the project under the Grant Agreement is 48 months and started January 1, 2020.

The grant depends on a simultaneous increase in the liquidity and solvency of the Company through an increase of the permanent capital by at least 400,000 Euro through a cash contribution in the form of capital and/or in the form of one or more ordinary or subordinated loans, convertible or non-convertible, or in the form of long-term loans with a term at least equal to the duration of the Project.

The further granting after 12 months depends on a simultaneous liquidity and solvency increase of the Company through the increase of the permanent assets by at least 2,500,000 through a cash contribution in the form of capital and/or in the form of one or more ordinary or subordinated loans, convertible or non-convertible, or in the form of long-term loans with a term at least equal to the duration of the Project and/or in the form of additional current account financing, insofar as the latter is converted into a subordinated loan for at least the entire duration of the Project.

The further granting after 24 months depends on the following information to be made available, namely (a) the final annual accounts as at December 31, 2020, (b) a year-to-date of the income statement for the current financial year 2021 and (c) an updated cash flow plan for the remaining months of the Project.

The further granting after 24 months is also subject to a positive assessment of the implementation of the Project after 24 months from the start date of the Project with particular attention to (i) the financial position of the Company, as should be apparent from available data and/or (ii) the financing capacity of the Company.

If the Company does not comply with the grant conditions, it will be required to refund the grant either in whole or in part, subject to the terms of terms of the grant. In the opinion of management of the Company, the Company is in compliance with the conditions for receiving the grant. No amount has been received in the period as of February 29, 2020.

6.9.	Cash and Cash Equivalents

Cash and cash equivalents include the following. There are no restrictions on cash.

As at February 29, 2020
Euro
Cash and cash equivalents
Bank balance	448,661
Total cash and equivalents	448,661

6.10.	Capital and Reserves

The share capital of the Company consists of 1,000,000 ordinary shares with no nominal value for a total amount of 5,000 Euro. All shares have the same rights.   There have been no movements in the number of shares during the period. The share capital reflects the share capital at the date of incorporation of the Compay on September 1, 2019.

There are no treasury shares.

We refer to Note 6.13 on Share-Based Payment Arrangements and Note 6.16 on Subsequent Events.

There are no items classified as “other comprehensive income”.

6.11.	Employment Benefits

Employee benefits include short-term benefits. The composition of employee benefits is as follows:

As at February 29, 2020
Euro
Presented under current liabilities – other payables
Short-term employee benefits	2,830
Total short-term employee benefits	2,830

The short-term employee benefits include liabilities for salary, holiday pay, year-end premium as well as the salary related taxes and social contributions.

6.12.	Convertible debentures

This note provides information regarding the contractual terms of the Company’s interest bearing convertible debentures measured at fair value. Further information on the Company's exposure to credit, liquidity, and market risks is included in Note 6.14 of the Financial Statements.

Identitity of Borrower	Type	Loan date	Original loan amount	Interest Mechanism	Payment date of Principal	Other Material Terms	Face Value	Fair Value
The Company	Convertible Debentures “2019” (1)	Between August 27, 2019 and January 6, 2020	649,955	4% annually based on original loan amount (calculated on a 365 days basis)	Maturity date as at December 31, 2020 with a possibility to extend if lenders whose pro rata portion of the sum of all convertible debentures “2019” aggregates to more than 50% of the committed amount of the sum of all convertible debentures “2019” (“Majority Lenders”), agree Early Repayment possible if Majority Lenders agree
Conversion mechanisms and conditions:

•    Mandatory conversion in case of a Qualified Financing (1 million Euro) based on price per share at that date minus discount as follows:

 (i) in the event of Conversion prior to April 1, 2020: 25%;
(ii) in the event of Conversion on or after April 1, 2020: 25% increased with a percentage equal to 1% multiplied by the number of months that have passed since April 1, 2020 but with a cap of 34%;

•    Mandatory conversion at maturity date based on price per share based on two different situations:

(i) 4 mllion Euro pre money if a grant of 3 mllion Euro has been awarded

(ii) 2 million Euro pre money if a grant of 3 million has not been awarded.

•     Events of Default whereby the lenders shall have the right to declare the loan immediately due and payable are:

(a) Failure to pay: the Company fails to pay when due and the failure is not remedied within seven business days after the Majority Lenders have given notice of this failure;

(b) Material breach of Obligations: the Company materially fails to observe or perform any of its obligations and failure is not remedied within seven business days after the Majority Lenders have given notice of this failure;

(c) Insolvency: in case of forced liquidation, receivership or winding up, the making of an assignment for the benefit of creditors or any voluntary winding up or any similar event.
							649,955	865,096
Total material loans in the Company							649,955	865,096

For the fair value, see also Note 6.14 on Financial Instruments.

No transactions costs have been incurred; therefore, the proceeds from the convertible debentures equal the net proceeds.

(1)          Presented hereunder are additional details on convertible debentures

Euro
Proceeds from issue of convertible debentures	649,955
Change in fair value of convertible debentures	215,141
Balance as at February 29, 2020	865,096

For further information on the conversion of convertible debentures into shares subsequent to the reporting date, see Note 6.16 on Subsequent Events.

6.13.	Share-Based Payment Arrangements

Presented hereunder are details of new grants made during the period. The call option that was granted is non-tradable and is disposed by way of exercise by the beneficiary holder:

Date of grant and enitles parties	Instrument terms	Number of instruments	Vesting Conditions	Contractual life of Call option
Call option awarded to CSO of the Company on January 13, 2020 and approved by the Board of Directors on January 17, 2020	The Call option can be exercised for a maximum of 100 shares of the Company against a total payment of 750,00 Euro (for 100 shares).	100,000
Vesting upon consummation of an equity financing in the Company by a third party investor or purchase of the shares by another corporation/business with proceeds of at least 1 million Euro by December 31,  2021
				The Call Option is exercisable as of the Closing Date until and including December 31, 2021.
Total ordinary shares into which the above Call option may be converted		100,000

The fair value of the options awarded during the period is estimated on the grant date based on the Company’s fair value based on the Option-Pricing Method (“OPM”).

The assumptions underlying the valuation based on the OPM are as follows:

Ordinary shares
Euro
Grant date fair value of 100,000 ordinary shares	807,000

The parameters used to calculate the fair value of the company
Expected volatility	77.12%
Expected term	3 years
Risk free interest rate	0.61%

The expected volatility (standard deviation) was determined based on the average yearly standard deviation in stock prices of comparable companies for a period corresponding to the expected term, beginning on February 21, 2020. The risk-free interest rate is based on on the Germany treasury bonds with a time to maturity of three years plus the country risk spread between German and Belgium.

Based on the OPM, the fair value for the call option is estimated at 806,250 Euro which represents the fair value of 100,000 ordinary shares minus the call option exercice price of 750 Euro.

The expense in respect of the share-based payment arrangement has been recorded under “research and development” expenses. The expense is determined based on the number of days of service between January 17, 2020 to February 29, 2020 compared to the expected life of the call option. The expected life of the call option is estimated to be between January 17, 2020 and December 30, 2020, based on the probability of a Qualified Financing.

For the period from September 1, 2019 ended February 29, 2020
Euro
Share-based payments	99,623
99,623

See Note 6.15 of the Financial Statements on related party transactions regarding share-based payment paid to related parties.

6.14.	Financial Instruments

The Company has exposure to the following risks from its use of financial instruments: credit, liquidity and market risks.

A. Framework for risk management

The Board of Directors has overall responsibility for the establishment and oversight of the Company’s risk management framework.

The Company’s risk management policy was formulated to identify and analyze the risks that the Company faces, to set appropriate limits for the risks and controls, and to monitor the risks and their compliance with the limits. The risk policy and risk management methods are reviewed regularly to reflect changes in market conditions and in the Company’s operations.

The Company acts to develop an effective control environment in which all employees understand their roles and commitment.

B. Credit risk

Credit risk is the risk of financial loss to the Company if a debtor or counterparty to a financial instrument fails to meet its contractual obligations, and arises mainly from the Company’s receivables.

The Company restricts exposure to credit risk by investing only in bank deposits.

C. Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

This does not take into account the potential effect of extreme circumstances that cannot reasonably be predicted.

D. Market risk

Market risk is the risk that changes in market prices, such as foreign currency exchange rates, the CPI, interest rates and the prices of equity instruments, will influence the Company’s results or the value of its holdings in financial instruments. The objective of market risk management is to manage and control market risk exposures within acceptable parameters, while optimizing the return.

E. Fair value

The carrying amounts of financial assets and liabilities, including cash and cash equivalents, other receivables, trade payables and other payables are the same or proximate to their fair value.

The fair values of the other financial liabilities, together with the carrying amounts shown in the statement of financial position, are as follows.

1.	Financial instruments measured at fair value.

February 29, 2020
		Fair value
	Carrying amount	Level 1	Level 2	Level 3	Valuation techniques for determining fair value	Inputs used to determine fair value
	EUR
Non-current liabilities
Convertible debentures	649,955			865,096
Fair value is estimated by discounting the future value of the debenture based on the probability of conversion under different scenarios at a discount rate which is based on the median of the comparative interest rates on unsecured notes with venture capital backed companies from the pharmaceutical, technology and biotech industry. (1)

						Discount rate of 9.38%
	649,955			865,096

(1)	The scenarios as mentioned in the table above are as follows:

Scenario	Management’s estimate of probability as at February 29, 2020
A conversion based on a Qualified Financing expected to take place on June 30, 2020 with a discount of 28%	40%
A conversion based on a Qualified Financing expected to take place on December 30, 2020 with a discount of 34%	40%
Conversion at Maturity Date	20%
TOTAL	100%

2.	Fair value hierarchy of financial instruments measured at fair value

The table below presents an analysis of financial instruments measured at fair value on the temporal basis using valuation methodology in accordance with the fair value hierarchy levels (for a definition of the various hierarchy levels, see Note 6.2 of the Financial Statements).

The fair value hierarchy for the financial instruments measured at fair value is level 3 as determined by Management. The applied interest rates for determining the fair value of the financial liabilities have been based on the median of the comparative interest rates on unsecured notes with venture capital-backed companies from the pharmaceutical, technology and biotech industry.

February 29, 2020
	Level 1 Euro	Level 2 Euro	Level 3 Euro
Financial liabilties measured at fair value through profit or loss
Convertible debentures			865,096
			865,096

6.15.	Related Party Transactions

All directors and executive officers charge their fees to the Company through their respective management companies.

With the exception of the share based payment for the CSO, there are no non-cash benefits in addition to the fees charged. See also Note 6.13 of the Financial Statements.

Certain executive officers are subject to a mutual term of notice between 1 and 3 months. Upon resignation at the Company’s request, they are not entitled to any termination benefits.

Compensation to key management personnel and interested parties (including directors) that are contracted by the Company:

For the period from September 1, 2019 ended February 29, 2020
Euro
Management fees and professional fees – research and development expenses	56,182
Management fees and professional fees – selling, general and administrative expenses	85,644
Share-based payments – research and development expenses	99,623
Total	241,449

Liabilities with related parties can be presented as follows:

As at February 29, 2020
Euro
Presented under other payables
Current account with related parties	480
Total	480

6.16.	Subsequent Events

COVID-19

Following the outbreak of the coronavirus (COVID-19) in China in December 2019, and it spreading to many other countries at the beginning of 2020, there was a decrease in economic activity in many areas around the world, including Belgium. The spread of the virus has led to a disruption in the supply chain, a decrease in global transportation, restrictions on travel and work that were announced by the State of Belgium and other countries around the world and a decrease in the value of financial assets and commodities on the markets in Belgium and the world. As a result of the travel and work restrictions, the Company operated on a limited scale initially in March 2020, however re-assumed fully operational capacity by May 2020 following appropriate safety and sanitary procedures.

Despite the worldwide negative impact on the Belgian and the world’s economy, the spreading of the coronavirus and the decrease of economic activity as described above, had no major impact on the Company’s operations and results. The Company is still involved in the research and development phase.

Since this event is not under the control of the Company, and matters such as the virus continuing to spread or stopping may affect the Company's assessments, the Company is continuing to regularly follow the changes on the markets in Belgium and the world and is examining the potential mid- and long- term effects on its business results.

The full impact of the COVID-19 outbreak continues to evolve as of the date of this report. As such, it is uncertain as to the full magnitude that the pandemic will have on the Company’s financial condition, liquidity, and future results of operations. Management is actively monitoring the global situation on its financial condition, liquidity, operations, suppliers, industry, and workforce. Given the daily evolution of the COVID-19 outbreak and the global responses to curb its spread, the Company is not able to estimate the effects of the COVID-19 outbreak on its results of operations, financial condition, or liquidity for calendar year 2020.

Covertible Notes

On October 27, 2020, in an extraordinary shareholders’ meeting before a notary public, the convertible debentures have been converted into share capital against the issuance of 112,296 new ordinary shares. The amount converted consisted of the face value of the convertible debentures as well as the accrued interests as calculated up to and including September 30, 2020.

Further to the capital increases of October 27, 2020, the option vested (see Note 6.13 of the Financial Statements) and the beneficiary of the option has exercised the option.

1.	Condensed Interim Statement of Financial Position (Unaudited)

	Notes	Balance as at August 31, 2020	Balance as at February 29, 2020
		Euro	Euro
Assets
Cash and cash equivalents		312,309	448,611
Other receivables	5.8	63,761	30,092
Prepaid expenses		11,250	7,500
Total current assets Tota assets		387,320	486,203

Fixed assets, net	5.9	143,922	-
Intangible assets	5.9	4,117	-
Right-of-use assets	5.19	14,333	-
Non-current assets		162,372	-
Total assets		549,692	486,203
Liabilities
Convertible debentures	5.14	1,181,474	865,096
Current maturities of lease liabilities	5.19	2,683	-
Trade payables	5.16	104,292	4,444
Other payables		25,198	28,310
Grants received in advance	5.13	69,203	-
Total current liabilities		1,382,850	897,850

Long-term lease liabilities	5.19	11,957	-
Total non-current liabilities		11,957	-
Total liabilities		1,394,807	897,850

Equity
Share capital	5.11	5,000	5,000
Reserves	5.15	525,916	99,623
Retained earnings		(1,376,031)	(516,270)
Equity attributable to the owners of the Company		(845,115)	(411,647)
Total equity		(845,115)	(411,647)
Total equity and liabilities		(549,692)	(486,203)

The accompanying notes are an integral part of these financial statements.

2.	Condensed Interim Statement of Income (Unaudited)

	Notes	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
		Euro	Euro
Research and development expenses	5.4	(547,620)	(137,583)
Selling, general and administrative expenses	5.5	(174,077)	(163,246)
Operating loss		(721,697)	(300 ,829)

Financing income	5.6	376	-
Financing expense	5.7	(138,440)	(215,441)
Financing expenses, net		(138,064)	(215,441)
Loss for the period		(859,761)	(516,270)

The accompanying notes are an integral part of these financial statements.

3.	Condensed Interim Statement of Changes in Equity (Unaudited)

	Notes	Attributable to the owners of the Company Euro
For the period from September 1, 2019 ended February 29, 2020		Share Capital	Retained Earnings	Other reserves	Total equity
Total Comprehensive income for the period
Loss for the period			(516,270)		(516,270)
Transactions with owners, recognized directly in equity
Issue of ordinary shares		5,000			5,000
Share-based payments	5.15			99,623	99,623
Balance as at February 29, 2020		5,000	(516,270)	99,623	(411,647)

	Notes	Attributable to the owners of the Company Euro
For the six months ended August 31, 2020		Share Capital	Retained Earnings	Other reserves	Total equity
Balance as at 1 March 2020		5,000	(516,270)	99,623	(411,647)
Total Comprehensive income for the period
Loss for the period		-	(859,761)	-	(859,761)
Transactions with owners, recognized directly in equity
Share-based payments	5.15			426,293	426,293
Balance as at August 31, 2020		5,000	(1,376,031)	525,916	(845,115)

The accompanying notes are an integral part of these financial statements.

4.	Condensed Interim Statement of Cash Flows (Unaudited)

	Notes	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
		Euro	Euro

Cash flows from operating activities
Loss for the period		(859,761)	(516,270)
Non-cash and operational adjustments
Depreciation and amortization		5,738	-
Change in fair value of convertible debentures	5.7	138,077	215,141
Share-based payment transactions	5.15	426,293	99,623
Working capital adjustments
Change in other receivables		(33,669)	(30,092)
Change in trade, other payables, deferred income and grants received in advance		81,475	32,754
Change in prepaid expenses		(3,750)	(7,500)
Net cash used in operating activities		(245,597)	(206,344)

	Notes	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
		Euro	Euro

Cash flows from investing activities
Acquisition of fixed assets	5.9	(64,209)	-
Acquisition of intangible assets	5.9	(4,350)	-
Net cash flow used in investing activities		(68,559)	-
Cash flows from financing activities
Proceeds from issuance of share capital		-	5,000
Proceeds from issuance of convertible debentures	5.14	178,301	649,955
Payment of principal of lease liabilities		(447)	-
Net cash from financing activities		177,854	654,955
Net increase (decrease) of cash and cash equivalents		(136,302)	448,611
Cash and cash equivalents as at end of previous period		448,611	-
Cash and cash equivalents as at the end of the period		312,309	448,611

The accompanying notes are an integral part of these financial statements.

5.	Notes to the Condensed Interim Financial Statements (Unaudited)

5.1.	General

5.1.1.	Reporting Entity

Peace of Meat BV (the “Company”) is a Belgian resident company incorporated in Belgium. The address of the Company’s registered office is Olieweg 95, 2020 Antwerp, Belgium. The financial statements of the Company are those for the 6 months ended August 31, 2020.

The Company is principally engaged in scientific and commercial activities relating to the development, production and commercialization of cultured duck and chicken cells as a food ingredient.

On October 27, 2020, Meat-Tech 3D has made an initial investment in the Company in the amount of 1 million Euro in return for approximately 5.65% of the outstanding equity of the Company. On December 3, 2020, Meat-Tech 3D Ltd and the shareholders of the Company entered into an agreement for the sale and purchase of the Company whereby Meat-Tech 3D Ltd will become the owner of all of the Companys equity upon shareholder’s approval of the agreement. The acquisition will be paid for by a combination of cash and ordinary shares, totaling a maximum of 15 million Euro, part of which will be paid immediately and the rest, if and when the Company achieves agreed upon technological milestones over the course of approximately two years. The amount paid immediately amounted to a total of 7,5 million Euro (consisting of 3,9 million Euro in cash and 3,6 million Euro in shares of Meat-Tech 3D Ltd). The number of Meat-Tech 3D Ltd shares to be delivered to the sellers shall be calculated based on the average trading price per Meat-Tech 3D Ltd share in Tel Aviv Stock Exchanges of the thirty (30)-day period immediately prior to the date of the agreement of December 3, 2020. As part of the agreement for the sale and purchase of the Company, Meat-Tech 3D Ltd committed to provide at all times sufficient financial and other support to enable the Company to continue as a going concern and fulfill its obligations. The financial support amounts to 1 million Euro per quarter with a minimum commitment period through and including the quarter ending December 2022.

5.1.2.	Material Events in the Reporting Period

Following the outbreak of the coronavirus (COVID-19) in China in December 2019, and it reaching many other countries as well at the beginning of 2020, there was a decrease in economic activity in many areas around the world, including Belgium. The spread of the virus has led, inter alia, to a disruption in the supply chain, a decrease in global transportation, restrictions on travel and work that were announced by Belgium and other countries around the world and a decrease in the value of financial assets and commodities on the markets in Belgium and the world. As a result of the travel and work restrictions, the Company operated on a limited scale initially in March 2020, however re-assumed fully operational capacity by May 2020 following appropriate safety and sanitary procedures.

Despite the worldwide negative impact on the Belgian and the world’s economy, the spreading of the coronavirus and the decrease of economic activity as described above, had no major impact on the Company’s operations and results. The Company is still involved in the research and development phase.

Since this event is not under the control of the Company, and matters such as the virus continuing to spread or stopping may affect the Company's assessments, the Company is continuing to regularly follow the changes on the markets in Belgium and the world and is examining the mid and long- term effects on its business results.

5.1.3.	Definitions

In these financial statements –

a)	The Company – Peace of Meat BV, with its registered office at Olieweg 95, 2020 Antwerp, Belgium.

b)	Related party – Within its meaning in IAS 24 (2009), “Related Party Disclosures”.

c)	Condensed Interim Financial Statements– Condensed Interim Financial Statements for the 6 months ended August 31, 2020.

d)	Financial Statements – Financial Statements for the period from inception (September 1, 2019) ended February 29, 2020.

5.2.	Basis of Preparation

5.2.1.	Statement of Compliance

These condensed interim financial statements have been prepared in accordance with IAS 34 Condensed Interim Financial Reporting and do not include all the information required for full annual financial statements. They should be read in conjunction with the financial statements as at and for the period ended February 29, 2020.

These condensed interim financial statements were authorized for issue by the Company’s Board of Directors on December 31, 2020.

The condensed interim financial statements have been prepared under the assumption that the Company is operating on a going concern basis.

5.2.2.	Functional and Presentation Currency

These condensed interim financial statements are presented in Euro, which is the Company’s functional currency, and have been rounded to the nearest Euro, except when otherwise indicated. The Euro is the currency that represents the principal economic environment in which the Company operates.

5.2.3.	Basis of Measurement

The financial statements have been prepared on a historical cost basis, except for the convertible debentures that have been measured at fair value.

5.2.4.	Use of Estimates

The preparation of financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Except as described below, the significant judgments made by management in applying the Company’s accounting policies and the principal assumptions used in the estimation of uncertainty were the same as those that applied to the Financial Statements.

Estimate	Principal assumptions	Possible effects	Reference
Measurement of financial liabilities related to convertible debentures	The probability of scenarios of conversion, early repayment and the maturity date of the convertible loan agreements	Measurement of a conversion feature related to concertible debentures under different scenarios	For information on the scenarios, see Note 5.17 of the condensed interim financial statements.

Determination of fair value

Preparation of the financial statements requires the Company to determine the fair value of certain assets and liabilities. Further information about the assumptions that were used to determine fair value is included in Note 5.17 of the condensed interim financial statements.

When determining the fair value of an asset or liability, the Company uses observable market data as much as possible. There are three levels of fair value measurements in the fair value hierarchy that are based on the data used in the measurement, as follows:

•           Level 1: quoted prices (unadjusted) in active markets for identical assets or liabilities.

•           Level 2: inputs other than quoted prices included within Level 1 that are observable, either directly or indirectly

•          Level 3: inputs that are not based on observable market data (unobservable inputs).

5.3.	Summary of Significant Accounting Policies

Except as described below the accounting policies applied by the Company in these condensed interim financial statements are the same as those applied by the Company in its Financial Statements.

Presented hereunder is a description of the changes in accounting policies applied in these condensed interim financial statements and their effect:

5.3.1.	Tangible Assets

Tangible assets are stated at cost, net of accumulated depreciation and/or accumulated impairment losses, if any.

Depreciation is a systematic allocation of the depreciable amount of an asset over its useful life. The depreciable amount is the cost of the asset, less its residual value.

Depreciation is recognized in profit and loss on a straight-line basis over the estimated useful lives of the assets as follows:

Operating equipment: 5 years

The assets’ residual values, useful lives and methods of depreciation are reviewed at each financial year-end and adjusted prospectively, if appropriate.

5.3.2.	Intangible Assets

Intangible assets are comprised only of software and are measured on initial recognition at cost. They are measured at cost less accumulated amortization and accumulated impairment losses.

Amortization is a systematic allocation of the amortizable amount of an intangible asset over its useful life. The amortizable amount is the cost of the asset less its residual value.

Amortization is recognized in profit or loss on a straight-line basis, over the estimated useful lives of the intangible assets from the date they are available for use, since these methods most closely reflect the expected pattern of consumption of the future economic benefits embodied in each asset.

The estimated useful lives for the current and comparative periods are as follows:

Software:  3 years          .

Amortization methods, useful lives and residual values are reviewed at the end of each reporting year and adjusted if appropriate.

5.3.3.	Right-of-Use Assets and Liabilities

Determining whether an arrangement contains a lease

On the inception date of the lease, the Company determines whether the arrangement is a lease or contains a lease, while examining if it conveys the right to control the use of an identified asset for a period of time in exchange for consideration. In its assessment of whether an arrangement conveys the right to control the use of an identified asset, the Company assesses whether it has the following two rights throughout the lease term:

(a)	The right to obtain substantially all the economic benefits from use of the identified asset; and

(b)          The right to direct the identified asset’s use.

Leased assets and lease liabilities

Contracts that award the Company control over the use of a leased asset for a period of time in exchange for consideration are accounted for as leases. Upon initial recognition, the Company recognizes a liability at the present value of the balance of future lease payments, and concurrently recognizes a right-of-use asset at the same amount of the lease liability, adjusted for any prepaid or accrued lease payments, plus initial direct costs incurred in respect of the lease.

Since the interest rate implicit in the Company's leases is not readily determinable, the incremental borrowing rate of the lessee is used. Subsequent to initial recognition, the right-of-use asset is accounted for using the cost model, and depreciated over the shorter of the lease term or useful life of the asset.

The Company has elected to apply the practical expedient by which short-term leases of up to one year and/or leases in which the underlying asset has a low value, are accounted for such that lease payments are recognized in profit or loss on a straight-line basis, over the lease term, without recognizing an asset and/or liability in the statement of financial position.This is the case for the short term lab space fees.

The lease term

The lease term is the non-cancellable period of the lease plus periods covered by an extension or termination option if it is reasonably certain that the lessee will or will not exercise the option, respectively.

Depreciation of right-of-use asset

After lease commencement, a right-of-use asset is measured on a cost basis less accumulated depreciation and accumulated impairment losses and is adjusted for re-measurements of the lease liability. Depreciation is calculated on a straight-line basis over the useful life or contractual lease period, whichever earlier, as follows:

Motor vehicles          5 years.

5.4.	Research and Development Expenses

	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
	Euro	Euro
Management fees and expenses	89,236	56,182
Lab materials, auxiliary materials and consumables	68,244	-
Salaries, wages and related expenses	60,755	-
Share-based payment	426,293	99,623
Professional fees	13,333
Lab space fees	8,612	-
Depreciation and amortization	5,738
Other	11,834	10,150
Total research and development expenses	684,045	165,955
Less income from the Flemish government (Belgium) in research and development expenses	136,425	28,372
Total research and development expenses	547,620	137,583

See Note 5.18 of the condensed interim financial statements regarding management fees, expenses and professional fees, and share-based payments paid to related parties.

5.5.	Selling, General and Administrative Expenses

	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
	Euro	Euro
Management fees and expenses	80,501	85,644
Travel costs	25,482	32,164
Professional fees	52,889	16,958
Corporate branding fees	-	12,549
Fairs, conferences and other marketing expenses	1,125	3,105
Salaries, wages and related expenses	-	3,211
License	5,000	2,671
Office space fees	1,695	2,539
Other general and administrative expenses	7,385	4,405
Total selling, general and administrative expenses	174,077	163,246

See Note 5.18 of the condensed interim financial statements regarding management fees, expenses and professional fees paid to related parties.

5.6.	Financing Income

Financing income can be broken down as follows:

	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
	Euro	Euro

Net foreign exchange gain	376	-
Total financing income	376	-

5.7.	Financing Expense

Financing expenses can be broken down as follows:

	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
	Euro	Euro
Financial liabilities at fair value through profit or loss
Net change in fair value of convertible debentures measured at fair value through profit or loss	138,077	215,141
Other
Other financing expenses	363	300

Total financing expense	138,440	215,441

5.8.	Other Receivables

Other receivables include the following. There are no restrictions on cash.

	As at August 31, 2020	As at February 29, 2020
	Euro	Euro
Other receivables
Advance payments	37,005	-
Grants receivable	-	28,372
VAT recoverable	26,756	1,720
Total other receivables	63,761	30,092

5.9.	Intangible and Tangible Fixed Assets

Acquisitions and disposals

During the six month period ended August 31, 2020 the Company acquired fixed assets on credit in the amount of 84,464 Euro. The cost of acquisition has not yet been paid at the reporting date.

The investments in the six month period ended August 31, 2020 relate to operating equipment.

 Tangible fixed assets

	Operating equipment	Total
	Euro	Euro
Cost
As at February 29, 2020
Additions during the six months	148,673	148,673
As at August 31, 2020	148,673	148,673
Accumulated Depreciation
As at February 29, 2020
Depreciation during the six months	(4,751)	(4,751)
As at August 31, 2020	(4,751)	(4,751)
Amortized balance
As at February 29, 2020	-	-
As at August 31, 2020	143,922	143,922

Intangible assets

	Software	Total
	Euro	Euro
Cost
As at February 29, 2020	-	-
Additions during the six months	4,350	4,350
As at August 31, 2020	4,350	4,350
Accumulated amortization		-
As at February 29, 2020
Amortization during the six months	(233)	(233)
As at August 31, 2020	(233)	(233)
Amortized balance
As at February 29, 2020	-	-
As at August 31, 2020	4,117	4,117

5.10.	Cash and Cash Equivalents

Cash and cash equivalents include the following. There are no restrictions on cash.

	As at August 31, 2020	As at February 29, 2020
	Euro	Euro
Cash and cash equivalents
Bank balance	312,309	448,661
Total cash and cash equivalents	312,309	448,661

5.11.	Capital and Reserves

There have been no changes to the share capital since February 29, 2020.

We refer to Notes 5.15 and 5.20 of these condensed interim financial statements.

5.12.	Employment Benefits

Employee benefits include short-term benefits. The composition of employee benefits is as follows:

	As at August 31, 2020	As at February 29, 2020
	Euro	Euro
Presented under current liabilities – other payables
Short-term employee benefits	25,176	2,830
Total short-term employee benefits	25,176	2,830

The short-term employee benefits include liabilities for salary, holiday pay, year-end premium as well as the salary related taxes and social contributions.

5.13.	Government Grants

	As at August 31, 2020	As at February 29, 2020
	Euro	Euro
Government grants
As part of other receivables		28,372
As part of grants received in advance	(69,203)
Total other receivables / grants received in advance	(69,203)	28,372

The change in the amounts of government grants from February 29, 2020 to August 31, 220 can be presented as follows:

Euro
Government grants as part of “other receivable” as at February 29, 2020	28,372
Additional government grants the Company is entitled to in the six months ended August 31, 2020	136,425
Government grants received in the six months ended August 31, 2020	(234,000)
Total grants received in advance as at August 31, 2020	(69,203)

5.14.	Convertible Debentures

This note provides information regarding the contractual terms of the Company’s interest bearing convertible debentures measured at fair value.

Further information on the Company's exposure to credit, liquidity, and market risks is included in Note 5.17 of the condensed interim financial statements.

Identitity of Borrower	Type	Loan date	Original loan amount	Interest Mechanism	Payment date of Principal	Other Material Terms	Face Value	Fair Value
The Company	Convertible Debentures “2019” (1)	Between August 27, 2019 and January 6, 2020	649,955	4% annually based on original loan amount (calculated on a 365 days basis)	Maturity date as at December 31, 2020 with a possibility to extend to a later date if lenders whose pro rata portion of the sum of all convertible debentures “2019” aggregates to more than 50% of the committed amount of the sum of all convertible debentures “2019” (“Majority Lenders”), agree Early Repayment possible if Majority Lenders agree
Conversion mechanisms and conditions:
•     Mandatory conversion in case of a Qualified Financing (1 million Euro) based on price per share at that date minus discount as follows:

 (i) in the event of Conversion prior to April 1, 2020: 25%;

(ii) in the event of Conversion on or after April 1, 2020: 25% increased with a percentage equal to 1% multiplied by the number of months that have passed since April 1, 2020 but with a cap of 34%;

•    Mandatory conversion at maturity date based on price per share based on two different situations:

(i) 4 million Euro pre money if a grant of 3 million Euro has been awarded

(ii) 2 million Euro pre money if a grant of 3 million has not been awarded.

•     Events of Default whereby the lenders shall have the right to declare the loan immediately due and payable are:

(a) Failure to pay: the Company fails to pay when due and the failure is not remedied within seven business days after the Majority Lenders have given notice of this failure;

(b) Material breach of Obligations: the Company materially fails to observe or perform any of its obligations and failure is not remedied within seven business days after the Majority Lenders have given notice of this failure;

(c) Insolvency: in case of forced liquidation, receivership or winding up, the making of an assignment for the benefit of creditors or any voluntary winding up or any similar event.
							649,955	925,813

Identitity of Borrower	Type	Loan date	Original loan amount	Interest Mechanism	Payment date of Principal	Other Material Terms	Face Value	Fair Value
The Company	Convertible Debenture "2020" (1)	May 21, 2020	178,301	4% annually based on original loan amount (calculated on a 365 days basis)	Maturity date as at December 31, 2025 with a possibility for the lender to unilaterally extend but provided that in no event December 31, 2030 is exceeded. No early repayment possible
Conversion mechanisms and conditions:

•     Mandatory conversion in case of a Qualified Financing (1 mllion Euro) based on price per share at that date minus discount as follows:

(i) in the event of Conversion prior to April 1, 2020: 25%;

(ii) in the event of Conversion on or after April 1, 2020: 25% increased with a percentage equal to 1% multiplied by the number of months that have passed since April 1, 2020 but with a cap of 34%;

•     Mandatory conversion at maturity date based on a price per share calculated on a fully diluted pre-money valuation of the Borrower which shall be the higher of:

(i) the fully diluted pre-money valuation of the Company determined in accordance with the International Private Equity and Venture Capital Valuation Guidelines by an independent auditor with relevant industry expertise appointed by the Company, minus the Discount, and

(ii) four million Euro.

•    Event of Default whereby the lender shall have the right to declare the loan immediately due and payable is: insolvency. In case of forced liquidation, receivership or winding up, the making of an assignment for the benefit of creditors or any voluntary winding up.
							178,301	255,661
Total material loans in the Company							828,256	1,181,474

No transactions costs have been incurred: therefore, the proceeds from the convertible debentures equal the net proceeds.

(1)          Presented hereunder are additional details on convertible debentures

Euro
Balance as at February 29, 2020	865,096
Proceeds from issue of convertible debentures "2020"	178,301
Change in fair value of convertible debentures	138,077
Balance as at August 31, 2020	1,181,474

For further information on the conversion of convertible debentures into shares subsequent to the reporting date, see Note 5.20 of the condensed interim financial statements.

5.15.	Share-Based Payment Arrangements

There were no additional grants made during the six months ended August 31, 2020. The expense for the six months ended August 31, 2020 related to the share-based payments is as follows:

	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
	Euro	Euro
Share-based payments	426,293	99,623
Total	426,293	99,623

The cumulative expense amounts to 525,916 EUR as at August 31, 2020.

See also Note 5.18 of the condensed interim financial statementsregarding options that were granted to related parties.

5.16.	Trade Payables

Trade payables include the following:

	As at August 31, 2020	As at February 29, 2020
	Euro	Euro
Trade payables
Open debts	97,873	4,444
Accrued charges	6,419
Total trade payables	104 ,292	4,444

There are no supplier financing arrangements.

5.17.	Financial Instruments

The carrying amounts of financial assets and liabilities, including cash and cash equivalents, other receivables, trade payables and other payables are the same or proximate to their fair value.

The fair values of the other financial liabilities, together with the carrying amounts shown in the statement of financial position, are as follows.

1.	Financial instruments measured at fair value for disclosure purposes only.

August 31, 2020
		Fair value
	Carrying amount	Level 1	Level 2	Level 3	Valuation techniques for determining fair value	Inputs used to datermine fair value
	EUR
Non-current liabilities
Convertible debentures	828,256			1,181,474
Fair value is estimated by discounting the future value of the debenture based on the probability of conversion under different scenarios at a discount rate which is based on the median of the comparative interest rates on unsecured notes with venture capital backed companies from the pharmaceutical, technology and biotech industry. (1)

						Discount rate of 9.38% or 9.25% depending on the different scenarios
	828,256			1,181,474

February 29, 2020
		Fair value
	Carrying amount	Level 1	Level 2	Level 3	Valuation techniques for determining fair value	Inputs used to datermine fair value
	EUR
Non-current liabilities
Convertible debentures	649 955			865,096
Fair value is estimated by discounting the amounts obtained above based on the probability of conversion under different scenarios at a discount rate which is based on the median of the comparative interest rates on unsecured notes with Venture Capital backed companies from the pharmaceutical, technology and biotech industry. (2)

						Discount rate of 9.38%
	649 955			865,096

(1)	The scenarios related to the Convertible Debentures “2019” as mentioned in the table above compare as follows:

Scenario	Management’s estimate of probability as at August 31, 2020	Management’s estimate of probability as at February 29, 2020
A conversion based on a Qualified Financing expected to take place on June 30, 2020 with a discount of 28%	0%	40%
A conversion based on a Qualified Financing expected to take place on December 30, 2020 with a discount of 34%	90%	40%
Conversion at Maturity Date	10%	20%
TOTAL	100%	100%

(2)	The scenarios related to the Convertible Debenture “2020” are as follows:

Scenario	Management’s estimate of probability as at August 31, 2020
A conversion based on a Qualified Financing expected to take place on December 30, 2020 with a discount of 34%	90%
A conversion based on a Qualified Financing expected to take place on December 30, 2021 with a discount of 34%	2%
A conversion based on a Qualified Financing expected to take place on December 30, 2022 with a discount of 34%	2%
A conversion based on a Qualified Financing expected to take place on December 30, 2023 with a discount of 34%	2%
A conversion based on a Qualified Financing expected to take place on December 30, 2024 with a discount of 34%	2%
A conversion based on a Qualified Financing expected to take place on December 30, 2025 with a discount of 34%	1%
Coversion at Maturity Date	1%
TOTAL	100%

2.	Fair value hierarchy of financial instruments measured at fair value

The table below presents an analysis of financial instruments measured at fair value on the temporal basis using valuation methodology in accordance with the fair value hierarchy levels (for a definition of the various hierarchy levels, see Note 5.2 of the condensed interim financial statements).

The fair value hierarchy for the financial instruments measured at fair value is level 3 as determined by Management. The applied interest rates for determining the fair value of the financial liabilities have been based on the median of the comparative observable interest rates on unsecured notes with Venture Capital backed companies from the pharmaceutical, technology and biotech industry.

August 31, 2020
	Level 1 Euro	Level 2 Euro	Level 3 Euro
Financial liabilties measured at fair value through profit or loss
Convertible debentures			1,181,474
			1,181,474

February 29, 2020
	Level 1 Euro	Level 2 Euro	Level 3 Euro
Financial liabilties measured at fair value through profit or loss
Convertible debentures			865,096
			865,096

5.18.	Related Party Transactions

	For the six months ended August 31, 2020	For the period from September 1, 2019 ended February 29, 2020
	Euro	Euro
Management fees, expenses and professional fees – research and development expenses	89,236	56,182
Management fees, expenses and professional fees – selling, general and administrative expenses	80,501	85,644
Share-based payments – research and development expenses	426,293	99,623
Total	596,030	241,449

Liabilities with related parties can be presented as follows:

	As at August 31, 2020	As at February 29, 2020
	Euro	Euro
Presented under other payables
Current account with related parties	22	480
Total	22	480

5.19.	Leases

On May 22, 2020, the Company entered into a new lease agreement for a vehicle for 5 years. The Company makes fixed payments during the contract period. The Company initially recognized a long-term lease liability and a right-of-use asset in the amount of 15,087 Euro. The incremental interest rate used for estimating the liability is 1,45%.

Right-of-Use Asset

As at August 31, 2020
Euro
Balance as at March 31, 2020	-
Additions during the year	15,087
Amortization during the year	(754)
Balance as at August 31, 2020	14,333

Maturity analysis of the Company’s lease liability

As at August 31, 2020
Euro
Up to one year	2,683
Between 1 years and 5 years	11,957
Total	14,640

Amounts recognized in the statement of income

As at August 31, 2020
Euro
Amortization of Right-of-use asset	754
Interest expense on lease liability	1

5.20.	Subsequent Events

On October 27, 2020, in an extraordinary shareholders’ meeting before a notary public, the convertible debentures have been converted into share capital against a price per share of 7.50 Euro against the issuance of 112,296 new ordinary shares. The amount converted consisted of the face value of the convertible debentures as well as the accrued intrests as calculated up to and including September 30, 2020.

Further to the capital increases of October 27, 2020, the option vested (see Note 5.15 of the condensed interim financial statements) and the beneficiary of the option has exercised the option.

1,655,630 American Depositary Shares

MeaTech 3D Ltd.

Representing 16,556,300 Ordinary Shares

PRELIMINARY PROSPECTUS

                                 , 2021

Sole Book-Running Manager

H.C. Wainwright & Co.

Until and including,              2021 (25 days after the date of this prospectus), all dealers that buy, sell, or trade the ADSs, whether or not participating in this offering, may be required to deliver a prospectus. This delivery requirement is in addition to the dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

PART II

Information Not Required in Prospectus

Item 6. Indemnification, Insurance and Exculpation of Office Holders (including Directors).

Under the Companies Law, the Securities Law, 5728-1968 (the “Securities Law”) and the Economic Competition Law, 5748-1988 (the “Antitrust Law”), a company may indemnify an office holder in respect of the following liabilities, payments and expenses incurred for acts performed by him or her as an office holder, either in advance of an event or following an event, provided its articles of association include a provision authorizing such indemnification:

•
a monetary liability incurred by or imposed on the office holder in favor of another person pursuant to a court judgment, including pursuant to a settlement confirmed as judgment or arbitrator’s decision approved by a competent court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the abovementioned foreseen events and amount or criteria;

•
reasonable litigation expenses, including reasonable attorneys’ fees, which were incurred by the office holder as a result of an investigation or proceeding filed against the office holder by an authority authorized to conduct such investigation or proceeding, provided that such investigation or proceeding was either (i) concluded without the filing of an indictment against such office holder and without the imposition on him of any monetary obligation in lieu of a criminal proceeding; (ii) concluded without the filing of an indictment against the office holder but with the imposition of a monetary obligation on the office holder in lieu of criminal proceedings for an offense that does not require proof of criminal intent; or (iii) in connection with a monetary sanction;

•
a monetary liability imposed on the office holder in favor of all the injured parties by the breach in an Administrative Proceeding (as defined below) as set forth in Section 52(54)(a)(1)(a) to the Securities Law;

•	expenses expended by the office holder with respect to an Administrative Proceeding under the Securities Law, including reasonable litigation expenses and reasonable attorneys’ fees;

•
reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on the office holder by a court (i) in a proceeding instituted against him or her by the company, on its behalf, or by a third party, or (ii) in connection with criminal indictment of which the office holder was acquitted, or (iii) in a criminal indictment which the office holder was convicted of an offense that does not require proof of criminal intent;

•	financial liability imposed on the office holder on behalf of all the victims of the breach in an Administrative Proceeding;

•
expenses incurred by an office holder in connection with a proceeding conducted with respect to the office holder under the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses; and

•
any other obligation or expense in respect of which it is permitted or will be permitted under applicable law to indemnify an office holder, including, without limitation, matters referenced in Section 56H(b)(1) of the Securities Law.

An “Administrative Proceeding” is defined as a proceeding pursuant to chapters H3 (Monetary Sanction by the Israel Securities Authority), H4 (Administrative Enforcement Proceedings of the Administrative Enforcement Committee) or I1 (Arrangement to Conditionally Prevent Proceedings or Suspend Proceedings) of the Securities Law.

•
Under the Companies Law, the Securities Law and the Antitrust Law, a company may insure an office holder against the following liabilities incurred for acts performed by him or her as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, provided that the office holder acted in good faith and had a reasonable basis to believe that the act would not harm the company;

•	a breach of duty of care to the company or to a third party, to the extent such a breach arises out of the negligent conduct of the office holder;

•	a monetary liability imposed on the office holder in favor of a third party;

•
a monetary liability imposed on the office holder in favor of an injured party in certain Administrative Proceedings under the Securities Law, including reasonable attorneys’ fees and other litigation expenses;

•	expenses incurred by an office holder in connection with an Administrative Proceeding, including reasonable attorneys’ fees and other litigation expenses; and

•	monetary liability imposed on the office holder in proceedings under or in connection with the Antitrust Law, including reasonable attorneys’ fees and other litigation expenses.

Under the Companies Law, a company may not indemnify, exculpate or insure an office holder against any of the following:

•
a breach of the duty of loyalty, except for indemnification and insurance for a breach of the duty of loyalty to the company to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification and insurance of office holders in a public company must be approved by the compensation committee and the board of directors and, with respect to directors or controlling shareholders, their relatives and third parties in which such controlling shareholders have a personal interest, also by the shareholders.

Our articles of association permit us to insure our office holders to the fullest extent permitted or to be permitted by law. Our office holders are currently covered by a directors’ and officers’ liability insurance policy. As of the date of this prospectus, no claims for directors’ and officers’ liability insurance have been filed under this policy and we are not aware of any pending or threatened litigation or proceeding involving any of our office holders, including our directors, in which indemnification is sought.

We have entered into agreements with each of our current office holders undertaking to indemnify them to the fullest extent permitted by law, subject to limited exceptions, including, with respect to liabilities resulting from this offering, to the extent that these liabilities are not covered by insurance. This indemnification is limited as follows: the maximum aggregate amount of indemnification that we may pay to all office holders entitled to indemnification, whether in advance or after the event, with respect to all our indemnification undertakings to officer holders, if and to the extent that it grants them, based on the grounds specified above, shall not exceed the maximum indemnification amount of 25% of our shareholders’ equity according to its last consolidated financial statements at the time of indemnification. Such indemnification amounts are in addition to any insurance amounts. However, in the opinion of the SEC, indemnification of office holders for liabilities arising under the Securities Act is against public policy and therefore unenforceable.

There is no pending litigation or proceeding against any of our office holders as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any office holder.

We have also entered into agreements with each of our current office holders undertaking to exculpate them in accordance with the Companies Law, whereby an Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, if a provision authorizing such exculpation is included in its articles of association. Our articles of association include such a provision. A company may not exculpate an office holder from liability for a breach of a fiduciary duty, and may not exculpate a director in advance from liability arising out of a prohibited dividend or distribution to shareholders. We also do not exculpate our directors in advance from liability for damages caused to the company as a result of a breach of duty of care in connection with a transaction in which a controlling shareholder or any office holder has a personal interest.

Item 7. Recent Sales of Unregistered Securities.

Since inception of our predecessor entity, MeaTech Ltd. (now known as MeaTech MT Ltd.), we have issued securities which were not registered under the Securities Act as set forth below.

The following is a summary of transactions during the preceding three years involving sales of our securities that were not registered under the Securities Act:

•
In September and October 2019, we issued 19,681 ordinary shares to certain investors at a price of $95.94 per share and 9,839 warrants exercisable into ordinary shares at an exercise price of $353 per warrant, for aggregate gross proceeds of $1.89 million.

•
In May 2020, we issued to certain investors 1,391,794 ordinary shares and warrants to purchase 8,040,382 ordinary shares at an exercise price of NIS 3.36 per warrant, for aggregate gross proceeds of $1 million.

•	In May 2020, we issued to certain investors 4,398,570 ordinary shares and 4,398,570 options to purchase ordinary shares at an exercise price of NIS 3.03, for aggregate gross proceeds of $2.4 million.

•
In August 2020, we issued to certain investors 5,292,160 ordinary shares and warrants exercisable into 7,409,021 ordinary shares at an exercise price of NIS 3.95 per share, for aggregate gross proceeds of $5.8 million, as well as rights exercisable into 1,374,998 ordinary shares at an exercise price of NIS 3.00 per share, and rights for warrants exercisable into 1,925,000 ordinary shares at an exercise price of NIS 3.95 per share.

•
In December 2020, we issued to certain investors 6,791,600 ordinary shares, warrants exercisable into 3,395,800 ordinary shares at an exercise price of NIS 5.00 per share and warrants exercisable into 3,395,800 ordinary shares at an exercise price of NIS 6.00 per share, for aggregate gross proceeds of $7.3 million.

•
In February 2021, we issued 4,070,766 ordinary shares and rights to purchase 4,070,766 additional ordinary shares, vesting with no exercise price upon the achievement of certain milestones, to certain shareholders of Peace of Meat, in the course of purchasing the entire outstanding equity of Peace of Meat in return for a combination of cash and our securities.

We believe that the offers, sales and issuances of the securities described in the preceding paragraphs were exempt from registration either (a) under Section 4(a)(2) of the Securities Act and the rules and regulations promulgated thereunder (including Regulation D and Rule 506), in that the transactions were between an issuer and sophisticated investors or members of its senior executive management and did not involve any public offering within the meaning of Section 4(a)(2) or (b) under Regulation S promulgated under the Securities Act in that offers, sales and issuances were not made to persons in the United States and no directed selling efforts were made in the United States.

Item 8. Exhibits and Financial Statement Schedules.

Exhibit No.          Description

1.1	Form of Underwriting Agreement

2.1*#	Merger Agreement by and among Ophectra Real Estate and Investments Ltd., MeaTech Ltd. and the shareholders of MeaTech Ltd., dated October 2019.

3.1#	Articles of Association of the Registrant

4.1	Form of Deposit Agreement between the registrant, the Bank of New York Mellon as Depositary, and owners and holders from time to time of ADSs issued thereunder

4.2	Specimen American Depositary Receipt (included in Exhibit 4.1)

5.1	Opinion of Kaufman, Rabinovich, Kaiser, Raz & Co., Israeli counsel to the Registrant (including consent)

10.1*#	Form of Indemnification Agreement

10.2*#	Form of Exculpation Agreement

10.3*#	Rental Agreement by and among MeaTech MT Ltd. (formerly known as MeaTech Ltd.), Africa Israel Properties Ltd., Ef-Shar Ltd. and Weizmann Institute of Science dated November 7, 2019

10.4*#	Option and Restricted Stock Unit Allocation Plan

10.5*#	Compensation Policy for Directors and Officers as approved on May 7, 2020

10.6*	Chairman Agreement, by and between the Registrant and Steven H. Lavin, dated March 4, 2020

10.7*	First Amended and Restated Investment Agreement, by and among Steven H. Lavin, Yossi Arad, the registrant and others, dated May 14, 2020.

10.8*	Services Agreement, by and between the Registrant and Silver Road Capital Ltd., dated March 4, 2020.

10.9*#	Separation Agreement by and between the Registrant, Ophectra Cannabis Ltd. and Therapin Ltd., dated May 26, 2020.

10.10*	Employment Agreement by and between MeaTech MT Ltd. (formerly known as MeaTech Ltd.) and Sharon Fima, dated September 1, 2019

10.11*	Share Purchase Agreement by and between the Registrant, MeaTech Europe BV, Peace of Meat BV and the shareholders of Peace of Meat BV, dated December 3, 2020

16.1	Letter from UHY Shtainmetz Aminoach & Co., CPA.

21.1*	List of subsidiaries of the Registrant

23.1	Consent of Somekh Chaikin, Member Firm of KPMG International, independent registered public accounting firm with respect to financial statements of the Registrant

23.2	Consent of Somekh Chaikin, Member Firm of KPMG International, independent registered public accounting firm with respect to financial statements of Peace of Meat BV

23.3	Consent of Kaufman, Rabinovich & Co., Israeli counsel to the Registrant (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page hereto)

*          Previously filed.

#          English translation of original Hebrew document.

Item 9. Undertakings.

a.      The undersigned registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

iii.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by

Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

5.
That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

6.
That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

b.
The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

c.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

d.	The undersigned registrant hereby undertakes that:

1.
For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

2.
For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ness Ziona, Israel on March 5, 2021.

MEATECH 3D LTD. By: /s/ Sharon Fima Name: Sharon Fima Title: Chief Executive Officer

Power of Attorney

Each of the undersigned officers and directors of MeaTech 3D Ltd. hereby constitutes and appoints Sharon Fima, with full power to act alone, the individual’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this registration statement of MeaTech 3D Ltd. on Form F-1, and any other registration statement relating to the same offering (including any registration statement, or amendment thereto, that is to become effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and any and all amendments thereto (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Sharon Fima
Sharon Fima	Chief Executive Officer, Chief Technology Officer and Director (Principal Executive Officer)	March 5, 2021
/s/ Guy Hefer
Guy Hefer	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	March 5, 2021
/s/ Steven H. Lavin
Steven H. Lavin	Chairman of the Board of Directors	March 5, 2021

/s/ Eli Arad
Eli Arad	Director	March 5, 2021

/s/ Daniel Ayalon
Daniel Ayalon	Director	March 5, 2021

/s/ Shirly Cohen
Shirly Cohen	Director	March 5, 2021

/s/ David Gerbi
David Gerbi	Director	March 5, 2021

Signature of authorized representative in the United States

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in the city of Newark, the State of Delaware, on March 5, 2021.

By: Puglisi & Associates By: /s/ Donald J. Puglisi Name: Donald J. Puglisi Title: Managing Director